Exhibit 10.5

EXECUTION COPY

$1,300,000,000

TERM LOAN CREDIT AGREEMENT

among

ADVANCEPIERRE FOODS HOLDINGS, INC.,

PIERRE HOLDCO, INC.,

ADVANCEPIERRE FOODS, INC.,

VARIOUS LENDERS

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as ADMINISTRATIVE AGENT and SECURITY AGENT

Dated as of June 2, 2016

MORGAN STANLEY SENIOR FUNDING, INC.	DEUTSCHE BANK SECURITIES INC.

BARCLAYS BANK PLC	CREDIT SUISSE SECURITIES (USA) LLC	MACQUARIE CAPITAL (USA) INC.	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as JOINT LEAD ARRANGERS and JOINT BOOK-RUNNING MANAGERS

DEUTSCHE BANK SECURITIES INC., as DOCUMENTATION AGENT	DEUTSCHE BANK SECURITIES INC., as SYNDICATION AGENT

5.11	Intercreditor Agreement	68
5.12	Security Agreements	68
5.13	ABL Credit Agreement	69
5.14	Financial Statements	69
5.15	Solvency Certificate; Insurance Certificates	69

SECTION 6.	Additional Conditions Precedent to the Incurrence of Loan	70
6.01	No Default; Representations and Warranties	70
6.02	Notice of Borrowing	70

SECTION 7.	Representations, Warranties and Agreements	70
7.01	Company Status	70
7.02	Power and Authority	70
7.03	No Violation	71
7.04	Approvals	71
7.05	Financial Statements; Financial Condition; Projections	71
7.06	Litigation	72
7.07	True and Complete Disclosure	72
7.08	Use of Proceeds; Margin Regulations	72
7.09	Tax Returns and Payments	72
7.10	Compliance with ERISA	73
7.11	Security Documents	73
7.12	Properties	73
7.13	OFAC	73
7.14	Patriot Act/FCPA	74
7.15	Compliance with Statutes, etc.	74
7.16	Investment Company Act	74
7.17	Environmental Matters	74
7.18	Employment and Labor Relations	75
7.19	Intellectual Property, etc.	75

SECTION 8.	Affirmative Covenants	75
8.01	Information Covenants	75
8.02	Books, Records and Inspections; Conference Calls	78
8.03	Maintenance of Property; Insurance	79
8.04	Existence; Franchises	79
8.05	Compliance with Statutes, etc.	79
8.06	Compliance with Environmental Laws	80
8.07	ERISA	80
8.08	End of Fiscal Years	81
8.09	Ratings	81
8.10	Payment of Taxes	81
8.11	Use of Proceeds	81
8.12	Additional Security; Further Assurances; etc.	81
8.13	Change of Name	83

SECTION 9.	Negative Covenants	83
9.01	Liens	83
9.02	Consolidation, Merger, Sale of Assets, etc.	86
9.03	Dividends	89
9.04	Indebtedness	91

9.05	Advances, Investments and Loans	96
9.06	Transactions with Affiliates	99
9.07	[Reserved]	100
9.08	[Reserved]	100
9.09	[Reserved]	100
9.10	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Prepayments of Junior Indebtedness	100
9.11	Negative Pledge	101
9.12	Business; etc.	102

SECTION 10.	Events of Default and Remedies	102
10.01	Upon the occurrence of any of the following specified events (each, an “Event of Default”):	102
10.02	Application of Funds	105

SECTION 11.	The Administrative Agent	105
11.01	Appointment	105
11.02	Nature of Duties	106
11.03	Lack of Reliance on the Administrative Agent; Etc.	106
11.04	Certain Rights of the Agents	107
11.05	Reliance	107
11.06	Indemnification	107
11.07	The Administrative Agent in its Individual Capacity	107
11.08	Holders	108
11.09	Resignation by the Administrative Agent	108
11.10	Collateral Matters	109
11.11	Delivery of Information	110
11.12	Withholding	110

SECTION 12.	Miscellaneous	110
12.01	Payment of Expenses; Indemnification, etc.	110
12.02	Right of Set-off	112
12.03	Notices	113
12.04	Benefit of Agreement; Assignments; Participations	114
12.05	No Waiver; Remedies Cumulative	118
12.06	Payments Pro Rata	118
12.07	Computations	119
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	119
12.09	Counterparts	120
12.10	[Reserved]	120
12.11	Headings Descriptive	120
12.12	Amendment or Waiver; etc.	120
12.13	Survival	123
12.14	Domicile of Loans	123
12.15	Register	123
12.16	Confidentiality	124
12.17	Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	125
12.18	Patriot Act	125

12.19	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	125
12.20	Interest Rate Limitation	126
12.21	Post-Closing Actions	126
12.22	Revival and Reinstatement of Obligations	126
12.23	Lender Action	127
12.24	Hedging Creditors	127
12.25	Contractual Recognition of Bail-in	127

SCHEDULE 1.01	Commitments

SCHEDULE 7.12	Real Property
SCHEDULE 8.12	Mortgaged Properties
SCHEDULE 9.01	Existing Liens
SCHEDULE 9.04	Existing Indebtedness
SCHEDULE 12.03	Notice Addresses
SCHEDULE 12.21	Post-Closing Actions

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Note
EXHIBIT C-1	Form of U.S. Tax Compliance Certificate
EXHIBIT C-2	Form of U.S. Tax Compliance Certificate
EXHIBIT C-3	Form of U.S. Tax Compliance Certificate
EXHIBIT C-4	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Officer’s Certificate
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Security Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Intercompany Note
EXHIBIT K-1	Form of Intercreditor Agreement
EXHIBIT K-2	Form of Pari Passu Intercreditor Agreement
EXHIBIT K-3	Form of Restated Intercreditor Agreement
EXHIBIT L	Auction Procedures

TERM LOAN CREDIT AGREEMENT, dated as of June 2, 2016, among AdvancePierre Foods Holdings, Inc., a Delaware corporation (“Parent”), Pierre Holdco, Inc., a Delaware corporation (“Holdings”), AdvancePierre Foods, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and Morgan Stanley Senior Funding, Inc. (acting through such Affiliates and/or branches as it deems appropriate, “MSSF”), as Administrative Agent and as Security Agent.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on or prior to the date hereof, the Borrower intends to consummate the Refinancing (as defined in Section 5.07(a) hereof);

WHEREAS, in order to finance, in part, the transactions described in the first recital to this Agreement and to pay certain fees and expenses in connection with the Transaction, the Borrower has requested that the Joint Lead Arrangers arrange, and the Lenders provide, a senior secured first-lien term loan facility as set forth in this Agreement; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Joint Lead Arrangers have arranged, and the Lenders are willing to make available to the Borrower, the senior secured first-lien term loan facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.                            Definitions and Accounting Terms.

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Agent” shall mean Wells Fargo Capital Finance, LLC and any successor or replacement agent under the ABL Credit Agreement or any other ABL Loan Document.

“ABL Credit Agreement” shall mean the Second Amended and Restated ABL Credit Agreement, dated as October 10, 2012, by and among Holdings, the Borrower, certain of its Subsidiaries from time to time party thereto, the lenders party thereto from time to time and the ABL Agent, providing for the making of ABL Loans and the issuance of ABL Letters of Credit, as amended by Joinder No. 1 to Second Amended and Restated Security Agreement dated as of January 30, 2015, as further amended by Amendment Number One to Second Amended and Restated Credit Agreement dated as of January 29, 2015, as further amended by the Effective Date ABL Amendment, and as it may be further amended, restated, amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time in accordance with the terms hereof and thereof and the Intercreditor Agreement.  Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Letters of Credit” shall mean the “Letters of Credit” as defined in the ABL Credit Agreement.

“ABL Loan Documents” shall mean the “Loan Documents” as defined in the ABL Credit Agreement, including any amendments, amendment and restatements, supplements, modifications, or replacements thereto entered into in connection with any restructuring, refinancing or replacement to the extent same are permitted hereby and by the Intercreditor Agreement.

“ABL Loans” shall mean the “Advances” as defined in the ABL Credit Agreement or any equivalent term used to describe loans made thereunder.

“ABL Obligations” shall mean the “Obligations” as such term is defined in the ABL Credit Agreement.

“ABL Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“ABL Secured Parties” shall mean the “Lender Group” and “Bank Product Providers” each as defined in the ABL Credit Agreement or any equivalent term used to describe secured parties thereunder.

“Acquired Entity or Business” shall mean either (a) all or substantially all of the assets constituting a business, division or product line of any Person not already a Subsidiary of Parent, or (b) 50.1% or more of the Equity Interests of any such Person (including by way of merger or consolidation), which Person shall, as a result of the acquisition of such Equity Interests or as a result of a merger or consolidation, become a Subsidiary of Parent that is a Restricted Subsidiary (or shall be merged with and into a Subsidiary of Parent that is a Restricted Subsidiary, with such Restricted Subsidiary being the surviving or continuing Person).

“Additional Lender” shall have the meaning provided in Section 2.14(a).

“Additional Security Documents” shall have the meaning provided in Section 8.12(a).

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits (excluding accruals in the ordinary course) which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.  For purposes of calculating Adjusted Consolidated Working Capital for any period in which a Permitted Acquisition occurs, the “consolidated current assets” and “consolidated current liabilities” of any Acquired Entity or Business (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) as of the date such Permitted Acquisition is consummated shall be added to Consolidated Current Assets or Consolidated Current Liabilities, as the case may be, as of the first day of the applicable period.

“Administrative Agent” shall mean MSSF, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Advance Shareholders” shall mean the “Shareholders” as defined in the Foods Acquisition Agreement, their successors, assigns and affiliates, including Maine Street Holdings, Inc. (formerly Advance Food Company Holdings, Inc.), any family members thereof, and any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender (other than an Affiliated Person or Sponsor Debt Fund in such capacity) or any of their respective Affiliates shall be considered an Affiliate of Parent or any Subsidiary thereof.

“Affiliated Borrower Lender” shall have the meaning provided in Section 2.15(a).

“Affiliated Lender” shall have the meaning provided in Section 2.15(a).

“Affiliated Non-Debt Fund Lender” shall mean each Affiliated Lender that is not a Sponsor Debt Fund.

“Affiliated Person” shall have the meaning provided in Section 2.15(a).

“Agents” shall mean and include the Administrative Agent and the Security Agent.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the aggregate amount of all cash paid (or to be paid) by Parent, Holdings or any of their respective Restricted Subsidiaries in connection with such Permitted Acquisition (other than payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar cash-pay obligations of Parent, Holdings or any of their respective Restricted Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower or Parent), (b) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced (by Parent or any of its Restricted Subsidiaries on behalf of the respective Acquired Entity or Business) and/or issued by Parent and its Restricted Subsidiaries in connection with such Permitted Acquisition to the extent permitted by Section 9.04 (including Permitted Acquired Debt) and (c) the Fair Market Value of all other consideration (excluding Qualified Equity Interests and any Net Cash Proceeds thereof) paid (or to be paid) by Parent, Holdings or their respective Restricted Subsidiaries in connection with such Permitted Acquisition; provided that any future payment that is subject to a contingency shall be considered Aggregate Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Parent or any of its Restricted Subsidiaries.

“Agreement” shall mean this Term Loan Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” shall mean a percentage per annum equal to (a) until the delivery of the compliance certificate for the financial statements for the first Fiscal Quarter ending after the Effective Date pursuant to Section 8.01, in the case of Effective Date Loans maintained as (i) Base Rate Loans, 2.75%, and (ii) LIBOR Loans, 3.75%, and (b) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as follows:

Pricing Level	Total Net Leverage Ratio	Base Rate Loans	LIBOR Loans
1	< 4.00:1.00	2.50%	3.50%
2	> 4.00:1.00	2.75%	3.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.01; provided, however, that if a compliance certificate is not delivered when due in accordance with such Section, then, Pricing Level 2 shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 8.01, whereupon the Applicable Margin shall be adjusted based upon the calculation of the Total Net Leverage Ratio contained in such compliance certificate; provided, further, that if at any time the Borrower (or the Parent, if the Parent then receives public entity-level credit ratings and the Borrower does not receive public entity-level credit ratings) shall fail to maintain both (x) a public corporate family rating of at least “B1” from Moody’s and (y) a public corporate rating of at least “B+” from S&P (together, receiving “Floor Ratings”), then Pricing Level 2 shall automatically apply, effective as of the first day when a rating is downgraded, withdrawn or otherwise changed such that Floor Ratings are no longer maintained (and for the avoidance of doubt, if the Borrower (or the Parent, if applicable) shall receive Floor Ratings after a period wherein it failed to do so, then the Pricing Level will again be determined based on the Total Net Leverage Ratio, in accordance with the preceding clauses of this sentence).  If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of providing corporate entity ratings, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the ratings of the other rating agency (or, if the circumstances referred to in this sentence shall affect both rating agencies, the ratings most recently in effect prior to such changes or cessations).

“Asset Sale” shall mean any sale, transfer or other disposition by Parent or any of its Restricted Subsidiaries to any Person other than to Parent or any of its Restricted Subsidiaries of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) pursuant to Section 9.02(e), but excluding any sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $15,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I.

“Auction Manager” shall have the meaning provided in Section 2.15(a).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” shall mean the auction procedures with respect to Dutch Auction Purchase Offers set forth in Exhibit L hereto.

“Authorized Officer” shall mean, with respect to (a) delivering the Notice of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors (or similar governing body) of the Borrower to deliver such notices and that has or have appropriate signature cards or incumbency certificates on file with the Administrative Agent, (b) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Parent or the Borrower, and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Parent or the Borrower.

“Available Amount” shall mean, at any time (the “Reference Date”), an amount equal to, without duplication:

(a)                                 the sum of:

(i)                                     $25,000,000; plus

(ii)                                  an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) of Parent and its Restricted Subsidiaries for the Available Amount Reference Period (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any Fiscal Year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 8.01(b) for such Fiscal Year, and the related compliance certificate required to be delivered pursuant to Section 8.01(d) for such Fiscal Year, has been received by the Administrative Agent) minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 4.02(f); plus

(iii)                               Eligible Equity Proceeds; plus

(iv)                              the Net Cash Proceeds received by Parent from the sale or issuance of any Indebtedness or Disqualified Equity Interest, in each case, of Parent or any Restricted Subsidiary of Parent sold or issued after the Effective Date (other than Indebtedness or such Disqualified Equity Interests issued to Parent or any of its Restricted Subsidiaries or any Contribution Indebtedness), which has been converted into or exchanged for Equity Interests of the Borrower, Holdings, Parent or any other direct or indirect parent of the Borrower that do not constitute Disqualified Equity Interests; plus

(v)                                 the Net Cash Proceeds received by Parent or any of its Restricted Subsidiaries in connection with the sale or other disposition to a Person (other than Holdings or any of its Restricted Subsidiaries) of any Investment made pursuant to Section 9.05(r) (in an amount not to exceed the original amount of such Investments); plus

(vi)                              the Net Cash Proceeds (including, for purposes of this clause (vi) proceeds received in the form of Cash Equivalents) received by Parent or any of its Restricted Subsidiaries in connection with the returns, interest, profits, distributions and similar amounts, in each case received in respect of any Investment made pursuant to Section 9.05(r); plus

(vii)                           in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Parent or any of its Restricted Subsidiaries, the Fair Market Value (as determined by the Borrower in good faith) of the Investments of Parent or any of its Restricted

Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments were originally made using the Available Amount pursuant to Section 9.05(r); plus

(viii)                        the amount of any Declined Proceeds; minus

(b)                                 an amount equal to the sum of (i) Dividends made pursuant to Section 9.03(i), plus (ii) repayments of Indebtedness made pursuant to Section 9.10(a)(x)(2), plus (iii) repayments of Indebtedness made pursuant to Section 9.10(a)(x)(3) with the Net Cash Proceeds of the issuance of Qualified Equity Interests (solely to the extent such amounts are included in clause (a)(iii) above), plus (iv) Investments made pursuant to 9.05(r), in each case, made after the Effective Date and prior to such time.

“Available Amount Reference Period” shall mean, with respect to any Reference Date, the period commencing on the January 1, 2017 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 8.01(b), and the related compliance certificate required to be delivered pursuant to Section 8.01(d), have been received by the Administrative Agent (commencing with the fiscal year ending on December 30, 2017).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean with respect to any EEA Member Country implementing Article 55 of the Directive 2014/59/EU of the European Parliament and of the council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule from time to time.

“Bankruptcy Code” shall have the meaning provided in Section 10.01(e).

“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Effective Rate at such time and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month Interest Period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 12.03(c).

“Borrowing” shall mean the borrowing of one Type of Loan from all applicable Lenders on a given date (or resulting from a conversion or conversions on such date) having, in the case of LIBOR Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank market.

“Calculation Period” shall mean, as of any date of determination, the period of four consecutive Fiscal Quarters most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.01(a) or (b), as applicable; provided that, with respect to any calculation in respect of an event that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the Fiscal Quarter ended on July 2, 2016, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters ended April 2, 2016.

“Capital Expenditures” shall mean, with respect to any Person, for any period, all expenditures by such Person during such period which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person in such period.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP as in effect on the Effective Date, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or any recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above at the time of acquisition, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above at the time of acquisition.

“Cash Management Obligations” shall mean any and all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Cash Management Services.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payable services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean that (a) (i) at any time prior to an IPO, the Permitted Holders fail to beneficially own (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate, more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent and (ii) at any time on or after the consummation of an IPO, any person or “group” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) (other than any direct or indirect holding company of Parent or one or more of the Permitted Holders) owns and controls, directly or indirectly, Equity Interests of Parent representing more than 40.0% of the aggregate voting power of the issued and outstanding Equity Interests of Parent and the percentage of aggregate voting power so held is greater than the percentage of the aggregate voting power represented by the issued and outstanding Equity Interests of Parent beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, (b) Parent ceases to own and control, directly or indirectly, 100% of the Equity Interests of the Borrower, or (c) a “change of control” or similar event shall occur as provided in the ABL Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), or any Junior Financing Documentation or other definitive documentation governing any other Indebtedness for borrowed money with an outstanding principal amount equal to or greater than $50,000,000.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Term Lenders, Additional Lenders or Extending Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Loan Commitments, Incremental Loan Commitments, Other Loan Commitments or Extended Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans or Borrowings are Loans or Borrowings thereof, as applicable, under this Agreement as originally in effect or made, extended or refinanced pursuant to Section 2.14, 2.16 or 2.17.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or are purported to be granted) pursuant to any Security Document, including, without limitation, all Security Agreement Collateral and all Mortgaged Properties.

“Commitment” shall mean, for each Lender, the Initial Loan Commitment of such Lender, the Incremental Loan Commitment of such Lender, the Extended Term Commitment of such Lender, or the Other Loan Commitment of such Lender.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 12.03(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Parent and its Restricted Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Parent and its Restricted Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement, the ABL Credit Agreement and the current portion of any other long-term Indebtedness or obligation which would otherwise be included therein (including Capitalized Lease Obligations), current interest and current taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (a) any extraordinary gains, (b) any non-cash income (excluding accrual of income in the ordinary course), and (c) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees, commitment fees, underwriting fees, arrangement fees, fees or premiums or other amounts paid in connection with the issuance or repayment or termination of Indebtedness and amounts paid in respect of Interest Rate Protection Agreements or Other Hedging Agreements)) of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (iv) all other non-cash losses or non-cash charges or expenses of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period (including, without limitation, the write up of inventory in excess of manufacturing cost in accordance with SFAS 141R, other purchase accounting adjustments, other write-offs or write-downs, non-cash accruals taken in respect of product delivered to and processed by Parent and its Restricted Subsidiaries pursuant to its contracts with the U.S.D.A. and those incurred in connection with the granting of, or accretion on, options, warrants and any other Equity Interests, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period which the Borrower elects not to add back in the current period), (v) all management fees and expenses paid to the Sponsor, the Advance Shareholders and their Affiliates pursuant to Sections 9.06(g) and (h) for or during such period, (vi) the amount of all fees and expenses incurred in connection with the Transaction during the applicable period, (vii) the amount of all fees and expenses incurred after the Effective Date in connection with any amendment to this Agreement, the ABL Credit Agreement, or any other Indebtedness, in each case, whether or not successful, (viii) restructuring, integration and business optimization costs and expenses incurred during such period, including any severance costs, costs associated with office or plant openings or closings and consolidation, systems integration and optimization, relocation or integration costs (including expenses related to training and product test runs), fees of restructuring or business optimization consultants and other business optimization or restructuring charges and expenses, (ix) transaction costs, fees and expenses (whether or not any transaction is actually consummated) incurred in connection with any Permitted Acquisition, incurrence of Indebtedness, issuance of Equity Interests (including with respect to any direct or indirect parent of Borrower and any IPO) or any asset sale during such period (whether or not successful), (x) extraordinary, unusual or non-recurring charges or expenses to the extent that they reduced Consolidated Net Income in such period, including, without limitation, related costs or expenses and payments of legal settlements, fines, judgments and orders, (xi) amounts paid in respect of commodities forward purchase contracts to which hedge accounting treatment does not apply, (xii) (a) Permitted Acquisition Additional Cost Savings and Permitted Disposition Additional Cost Savings and (b) expected pro forma cost savings, operating expense reductions and synergies related to restructurings, cost savings initiatives and other similar initiatives which the Borrower has taken steps to initiate during the applicable period (net of the amount of benefits actually realized during the relevant period to the extent such are already included in the determination of Consolidated Net Income for the applicable period), reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower) within 12 months after such period, in an aggregate amount for this clause (b) not to exceed 20% of Consolidated EBITDA in any Calculation Period of Parent and its Restricted Subsidiaries (calculated after adjustment pursuant to this clause (xii)); provided that any such adjustments are (x) estimated on a good faith basis by the Borrower and (y) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent, (xiii) adjustments and add-backs specifically identified in the Model, (xiv) proceeds of business interruption insurance to the extent not included in determining Consolidated Net Income for such period, (xv) charges incurred in establishing compliance with public company reporting requirements (including the Sarbanes Oxley Act), (xvi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or a Guarantor or the net proceeds of an issuance of Equity Issuances of Borrower or any Guarantor, solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount (including any payment of dividend equivalent rights to option holders), (xvii) any deductions (less any additions) attributable to non-controlling interests except, in each case, to the extent of cash paid, (xviii) any net loss from disposed or discontinued operations and (xix) unrealized net losses on the fair market value of any non-speculative hedge agreements and the net costs of implementation of any non-speculative hedge agreements and losses, charges and expenses attributable to the early extinguishment or conversion of indebtedness, hedge agreements or other derivative instruments (including deferred financing expenses written off and premiums paid), and (y) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by Parent or any of its Restricted Subsidiaries during such period on account of any non-cash losses or non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (x)(iv) in a previous period and (ii) amounts added back to Consolidated EBITDA in a prior period under sub-clause (x)(xi) above as and when such amounts would have been expensed had the applicable forward purchase contract received hedge accounting treatment.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated First Lien Indebtedness” shall mean, as at any date of determination, the aggregate principal amount of Consolidated Indebtedness outstanding on such date constituting debt for borrowed money that is secured by a first priority Lien on any asset or property of Parent or its Restricted Subsidiaries (including, for purposes of calculating the First Lien Net Leverage Ratio, any Indebtedness incurred hereunder (including pursuant to Section 2.14) and any Indebtedness incurred under the ABL Credit Agreement, any Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness, in

each case that is secured on a pari passu basis with the Loans and any Permitted Refinancing thereof that is secured on a pari passu basis with the Loans incurred on or prior to such date and then outstanding).

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Parent and its Restricted Subsidiaries (on a consolidated basis) constituting debt for borrowed money and (ii) all Contingent Obligations of Parent and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clause (i).

“Consolidated Interest Expense” shall mean, for any Calculation Period, with respect to Parent and its Restricted Subsidiaries on a consolidated basis, total cash interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) net of cash interest income, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments and (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Parent and its Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Parent and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary which is not a Guarantor to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary.

“Consolidated Total Secured Indebtedness” shall mean, as at any date of determination, the aggregate principal amount of Consolidated Indebtedness outstanding on such date constituting debt for borrowed money that is secured by a Lien on any asset or property of Parent or its Restricted Subsidiaries.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” shall have the meaning provided in Section 9.11.

“Contribution Indebtedness” shall mean Indebtedness of Parent or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Equity Interests or contributions by Parent or any Restricted Subsidiary) made to the capital of Parent or such Restricted Subsidiary after the Effective Date (whether through the issuance or sale of Equity Interests or otherwise); provided that such Contribution Indebtedness is (a) incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent on the date of incurrence thereof.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Security Agent, executed and delivered by the Borrower or a Guarantor, the Security Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), subject to the terms of the Intercreditor Agreement.

“Copyright Security Agreement” has the meaning specified in the Security Agreement.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) the aggregate principal amount of such Credit Agreement Refinancing Indebtedness shall not exceed the aggregate principal amount of such Refinanced Debt plus the amount of any unpaid accrued interest and premium thereon and any make-whole payments applicable thereto in respect of the Refinanced Debt plus other amounts paid and related fees and expenses in connection with such Credit Agreement Refinancing Indebtedness, (ii) any Credit Agreement Refinancing Indebtedness consisting of notes is not subject to any amortization prior to the Latest Maturity Date then in effect and is not subject to mandatory redemption or prepayment (other than customary prepayments from proceeds of asset sales and in connection with change of control provisions) prior to the Latest Maturity Date then in effect, (iii) such Credit Agreement Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of such Refinanced Debt and the Weighted Average Life to Maturity of such Credit Agreement Refinancing Indebtedness shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Debt at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (iv) Credit Agreement Refinancing Indebtedness constituting Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Loans) shall be pari passu or junior (provided, that any Permitted Junior Priority Refinancing Debt shall be pari passu with all other Permitted Junior Priority Refinancing Debt and other Junior Lien Debt) in right of payment and/or with respect to the Collateral with the remaining portion of the Loans and the Obligations (provided that, if pari passu or junior as to payment or Collateral, such replacement Indebtedness shall be subject to the Intercreditor Agreement and, if applicable, an Other Intercreditor Agreement), or be unsecured, (v) if any such Credit Agreement Refinancing Indebtedness is secured, it shall not be secured by any assets other than the Collateral, (vi) a Credit Party shall be the issuer or borrower of such Credit Agreement Refinancing Indebtedness, and if any such Credit Agreement Refinancing Indebtedness is guaranteed, it shall not be guaranteed by any Person other than the Guarantors and the Borrower, (vii) any Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata) in any voluntary or mandatory repayments or prepayments in respect of the Loans, in each case as agreed by the Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness, and (viii) all other terms applicable to such Credit Agreement Refinancing Indebtedness (excluding pricing, premiums and optional prepayment or redemption terms) are customary market terms for loans or securities of such type and, in any event, when taken as a whole, are not materially more favorable to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than those applicable to such Refinanced Debt, except with respect to any terms (including covenants) and conditions contained in such Credit Agreement Refinancing Indebtedness that are applicable only after the then Latest Maturity Date in effect immediately prior to such refinancing (it being understood that this clause (viii) shall not restrict the addition of any financial maintenance covenant to such Credit Agreement Refinancing Indebtedness to the extent such financial maintenance covenant shall be added to or benefit the Loans remaining outstanding after the issuance or incurrence of such Credit Agreement Refinancing Indebtedness); provided that a certificate of an officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (viii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within five Business Days of receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Credit Documents” shall mean this Agreement, the Guaranty, each Security Document, the Intercreditor Agreement, the Intercompany Subordination Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Other Intercreditor Agreement, each Note and each Mortgage.

“Credit Party” shall mean Parent, Holdings, the Borrower and each Subsidiary Guarantor.

“DBSI” shall mean Deutsche Bank Securities Inc.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning provided in Section 4.02(j).

“Default” shall mean any event, act or condition which solely with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account” shall mean any deposit account (as the term is defined in the UCC).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent, Holdings, the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent, Holdings, the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Disqualified Lender” shall mean, on any date, (a) any Person designated by the Borrower as a “Disqualified Lender” and identified by name in a written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a competitor of Parent or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Lender” and identified by name in writing to the Administrative Agent from time to time and, in each case, any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (i) identified by name in writing by the Borrower to the Administrative Agent from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name.

“Dividend” shall mean, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of such Person.

“Documentation Agent” shall mean Deutsche Bank Securities Inc.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia (other than any Pass-Through Foreign Holding Company).

“Dutch Auction Purchase Offer” shall have the meaning provided in Section 2.15(a).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean June 2, 2016.

“Effective Date ABL Amendment” shall mean Amendment Number Three to Second Amended and Restated Credit Agreement, dated as of the Effective Date, by and among the Borrower, the lenders party thereto and the ABL Agent.

“Effective Date Loans” shall have the meaning provided in Section 2.01.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, which shall include (a) interest rate margin and interest rate floors (subject to the proviso set forth below), (b) any amendment to the relevant interest rate margins and interest rate floors that became effective after the Effective Date but prior to the applicable date of determination and (c) original issue discount and upfront or similar fees paid by the Borrower (based on, to the extent applicable, an assumed four-year average life to maturity) but shall exclude any arrangement, commitment, ticking, structuring, underwriting and similar fees that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided, however, that if any such Indebtedness includes any interest rate floor applicable to LIBOR Loans or Base Rate Loans that is greater than that applicable to the applicable then-existing Loans and such floor is applicable to the applicable then-existing Loans on the date of determination, such excess amount shall be equated to interest rate margin for determining the increase.

“Eligible Equity Proceeds” shall mean the Net Cash Proceeds received by the Borrower, Holdings, Parent or any other direct or indirect parent of the Borrower from the sale or issuance of any Qualified Equity Interests or from any capital contribution in respect of any Qualified Equity Interests to the extent such Net Cash Proceeds or capital contributions are actually received by the Borrower as cash common equity, but excluding any Net Cash Proceeds from an IPO.

“Eligible Transferee” shall mean and include (w) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (x) Affiliated Persons to the extent expressly provided for under Section 2.15 and (y) Sponsor Debt Funds (which shall be permitted if in compliance with Section 2.15 or 12.04(e), as applicable, regardless of whether such Person otherwise satisfies the criteria of Eligible Transferee), and shall exclude (i) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender and (ii) any Disqualified Lender.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, regulation and ordinance, and any legally binding code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety as such matters relate to Hazardous Materials or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Parent or a Subsidiary of Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a)(i) the occurrence of a Reportable Event; or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Parent, Holdings, Borrower, a Restricted Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (f) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any other successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 10.01.

“Excess Cash Flow” shall mean, for any Excess Cash Payment Period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iii) the aggregate amount of cash payments received during such period in respect of non-cash income or gains included in prior periods, and (iv) the aggregate amount deducted in the calculation of Excess Cash Flow pursuant to clause (b)(i)(B) below in the immediately preceding Excess Cash Payment Period not used to make Capital Expenditures by the end of the following Excess Cash Payment Period, minus (b) the sum of, without duplication, (i) (A) the aggregate amount of all Capital Expenditures made by Parent and its Restricted Subsidiaries during such period and (B) amounts designated by the Borrower as being committed during such period to be used to make Capital Expenditures no later than the end of the immediately succeeding Excess Cash Payment Period which have been actually made or consummated or for which a binding agreement exists as of the time of determination, in the case of both clause (A) and (B), other than Capital Expenditures to the extent (x) financed with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or long-term Indebtedness (other than revolving Indebtedness), (y) made as tenant in leasehold improvements to the extent reimbursed by landlords or (z) related to sale-leaseback transactions, (ii) the aggregate amount of permanent principal payments, redemptions or repurchases of Indebtedness of Parent and its Restricted Subsidiaries (other than voluntary prepayments of the Loans and other term Indebtedness secured on a pari passu basis with the Loans or constituting a Permitted Refinancing of the Loans, and, to the extent accompanied by a permanent reduction of the Commitments under the ABL Credit Agreement, the ABL Loans) and the permanent repayment of the principal component of Capitalized Lease Obligations of Parent and its Restricted Subsidiaries (and the aggregate amount of any premium or penalty actually paid in cash that is required to be paid in connection with either of the foregoing) during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or long-term Indebtedness (other than revolving Indebtedness) and (3) payments of Loans or ABL Loans, provided that (x) repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such payments were required as a result of a Scheduled Initial Repayment pursuant to Section 4.02(a) or a mandatory prepayment of Loans pursuant to Section 4.02(d) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (y) repayments of ABL Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were accompanied by a like permanent reduction in the commitments under the ABL Credit Agreement, unless in the case of clause (y) such repayments were financed with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or Indebtedness), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) fees and expenses paid in cash in connection with any Permitted Acquisition, incurrence of Indebtedness, issuance of Equity Interests or asset sale (whether or not consummated) during such period, (v) purchase price adjustments paid in cash in connection with any Permitted Acquisition or asset sale during such period, (vi) the Aggregate Consideration paid in cash by Parent or any of its Restricted Subsidiaries in respect of all Permitted Acquisitions during such period (other than Aggregate Consideration to the extent financed with proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or Indebtedness (other than ABL Loans)), (vii) the aggregate amount of cash used by Parent or any of its Restricted Subsidiaries to make Investments pursuant to Section 9.05(e), (i), (p), (q) and (s) during such period (other than intercompany Investments made in Parent or any of its Restricted Subsidiaries and Investments to the extent financed with proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or Indebtedness (other than ABL Loans)), (viii) the aggregate amount of cash payments made during such period in respect of non-cash charges or non-cash losses taken in prior periods, (ix) Dividends paid by Parent in such period (or, at the option of the Borrower, with respect to Dividends anticipated in good faith to be paid under Section 9.03(f)) under Sections 9.03(c), (d), (e), (f), (h) and (j) to the extent not expensed and (x) cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities of Parent and its Restricted Subsidiaries other than Indebtedness.

“Excess Cash Payment Date” shall mean the date that is 95 days after the last day of the Fiscal Year ending December 30, 2017 and each date that is 95 days after the last day of each subsequent Fiscal Year of the Parent.

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from January 1, 2017 to the last day of Parent’s Fiscal Year ending December 30, 2017 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding Fiscal Year of the Parent.

“Excluded Subsidiary” shall mean (i) any Immaterial Subsidiary, (ii) any Domestic Subsidiary that is prohibited by law, regulation or contractual obligation from providing the Guaranty or that would require the consent, approval, license or authorization of a governmental authority (including the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government) in order to provide the Guaranty, (iii) any Pass-Through Foreign Holding Company, (iv) any Foreign Subsidiary or Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (v) any Domestic Subsidiary to the extent that the cost of obtaining the Guaranty by such Domestic Subsidiary outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent, (vi) any Unrestricted Subsidiary or (vii) any Domestic Subsidiary that is a registered 501c-3 non-profit organization.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation but for such Credit Party’s failure to constitute an “eligible contract participant” at such time. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Obligation is guaranteed by such Credit Party or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,

(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in the Loan (or any fees hereunder) pursuant to a law in effect on the date on which (i) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing First-Lien Term Loan Credit Agreement” shall mean the First-Lien Credit Agreement, dated as of October 10, 2012, among Holdings, the Borrower, Deutsche Bank Trust Company Americas, as agent, and the lenders party thereto, as amended, supplemented or otherwise modified prior to the date hereof, to be repaid in full on the Effective Date.

“Existing Second-Lien Term Loan Credit Agreement” shall mean the Second-Lien Credit Agreement, dated as of October 10, 2012, among Holdings, the Borrower, Deutsche Bank Trust Company Americas, as agent, and the lenders party thereto, as amended, supplemented or otherwise modified prior to the date hereof, to be repaid in full on the Effective Date.

“Extended Loans” shall have the meaning provided in Section 2.16(a).

“Extended Term Commitments” shall mean one or more Classes of term loan commitments hereunder that result from an Extension.

“Extending Term Lender” shall have the meaning provided in Section 2.16(a).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and related legislation, administrative rules or official interpretations thereof) with respect to the foregoing.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01 and 4.01(c).

“First Lien Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) the sum of the outstanding Consolidated First Lien Indebtedness (including, without limitation, any Indebtedness incurred under this Agreement and the ABL Credit Agreement) as of such date (calculated net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date; provided that for purposes of any calculation of the First Lien Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated First Lien Indebtedness shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis”.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (but excluding Permitted Liens on Term Loan Priority Collateral as described in clause (y) of Section 9.01(d) and Permitted Liens as described in clause (z) of Section 9.01(d)).

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) for the first Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Year and ending on the date that is thirteen weeks after such date, (ii) for the second Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Quarter and ending on the date that is thirteen weeks after such date, (iii) for the third Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Quarter and ending on the date that is thirteen weeks after such date and (iv) for the fourth Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Quarter and ending on the Saturday closest to December 31 of each calendar year.

“Fiscal Year” shall mean the fiscal year of the Parent and its Subsidiaries ending on the Saturday closest to December 31 of each calendar year.

“Fixed Amounts” shall have the meaning provided in Section 1.03.

“Flood Hazard Property” shall have the meaning provided in Section 8.12(d).

“Flood Hazard Notice” shall have the meaning provided in Section 8.12(d).

“Foods Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of July 27, 2010, by and among the Borrower, Advance Food Company Holdings, Inc., Advance Food Company, Inc., and the Shareholders (as defined therein) party thereto, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Foreign Disposition” shall have the meaning provided in Section 4.02(k).

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is (i) treated as a corporation for U.S. federal income tax purposes that is formed or incorporated outside of the United States, (ii) a Domestic Subsidiary substantially all of whose assets consist, directly or indirectly, of Subsidiaries described in clause (i) of this definition or (iii) treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting Equity Interests of a Subsidiary described in clauses (i) or (ii) of this definition (and that does not own more than an immaterial amount of other assets); provided, however, that if any Subsidiary described in clause (ii) or (iii) executes and delivers, at its election, a Guaranty and all applicable Security Documents contemplated to be entered into by a new Wholly-Owned Domestic Subsidiary pursuant to Section 8.12(f), such Subsidiary shall cease to constitute a Foreign Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in loans, bonds and other extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Parent, Holdings, the Borrower or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower, Holdings or Parent has elected to report under international accounting standards as promulgated by the International Accounting Standards Board as in effect from time to time (“IFRS”) the financial statements required to be delivered pursuant to this Agreement, following such change from GAAP to IFRS, (i) the Borrower shall furnish to the Administrative Agent and the Lenders a reconciliation between such financial statements before and after giving effect to such change from GAAP to IFRS for one full Fiscal Year and (ii) any reference in this Agreement to “GAAP” shall mean generally accepted accounting principles pursuant to IFRS (it being understood that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal

Quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean each of Parent, Holdings and each Subsidiary Guarantor.

“Guaranty” shall have the meaning provided in Section 5.09.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Hedging Creditors” shall mean, collectively, each Lender Counterparty party to a Secured Hedging Agreement.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary of Parent (other than Holdings and the Borrower) that (a) did not, as of the last day of the Fiscal Quarter of the Parent most recently ended, have assets with a value in excess of 2.5% of the total assets or revenues representing in excess of 2.5% of total revenues of Parent and its Subsidiaries, in each case, on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Borrower most recently ended, did not have assets with a value in excess of 5.0% of total assets or revenues representing in excess of 5.0% of total revenues of Parent and its Subsidiaries, in each case, on a consolidated basis as of such date.

“Incremental Amendment” shall have the meaning provided in Section 2.14(a).

“Incremental Equivalent Debt” shall have the meaning provided in Section 9.04(p).

“Incremental Facility” shall mean (i) each Incremental Loan and (ii) the Incremental Equivalent Debt.

“Incremental Facility Effective Date” shall have the meaning provided in Section 2.14(a).

“Incremental Loan Commitment” shall mean, as to any Lender, its obligation to make an Incremental Loan to the Borrower pursuant to Section 2.14 in the principal amount set forth in the applicable Incremental Amendment.

“Incremental Loans” shall have the meaning provided in Section 2.14(a).

“Incurrence Based Amounts” shall have the meaning provided in Section 1.03.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e) or (f) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount secured and the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (d) above and clause (f) below and (f) all obligations under any Interest Rate Protection Agreement or any Other Hedging Agreement.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Loan Commitment” shall mean, as to each Term Lender, its obligation to make its portion of the Loans to the Borrower on the Effective Date pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 1.01. The aggregate principal amount of Initial Loan Commitments on the Effective Date is $1,300,000,000.

“Initial Maturity Date” shall mean June 2, 2023.

“Intercompany Loans” shall have the meaning provided in Section 9.05(h).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be reasonably satisfactory to the Administrative Agent).

“Intercompany Subordination Agreement” shall mean that certain Intercompany Subordination Agreement, dated as of the date hereof, among Parent, Holdings, the Borrower, the Restricted Subsidiaries of Parent from time to time party thereto, and the Administrative Agent, as it may be amended, restated, amended and restated, amended and extended, supplemented, modified, restructured or replaced from time to time in accordance with its terms.

“Intercreditor Agreement” shall have the meaning provided in Section 5.11.

“Interest Coverage Ratio” shall mean, for any Calculation Period, the ratio of (a) Consolidated EBITDA for such Calculation Period to (b) Consolidated Interest Expense for such Calculation Period; provided that for purposes of any calculation of the Interest Coverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis”.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as that term is defined in the UCC).

“Investments” shall have the meaning provided in Section 9.05.

“IPO” shall mean a bona fide underwritten sale to the public of common stock of Holdings or Parent (or any parent holding company thereof) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Parent, Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Book-Running Managers” shall mean MSSF, DBSI, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacity as Joint Book-Running Managers and any successor thereto.

“Joint Lead Arrangers” shall mean MSSF, DBSI, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacity as Joint Lead Arrangers and any successor thereto.

“Junior Financing” shall mean, collectively, any Permitted Junior Priority Refinancing Debt, any other Junior Lien Debt and any other Indebtedness that is contractually subordinated to the Obligations.  The ABL Credit Agreement and the ABL Loans (and any Permitted Refinancing of the ABL Credit Agreement and the ABL Loans) shall not be considered to be “Junior Financing”.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Junior Lien Debt” shall mean, collectively, secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Guarantor in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness (x) is secured by the Term Loan Priority Collateral on a second-priority basis with the Obligations and in priority to the ABL Obligations, and (y) is secured by the ABL Priority Collateral on a third-priority basis with the ABL Obligations and on a second-priority basis with the Obligations, (ii) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness is not secured by any assets of Parent or any of its Restricted Subsidiaries other than the Collateral, (iv) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, or prepayments of the type applicable to the Loans, to the extent the amounts subject to such prepayments are applied first, to the Loans, and second, to such Indebtedness), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the

Loans at the time of such incurrence (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), and (v) the holders of such Indebtedness (or their representative agents) and the Administrative Agent shall be party to the Intercreditor Agreement (provided, that if the Borrower or any Guarantor shall incur Junior Lien Debt, then the Intercreditor Agreement shall be amended, or amended and restated, in substantially the form of the Restated Intercreditor Agreement, with such modifications thereto as may be reasonably agreed by the Administrative Agent, the Security Agent, the ABL Agent (if any) and the holders of such Indebtedness (or their representative agents)) and, if applicable, the holders of such Indebtedness (or their representative agents) shall be a party to a Second Lien Intercreditor Agreement with the holders of other Junior Lien Debt (or their representative agents).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, Other Loans, or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” shall have the meaning provided in Section 1.03.

“LCA Test Date” shall have the meaning provided in Section 1.03.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14, 2.17 or 12.04(b), in each case, for so long as such Person holds Loans or Commitments hereunder.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is the Administrative Agent, a Lender, a Joint Lead Arranger or an Affiliate of the Administrative Agent, a Joint Lead Arranger or a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason), so long as (i) the Administrative Agent, such Lender or such Affiliate participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement and (ii) such Person is designated as a “Lender Counterparty” under this Agreement in a written notice delivered to the Administrative Agent by the Borrower.

“Lender Default” shall mean (a) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing that is required to be funded hereunder, (b) a Lender having notified in writing to the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01, Section 2.04 or Section 2.14 to the extent such Lender has agreed to make Incremental Loans thereunder or has made a public statement to that effect, (c) a Lender having failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender Default shall cease to exist upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) a Lender or any parent company of such having become the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (e) such Lender becomes subject the subject of a Bail-In Action.

“LIBO Rate” shall mean:

(i) with respect to any Borrowing of LIBOR Loans for any Interest Period, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) (as set forth by (1) the Intercontinental Exchange Group, (2) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (3) any publicly available service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent in consultation with the Borrower, multiplied by (b) the Statutory Reserves; and

(ii) with respect to any interest calculation with respect to any Base Rate Loans, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such date by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) (as set forth by (1) the Intercontinental Exchange Group, (2) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (3) any publicly available service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period of one month, multiplied by (b) the Statutory Reserves;

provided that in the case of clauses (i) and (ii) above, the LIBO Rate with respect to Effective Date Loans shall not be less than 1.00% per annum.

“LIBOR Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment in the nature of a security interest, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall have the meaning provided in Section 1.03.

“Loans” shall mean Effective Date Loans, Incremental Loans, Other Loans and Extended Loans.

“Management Agreements” shall mean all material management agreements between or among Parent or any of its Restricted Subsidiaries, on the one hand, and the Sponsor or the Advance Shareholders, on the other hand.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of Parent or any direct or indirect parent company on the date of declaration of the relevant Dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests on the New York Stock Exchange (or, if the primary listing of such Equity Interests is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such Dividend.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of Parent, Holdings, the Borrower and their respective Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Security Agent under the Credit Documents or (ii) on the ability of the Credit Parties to perform their payment obligations to the Lenders, the Administrative Agent or the Security Agent under the Credit Documents.

“Material Asset Sale” shall mean any sale, transfer or other disposition of any asset, or any series of related sales, transfers and/or other dispositions of assets (i.e., separate assets being sold, transferred and/or otherwise disposed of as part of an identifiable group of related assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $10,000,000.

“Material Real Property” shall mean any owned Real Property located in the United States owned by any Credit Party other than such Real Property the Fair Market Value of which is less than $5,000,000 or any Leasehold unless, in either case, a Mortgage is granted (or required to be granted) in respect of such Real Property pursuant to the terms of either the ABL Credit Documents or the documents governing any secured Indebtedness incurred or issued in reliance on Section 9.04(l), Section 9.04(p) or Section 9.04(t).

“Maturity Date” shall mean, (w) with respect to the Effective Date Loans, the Initial Maturity Date, (x) with respect to Other Loans, the final maturity date as specified in the applicable Refinancing Amendment, (y) with respect to Extended Loans, the final maturity date as specified in the applicable Extension Offer, and (z) with respect to Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (i) an unlimited amount if, after giving effect to the incurrence of such additional amount, the First Lien Net Leverage Ratio shall not exceed 4.70:1.00, (x) calculated as if (A) any junior lien or unsecured Incremental Equivalent Debt (or any permitted Refinancing thereof) or (B) any Refinanced Debt or any other Credit Agreement Refinancing Indebtedness in respect of any Incremental Loans that is junior lien or unsecured Indebtedness, in each case constitutes Consolidated First Lien Indebtedness, (y) determined on a Pro Forma Basis as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of the Incremental Facility, as if such Incremental Facility had been incurred (and, if incurred to finance a Permitted Acquisition or other Investment permitted hereunder, such Permitted Acquisition or other Investment permitted hereunder had been consummated) on the first day of such Calculation Period and (z) calculated not to include the cash proceeds of any such Incremental Facility in the amount of Unrestricted cash and Cash Equivalents to be netted in calculating such ratio plus (ii) (x) $200,000,000 minus (y) the sum of (A) the aggregate principal amount of Incremental Loans made in reliance on this clause (ii) pursuant to Section 2.14(a) prior to such date and (B) the aggregate principal amount of all Indebtedness incurred or issued in reliance on this clause (ii) pursuant to Section 9.04(p) prior to such date plus (iii) the amount of all voluntary prepayments of Loans or Incremental Equivalent Debt, in each case to the extent not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or with the proceeds of issuances of Equity Interests prior to such date (it being understood that (I) the Borrower shall be deemed to have used amounts under clause (iii) prior to utilization of amounts under clause (i) and (ii), (II) the Borrower shall be deemed to have used amounts under clause (i) (to the extent compliant therewith) prior to utilization of amounts under clause (ii), and (III) Loans may be incurred under each of clauses (i), (ii) and/or (iii), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (iii) above, then calculating the incurrence under clause (i) above, and then calculating the incurrence under clause (ii) above). In connection with any Incremental Loan or Incremental Equivalent Debt, the Borrower may elect to incur such Incremental Loans or Incremental Equivalent Debt pursuant to clause (i), (ii) or (iii) of the preceding sentence.

“Maximum Rate” shall have the meaning provided in Section 12.20.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Minimum Extension Condition” shall have the meaning provided in Section 2.16(b).

“Model” shall mean the model prepared by the Borrower and delivered to the Joint Lead Arrangers on or prior to May 10, 2016.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of the Guarantors that is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement or any Security Document.

“MSSF” shall have the meaning provided in the introductory paragraph of this Agreement.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is contributed to by (or to which there is an obligation to contribute of) Holdings or Subsidiary of Holdings or an ERISA Affiliate.

“Net Cash Proceeds” shall mean, the gross cash proceeds received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents, solely with respect to Collateral constituting Term Loan Priority Collateral and any ABL Loan Documents) which is secured by the respective assets the subject of such Recovery Event).

“Net Sale Proceeds” shall mean (a) in connection with any sale or other disposition of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such sale or other disposition of assets (other than any Lien pursuant to a Security Document), (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Parent or any of its Restricted Subsidiaries in connection with such sale or other disposition of assets, (iv) reserves for any liabilities attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such sale or other disposition of assets owing by Parent or any of its Restricted Subsidiaries in connection therewith (including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction) and that are reasonably determined by the Borrower in good faith as a reserve in accordance with GAAP; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Sale Proceeds, (v) cash escrows to Parent or any of its Restricted Subsidiaries from the sale price for such sale or other disposition of assets; provided that any cash released from such escrow shall constitute Net Sale Proceeds upon such release and (vi) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: Agency team, Telecopier No.: (212) 507-6680, Telephone: (917) 260-0588, and Email: AGENCY.BORROWERS@morganstanley.com and (ii) for operational notices, the office of the Administrative Agent located at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: Agency team, Telecopier No.: (212) 507-6680, Telephone: (917) 260-0588, and

Email: AGENCY.BORROWERS@morganstanley.com, or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Security Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Loans and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by Parent and its Subsidiaries hereunder), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Market Purchase Offer” shall have the meaning provided in Section 2.15(a).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements (including commodity futures or forward purchase contracts), or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Intercreditor Agreements” shall mean any Second Lien Intercreditor Agreement, Pari Passu Intercreditor Agreement or other intercreditor in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and the Security Agent.

“Other Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Loans” shall mean one or more Classes of Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean all present or future stamp, excise, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Pari Passu Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement substantially in the form of Exhibit K-2 to be entered into as required pursuant to the terms hereof.

“Participant Register” shall have the meaning provided in Section 12.04(g).

“Pass-Through Foreign Holding Company” shall mean any Subsidiary that qualifies as a Foreign Subsidiary pursuant to clause (ii) or (iii) of the definition thereof (after giving effect to the proviso therein).

“Patent Security Agreement” has the meaning specified in the Security Agreement.

“Patriot Act” shall have the meaning provided in Section 12.18.

“Payment Office” shall mean the office of the Administrative Agent located at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: Agency team, Telecopier No.: (212) 507-6680, Telephone: (917) 260-0588, and Email: AGENCY.BORROWERS@morganstanley.com or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquired Debt” shall have the meaning provided in Section 9.04(g).

“Permitted Acquisition” shall mean the acquisition by Parent or a Restricted Subsidiary of Parent of an Acquired Entity or Business; provided that (in each case) (a) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.12 and (b) all requirements of Sections 8.12 applicable to such Permitted Acquisition are satisfied within the time periods required thereby.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Acquisition Additional Cost-Savings” shall mean, in connection with any Permitted Acquisition or other Investment permitted hereunder, those expected pro forma cost savings, operating expense reductions and synergies projected (in each case not included pursuant to subclause (x) of clause (ii) of the definition of Pro Forma Basis contained herein) in good faith by the Borrower to be realized as a result of specified actions taken within the 12 month period following the consummation of such Permitted Acquisition or other Investment permitted hereunder or committed or expected to be taken (in either case, whether or not actually taken in such period) within such 12 month period, net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period, in each case in connection with the combination of the operations of the respective Acquired Entity or Business acquired pursuant to such Permitted Acquisition or other Investment permitted hereunder with the operations of Parent and its Subsidiaries, which cost-savings adjustments shall be (i) estimated on a good faith basis by the Borrower, (ii) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent and (iii) net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period.

“Permitted Disposition Additional Cost-Savings” shall mean, in connection with any Material Asset Sale, those expected pro forma cost savings, operating expense reductions and synergies projected (in each case not included pursuant to subclause (x) of clause (iii) of the definition of Pro Forma

Basis contained herein) in good faith by the Borrower to be realized as a result of specified actions taken within the 12 month period following the consummation of such Material Asset Sale or committed or expected to be taken (in either case, whether or not actually taken in such period) within such 12 month period, which cost-savings adjustments shall be (i) estimated on a good faith basis by the Borrower, (ii) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent, and (iii) net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, easements, zoning restrictions, right-of-way restrictions and other similar encumbrances permitted under Section 9.01(h), and such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto.

“Permitted Holders” shall mean (i) the Sponsor, (ii) the Advance Shareholders, (iii) any current or subsequently appointed members of management of Parent, Borrower or Holdings and family members thereof, (iv) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the immediately preceding clauses (i), (ii) or (iii), (v) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act), which is controlled by any of the Persons referred to in the immediately preceding clauses (i), (ii), (iii) and (iv), or which Persons specified in such clauses beneficially own (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) a majority of the Equity Interests held by such group (but without giving effect to the existence of such group), and (vi) any Affiliates of any of the Persons referenced in clauses (i), (ii), (iii), (iv) or (v).

“Permitted Junior Priority Refinancing Debt” shall mean Junior Lien Debt which constitutes Credit Agreement Refinancing Indebtedness.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Guarantor in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness (x) is secured by the Term Loan Priority Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and in priority to the ABL Obligations and (y) is secured by the ABL Priority Collateral on a second-priority basis with the ABL Obligations and on a pari passu basis with the Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement and the Pari Passu Intercreditor Agreement, as applicable.

“Permitted Ratio Debt” shall mean Indebtedness of the Borrower, any Guarantor or any Restricted Subsidiary; provided that (a) such Indebtedness is unsecured Indebtedness, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred and the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Loans and (c) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall exist or result therefrom and (ii) on a Pro Forma Basis giving effect to the occurrence of such Indebtedness, the Interest Coverage Ratio is no less than 2.00:1.00 as of the last day of the most recently ended Calculation Period prior to the incurrence of such Indebtedness.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) except as otherwise permitted under Section 9.04, the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees, expenses and premium thereon and any make-whole payments applicable thereto and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness) (provided, that with respect to a modification, refinancing, replacement, refunding, renewal or extension of any Junior Financing, at the time such modification, refinancing, replacement, refunding, renewal or extension occurs, and after giving effect thereto, the final stated maturity date of such Junior Financing shall be no earlier than the date that is 91 days after the Latest Maturity Date, and the Weighted Average Life to Maturity of such Junior Financing is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Loans), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (in each case other than any additional guarantor or obligor that is also a Credit Party or any security that constitutes Collateral), (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that a certificate of an officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within five Business Day of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (g) such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person or Persons who are the obligors of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, together with any other obligor that is also a Credit Party and (h) in the case of any Permitted Refinancing in respect of (x) the ABL Obligations or (y) any Permitted Pari Passu Refinancing Debt or any Permitted Junior Priority Refinancing Debt, in each case, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements or mortgages permitted by and subject to the Intercreditor Agreement and, to the extent applicable, in the case of any Permitted Pari Passu Refinancing Debt, a Pari Passu Intercreditor Agreement or, in the case of any Permitted Junior Priority Refinancing Debt, to the extent applicable, a Second Lien Intercreditor Agreement.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness implemented pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Guarantor in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) Parent or a Subsidiary of Parent or an ERISA Affiliate and is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Platform” shall have the meaning provided in Section 12.03(c).

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term or financial ratio (such as Total Net Leverage Ratio, First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or Interest Coverage Ratio), the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness after the last day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Calculation Period (b) the repayment of any Indebtedness on or after the last day of the relevant Calculation Period as if such Indebtedness had been retired or repaid on the first day of such Calculation Period, (c) any Specified Transaction then being consummated as well as any other Specified Transaction if consummated after the first day of the relevant Calculation Period, and on or prior to the date of the respective Specified Transaction then being effected or being effected on or prior to the applicable date of determination, as if such Specified Transaction had been consummated on the first day of such Calculation Period, and (d) the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”, as well as any other such re-designation if consummated after the first day of the relevant Calculation Period, and on or prior to the date of the respective designation, as the case may be, then being effected or being effected on or prior to the applicable date of determination, as if such designation had occurred on the first day of such Calculation Period, with the following rules to apply in connection therewith:

(i)                                     all Indebtedness (A) incurred or issued on or after the last day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination (unless otherwise repaid on or prior to the applicable date of determination) and (B) retired, repaid or redeemed on or after the last day of the relevant Calculation Period shall be deemed to have been retired, repaid or redeemed on the first day of such Calculation Period and remain retired through the date of determination; and

(ii)                                  in making any determination of Consolidated EBITDA on a Pro Forma Basis (including with respect to any ratio determined on a Pro Forma Basis for which Consolidated EBITDA is a component (provided that with respect to calculations of the Total Net Leverage Ratio pursuant to Section 4.02(f), such pro forma effect shall be given only to such Specified Transactions and redesignations during the applicable Excess Cash Payment Period)), pro forma effect shall be given to any Specified Transactions or any re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary if effected on or prior to the applicable date of determination as if same had occurred on the first day of the respective Calculation Period and taking into account, in the case of any Permitted Acquisition or other Investment permitted hereunder, adjustments that are (x) factually supportable and identifiable cost and expense savings or (y) Permitted Acquisition Additional Cost-Savings, and, in the case of any Material Asset Sale, adjustments that are (x) factually supportable and identifiable cost and expense savings or (y) Permitted Disposition Additional Cost-Savings, in each case as if such cost or expense savings were realized on the first day of the respective period.  For the avoidance of doubt, the applicable date of determination shall be the date on which the applicable calculation is made in connection with the incurrence of Indebtedness, Permitted Acquisitions, Dividends or other action or event being tested or subject to satisfaction or compliance with a particular ratio and not the last day of the most recent Calculation Period.

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with this Agreement and delivered to the Administrative Agent prior to the Effective Date.

“Public Lender” shall have the meaning provided in Section 12.03(c).

“Purchase Offers” shall have the meaning provided in Section 2.15(a).

“Qualified Credit Party” shall mean Parent, Holdings, the Borrower and each Wholly-Owned Subsidiary Guarantor.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by Parent or any of its Restricted Subsidiaries of any cash insurance proceeds (other than business interruption insurance proceeds) or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Parent or any of its Restricted Subsidiaries.

“Reference Date” shall have the meaning provided in the definition of “Available Amount”.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” shall have the meaning provided in the Section 5.07(a).

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, Parent and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Register” shall have the meaning provided in Section 12.15(a).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefore pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning provided in Section 4.02(j).

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Reinvestment Period” shall mean, with respect to any Asset Sale or Recovery Event, the earlier of the dates referred to in clauses (a) and (b) below occurring after the receipt of Net Sale Proceeds or Net Insurance Proceeds by Parent or any of its Restricted Subsidiaries, as the case may be, from such Asset Sale or Recovery Event: (a) (x) 12 months following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be or (y) if Parent or any of its Restricted Subsidiaries have contractually committed to reinvest such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, within 12 months of the date of receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, 18 months following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (b) the date upon which Parent or the relevant Restricted Subsidiary formally determines not to reinvest the Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from the respective Asset Sale or Recovery Event, as the case may be.

“Replaced Lender” shall have the meaning provided in Section 2.13(a).

“Replacement Lender” shall have the meaning provided in Section 2.13(a).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period under Section 4043 of ERISA or the PBGC Regulations thereunder is waived.

“Repricing Transaction” shall mean (x) any prepayment of Effective Date Loans under this Agreement with the proceeds of any secured term loan Indebtedness (including, without limitation, any new or additional secured term loans under this Agreement) having an Effective Yield that is less than the Effective Yield for the Effective Date Loans or (y) any effective reduction in the Effective Yield for the Effective Date Loans by way of amendment or waiver to this Agreement; provided that “Repricing Transaction” shall not include any prepayment, refinancing or repricing of the Loans in connection with a transaction constituting a Change of Control or the incurrence of any Indebtedness the proceeds of which are used to finance an acquisition or merger (including the repayment of Indebtedness (including the Loans) and the payment of fees, expenses and other payments related thereto) involving aggregate consideration of at least $100,000,000.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders (other than Affiliated Non-Debt Fund Lenders) the sum of whose outstanding Loans at such time represents at least a majority of the sum of all outstanding Loans of Non-Defaulting Lenders that are not Affiliated Non-Debt Fund Lenders at such time.

“Restated Intercreditor Agreement” shall mean the form of “first-lien, second-lien and ABL” intercreditor agreement attached hereto as Exhibit K-3.

“Restricted Subsidiary” of any Person shall mean any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, as used herein, the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Parent.

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale/Leaseback Transaction” shall mean an arrangement relating to property now owned or hereafter acquired by Parent or a Restricted Subsidiary thereof whereby Parent or such Restricted Subsidiary transfers such property to a Person and Parent or such Restricted Subsidiary leases it from such Person, other than leases between Parent or a Restricted Subsidiary or between Restricted Subsidiaries.

“Scheduled Initial Repayment” shall have the meaning provided in Section 4.02(a).

“Scheduled Initial Repayment Date” shall have the meaning provided in Section 4.02(a).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean any intercreditor agreement between or among lenders (or the representative agents for such lenders) providing Junior Financing to any Loan Party, made in accordance with the provisions of the applicable Junior Financing Documentation and the Intercreditor Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Secured Creditors” shall mean collectively, the Administrative Agent, the Security Agent, the Lenders and each Hedging Creditor.

“Secured Hedging Agreements” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreement entered into by a Credit Party with any Lender Counterparty; provided that (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that (x) it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents and (y) does not constitute a “Bank Product Agreement” for purposes of the ABL Loan Documents or any guaranties relating to the ABL Credit Agreement, and (ii) the Borrower and the other parties thereto shall have delivered to the Security Agent a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement (x) constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (y) does not constitute a “Bank Product Agreement” for purposes of the ABL Loan Documents or any guaranties relating to the ABL Credit Agreement and (z) in the case of the Borrower, that such Interest Rate Protection Agreement and/or Other Hedging Agreement and the obligations of Credit Parties thereunder have been, and will be, incurred in compliance with this Agreement.

“Secured Obligations” shall mean all (x) amounts owing to the Administrative Agent, the Security Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document and (y) obligations of any Credit Party arising under any Secured Hedging Agreement, including, in each of clauses (x) and (y), without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Loans and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by the Borrower and its Subsidiaries hereunder), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amounts; provided, however, that “Secured Obligations” shall not include any Excluded Swap Obligations.

“Securities Account” shall mean a securities account (as that term is defined in the UCC).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agent” shall mean MSSF, in its capacity as Security Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Security Agent appointed pursuant to Section 11.09.

“Security Agreement” shall have the meaning provided in Section 5.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, each Control Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which any Credit Party grants, perfects or continues a security interest in favor of the Security Agent for the benefit of the Secured Creditors.

“Seller Debt” shall have the meaning provided in Section 9.04(n).

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all the financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Transaction” shall mean (i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any Permitted Acquisition, (iii) Material Asset Sale, and (iv) any Investment in, acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person (in each case to the extent permitted hereunder).

“Sponsor” shall mean Oaktree Capital Management L.P. and investment funds managed thereby and their Affiliates.

“Sponsor Debt Fund” shall mean any Affiliate of the Sponsor (other than Parent and its Subsidiaries) that is an Eligible Transferee and invests in commercial bank loans in the ordinary course of business at the time of the relevant sale or assignment thereto pursuant to Section 12.04(d) and so long as the individuals who are employees, officers or directors of the Sponsor and who are responsible for the advisement or management of such Affiliate do not include any individuals who are responsible for the advisement or management of Parent and its Subsidiaries, and the individuals who are employees, officers or directors of Sponsor and who are responsible for the advisement or management of Parent and its Subsidiaries do not have the right to direct or influence the credit decisions of such Affiliate or directly or indirectly appoint (or have the right to appoint) any individual at such Affiliate with responsibility for reviewing or approving any decisions with respect to the transactions contemplated by any of the Credit Documents (including any amendments or waivers).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States (the “Board”) and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty).

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Parent (other than Holdings, the Borrower or any Excluded Subsidiary (unless such Subsidiary is party to the Guaranty)), whether existing on the Effective Date or established, created or acquired after the Effective Date, unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Successor Company” shall have the meaning provided in Section 9.02(a).

“Syndication Agent” shall mean Deutsche Bank Securities Inc.

“Tax Receivable Agreement” shall mean an agreement to be dated on or about the date of the IPO between Parent (or its direct or indirect parent) and a representative of pre-initial public offering holders of Equity Interests of Parent (or its direct or indirect parent), relating to payment by Parent to such holders of Equity Interests of tax benefits relating to net operating losses, tax basis and other tax attributes attributable to periods prior to the IPO, and having terms and conditions that are either (i) not materially less favorable to the Credit Parties than those set forth in the draft tax receivable agreement disclosed to the Administrative Agent prior to the Effective Date or (ii) not materially less favorable to the Credit Parties than those commonly found in tax receivable agreements for similarly-situated taxpayers that have been publicly filed with the SEC.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Term Lender” shall mean, at any time, any Lender that has a Commitment or a Loan at such time.

“Term Loan Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Indebtedness on such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” and (ii) notwithstanding the foregoing, for purposes of Section 4.02(f), Consolidated EBITDA shall be determined for the Calculation Period ending as of the last day of the applicable Excess Cash Payment Period.

“Total Secured Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Total Secured Indebtedness as of such date (calculated net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Secured Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Total Secured Indebtedness shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis”.

“Trademark Security Agreement” has the meaning specified in the Security Agreement.

“Transaction” shall mean, collectively, (a) the consummation of the Refinancing, (b) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Effective Date and the use of proceeds thereof, (c) the execution, delivery and performance by each Credit Party of the Effective Date ABL Amendment, the incurrence of ABL Loans on the Effective Date, if any, and the use of proceeds thereof, and (d) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Parent or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) does not appear (and is not required to appear) as “restricted” on a consolidated balance sheet of Parent or of any such Subsidiary (unless such appearance is related to the Credit Documents (or Liens created thereunder) or the ABL Loan Documents (or Liens created thereunder)), and (ii) are not subject to any Lien in favor of any Person (other than (x) the Security Agent or the ABL Agent pursuant to the Security Documents or the ABL Loan Documents, as the case may be, (y) Liens permitted by Section 9.01(p) and (z) Liens securing Consolidated Indebtedness which Liens are pari passu or junior to Liens securing the Credit Documents).

“Unrestricted Cash Amount” shall mean, as of any date of determination, the aggregate amount of Unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Parent (including any Subsidiary of Parent that is acquired or formed after the Effective Date), provided that the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent; provided that (w) such designation as an Unrestricted Subsidiary shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) Parent’s direct or indirect equity ownership percentage of the net worth of such designated Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee of Indebtedness of Parent or its Restricted Subsidiaries provided by such designated Subsidiary) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to Parent or any other Restricted Subsidiary immediately after such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, (x) both immediately before and immediately after giving pro forma effect thereto, no Event of Default is continuing or would result from such designation, (y) no Subsidiary may be designated an Unrestricted Subsidiary to the extent such Subsidiary or any of its Subsidiaries is a restricted subsidiary for purposes of the ABL Credit Agreement and (z) the Total Net Leverage Ratio, calculated as of the date of designation on a Pro Forma Basis, does not exceed 4.70:1.00, and (b) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if at the time of any such re-designation the Borrower is in compliance with clauses (x) and (z) of the preceding sentence.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided to such term in Section 4.04(f)(ii)(B).

“Voidable Transfer” shall have the meaning provided in Section 12.22.

“Voluntary Prepayment” shall have the meaning provided in Section 9.10(a).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Parent with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Parent and its Subsidiaries under applicable law).

“Wholly-Owned Subsidiary Guarantor” shall mean, any Wholly-Owned Subsidiary of Parent which is a Subsidiary Guarantor.

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

“Write-down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” shall have the meaning provided in Section 2.14(a).

1.02                        Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                     As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, and (vii) references to agreements (including this Agreement) or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.  For the avoidance of doubt, it is acknowledged and agreed that references to or requirements to enter into any Other Intercreditor Agreement shall only be applicable to the extent there are multiple classes of Indebtedness (issued under multiple debt instruments) secured by the Collateral on a pari passu basis.

(c)                      The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03                        Limited Condition Acquisition.  Notwithstanding anything to the contrary in this Agreement, for purposes of (i) determining compliance with any provision of this Agreement that requires the calculation of the Interest Coverage Ratio, First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or the Total Net Leverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth herein (including baskets measured as a percentage of Consolidated EBITDA) (including, in each case with respect to the incurrence of debt under an Incremental Facility incurred in connection therewith), in each case, in connection with a Permitted Acquisition or other Investment by one or more of Parent and its Restricted Subsidiaries, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such Limited Condition Acquisition is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Calculation Period ending prior to the LCA Test Date, Parent or its applicable Restricted Subsidiary could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with for such Limited Condition Acquisition.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

SECTION 2.                            Amount and Terms of Credit.

2.01                        The Commitments.  Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Loan Commitment severally agrees to make a term loan (each, an “Effective Date Loan” and, collectively, the “Effective Date Loans”) to the Borrower, which Loans (i) shall be incurred pursuant to a single drawing on the Effective Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Loan Commitment of such Lender on the Effective Date.  Once repaid, Loans incurred hereunder may not be reborrowed.

2.02                        Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of LIBOR Loans in the aggregate for all Classes of Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent).

2.03                        Notice of Borrowing.  (a) When the Borrower desires to incur the Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office (i) at least one Business Day’s prior notice thereof in the case of LIBOR Loans and (ii) at least one Business Day’s prior notice thereof in the case of Base Rate Loans; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day.  Such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (A) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (B) the date of such Borrowing (which shall be a Business Day) and (C) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)                     Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of the Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04                        Disbursement of Funds.  No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of the Borrowing requested to be made on such date.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account or accounts as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of any such Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall repay such corresponding amount to the Administrative Agent within three Business Days.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make

Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05                        Notes.  (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)                     Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)                      Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to the Borrower shall affect, or in any manner impair, the obligations of the Borrower to repay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document.  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall reasonably promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06                        Conversions and Continuations.  The Borrower shall have the option, on any Business Day, to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan or to continue all or any portion equal to at least the Minimum Borrowing Amount of any outstanding LIBOR Loans as the same Type of Loan; provided that, (a) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) Base Rate Loans may not be converted into LIBOR Loans and LIBOR Loans may not be continued as such if an Event of Default has occurred and is continuing on the date of the conversion or continuation, as applicable, and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion or continuation, and (c) no conversion or continuation pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans or continuations of LIBOR Loans, three Business Days’ prior notice and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted or continued, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans or continued as such, the Interest Period to be initially applicable thereto after giving effect to such election.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Loans.

2.07                        Pro Rata Borrowings.  All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments in respect of the applicable Class.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08                        Interest.  (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)                     The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate.

(c)                      Overdue amounts (i) of principal and interest on any Loan shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), to the extent permitted by law, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loan, in the case of principal, and, in the case of interest, the rate then borne by the applicable Loan to which such interest relates and (ii) constituting other amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d)                     Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (A) quarterly in arrears on each Quarterly Payment Date, (B) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (C) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (A) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (B) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                      Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09                        Interest Periods.  At the time the Borrower gives the Notice of Borrowing or any Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three or six month period, or to the extent agreed to by all Lenders with Loans under the relevant Class, a twelve month period or (y) if agreed by each Lender with Loans under the relevant Class, such other period not to exceed one-month; provided that (in each case):

(a)                     [Reserved];

(b)                     the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c)                      if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)                     if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)                      no Interest Period may be selected at any time when an Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit conversion to a LIBOR Loan or a continuation as a LIBOR Loan; and

(f)                       no Interest Period in respect of any Borrowing of any Class of Loans shall be selected which extends beyond the Maturity Date for such Class of Loans.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert or continue, as applicable, such LIBOR Loans as LIBOR Loans with an Interest Period of one month. If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into Base Rate Loans.

2.10                        Increased Costs, Illegality, etc.  (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)                         on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii)                      at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Effective Date (or the date such Lender became a Lender hereunder, if later) in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate, or (2) any change subjecting any Recipient to any Taxes (except for Excluded Taxes and any Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                   at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any request from a Governmental Authority (whether or not having force of law) or (C) impracticable as a result of a contingency, other than with respect to a tax matter not otherwise provided for in this Section 2.10, occurring after the Effective Date or since the date such Person becomes a Lender, if later, which materially and adversely affects the London interbank market generally;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall not be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and the Notice of Borrowing or any Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, within 10 Business Days after written demand by such Lender setting forth in reasonable detail such increased cost or reduction, such additional amounts as will compensate such Lender for such increased cost or reduction in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, and stating that such Lender is charging such costs to its borrowers generally pursuant to its internal policies submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as reasonably possible and, in any event, within the time period required by law.

(b)                     At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)                      If any Lender determines that after the Effective Date (or the date such Lender became a Lender hereunder, if later) the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, within 10 Business Days after written demand by such Lender setting forth in reasonable detail such increased cost or reduction in the rate of return, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided, further, that, notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(d)                     Notwithstanding the foregoing, in making its determination regarding any increase described in Section 2.10(a)(ii) or Section 2.10(c), each Lender shall treat the Borrower the same as all similarly situated borrowers, as determined by such Lender in its reasonable discretion.  Each Lender agrees that it will not claim, and that it shall not be entitled to claim, from the Borrower the payment of any of the amounts referred to in this section (i) if it is not generally claiming similar compensation from its other similar customers in similar circumstances and (ii) unless the relevant introduction or change affects all banks and other financial institutions substantially similar to such Lender having regard to the size, business activities and regulatory capital of such banks and other financial institutions, but excluding differences based solely on the residency of Persons controlling such banks or other financial institutions.

(e)                      It is understood that this Section 2.10 shall not apply to Excluded Taxes or Indemnified Taxes.

(f)                       With respect to any Lender’s claim for compensation under this Section 2.10, the Borrower shall not be required to compensate such Lender for any amount incurred if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11                        Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender sustains: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in the Notice of Borrowing or in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn or rescinded pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (d)

as a consequence of (i) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12                        Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13                        Replacement of Lenders.  (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs or (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which expressly requires the consent of such Lender and which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower shall have the right, in accordance with Section 12.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 12.04(b)); provided that:

(i)                         at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender; and

(ii)                      all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 and 4.01(c)) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is hereby authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender.

2.14                        Incremental Credit Extensions.  (a) The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the establishment of one or more additional term loans, which may be of the same Class as any existing Loans or a separate Class of Loans (the “Incremental Loans”); provided that (i) (x) if the proceeds of such Indebtedness are being used to finance a Permitted Acquisition or other Investment permitted hereunder, no Event of Default under Section 10.01(a) or (e) shall have occurred and be continuing or would exist after giving effect to such Indebtedness, or (y) if otherwise, no Event of Default shall have occurred at the time of the incurrence of such Incremental Loans and be continuing or would result therefrom, (ii) no Lender shall be obligated to provide any Incremental Loans as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in writing in its sole discretion to provide an Incremental Loan and executed and delivered to the Administrative Agent an Incremental Amendment as provided below in this Section 2.14, such Lender shall not be obligated to fund any Incremental Loans, and (iii) unless otherwise agreed by the Administrative Agent, each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Loans shall not exceed the Maximum Incremental Facilities Amount.  Incremental Loans shall be secured by the Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranty and shall be treated substantially the same as the existing Loans (in each case, including with respect to mandatory and voluntary prepayments); provided, however, that (i) the interest rate applicable to the Incremental Loans may differ from that applicable to the Effective Date Loans or any other tranche of Incremental Loans, but, if the Effective Yield applicable to a given tranche of Incremental Loans determined as of the initial funding date for such Incremental Loans exceeds the Effective Yield of any Effective Date Loans by more than 0.50% (the amount of such excess over 0.50% being the “Yield Differential”), the Applicable Margin for such Effective Date Loans shall automatically be increased by the Yield Differential effective upon the making of the applicable Incremental Loans, (ii) the final stated maturity date for a given tranche of Incremental Loans may be later than or the same as (but not sooner than) the Initial Maturity Date, (iii) the amortization requirements for a given tranche of Incremental Loans may differ, so long as the Weighted Average Life to Maturity of such Incremental Loans is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Loans (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (iv) except as otherwise required or as permitted in clauses (i) through (iii) above, the other terms of a given tranche of Incremental Loans shall be on terms and pursuant to documentation substantially identical to the terms applicable to the Effective Date Loans or shall be reasonably satisfactory to the Administrative Agent; provided that such terms may differ with respect to (x) covenants or other provisions applicable only to periods after the Latest Maturity Date as in effect immediately prior to the making of such Incremental Loans, (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the Lenders under any applicable existing Loans, which shall not require the consent of the Administrative Agent or any Lender, and (z) the Incremental Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Loans hereunder, as specified in the applicable Incremental Amendment, and (v) the proceeds of Incremental Loans may be utilized by Parent, Holdings, the Borrower or any of their respective Subsidiaries for general corporate purposes.

Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans.  Incremental Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented to such Additional Lender’s making such Incremental Loans (to the extent such consent would be required under Section 12.04(b)) (such consent not to be unreasonably withheld or delayed).  Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including, in the case of Incremental Loans structured as a separate Class, the incorporation of class voting rights that prevent Lenders from agreeing to modifications that would allocate (or reallocate) payments to the Lenders in a non-pro rata manner unless such modifications are agreed to by a majority of the Lenders holding the Loans whose payment rights are being modified).  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Effective Date”) of such conditions as the parties thereto shall agree; provided that, with respect to any Incremental Loans the Net Cash Proceeds of which all or a portion thereof are to be used to fund a Permitted Acquisition or other Investment permitted hereunder notwithstanding anything to the contrary in this Agreement, if the Lenders providing such Incremental Loans so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.  No Lender shall be obligated to provide any Incremental Loans, unless it so agrees.

(b)                     This Section 2.14 shall supersede any provisions in Sections 6, 12.06 or 12.12 to the contrary.

2.15                        Loan Repurchases.  (a) Subject to the terms and conditions set forth or referred to below, (x) each of (i) Sponsor and the Advance Shareholders and any of their respective Affiliates (other than Parent, Holdings or any of its Subsidiaries) (each, an “Affiliated Lender”, and collectively, the “Affiliated Lenders”) and (ii) Parent, Holdings, the Borrower, and any Subsidiary of Parent (each, an “Affiliated Borrower Lender”, and collectively, the “Affiliated Borrower Lenders”, and together with the Affiliated Lenders, the “Affiliated Persons”) may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Loans (each, a “Dutch Auction Purchase Offer”), each such Dutch Auction Purchase Offer to be managed by MSSF or another financial institution or advisor selected by the Borrower (in such capacity, the “Auction Manager”), and (y) each Affiliated Person may from time to time purchase Loans on the open market (each, an “Open Market Purchase Offer” and together with a Dutch Auction Purchase Offer, the “Purchase Offers”), so long as in each case the following conditions (to the extent applicable) are satisfied:

(i)                         each Dutch Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.15 and the Auction Procedures;

(ii)                      in the case of any Dutch Auction Purchase Offer or Open Market Purchase Offer by any Affiliated Borrower Lender, no Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice, as applicable, and at the time of purchase of any Loans in connection with any Dutch Auction Purchase Offer or Open Market Purchase Offer, as applicable;

(iii)                   each Dutch Auction Purchase Offer shall be open and offered to all Lenders (or all Lenders of a particular Class) on a pro rata basis;

(iv)                  the maximum principal amount (calculated on the face amount thereof) of Loans that the Affiliated Non-Debt Fund Lenders offer to purchase in any such Dutch

Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(v)                     the aggregate principal amount (calculated on the face amount thereof) of all Loans purchased by Parent, Holdings or the Borrower pursuant to a Purchase Offer shall automatically be cancelled and retired by Parent, Holdings or the Borrower, as applicable, on the settlement date of the relevant purchase (and may not be resold);

(vi)                  notwithstanding anything to the contrary contained in this Agreement, the Affiliated Non-Debt Fund Lenders shall not be permitted to hold an aggregate principal amount of outstanding Loans that represents more than 25% of the aggregate principal amount of all outstanding Loans, calculated as of the date of such purchase (excluding any amounts subject to cancellation pursuant to clause (v) above); and

(vii)               Affiliated Persons will not be required to represent or warrant that they are not in possession of non-public information with respect to Parent, Holdings, the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any Purchase Offer permitted by this Section 2.15.

(b)                     The relevant Affiliated Person must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Loans pursuant to such Purchase Offer.  Such Affiliated Person shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such termination shall not, in and of itself, result in any Default or Event of Default hereunder. With respect to all purchases of Loans made by any Affiliated Person pursuant to this Section 2.15, (x) the applicable Affiliated Person shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents or assignment documents relating to such Purchase Offer), if any, on the purchased Loans up to the settlement date of such purchase, (y) such purchases (and the payments made by such Affiliated Person and any cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments under Section 4.01 or Section 4.02 hereof and (z) any Affiliated Non-Debt Fund Lender may elect to forgive or cancel Loans, whether through a capital contribution to Parent or Holdings (which is, in turn, substantially concurrently, contributed to the Borrower for the purpose of immediate cancellation of such Loans) or otherwise.

(c)                      The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.15 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 12.04 and Section 12.06 will not apply to the purchases of Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.15 or any forgiveness or cancellation of Loans provided for in paragraph (b) above. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 11 and Section 12.02 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d)                     Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, Parent, Holdings, the Borrower and each Affiliated Non-Debt Fund Lender becoming a Lender hereby agree that (i) each Affiliated Non-Debt Fund Lender’s voting rights as a Lender in respect of the Credit Documents are limited as, and to the extent, set forth herein (including in the definition of “Required Lenders” appearing in Section 1.01); provided no amendment, modification, waiver or consent in respect of Sections 10.02 or 12.06, to the extent that such amendment, modification, waiver or consent disproportionately, directly and adversely affects such Affiliated Non-Debt Fund Lender, shall be effective without the consent of such Affiliated Non-Debt Fund Lender, (ii) each Affiliated Non-Debt Fund Lender waives its right in its capacity as a Lender to receive information (other than administrative information such as notifications under Section 2 hereof) not prepared by (or on behalf of) Parent, Holdings or Borrower from the Administrative Agent, the Security Agent or any other Lender under or in connection with the Credit Documents otherwise delivered or required to be delivered to each Lender (and not delivered to Holdings or the Borrower) and attend any meeting or conference call with the Administrative Agent, the Security Agent or any Lender in respect of the Credit Documents but in which none of Parent, Holdings nor the Borrower participates and to receive advice of counsel to the Administrative Agent or the Lenders or challenge any related attorney-client privilege, (iii) at the time of each assignment to an assignee that is an Affiliated Non-Debt Fund Lender, such assignee shall identify itself as an Affiliate Lender by notifying the Administrative Agent thereof in writing, (iv) no Affiliated Non-Debt Fund Lender shall make or bring any claim, in its capacity as a Lender, against the Administrative Agent, the Security Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents (except for gross negligence, bad faith or willful misconduct or failure to deliver distributions (including principal and interest) to an Affiliated Non-Debt Fund Lender in accordance with the terms of the Credit Documents or breach of provisions specifically impacting such Affiliated Non-Debt Fund Lender in its capacity as such under the Credit Documents), and (v) if a case under the Bankruptcy Code is commenced against any Credit Party, such Credit Party shall seek (and the Affiliated Non-Debt Fund Lenders shall consent) to provide that the vote of the Affiliated Non-Debt Fund Lenders with respect to any plan of reorganization of such Credit Party shall be counted in the same proportion as all other Lenders except that Affiliated Non-Debt Fund Lenders’ vote may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by Affiliated Non-Debt Fund Lenders in a manner that is less favorable in any material respect to the Affiliated Non-Debt Fund Lenders than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Non-Debt Fund Lenders or would deprive the Affiliated Non-Debt Fund Lenders of their pro rata share of any payments to which all Lenders are entitled.

2.16                        Extensions of Loans.

(a)                     Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like Maturity Date of the same Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with a like Maturity Date of the same Class, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension”, and each group of Loans, as applicable, in each case as so extended, as well as the original Loans (in each case not so extended), being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied:  (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Term Lender that agrees to an Extension with respect to such Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Loans”) shall be substantially identical to, or (taken as a whole) not materially more favorable to the Extending Term Lenders than those applicable to the Loans subject to such Extension Offer (except for (x) covenants or other provisions applicable only to periods after the Latest Maturity Date as in effect immediately prior to the time of the Extension Offer or (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the Lenders under any applicable existing Loans), (iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date hereunder as in effect immediately prior to the time of the Extension Offer and the Scheduled Initial Repayment for periods prior to the Initial Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Loans extended thereby that do not accept such Extension Offer (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (v) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower, and (ix) as a condition precedent to the effectiveness of any such Extension, the Borrower shall have re-complied with the flood insurance requirements set forth in Sections 8.03(c) and 8.12(d).

(b)                     With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4 and 12.06) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c)                      No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof). All Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent and Security Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower and any other Credit Party as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16.

(d)                     In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

(e)                      This Section 2.16 shall supersede any provisions in Section 12.06 or 12.12 to the contrary.

2.17                        Refinancing Amendments.

(a)                     At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Loans, Other Loan Commitments and Incremental Loans), in the form of Other Loans or Other Loan Commitments under this Agreement pursuant to a Refinancing Amendment.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 6 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements.  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.17 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (unless such Credit Agreement Refinancing Indebtedness is incurred to refinance all outstanding Loans with respect to a Class).

(b)                     The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Loan Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Loan Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to reflect the provisions of this Section.

(c)                      This Section 2.17 shall supersede any provisions in Section 12.06 or 12.12 to the contrary.

SECTION 3.                            Fees; Reductions of Commitment.

3.01                        Fees.  The Borrower agrees to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

3.02                        Mandatory Reduction of Commitments.  The Initial Loan Commitments (and the Initial Loan Commitment of each Lender) shall terminate permanently in its entirety on the Effective Date (after giving effect to the incurrence of Loans on such date).

SECTION 4.                            Prepayments; Payments; Taxes.

4.01                        Voluntary Prepayments.  (a) The Borrower shall have the right to prepay the Loans, without premium or penalty (except as provided below in Section 4.01(c)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 1:00 PM (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as constitutes a single Borrowing or is otherwise reasonably acceptable to the Administrative Agent); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each prepayment of Loans pursuant to this Section 4.01(a) shall be applied to reduce the then remaining Scheduled Initial Repayments as directed by the Borrower or, absent such direction, in direct order of maturity thereof.  A notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b)                     In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender, together with accrued and unpaid interest and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) and terminate all Commitments of such Lender in accordance with, and subject to the requirements of Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Initial Repayments in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(c)                      If, prior to the six-month anniversary of the Effective Date, in connection with any Repricing Transaction, (x) the Borrower makes any prepayment of Effective Date Loans with the proceeds of any secured term loan Indebtedness referred to in clause (x) of the definition of “Repricing Transaction”, or (y) the Borrower effects any amendment of this Agreement resulting in a Repricing Transaction referred to in clause (y) of the definition of “Repricing Transaction”, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (I) in the case of clause (x), a prepayment premium of 1% of the aggregate principal amount of the Effective Date Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate principal amount of the Effective Date Loans subject to such Repricing Transaction.

4.02                        Mandatory Repayments. (a) In addition to any other mandatory repayments required pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled Initial Repayment Date”), the Borrower shall be required to repay that principal amount of the Effective Date Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g), a “Scheduled Initial Repayment”):

Scheduled Initial Repayment Date	Amount

September 30, 2016	$3,250,000
December 31, 2016	$3,250,000
March 31, 2017	$3,250,000
June 30, 2017	$3,250,000
September 30, 2017	$3,250,000
December 31, 2017	$3,250,000
March 31, 2018	$3,250,000
June 30, 2018	$3,250,000
September 30, 2018	$3,250,000
December 31, 2018	$3,250,000
March 31, 2019	$3,250,000
June 30, 2019	$3,250,000
September 30, 2019	$3,250,000
December 31, 2019	$3,250,000
March 31, 2020	$3,250,000
June 30, 2020	$3,250,000
September 30, 2020	$3,250,000
December 31, 2020	$3,250,000
March 31, 2021	$3,250,000
June 30, 2021	$3,250,000
September 30, 2021	$3,250,000
December 31, 2021	$3,250,000
March 31, 2022	$3,250,000
June 30, 2022	$3,250,000
September 30, 2022	$3,250,000
December 31, 2022	$3,250,000
March 31, 2023	$3,250,000
Initial Maturity Date	Remaining outstanding principal.

(b)                     [Reserved].

(c)                      In addition to any other mandatory repayments required pursuant to this Section 4.02, within five Business Days after each date on or after the Effective Date upon which Parent or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).

(d)                     In addition to any other mandatory repayments required pursuant to this Section 4.02, within five Business Days after each date on or after the Effective Date upon which Parent or any of its Restricted Subsidiaries receives any Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as an amount equal to such Net Sale Proceeds shall be used in the business of Parent or any of its Restricted Subsidiaries, including to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of Parent or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition or Investments not prohibited by this Agreement within the Relevant Reinvestment Period, and provided, further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(d) are not so reinvested within such Relevant Reinvestment Period, an amount equal to such remaining portion shall be applied within three Business Days of the last day of such Relevant Reinvestment Period as otherwise provided above in this Section 4.02(d) without regard to the preceding proviso.

(e)                      In addition to any other mandatory repayments pursuant to this Section 4.02, within five Business Days after each date on or after the Effective Date upon which Parent or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $15,000,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that such Net Insurance Proceeds shall not be required to be so applied on such date so long as an amount equal to such Net Insurance Proceeds shall be used in the business of Parent or any of its Restricted Subsidiaries, including to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of Parent or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition or Investments not prohibited by this Agreement within the Relevant Reinvestment Period, and provided, further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the Relevant Reinvestment Period, an amount equal to such remaining portion shall be applied within three Business Days of the end the last day of such Relevant Reinvestment Period as provided above in this Section 4.02(e) without regard to the immediately preceding proviso.

(f)                       In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that so long as the Total Net Leverage Ratio as of the last day of the respective Excess Cash Payment Period does not exceed (x) 3.95:1.00, the foregoing percentage shall be reduced to 25% of such Excess Cash Flow or (y) 3.45:1.00, the foregoing percentage shall be reduced to 0% of such Excess Cash Flow; provided, further, that any amount required to be applied pursuant to this Section 4.02(f) shall be reduced dollar-for-dollar by (x) the amount of any voluntary prepayments of the Loans and other term Indebtedness secured on a pari passu basis with the Loans or constituting a Permitted Refinancing of the Loans, and, to the extent accompanied by a permanent reduction of the commitments under the ABL Credit Agreement, the ABL Loans, in each case made during the applicable Fiscal Year pursuant to Section 4.01 or the corresponding provisions of the ABL Credit Agreement or other relevant agreement governing the applicable Indebtedness (except to the extent made with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) and (y) the amount of all payments in cash paid by Parent or any of its Restricted Subsidiaries in connection with repurchases and purchases of Loans pursuant to Section 2.15 (except to the extent made with the proceeds of long-term Indebtedness (other than revolving Indebtedness)).

(g)                      Except with respect to Loans incurred in connection with, and as provided in, any Extension Offer, Refinancing Amendment or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms) each amount required to be applied pursuant to Sections 4.02 (c), (d), (e) and (f) in accordance with this Section 4.02(g) shall be applied to repay the outstanding principal amount of Loans; provided, however, if as part of any Asset Sale or Recovery Event, any ABL Priority Collateral is being sold or has been damaged or taken (as the case may be), then an amount equal to the amount of the Net Sale Proceeds from such Asset Sale or the Net Insurance Proceeds from such Recovery Event (as the case may be) that is attributable to such ABL Priority Collateral shall first be applied to the outstanding ABL Loans to the extent required by the ABL Credit Agreement before any portion of an amount equal to such Net Sale Proceeds or Net Insurance Proceeds is applied as provided above in this Section 4.02(g) without regard to this proviso (and any such application to outstanding ABL Loans shall reduce the mandatory repayment required hereunder dollar-for-dollar); provided further, that notwithstanding the foregoing, if any Indebtedness has been incurred that is secured by Liens subject to the Pari Passu Intercreditor Agreement, then any such prepayments referenced in clauses (d), (e) and (f) above may, at the election of the Borrower, be allocated ratably to the Loans and such Indebtedness. The amount of each principal repayment of Loans made as required by this Section 4.02(g) shall be applied to reduce the then remaining Scheduled Initial Repayments as directed by the Borrower or, absent such direction, in direct order of maturity thereof.

(h)                     With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made; provided that: (i) repayments of LIBOR Loans pursuant to this Section 4.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) except for repayments made pursuant to Section 2.15, each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, apply such repayment, first, to Base Rate Loans and, second, if there are no Base Rate Loans outstanding at such time, to LIBOR Loans (applied first to such Borrowings as would result in the least amount owed by the Borrower under Section 2.11).

(i)                         In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Loans of a respective Class shall be repaid by the Borrower in full on the Maturity Date for such Class of Loans.

(j)                        The Borrower shall use commercially reasonable efforts to notify the Administrative Agent in writing of any mandatory repayment of Loans required to be made pursuant to Section 4.02(c), (d), (e) or (f) at least three Business Days prior to the date of such repayment.  Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment.  The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment.  Other than in the case of any repayment of the Loans in full or with the proceeds of any Credit Agreement Refinancing Indebtedness, each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Sections 4.02(c), (d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans to which such Lender is otherwise entitled.  Any Declined Proceeds, subject to any repayment requirements under the ABL Credit Agreement, shall be retained by the Borrower.

(k)                     Notwithstanding any other provisions of this Section 4.02, (A) to the extent that any or all of the Net Sale Proceeds of any Asset Sale or the Net Insurance Proceeds of any Recovery Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 4.02(d) or (e) (a “Foreign Disposition”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 4.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 4.02 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Sale Proceeds, Net Insurance Proceeds of any Foreign Disposition or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit that is anticipated in connection with such repatriation) with respect to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow, the Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount without incurring such material adverse tax consequences (at which time such amount shall be repatriated to the Borrower and promptly applied to repay the Term Loans in accordance with this Section 4.02).

4.03                        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 PM (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Except as provided in Section 2.09, whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04                        Net Payments.  (a) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any

Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                     The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Tax.

(c)                      The Credit Parties shall, without duplication of Section 4.04(a) or (b) above, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                      As soon as reasonably practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                       (i)                         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the

Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if (x) a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises Borrower and (y) in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                      Without limiting the generality of the foregoing,

(A)                       any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                      executed originals of IRS Form W-8ECI;

(iii)                   in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv)                  to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-

8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such partner;

(C)                       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)                       if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA and any regulations promulgated thereunder after the date of this Agreement; and

(E)                        each Agent that is entitled to an exemption from or reduction of withholding tax with respect to any payment under this Agreement made by the Borrower to such Agent under the law of the jurisdiction in which Borrower is located shall deliver to Borrower or Administrative Agent, as applicable, on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, as applicable), any such properly completed and executed documentation prescribed by applicable law as may permit such payments to be made without withholding or at a reduced rate of withholding tax.  Without limiting the generality of the foregoing, each Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (or, in the case of the Administrative Agent, the Borrower) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or Administrative Agent, as applicable) two copies of U.S. Internal Revenue Service Form W-9 (or successor form) certifying that such Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrower and the Administrative Agent, as applicable, to determine whether or not such Agent is subject to United States federal backup withholding tax or information reporting requirements.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                     Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5.                            Conditions Precedent to the Effective Date.  The obligation of each Lender to make the Effective Date Loans on the Effective Date is subject at the time of the making of such Effective Date Loans to the satisfaction of the following conditions:

5.01                        Effective Date; Notes.  On or prior to the Effective Date, (a) Parent, Holdings, the Borrower, the Administrative Agent, the Security Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same in writing at least three (3) Business Days prior to the Effective Date, the appropriate Notes executed by the Borrower.

5.02                        Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Section 6.01 have been (or will be concurrently with the funding of the Effective Date Loans on the Effective Date) satisfied on such date.

5.03                        Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received (a) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Security Agent and the Lenders and dated the Effective Date in customary form reasonably acceptable to the Administrative Agent and (b) without duplication, from local Maine, Ohio, and Oklahoma counsel, reasonably acceptable to the Administrative Agent, in each case, an opinion in customary form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Security Agent and each of the Lenders and dated the Effective Date covering such customary matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

5.04                        Company Documents; Proceedings; etc.  (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit D with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)                     On the Effective Date, the Administrative Agent shall have received a good standing certificate (to the extent such concept exists and delivery is customary in the applicable jurisdiction) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation.

5.05                        [Reserved].

5.06                        [Reserved].

5.07                        Consummation of the Refinancing; Amendment of the ABL Credit Agreement.  (a) On the Effective Date, and substantially concurrently with the incurrence of the Effective Date Loans, the proceeds of such Effective Date Loans shall be used to (x) prepay in full all obligations outstanding under the Existing First-Lien Term Loan Credit Agreement, together with all fees and other amounts owing thereon, and (y) prepay in full all obligations outstanding under the Existing Second-Lien Term Loan Credit Agreement, together with all fees and other amounts owing thereon (collectively, the “Refinancing”).  In addition, the applicable Credit Parties shall have entered into the Effective Date ABL Amendment.

(b)                     On the Effective Date and substantially concurrently with the incurrence of the Effective Date Loans, the use of the proceeds of such Effective Date Loans to finance the Refinancing and the effectiveness of the Effective Date ABL Amendment (x) all security interests and guarantees in respect of, and Liens securing the Existing First-Lien Term Loan Credit Agreement created pursuant to the security and guaranty documentation relating thereto shall have been terminated and released (or arrangements for such terminations and releases reasonably satisfactory to the Administrative Agent shall have been made), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent, and (y) all security interests and guarantees in respect of, and Liens securing the Existing Second-Lien Term Loan Credit Agreement created pursuant to the security and guaranty documentation relating thereto shall have been terminated and released (or arrangements for such terminations and releases reasonably satisfactory to the Administrative Agent shall have been made), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent (i) proper termination statements requested by the

Administrative Agent for filing under the UCC or equivalent statute or regulation of each relevant jurisdiction where a financing statement or application for registration was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Indebtedness under each of the Existing First-Lien Term Loan Credit Agreement and the Existing Second-Lien Term Loan Credit Agreement, (ii) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made, in each case, to secure the obligations under each of the Existing First-Lien Term Loan Credit Agreement and the Existing Second-Lien Term Loan Credit Agreement, and (iii) terminations or reassignments of all mortgages, leasehold mortgages, hypothecs, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt, debentures or similar security instruments created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations in respect of each of the Existing First-Lien Term Loan Credit Agreement and the Existing Second-Lien Term Loan Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

5.08                        [Reserved].

5.09                        Guaranty; Intercompany Subordination Agreement.  (a) On the Effective Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit E (the “Guaranty”), and the Guaranty shall be in full force and effect.

(b)                     On the Effective Date, each Credit Party shall have duly authorized, executed and delivered  the Intercompany Subordination Agreement, and the Intercompany Subordination Agreement shall be in full force and effect.

5.10                        Fees, etc. (a) The Administrative Agent shall have received, for the account of each Lender, substantially concurrently with the funding of the Effective Date Loans, an initial yield payment equal to 0.50% of such Lender’s Initial Loan Commitment on the Effective Date (as in effect immediately before giving effect to the termination thereof pursuant to Section 3.02), with such payment to be earned by, and payable to, each such Lender on the Effective Date (which amounts may, at the Borrower’ option, be offset against the proceeds of the Effective Date Loans).  The parties hereto acknowledge that for tax purposes only the initial yield payment shall be treated as a payment described in Treas. Reg. Section 1.1273-2(g)(2).

(b)                     On the Effective Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates), the Security Agent and the Joint Lead Arrangers all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses to the extent invoiced at least two Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower)) and other compensation contemplated hereby payable by the Borrower to the Administrative Agent (and/or its relevant affiliates), the Security Agent or any Joint Lead Arranger to the extent then due on the Effective Date.

5.11                        Intercreditor Agreement.  On the Effective Date the Administrative Agent and the Security Agent (for and on behalf of the Secured Creditors) and the ABL Agent (for and on behalf of the ABL Secured Parties) shall have duly authorized, executed and delivered the Amended & Restated Intercreditor Agreement in the form of Exhibit K-1 (the “Intercreditor Agreement”), each Credit Party shall have acknowledged and agreed to the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.

5.12                        Security Agreements.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered (a) the Security Agreement in the form of Exhibit F (the “Security

Agreement”) covering all of such Credit Party’s Security Agreement Collateral, (b) the Copyright Security Agreements to which such Credit Party is a party, (c) the Patent Security Agreements to which such Credit Party is a party and (d) the Trademark Security Agreements to which such Credit Party is a party, and each such Security Document shall be in full force and effect, together with:

(i)                         proper financing statements for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Security Agent, desirable, to perfect the security interests purported to be created by the foregoing Security Documents;

(ii)                      (x) any certificates representing Pledged Interests (as defined in the Security Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes (to the extent required to be delivered pursuant to the Security Agreement) endorsed in blank, provided that not more than 65% of the total outstanding voting stock in or of any Excluded Subsidiary of the type referred to in clauses (iii) and (iv) of the definition thereof shall be pledged; and

(iii)                   certified copies of requests for information or copies, or equivalent reports as of a recent date, listing all effective financing statements that name Parent or any of its Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Parent or any of its Restricted Subsidiaries as debtor;

provided that, (i) where the Borrower has used commercially reasonable efforts, to the extent any security interest under a Security Document (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or the delivery or possession of stock certificates) is not perfected on the Effective Date, such perfection shall not be a condition to Borrowing on the Effective Date and (ii) any such unperfected security shall be perfected promptly after the Effective Date, and in no event later than 90 days after the Effective Date or such later date as the Administrative Agent may agree pursuant to Section 12.21.

5.13                        ABL Credit Agreement.  On the Effective Date, (a) the Administrative Agent shall have received true and correct copies of the Effective Date ABL Amendment, (b) the Effective Date ABL Amendment and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Administrative Agent, and (c) the Effective Date ABL Amendment shall be in full force and effect.

5.14                        Financial Statements.  The Joint Lead Arrangers shall have received (i) the audited consolidated balance sheet and related statement of income, stockholders’ deficit and cash flows for Parent for its 2015 fiscal year and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Parent for each of its respective subsequent fiscal quarters ended at least 45 days before the Effective Date.

5.15                        Solvency Certificate; Insurance Certificates.  On the Effective Date, the Administrative Agent shall have received:

(a)                     a solvency certificate from the chief financial officer or treasurer of Parent in the form of Exhibit G, certifying that after giving pro forma effect to the consummation of the Transaction, Parent and its Restricted Subsidiaries, on a consolidated basis, will be Solvent; and

(b)                     certificates of insurance and related policy endorsements, each in form reasonably satisfactory to the Security Agent, complying with the requirements of Section 8.03 for the business and properties of Parent and its Subsidiaries, naming the Security Agent as an additional insured and/or as loss payee, as applicable, and stating, if commercially reasonably available, that such insurance shall not be canceled or materially altered without at least 30 days’ prior written notice by the insurer to the Security Agent.

In determining the satisfaction of the conditions specified in this Section 5, to the extent any item is required to be satisfactory to any Lender or the Administrative Agent, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction.

SECTION 6.                            Additional Conditions Precedent to the Incurrence of Loans.  Except as otherwise provided in Section 2.14, the obligation of each Lender to make Loans is also subject, at the time of such Borrowing, to the satisfaction of the following conditions:

6.01                        No Default; Representations and Warranties.  At the time of such Borrowing and also after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

6.02                        Notice of Borrowing.  Prior to the making of the Loans, the Administrative Agent shall have received the Notice of Borrowing with respect to such Loans meeting the requirements of Section 2.03(a).

SECTION 7.                            Representations, Warranties and Agreements.  Each of Parent, Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction on the Effective Date:

7.01                        Company Status.  Each of Parent and each of its Restricted Subsidiaries (a) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (b) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02                        Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the Transaction and the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03                        No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, (b) (i) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which any Credit Party or any of its Restricted Subsidiaries is a party except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, or (ii) will result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the ABL Loan Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument material to Parent and its Restricted Subsidiaries (taken as a whole), in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of such Credit Party or any of its Restricted Subsidiaries.

7.04                        Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents and the ABL Loan Documents), or exemption by, any Governmental Authority or third party is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document which in the case of clauses (i) and (ii), if not obtained or made, could reasonably be expected to result in a Material Adverse Effect.

7.05                        Financial Statements; Financial Condition; Projections.  (a) (x) The audited consolidated balance sheet of Parent at January 2, 2016, and the related consolidated statements of income and cash flows and stockholders’ deficit of Parent for the Fiscal Year of Parent ended on such date, furnished to the Administrative Agent prior to the Effective Date, present fairly in all material respects the consolidated financial position of Parent and its Restricted Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (y) the unaudited consolidated balance sheet of the Parent at April 2, 2016 and the related consolidated statements of income and cash flows of the Parent for the Fiscal Quarter ended on such date, furnished to the Administrative Agent prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to the absence of footnotes and normal year-end adjustments.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)                     On and as of the Effective Date, and after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith, Parent and its Restricted Subsidiaries, taken as a whole, are Solvent.

(c)                      The Projections delivered to the Administrative Agent prior to the Effective Date have been prepared in good faith and are based on assumptions believed to be reasonable by the preparers thereof as of the Effective Date (it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such difference may be material).

(d)                     Since January 2, 2016, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06                        Litigation.  There are no actions, suits or proceedings pending against or, to the knowledge of Parent, Holdings and the Borrower, threatened in writing against Parent or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07                        True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Parent, Holdings or the Borrower in writing to the Administrative Agent (including, without limitation, information contained in the Credit Documents) for purposes of or in connection with this Agreement is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections, any pro forma financial information or other forward-looking information or information relating generally to the economy or the industry in which Parent and its Restricted Subsidiaries operate.

7.08                        Use of Proceeds; Margin Regulations.  (a) All proceeds of the Loans made on the Effective Date shall be used solely to (i) finance the Refinancing, (ii) pay all fees and expenses incurred in connection with the Transaction and (iii) for general corporate purposes.

(b)                     No part of the proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, in each case in a manner that violates the provisions of Regulation T, U or X. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X.

7.09                        Tax Returns and Payments.  Each of Parent and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Parent and/or any of its Restricted Subsidiaries except where the failure to do any of the foregoing could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect. Each of Parent and each of its Restricted Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those (i) that are being contested in good faith and with respect to which reserves in conformity with GAAP (to the extent required thereby) have been provided on the books of Parent or the relevant Restricted Subsidiary or (ii) as to which the failure to pay could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Parent or any of its Restricted Subsidiaries, threatened by any authority regarding any taxes relating to Parent or any of its Restricted Subsidiaries except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.  As of the Effective Date, neither Parent nor any of its Restricted Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Parent or any of its Restricted Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Parent or any of its

Restricted Subsidiaries not to be subject to the normally applicable statute of limitations except, in each case, as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.

7.10                        Compliance with ERISA.  Except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, none of Parent, any Restricted Subsidiary of Parent or any ERISA Affiliate maintains or contributes to (or has any obligation to contribute to), or has liability (including, without limitation, any indirect, contingent or secondary liability) with respect to, any Plan, or any Multiemployer Plan or any Foreign Pension Plan, or has any such liability with respect to any pension plan as defined in Section 3(2) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any multiemployer plan as defined in Section 4001(c)(3) of ERISA that is subject to Title IV of ERISA, which is not currently maintained or contributed to by Parent, any Restricted Subsidiary of Parent or any ERISA Affiliate.

7.11                        Security Documents.  The provisions of the Security Agreement are effective to create in favor of the Security Agent for the benefit of the Secured Creditors a legal and valid security interest in all right, title and interest of the Credit Parties in all of the Security Agreement Collateral, and the Security Agent, for the benefit of the Secured Creditors, has (or upon the filing of financing statements and intellectual property filings, entry into of Control Agreements and the taking of possession by the Security Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession will have) a First Priority (subject to the Intercreditor Agreement) perfected (if and to the extent perfection may be achieved by the filings and/or actions required to be taken hereby or by the applicable Security Documents) security interest in all right, title and interest in all of the Security Agreement Collateral described therein (except for Deposit Accounts and Securities Accounts or for Collateral for which possession or control is required for perfection and such possession or control is not otherwise required by the Security Agreement), subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 9.01(d) are subject to the terms of the Intercreditor Agreement).  The recordation of (i) the Grant of Security Interest in U.S. Patents and (ii) the Grant of Security Interest in U.S. Trademarks in the respective forms attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with UCC financing statements made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

7.12                        Properties.  All Real Property owned by Parent or any of its Restricted Subsidiaries as of the Effective Date is correctly set forth in Schedule 7.12. Each of Parent and each of its Restricted Subsidiaries has good and marketable title to, or valid leasehold interest in, all material properties owned or leased by such entity (including each Mortgaged Property), except where such failure could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

7.13                        OFAC.  Neither Parent, Holdings, the Borrower nor any of their respective Subsidiaries (i) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner violative of Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department

of the Treasury on June 24, 2003, as updated from time to time, or the subject of the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

7.14                        Patriot Act/FCPA.  Parent, Holdings, the Borrower and their respective Subsidiaries are in compliance in all material respects with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, in violation of the laws of the United States or other jurisdiction, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

7.15                        Compliance with Statutes, etc.  Each of Parent and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16                        Investment Company Act.  No Credit Party nor any Restricted Subsidiary of any Credit Party is an “investment company” or is subject to registration as an “investment company under the Investment Company Act of 1940.

7.17                        Environmental Matters.  Except, as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect:

(a) (i) each of Parent and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) there are no pending or, to the knowledge of Parent, Holdings and the Borrower, Environmental Claims threatened in writing against Parent or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries (including any such claim arising out of the ownership, lease or operation by Parent or any of its Restricted Subsidiaries of any Real Property formerly owned, leased or operated by Parent or any of its Restricted Subsidiaries but no longer owned, leased or operated by Parent or any of its Restricted Subsidiaries); and (iii) there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Parent or any of its Restricted Subsidiaries, or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries (including, to the knowledge of Parent, Holdings and the Borrower, any Real Property formerly owned, leased or operated by Parent or any of its Restricted Subsidiaries but no longer owned, leased or operated by Parent or any of its Restricted Subsidiaries) or, to the knowledge of Parent, Holdings and the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected to form the basis of an Environmental Claim against Parent or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries; and

(b)                     Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property currently owned, leased or operated by Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent, Holdings and the Borrower, any Real Property formerly owned, leased or operated by Parent or any of its Restricted Subsidiaries or property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated any applicable Environmental Law or could reasonably be expected to give rise to an Environmental Claim.

7.18                        Employment and Labor Relations.  Neither Parent nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Borrower, threatened in writing against any of them, and (b) no strike, labor dispute, slowdown or stoppage pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Borrower, threatened in writing against Parent or any of its Restricted Subsidiaries, except, with respect to any matter specified in clauses (a) or (b) above, either individually or in the aggregate, such as could not reasonably be expected to have a Material Adverse Effect.

7.19                        Intellectual Property, etc. Each of Parent and each of its Restricted Subsidiaries owns, licenses, possesses or otherwise has the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, software, know-how, trade secrets, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its businesses as currently conducted, except to the extent the failure to own, license, possess or otherwise have the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.                            Affirmative Covenants. Each of Parent, Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described herein and reimbursement obligations under Section 12.01 which are, in either case, not then due and payable) incurred hereunder, are paid in full:

8.01                        Information Covenants.  The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)                     Quarterly Financial Statements.  Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of Parent (commencing with its Fiscal Quarter ending July 2, 2016), (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case, setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year and comparable budgeted figures for such Fiscal Quarter as set forth in the respective budget delivered pursuant to Section 8.01(c) (if applicable), all of which shall be certified by an Authorized Officer of Parent that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Parent and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of financial condition and results of operations with respect to such Fiscal Quarter.

(b)                     Annual Financial Statements.  Within 95 days after the close of each Fiscal Year of Parent commencing after the Effective Date, (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit (other than any exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from (i) an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial covenant on a future date or in a future period) except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants), and (ii) management’s discussion and analysis of financial condition and results of operations with respect to such Fiscal Year.

(c)                      Budgets.  No later than the 95th day of each Fiscal Year of Parent commencing after the Effective Date, a budget (including budgeted statements of income, cash flow statement and balance sheets for the Parent and its Restricted Subsidiaries on a consolidated basis) for each of the twelve months of such Fiscal Year prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based and as customarily prepared by management of the Parent for its internal use.

(d)                     Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower or Parent in the form of Exhibit H certifying on behalf of the Borrower or Parent that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or Fiscal Quarter, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Administrative Agent at the end of the previous Fiscal Year or Fiscal Quarter (or from the Effective Date with respect to the first compliance certificate delivered hereunder after the Effective Date), as the case may be, and (ii) if delivered with the financial statements required by Section 8.01(b), commencing with the Fiscal Year ending December 30, 2017, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow, the Available Amount for the respective Excess Cash Payment Period and the amount of any required payment under Section 4.02(f) in respect of such Excess Cash Flow Payment Period and the amounts, if any, charged to the Available Amount in such Fiscal Year.

(e)                      Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five Business Days after an Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Parent or any of its Restricted Subsidiaries which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect. All such notices shall describe in reasonable detail the nature of the event and Parent’s or such Restricted Subsidiary’s response thereto.

(f)                       [Reserved].

(g)                      Environmental Matters.  Promptly after any officer of Parent or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Parent or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries that (A) results in noncompliance by Print or any of its Restricted Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Parent or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Parent shall deliver to the Administrative Agent all notices received by Parent or any of its Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Parent or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Parent or any of its Restricted Subsidiaries of potential liability under CERCLA, except where such potential liability could not reasonably be expected to exceed $2,500,000.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Parent’s or such Restricted Subsidiary’s response thereto.

(h)                     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to Parent or any of its Restricted Subsidiaries as the Administrative Agent may reasonably request.

provided that, notwithstanding the foregoing:

(i)                         no such information or documents shall be required to be provided to the extent the provision thereof would violate a confidentiality undertaking of Parent or any Restricted Subsidiary, or would result in a loss of attorney-client privilege, or such information or documents constitute attorney work product;

(ii)                      the obligations in Sections 8.01(a) and (b) may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing the Form 10-K or 10-Q of Parent (or any direct or indirect parent of Parent) filed with the SEC; provided that, (i) to the extent such information relates to a parent of Parent, such information is accompanied by consolidating information that explains (if applicable) in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 8.01(b), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit (other than any exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from (i) an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial covenant on a future date or in a future period) except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants); and

(iii)                   documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Parent (or any other direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on its website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on the Platform.

8.02                        Books, Records and Inspections; Conference Calls.  (a) Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP (or applicable local standards) consistently applied in respect of all material financial transactions and matters involving the assets and business of Parent and its Restricted Subsidiaries.  Parent will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Security Agent (a) to visit and inspect, under guidance of officers of Parent or such Restricted Subsidiary, any of the properties of Parent or such Restricted Subsidiary and (b) to examine the books of account of Parent or such Restricted Subsidiary and discuss the affairs, finances and accounts of Parent or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Security Agent may reasonably request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that (i) so long as no Event of Default has occurred and is continuing, no more than one such visitation and inspection referred to in preceding clause (a) may occur in any Fiscal Year and (ii) the Administrative Agent and the Security Agent shall give Parent the opportunity to participate in any discussions with Parent’s independent public accountants. Notwithstanding the foregoing, none of Parent or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Security Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding third-party agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)                     At the request of the Administrative Agent, the Borrower will within 15 Business Days following such request (or such longer period as the Administrative Agent shall agree), hold one quarterly conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter and the financial condition of the Borrower and its Restricted Subsidiaries and the budgets presented for the current Fiscal Quarter of the Borrower and its Restricted Subsidiaries if applicable (it being understood that following the consummation of an IPO, the Borrower shall not be required to hold any such quarterly conference call or teleconference if it (or any direct or indirect parent of the Borrower) holds quarterly investor earnings calls).

8.03                        Maintenance of Property; Insurance.  (a) Parent will, and will cause each of its Restricted Subsidiaries to, (i) keep all property necessary to the business of Parent and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Parent and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, information as to the insurance carried.  The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)                     Except as otherwise agreed by the Administrative Agent, Parent will, and will cause each of the Credit Parties to, at all times keep its property insured in favor of the Security Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance shall be endorsed to the Security Agent’s satisfaction for the benefit of the Security Agent (including, without limitation, by naming the Security Agent as loss payee and/or additional insured) and, to the extent available on a commercially reasonable basis, shall state that such insurance policies shall not be canceled or materially altered without at least 30 days’ prior written notice thereof (10 days in the case of non-payment) by the respective insurer to the Security Agent.

(c)                      If at any time any Mortgaged Property is a Flood Hazard Property, Parent or the relevant Credit Party, as applicable, shall keep and maintain at all times flood insurance on terms and in an amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.  In the case of a Mortgaged Property listed on Schedule 8.12 that is a Flood Hazard Property or any Material Real Property that is acquired after the Effective Date that is a Flood Hazard Property, any evidence of the flood insurance required to be maintained under this Section 8.03(c) shall be delivered to the Security Agent prior to the effective date of the Mortgage in respect of such Flood Hazard Property and such evidence of flood insurance shall be subject to the reasonable approval of the Security Agent.

(d)                     If Parent or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and Parent agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

8.04                        Existence; Franchises.  Parent will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights (charter and statutory), franchises, licenses, permits, copyrights, trademarks, patents and approvals; provided, however, that nothing in this Section 8.04 shall prevent (a) sales of assets and other transactions by Parent or any of its Restricted Subsidiaries in accordance with Section 9.02 or (b) the withdrawal or lapse by Parent or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction or the failure to preserve or keep in full force and effect any other right, license, franchise, intellectual property or approval if such withdrawal, lapse or failure could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05                        Compliance with Statutes, etc.  Parent will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, FCPA, OFAC (including sanctions administered and enforced thereunder) applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06                        Compliance with Environmental Laws.  (a) Parent will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Parent or any of its Restricted Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent noncompliance or failure to pay could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws, except Permitted Liens.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(g), (ii) at any time that Parent or any of its Restricted Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent has exercised any of the remedies pursuant to Section 10.01, Parent and the Borrower will (in each case) provide, at the sole expense of Parent and the Borrower, at the request of the Administrative Agent, an environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If Parent and the Borrower fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Parent and the Borrower, and Parent and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Parent or the Borrower, all at the sole expense of Parent and the Borrower

8.07                        ERISA.

(a)                     Parent, Holdings, Borrower and their respective ERISA Affiliates shall each (i) maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, and (ii) make or cause to be made contributions to all Plans in a timely manner and in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                     Parent and each of its applicable Restricted Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to result in a Material Adverse Effect.

(c)                      Promptly and in any event within 10 days after Parent, Holdings, Borrower, a Restricted Subsidiary or any of their ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of an Authorized Officer of the relevant entity describing such ERISA Event and the action, if any, that the relevant entity or its ERISA Affiliate has taken and proposes to take with respect thereto.

8.08                        End of Fiscal Years.  Parent will cause its and each of its Restricted Subsidiaries’ Fiscal Years to end on a date specified for such Fiscal Year end in the definition of “Fiscal Year”; provided that (i) any Acquired Entity or Business may have a different fiscal year and fiscal quarter ends for a period not exceeding 270 days following the acquisition thereof (or such longer period as the Administrative Agent may agree) and (ii) the Borrower or Parent may, upon written notice to the Administrative Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

8.09                        Ratings.  Parent shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower or Parent and a rating of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower or Parent and a rating of the Loans, in each case from S&P (but, in each case, not a specific rating).

8.10                        Payment of Taxes.  Parent will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, would reasonably be expected to become a Lien or charge upon any material properties of Parent or any of its Restricted Subsidiaries not otherwise permitted under Section 9.01; provided that neither Parent nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, governmental charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP (to the extent required thereby) or (ii) where the failure to pay or discharge could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.11                        Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.12                        Additional Security; Further Assurances; etc.  (a) Parent will, and will cause each other Credit Party to grant to the Security Agent for the benefit of the Secured Creditors security interests and Mortgages in (i) the Mortgaged Properties listed on Schedule 8.12 attached hereto within 120 days (or such longer period as the Administrative Agent may agree) following the Effective Date and (ii) the other assets and Material Real Property of Parent or other Credit Party acquired after the Effective Date as are not automatically subject to a Lien pursuant to pre-existing Security Documents, but solely to the extent that such other assets and Material Real Property would have been covered by the original Security Documents had such Credit Party owned them on the Effective Date, within 120 days (or such longer period as the Administrative Agent may agree) following Administrative Agent’s reasonable request therefor (or as otherwise may be required pursuant to the Intercreditor Agreement), in each case subject to Permitted Liens and subject to the limitations and exceptions of the Security Documents (collectively, the “Additional Security Documents”); provided, however, that, the Borrower shall provide not less than 30 days’ prior written notice to the Security Agent (or such shorter period as the Administrative Agent shall agree) (which shall in turn promptly notify the Lenders) of any proposed execution and delivery of a Mortgage in respect of a Flood Hazard Property.  Notwithstanding the foregoing or anything else contained herein, this Section 8.12(a) shall not apply to (i) any owned Real Property other than Material Real Property, (ii) any motor vehicles, or (iii) any other assets expressly excluded from Security Agreement Collateral or any other Collateral under any of the Security Documents.

(b)                     Parent will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Security Agent from time to time such schedules, confirmatory assignments, financing statements (including, but not limited to, UCC fixture filings to be filed along with the applicable Mortgages), transfer endorsements, powers of attorney, certificates, control agreements and other assurances or instruments to the extent required by this Agreement or any of the Security Documents, subject to the terms of the Intercreditor Agreement; provided that in the case of any such agreements, assurances or instruments that require the consent of, or any action by, a third party, Parent and the other Credit Parties shall only be required to use commercially reasonable efforts to obtain the same.  Furthermore, in the case of additional Real Property Collateral, Parent will, and will cause the other Credit Parties to, deliver to the Security Agent such customary opinions of counsel in each jurisdiction in which the mortgaged Real Property is located with respect to the enforceability and perfection of the Mortgages in form and substance reasonably satisfactory to the Security Agent, such customary corporate formalities opinions of counsel in each jurisdiction in which the Borrower or applicable Guarantor that owns the Mortgaged Property is formed or organized in form and substance reasonably satisfactory to the Security Agent, surveys, and First Priority Mortgage Policies with title insurance coverage reasonably satisfactory to the Security Agent.

(c)                      [Reserved].

(d)                     Prior to the date of delivery of any Mortgage, (i) the Security Agent shall have obtained a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property covered by such Mortgage, and (ii) in the event any portion of a Mortgaged Property includes a structure with at least two walls and a roof (a “building”) and, as shown in the related flood hazard determination, such building is located in a special flood hazard area (a “Flood Hazard Property”), then (A) the Security Agent shall deliver to the Borrower a notice about special flood hazard area status and flood disaster assistance (a “Flood Hazard Notice”), and (B) the Borrower or the relevant Credit Party, as applicable, shall deliver to the Security Agent (1) a duly executed Flood Hazard Notice and (2) evidence of flood insurance required by Section 8.03(c).

(e)                      The Borrower agrees that each action required by clauses (a) through (d) of this Section 8.12 shall be completed within 120 days after such action is requested to be taken by the Administrative Agent (or such longer period of time as may be agreed to by the Administrative Agent in its discretion); provided that, in no event will Parent or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from, or actions by, third parties with respect to its compliance with this Section 8.12.

(f)                       Upon the formation or acquisition of any new Wholly-Owned Domestic Subsidiary that is a Restricted Subsidiary by any Credit Party: (i) within 60 days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), the applicable Credit Party shall pledge the capital stock or other Equity Interests of such new Wholly-Owned Domestic Subsidiary (other than any Subsidiary the Equity Interests of which are not required to be pledged under the terms of the Security Agreement) pursuant to, and to the extent required by, the Security Agreement, and shall deliver to the Security Agent the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, to the extent required by the Security Agreement, (ii) within 60 days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall cause each such new Wholly-Owned Domestic Subsidiary (other than any Excluded Subsidiary) to become a party to each of the Guaranty, the Security Agreement, the Intercompany Subordination Agreement and, if applicable, execute a Control Agreement, a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement, and to acknowledge the Intercreditor Agreement, and (iii) the Borrower shall, and shall cause each such new Wholly-Owned Domestic Subsidiary to, to the extent requested by the Administrative Agent, take all other actions required pursuant to this Section 8.12.  In addition, each new Wholly-Owned Domestic Subsidiary that is required to become a Subsidiary

Guarantor after the Effective Date shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including customary opinions of counsel) of the type described in Sections 5.02, 5.03, and 5.04 as such new Wholly-Owned Domestic Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

(g)                      In addition, promptly after any Restricted Subsidiary of the Borrower ceases to constitute an “Excluded Subsidiary” or a “Pass-Through Foreign Holding Company” in accordance with the respective definitions thereof, the Borrower shall cause such Restricted Subsidiary to take all actions required by Section 8.12 as if such Restricted Subsidiary were then established, created or acquired.

8.13                        Change of Name.  Parent or the Borrower will furnish to the Administrative Agent promptly (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Credit Party’s legal name (as set forth in its certificate of organization, incorporation or like document), or (ii) in the jurisdiction of incorporation or organization of any Credit Party or in the form of its organization.

SECTION 9.                            Negative Covenants.  Each of Parent and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans (together with interest thereon), Fees and all other Obligations (other than any indemnities described herein and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable) incurred hereunder, are paid in full:

9.01                        Liens.  Parent will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets (real or personal, tangible or intangible) of Parent or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)                     Liens for taxes, assessments or governmental charges or levies (i) that are not yet overdue for a period of more than 30 days or (ii) that are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (to the extent required thereby);

(b)                     Liens in respect of property or assets of Parent or any of its Restricted Subsidiaries that were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as statutory or common law Liens of carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other similar Liens so long as such Liens only secure amounts not overdue for a period of more than 60 days or amounts that are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (to the extent required thereby);

(c)                      Liens in existence on the Effective Date which are listed on Schedule 9.01, plus renewals, replacements and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (except by the amount associated with costs, fees, expenses and premiums) and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of Parent or any of its Restricted Subsidiaries other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.04 and proceeds and products thereof;

(d)                     (x) Liens created by or pursuant to the Credit Documents, and (y) Liens created by or pursuant to the ABL Credit Agreement and the ABL Loan Documents (including any Permitted Refinancing Indebtedness in respect thereof) (subject, as applicable, to the terms of the Intercreditor Agreement);

(e)                      (i) licenses, sublicenses, leases or subleases granted by Parent or any of its Restricted Subsidiaries to other Persons not materially interfering with the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole, and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which Parent or any of its Restricted Subsidiaries is a party;

(f)                       Liens upon assets of Parent or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04; provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation (provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender) and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Parent or any Restricted Subsidiary of Parent other than the assets subject to such Capitalized Lease Obligations, the proceeds and products thereof and improvements and accessions thereto;

(g)                      Liens to secure purchase money Indebtedness permitted under Section 9.04; provided that (i) such Liens are created within 270 days of the acquisition, construction, repair or improvement of the property subject to such Lien and (ii) such Liens do not encumber any asset of Parent or any of its Restricted Subsidiaries other than the property financed by such Indebtedness and the proceeds and products thereof and improvements and accessions thereto;

(h)                     easements, rights-of-way, restrictions (including zoning restrictions), encroachments, survey exceptions, and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(i)                         Liens arising out of the existence of judgments to the extent and so long as such judgments do not individually or in the aggregate constitute an Event of Default under Section 10.01(j);

(j)                        statutory and common law landlords’ liens under leases to which Parent or any of its Restricted Subsidiaries is a party;

(k)                     Liens (other than Liens imposed under ERISA) incurred, including pledges and deposits, in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(l)                         Permitted Encumbrances;

(m)                 Liens on property or assets acquired pursuant to a Permitted Acquisition or another permitted Investment, or on property or assets of a Restricted Subsidiary of Parent in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under

Section 9.04, and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Parent or any of its Restricted Subsidiaries other than proceeds and products thereof and improvements and accessions thereto;

(n)                     Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o)                     Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)                     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Parent or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other entity with which such accounts are maintained;

(q)                     deposits made or other Liens provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, in the ordinary course of business;

(r)                        Liens on earnest money deposits made in connection with any Permitted Acquisition or other permitted Investment or in respect of any anticipated Permitted Acquisition or other permitted Investment and Liens that may be deemed to exist by reason of any agreement to sell assets;

(s)                       Liens on cash and Cash Equivalents of Parent and its Restricted Subsidiaries deposited as collateral in favor of a hedging counterparty to secure obligations under Interest Rate Protection Agreements and/or Other Hedging Agreements otherwise permitted to be entered into by this Agreement;

(t)                        Liens securing obligations in respect of Indebtedness permitted under Sections 9.04(j)(ii), (l), (p) and (t);

(u)                     Liens on the Collateral securing (i) Permitted Pari Passu Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof and, in each case, subject to the Intercreditor Agreement and, to the extent applicable, the Pari Passu Intercreditor Agreement, (ii) Permitted Junior Priority Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof and, in each case, subject to the Intercreditor Agreement (if applicable) and the Second Lien Intercreditor Agreement (if applicable) and (iii) to the extent such Indebtedness is secured, Credit Agreement Refinancing Indebtedness of the type referred to in clause (d) of the definition thereof;

(v)                     other Liens on assets of Parent or any Restricted Subsidiary of Parent that secure obligations in an aggregate outstanding principal amount for all such Liens not to exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period, in each case determined as of the date of incurrence;

(w)                   Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction not otherwise prohibited under this Agreement;

(x)                     (i) Liens on Equity Interests in joint ventures securing obligations of such joint ventures and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(y)                     Liens securing obligations incurred in connection with any Sale/Leaseback Transaction; provided that the aggregate principal amount of any such Indebtedness outstanding at any time shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period; and

(z)                      Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary.

In connection with the granting of Liens of the type described in clauses (c), (e), (f), (g), (m), (n), (r), (s), (v), (x), (y) and (z) of this Section 9.01 by Parent or any of its Restricted Subsidiaries, the Administrative Agent and the Security Agent shall be authorized to release its Liens on property subject to such Liens (and, so long as the ABL Agent has released (or concurrently releases) its Lien (if any) in favor of the holder or holders of such Liens, shall at the request of the Borrower release its Liens on property subject to such Liens) and take any other actions reasonably deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases in favor of the holder or holders of such Liens solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02                        Consolidation, Merger, Sale of Assets, etc.  Parent will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate into or with any Person, or convey, sell, lease or otherwise dispose of any of its property or assets, except that:

(a)                     so long as no Event of Default has occurred and is continuing or would result therefrom, Parent, Holdings or the Borrower may merge or consolidate with any other Person; provided that (i) in any such merger or consolidation involving Parent, Parent shall be the continuing or surviving Person, in any such merger or consolidation involving Holdings, Holdings shall be the continuing or surviving Person, and in any such merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation is not Parent, Holdings or the Borrower (as applicable) (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States or any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of Parent, Holdings or the Borrower (as applicable) under this Agreement and the other Credit Documents to which Parent, Holdings or the Borrower (as applicable) is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Credit Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Credit Documents, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Credit Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, Parent, Holdings or the Borrower (as applicable) under this Agreement;

(b)                     each of Parent and its Restricted Subsidiaries may sell inventory in the ordinary course of business;

(c)                      each of Parent and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business and property no longer used or useable in the conduct of business of Parent and its Restricted Subsidiaries;

(d)                     Investments may be made to the extent permitted by Section 9.05;

(e)                      each of Parent and its Restricted Subsidiaries may convey, sell, lease, or dispose of property or assets so long as (i) at the time of such conveyance, sale, lease or disposition (other than any such conveyance, sale, lease or disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing), no Event of Default has occurred and is continuing or would result therefrom, (ii) with respect to any such transaction (or series of related transactions) in which the purchase price is in excess of $1,000,000, Parent or the respective Restricted Subsidiary receives at least Fair Market Value, (iii) with respect to any such transaction (or series of related transactions) in which the purchase price is in excess of $15,000,000, the consideration received by Parent or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents (provided, however, that for the purposes of this clause (e), the following shall be deemed to be cash: (x) any liabilities (as shown on Parent’s or a Restricted Subsidiary of Parent’s most recent balance sheet or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee and for which Parent and all of its applicable Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (y) any securities, notes, or other obligations or assets received by Parent or the applicable Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable transaction and (z) aggregate non-cash consideration received by Parent or the applicable Restricted Subsidiary having an aggregate Fair Market Value (determined as of the closing of the applicable conveyance, sale, lease or disposition for which such non-cash consideration is received) taken together with all other non-cash consideration received pursuant to this clause (z) does not to exceed the greater of (x) $15,000,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Calculation Period at any time outstanding, and (iv) an amount equal to the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d);

(f)                       each of Parent and its Restricted Subsidiaries may lease or sublease (as lessee or sublessee) or license or sublicense (as licensee or sublicensee) real or personal property (so long as any such lease or sublease or license or sublicense does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04);

(g)                      each of Parent and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and not as part of any financing transaction;

(h)                     each of Parent and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(i)                         Parent or any Restricted Subsidiary of Parent may convey, sell or otherwise transfer all or any part of its business, properties and assets to Parent or any Restricted Subsidiary; provided that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party;

(j)                        any Restricted Subsidiary of Parent may merge, amalgamate or consolidate with and into, or be dissolved or liquidated into (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries of Parent; provided that when any Person that is a Credit Party is merging, amalgamating or consolidating with a Restricted Subsidiary that is not a Credit Party, a Credit Party shall be the continuing or surviving Person or the surviving entity shall substantially concurrently become a Credit Party;

(k)                     Parent and its Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation, investment or conveyance, the purpose of which is to effect an Investment permitted pursuant to Section 9.05 or a sale, transfer or other disposition otherwise permitted under this Section 9.02;

(l)                         each of Parent and its Restricted Subsidiaries may liquidate or otherwise dispose of cash and Cash Equivalents;

(m)                 Liens may be granted to the extent permitted by Section 9.01;

(n)                     any involuntary loss, damage or destruction of property and the disposition of the assets so damaged or destroyed shall be permitted;

(o)                     any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property shall be permitted;

(p)                     the lapse, abandonment or cancellation of patents, trademarks and other intellectual property of Parent and its Restricted Subsidiaries shall be permitted if, in the reasonable business judgment of Parent or such Restricted Subsidiary, it is not economically desirable in the conduct of their business to maintain such patents, trademarks or other intellectual property;

(q)                     (i) any Restricted Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Credit Party, (ii) any Restricted Subsidiary may liquidate or dissolve and (iii) any Restricted Subsidiary may change its legal form; provided that with respect to clause (ii) or (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(r)                        Dividends may be paid to the extent permitted by Section 9.03;

(s)                       grants of credits or allowances to distributors, customers or suppliers in the ordinary course of business may be made;

(t)                        the discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable may be made;

(u)                     dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings may be made;

(v)                     sales or other dispositions in connection with any Sale/Leaseback Transaction to the extent not otherwise prohibited hereunder may be made;

(w)                   dispositions in connection with a reorganization and other activities related to tax planning or tax reorganization that do not impair the security interests granted to the Security Agent for the benefit of the Secured Creditors and are otherwise not materially adverse to the Lenders after giving effect to such reorganization, provided, that Parent and its Restricted Subsidiaries comply with Section 8.12;

(x)                     the unwinding or settlement of any Interest Rate Protection Agreement or Other Hedging Agreement;

(y)                     sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(z)                      any sale, transfer or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(aa)              sales, transfers and other dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased).

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale, transfer or disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by this Section 9.02 (other than to a Credit Party), such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Security Agent shall be authorized to take (and shall, at the request of the Borrower, take) any actions reasonably deemed appropriate in order to effect or evidence the foregoing.

9.03                        Dividends.  Parent will not, and will not permit any of its Restricted Subsidiaries to, declare or pay any Dividends, except that:

(a)                     each Restricted Subsidiary of Parent may make Restricted Payments to Parent and any Restricted Subsidiary of Parent;

(b)                     any Non-Wholly-Owned Subsidiary of Parent may pay Dividends to its shareholders, members or partners generally, so long as Parent or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(c)                      Parent may (and may pay cash Dividends to any direct or indirect parent of Parent for the purpose of enabling any direct or indirect parent of Parent to) redeem, repurchase or otherwise acquire for value Equity Interests of Parent (or of such direct or indirect parent of Parent) following the death, disability, retirement or termination of employment of officers, directors or employees of Parent or any of its Restricted Subsidiaries, provided that the sum of the aggregate amount of Dividends paid by Parent in reliance on this clause (c) shall not exceed $15,000,000 in any Fiscal Year (which shall increase to $20,000,000 subsequent to the consummation of an IPO) with unused amounts in any fiscal year being permitted to be carried over to the immediately succeeding fiscal year, plus any cash proceeds received by Parent or any of its Restricted Subsidiaries from key man life insurance policies;

(d)                     Parent may pay cash Dividends to any direct or indirect parent of Parent at the times and in the amounts necessary to enable such direct or indirect parent of Parent to pay their respective tax obligations, to the extent attributable to the business of Parent and its Restricted Subsidiaries; provided that (x) the amount of cash Dividends paid by Parent pursuant to this clause (d) to enable any direct or indirect parent of Parent to pay Federal and state income and franchise taxes at any time shall not exceed the amount of such Federal and state income and franchise taxes actually owing by such direct or indirect parent of Parent at such time for the respective period as determined in good faith by such direct or indirect parent of Parent and (y) the proceeds of such Dividends shall be used by such direct or indirect parent of Parent for the purposes described above in this clause (d);

(e)                      Parent may pay cash Dividends to any direct or indirect parent of Parent so long as the proceeds thereof are used by such direct or indirect parent of Parent solely to (i) pay operating expenses of such direct or indirect parent of Parent incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses in each case attributable to the ownership or operations of Parent and the Restricted Subsidiaries and (ii) pay cash Dividends to any direct or indirect parent of Parent for the purpose of paying (and so long as same are used to pay) operating expenses of such direct or indirect parent of Parent incurred in the ordinary course of business and other similar corporate overhead costs and expenses in each case attributable to the ownership or operations of Parent and the Restricted Subsidiaries;

(f)                       the Borrower may pay Dividends to Holdings (or any direct or indirect parent company thereof) at the times and in amounts necessary to enable Parent (or any direct or indirect parent company thereof) to make payments due under the Tax Receivable Agreement (and Parent (or such direct or indirect parent company) shall be permitted to make such payments);

(g)                      after an IPO, (i) any Dividend by Parent to pay listing fees and other costs and expenses payable by any direct or indirect parent of Parent that are attributable to being a publicly traded company and are reasonable and customary and (ii) additional Dividends in an aggregate amount in any Fiscal Year not to exceed an amount equal to 6.0% of the Market Capitalization;

(h)                     Parent may, in lieu of making direct cash payments to Sponsor and its Affiliates or the Advance Shareholders as otherwise permitted by Sections 9.06(g), (h), (i), (j) and (k), pay Dividends (including to any direct or indirect parent of Parent) in order to make the payments permitted by such Sections;

(i)                         if immediately before and immediately after giving effect to the respective Dividend, the First Lien Net Leverage Ratio for the Calculation Period most recently ended (calculated on a Pro Forma Basis) does not exceed 4.70:1.00, other Dividends in an aggregate amount not to exceed the Available Amount; provided that with respect to any Dividend made pursuant to this Section 9.03(i), no Event of Default has occurred and is continuing or would result therefrom;

(j)                        other Dividends, so long as the aggregate amount of all Dividends made pursuant to this Section 9.03(j) does not exceed $75,000,000;

(k)                     other Dividends so long as the Total Net Leverage Ratio for the Calculation Period most recently ended (calculated on a Pro Forma Basis) does not exceed 4.00:1.00;

(l)                         Parent and each of its Restricted Subsidiaries may declare and make Dividends payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests);

(m)                 repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(n)                     repurchases of Equity Interests in Parent (or any direct or indirect parent thereof) or any Restricted Subsidiary of Parent deemed to occur upon exercise or vesting of stock options, warrants, or other Equity Interests if such Equity Interests (i) represent all or a portion of the exercise price of such options or warrants, or (ii) are surrendered in connection with satisfying any federal, state, local, or foreign income tax obligation (including withholding in respect thereof) incurred in connection with such exercise or vesting; and

(o)                     Parent or any Restricted Subsidiary of Parent may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms.

9.04                        Indebtedness.  Parent will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                     Existing Indebtedness outstanding on the Effective Date and listed on Schedule 9.04, without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(c)                      Indebtedness (i) under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (ii) under Other Hedging Agreements, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements is in the ordinary course of business and not for speculative purposes;

(d)                     Indebtedness (including any Permitted Refinancing thereof) of Parent and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness secured by Liens permitted under Section 9.01; provided that in no event shall the sum of the aggregate outstanding principal amount of all Capitalized Lease Obligations and purchase money Indebtedness incurred in reliance on this clause (d) exceed the greater of (x) $30,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(e)                      Indebtedness constituting Intercompany Loans to the extent permitted by Sections 9.05(h) and (q);

(f)                       guarantees by Parent or any Restricted Subsidiary in respect of Indebtedness of Parent or any Restricted Subsidiary otherwise permitted under this Section, provided, in no event shall any Restricted Subsidiary that is not a Credit Party guarantee Indebtedness of a Credit Party pursuant to this Section 9.04(f);

(g)                      Indebtedness of Parent or a Restricted Subsidiary of Parent acquired, incurred, assumed or issued to finance a Permitted Acquisition, merger, amalgamation or consolidation or other Investment permitted under this Agreement (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted acquisition of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other Investment or acquisition, and (ii) (x) such Indebtedness does not exceed an aggregate principal amount of $75,000,000 at any time outstanding or (y) either (1) the Interest Coverage Ratio as of the last day of the most recently ended Calculation Period (calculated on a Pro Forma Basis as if such Permitted Acquisition or other permitted transaction had occurred on the first day of such Calculation Period) is no less than 2.00:1.00 or (2) the Interest Coverage Ratio as of the last day of the most recently ended Calculation Period (calculated on a Pro Forma Basis as if such Permitted Acquisition or other permitted transaction had occurred on the first day of such Calculation Period) is no less than the Interest Coverage Ratio as of the last day of the most recently ended Calculation Period (calculated on a Pro Forma Basis without giving pro forma effect to such Permitted Acquisition or other permitted transaction, but with giving pro forma effect to any other Permitted Acquisitions or other permitted transactions theretofore consummated after the first day of such Calculation Period) (and in each case, any Permitted Refinancing Indebtedness in respect thereof);

(h)                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished in the ordinary course of business;

(i)                         Indebtedness of Parent and its Restricted Subsidiaries with respect to performance bonds, surety bonds (including in favor of the U.S.D.A. in connection with Parent’s and its Restricted Subsidiaries’ contracts and transactions therewith), appeal bonds, customs bonds, worker’s compensation claims, self-insurance obligations and bankers acceptances and other obligations of a like nature incurred in the ordinary course of business or consistent with past practices or in connection with the enforcement of rights or claims of Parent or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default (including guarantees or obligations of Parent or any Restricted Subsidiary with respect to letters of credit supporting such performance, appeal, customs or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances);

(j)                        Indebtedness of the Credit Parties under the (i) ABL Loan Documents in an aggregate principal amount not to exceed $250,000,000 at any time outstanding (including any Permitted Refinancing Indebtedness in respect thereof), and (ii) Junior Lien Debt (including Permitted Junior Priority Refinancing Debt) so long as, after giving effect to the incurrence of such principal amount of Junior Lien Debt, the Total Secured Net Leverage Ratio shall not exceed 4.70:1.00, determined on a Pro Forma Basis (in each case including any Permitted Refinancing Indebtedness in respect thereof);

(k)                     Indebtedness of Parent or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earnouts, extended purchase price obligations and similar obligations in connection with any acquisition or other Investment or disposition permitted by this Agreement;

(l)                         secured Indebtedness of the Credit Parties that is (x) contractually subordinated or (y) secured by Liens on the Collateral having a junior priority relative to the Liens on the Collateral securing the Obligations; provided that (i) after giving effect to the incurrence and application of proceeds thereof, the Total Secured Net Leverage Ratio determined on a Pro Forma Basis for the Calculation Period most recently ended does not exceed 4.70:1.00, (ii) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness is not secured by any property or assets of Parent or any Subsidiary other than the Collateral, (iv) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, or prepayments of the type applicable to the Loans, to the extent the amounts subject to such prepayments are applied first, to the Loans, and second, to such Indebtedness), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Loans at the time of such incurrence (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), and (v) in the case of any such Indebtedness that is Secured, the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement (provided, that if the Borrower or any Guarantor shall incur Junior Lien Debt, then the Intercreditor Agreement shall be amended, or amended and restated, in substantially the form of the Restated Intercreditor Agreement, with such modifications thereto as may be reasonably agreed by the Administrative Agent, the Security Agent, the ABL Agent (if any) and the holders of such Indebtedness (or their representative agents)), and to the extent constituting Junior Lien Debt, the holders of such Indebtedness (or their representative) shall be party to a Second Lien Intercreditor Agreement, if applicable (and any Permitted Refinancing Indebtedness in respect thereof);

(m)                 Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(n)                     Indebtedness of Parent or any other Credit Party issued to a seller on the date of the consummation of a Permitted Acquisition or other Investment permitted hereunder for the purpose of consummating such Permitted Acquisition or other Investment permitted hereunder, so long as (i) the aggregate principal amount of all such Indebtedness does not exceed the greater of $75,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Calculation Period at any time outstanding and (ii) such Indebtedness is unsecured (such Indebtedness, the “Seller Debt”);

(o)                     Indebtedness of Parent or any Restricted Subsidiary in respect of indemnification, working capital or similar adjustments of purchase price, “earn-out” or similar performance-based deferred purchase price arrangements, non-competes, transition services or similar obligations incurred in connection with any Permitted Acquisition or other Investment permitted hereunder or any dispositions permitted hereunder;

(p)                     secured or unsecured notes issued by any Credit Party in lieu of Incremental Facilities and which may be guaranteed by the other Credit Parties (such notes, “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all Incremental Equivalent Debt, together with the aggregate principal amount (or committed amount, if applicable) of all Incremental Loans provided pursuant to Section 2.14, shall not exceed the Maximum Incremental Facilities Amount, (ii) if any Incremental Equivalent Debt is secured, it shall be secured only by the Collateral and either be secured on a pari passu basis with the Obligations, in which case the Liens securing such Indebtedness shall be subject to a Pari Passu Intercreditor Agreement, or on a junior lien basis (but on a pari passu basis with any other outstanding Junior Lien Debt), in which case the Liens securing such Junior Lien Debt shall be subject to the Intercreditor Agreement (and the Intercreditor Agreement shall be amended, or amended and restated, in substantially the form of the Restated Intercreditor Agreement, with such modifications thereto as may be reasonably agreed by the Administrative Agent, the Security Agent, the ABL Agent (if any) and the holders of such Junior Lien Debt (or their representative agents)), and, if applicable, a Second Lien Intercreditor Agreement, (iii) such Incremental Equivalent Debt shall not be guaranteed by any Person other than the Credit Parties, (iv) such Incremental Equivalent Debt secured by Liens subject to the Pari Passu Intercreditor Agreement shall not mature or have a Weighted Average Life to Maturity (other than to the extent of nominal amortization for periods where amortization has been eliminated) shorter than the Loans, and shall not be subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, prepayment requirements substantially similar to those applicable to the Loans and amortization), in each case, prior to the Latest Maturity Date then in effect at the time of such incurrence and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Loans at the time of such incurrence, and (v) such Incremental Equivalent Debt that is unsecured or is subject to a Second Lien Intercreditor Agreement shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, and prepayment requirements substantially similar to those applicable to the Loans), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of such incurrence and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Loans at the time of such incurrence (and any Permitted Refinancing Indebtedness in respect thereof);

(q)                     any Credit Agreement Refinancing Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(r)                        Contribution Indebtedness and any Permitted Refinancing Indebtedness with respect thereto;

(s)                       Permitted Ratio Debt; provided, that the aggregate outstanding principal amount of Indebtedness under this clause (s) of Restricted Subsidiaries that are not Credit Parties shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA at any time (and in each case, Permitted Refinancing Indebtedness in respect thereof);

(t)                        Indebtedness of a Credit Party that is secured on a pari passu basis with the Obligations (and which may be guaranteed by the other Credit Parties), so long as (i) after giving effect to the incurrence and application of proceeds thereof, the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) for the Calculation Period most recently ended does not exceed 4.70:1.00, (ii) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties, (iii) no such Indebtedness shall be secured by any asset of Parent or any of its Restricted Subsidiaries other than the Collateral, (iv) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default and prepayment requirements substantially similar to those applicable to the Loans), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Term Loans at the time of such incurrence (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (v) the Net Cash Proceeds of such Indebtedness are applied substantially concurrently with the incurrence of such Indebtedness to finance Permitted Acquisitions or other Investments permitted hereunder (including repayment of Indebtedness associated with such Permitted Acquisition or other Investments permitted hereunder and any Capital Expenditures and other expenditures related to the assets acquired in the applicable Permitted Acquisition or other Investments permitted hereunder), (vi) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement and a Pari Passu Intercreditor Agreement (and any Permitted Refinancing Indebtedness in respect thereof) and (vii) if such Indebtedness is in the form of a credit facility incurred within 18 months of the Effective Date, such Indebtedness shall be subject to the provisions of clause (i) of the third sentence of Section 2.14(a) to the same effect as if such Indebtedness was in the form of Incremental Term Loans;

(u)                     Parent or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(v)                     unsecured Indebtedness in respect of obligations of Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(w)                   Indebtedness representing deferred compensation or similar arrangements to directors, officers, employees, members of management, consultants or independent contractors of Parent (or its direct or indirect parent) and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with any Permitted Acquisition or other Investment permitted under Section 9.05 hereof;

(x)                     Indebtedness consisting of Indebtedness issued by Parent or a Restricted Subsidiary to future, present or former officers, directors, employees, members of management or consultants thereof or any direct or indirect parent thereof, their respective estates, spouses, former spouses, domestic partners or former domestic partners, in each case to finance the purchase or redemption of Equity Interests of Parent, a Restricted Subsidiary or any of their direct or indirect parent companies permitted by Section 9.03(c) hereof;

(y)                     Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of Parent or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed, at any one time outstanding, the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(z)                      Indebtedness of Restricted Subsidiaries that are not Qualified Credit Parties in an aggregate principal amount outstanding at any time not to exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(aa)              Indebtedness of Parent and its Restricted Subsidiaries relating to Sale/Leaseback Transactions in an aggregate outstanding principal amount not to exceed the greater of $50,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Calculation Period (and Permitted Refinancing Indebtedness in respect thereof);

(bb)              Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds, including without limitation the Cash Management Obligations, in the ordinary course of business; and

(cc)                all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (bb) above.

For purposes of determining compliance with this Section 9.04, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (cc) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.

9.05                        Advances, Investments and Loans.  Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)                     Parent and its Restricted Subsidiaries may extend trade credit and acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business;

(b)                     Parent and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(c)                      Parent and its Restricted Subsidiaries may hold the Investments held by them on the Effective Date; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(d)                     Parent and its Restricted Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)                      Parent and its Restricted Subsidiaries may make loans and advances to their officers and employees (i) for moving, relocation and travel expenses and other similar expenditures in the ordinary course of business in an aggregate amount not to exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time (determined without regard to any write-downs or write-offs of such loans and advances but taking into account any return of capital, repayment, dividend or distribution in respect thereof), (ii) in connection with such Person’s purchase of Equity Interests of Parent or any direct or indirect parent of Parent and (iii) for business related expenses, moving expenses and other similar expenses and advances of payroll payments, in each case incurred in the ordinary course of business or consistent with past practices;

(f)                       Parent and its Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Equity Interests of Holdings or Parent (so long as no cash is actually advanced by Parent or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(g)                      Parent and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(c);

(h)                     (i) any Credit Party may make intercompany loans and advances to any other Credit Party, (ii) any Restricted Subsidiary of Parent which is not a Credit Party may make intercompany loans and advances to any Credit Party, (iii) any Restricted Subsidiary of Parent which is not a Credit Party may make intercompany loans and advances to any other Restricted Subsidiary of Parent which is not a Credit Party and (iv) any Credit Party may make intercompany loans and advances to any Restricted Subsidiary of Parent which is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (i) through (iv), collectively, the “Intercompany Loans”); provided that (A) each Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note, (B) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Security Agent pursuant to the Security Agreement, (C) each Intercompany Loan made to a Credit Party shall be subject to the subordination provisions contained in the Intercompany Subordination Agreement, and (D) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (iv) of this clause (h) when added to the amount of contributions and acquisitions of Equity Interests theretofore made pursuant to subclause (i)(y) of this Section 9.05 (for this purpose taking the Fair Market Value of any property (other than cash) so contributed at the time of such contributions) exceed the greater of $25,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time (determined without regard to any write-downs or write-offs of such loans and advances but taking into account any return of capital, repayment, dividend or distribution in respect thereof);

(i)                         (x) the Credit Parties may make capital contributions to, or acquire Equity Interests of, any other Credit Party, (y) any Credit Party may make capital contributions to, or acquire Equity Interests of, any Restricted Subsidiary of Parent which is not a Credit Party; provided that the aggregate amount of contributions and acquisitions of Equity Interests on and after the Effective Date made pursuant to preceding subclause (y) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to any Restricted Subsidiary of Parent which is not a Credit Party pursuant to subclause (iv) of Section 9.05(h) (determined without regard to any write-downs or write-offs thereof but taking into account any return of capital, repayment, dividend or distribution in respect thereof), shall not exceed an amount equal to the greater of $25,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time; provided that such limit shall not be applicable if such Restricted Subsidiary becomes a Credit Party following such capital contributions, or acquisition of Equity Interests; and (z) Restricted Subsidiaries that are not Credit Parties may make capital contributions to, or acquire Equity Interests of, other Restricted Subsidiaries that are not Credit Parties;

(j)                        Parent and its Restricted Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are after the Effective Date independently permitted under another provision of this Section 9.05);

(k)                     Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(l)                         Permitted Acquisitions, so long as: (i) no Event of Default shall have occurred and be continuing at the time of entry into the applicable definitive agreement with respect to such Permitted Acquisition; and (ii) in the case of a Permitted Acquisition of an Excluded Subsidiary or a Non-Wholly Owned Subsidiary (or assets which will be acquired by an Excluded Subsidiary or a Non-Wholly Owned Subsidiary pursuant to a Permitted Acquisition or assets located outside the United States which will be acquired pursuant to a Permitted Acquisition), the Aggregate Consideration payable for such Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other

Permitted Acquisitions of Excluded Subsidiaries and Non-Wholly Owned Subsidiaries (and assets acquired by Excluded Subsidiaries and Non-Wholly Owned Subsidiaries pursuant to all other Permitted Acquisitions), does not exceed (I) the greater of $75,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time plus (II) the amount of any other provision of this Section 9.05 that may be utilized to make an Investment;

(m)                 Parent and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02;

(n)                     Parent and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of Parent or such Restricted Subsidiary;

(o)                     Parent and its Restricted Subsidiaries may make advances in connection with purchases of goods or services in the ordinary course of business;

(p)                     other Investments, provided that the aggregate amount of Investments made pursuant to this clause (p) that are at that time outstanding shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period (determined without regard to any write-downs or write-offs thereof but taking into account any disposition proceeds, return of capital, repayment, interest, dividend or distribution in respect thereof);

(q)                     Parent and its Restricted Subsidiaries may from time to time make Investments in Foreign Subsidiaries to finance Permitted Acquisitions of Foreign Subsidiaries (or assets located outside the United States which will be acquired pursuant to a Permitted Acquisition) in accordance with Section 9.05(l);

(r)                        so long as no Event of Default then exists or would result therefrom, additional Investments at any time not in an amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the Available Amount at such time;

(s)                       Investments in joint ventures in an aggregate amount not to exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time;

(t)                        Investments of a Person acquired (pursuant to a merger, consolidation, acquisition or otherwise) pursuant to a Permitted Acquisition or other Investment permitted under Section 9.05; provided that such Investment was not made in anticipation or contemplation of such Permitted Acquisition or other Investment;

(u)                     Investments consisting of Liens, fundamental changes, sales or other dispositions and Indebtedness (other than by reference to this Section 9.05(u)) under Sections 9.01, 9.02 and 9.04, respectively;

(v)                     Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Parent (or any direct or indirect parent thereof) or Net Cash Proceeds therefrom; provided that such amounts used pursuant to this Section 9.05(v) shall not increase the Available Amount;

(w)                   Contingent Obligations in respect of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into by or of Parent or any Restricted Subsidiary in the ordinary course of business;

(x)                     the forgiveness or conversion to Equity Interests of any intercompany Indebtedness owed to Parent or any of its Restricted Subsidiaries otherwise permitted by Section 9.05; and

(y)                     other Investments, provided that at the time of making such Investment, the Total Net Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 4.00:1.00.

For purposes of determining compliance with this Section 9.05, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

9.06                        Transactions with Affiliates.  Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions involving payments by Parent or any of its Restricted Subsidiaries in excess of $1,000,000 with any Affiliate of Parent or any of its Subsidiaries (other than Parent or any Subsidiary thereof), except:

(a)                     Dividends permitted under Section 9.03 and any payments under the Tax Receivable Agreement;

(b)                     loans may be made and other transactions may be entered into by Parent and its Restricted Subsidiaries to the extent permitted by Section 9.02, 9.04 or 9.05;

(c)                      customary fees, indemnities and reimbursements may be paid to directors of Parent and its Restricted Subsidiaries;

(d)                     Parent and any Restricted Subsidiary of Parent of may issue Qualified Equity Interests (and options, warrants and rights thereto);

(e)                      Parent and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, severance arrangements, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Parent and its Restricted Subsidiaries in the ordinary course of business;

(f)                       Restricted Subsidiaries of Parent may pay management fees, licensing fees and similar fees to Parent, Holdings, the Borrower or any other Restricted Subsidiary;

(g)                      Parent, Holdings the Borrower or any other Restricted Subsidiary may pay the management, consulting, monitoring, advisory and other fees (including, without limitation, any termination fee) and related expenses (including, without limitation, indemnification and other similar amounts) pursuant to any Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year), or, in each case, any amendment to any Management Agreement so long as any such amendment is not, in the good faith judgment of the board of directors (or similar governing body) of

Parent or the Borrower, materially disadvantageous to the Lenders when taken as a whole, as compared to such Management Agreement as in effect on the Effective Date;

(h)                     Parent, Holdings the Borrower or any other Restricted Subsidiary may reimburse the Sponsor and its Affiliates and the Advance Shareholders for their reasonable out-of-pocket expenses and indemnification claims incurred in connection with their providing management services to Parent and its Restricted Subsidiaries;

(i)                         Parent and its Restricted Subsidiaries may pay to Sponsor and the Advance Shareholders reasonable out-of-pocket expenses pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities in connection with acquisitions, divestitures, debt incurrences or equity issuances that are permitted by this Agreement;

(j)                        Parent and any of its Restricted Subsidiaries may pay customary and reasonable fees to the Sponsor and the Advance Shareholders for any transaction-based financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and, in any such case, in connection with acquisitions, divestitures, debt incurrences or equity issuances that are permitted by this Agreement, provided that such fees are approved in good faith by a majority of the members of the board of directors (or similar governing body), or a majority of the disinterested members of the board of directors (or similar governing body), of the Borrower or Parent;

(k)                     payments of principal, interest and fees hereunder (or under other Indebtedness) to Affiliated Persons and Sponsor Debt Funds that are Lenders (or lenders under other Indebtedness) solely in their capacities as lenders; and

(l)                         transactions on terms and conditions substantially as favorable to Parent or such Restricted Subsidiary as would be obtained by Parent or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

9.07                        [Reserved].

9.08                        [Reserved].

9.09                        [Reserved].

9.10                        Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Prepayments of Junior Indebtedness.  Parent will not, and will not permit any of its Restricted Subsidiaries to:

(a)                     except in connection with a Permitted Refinancing thereof, make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, any Permitted Junior Priority Refinancing Debt or other Junior Lien Debt (collectively a “Junior-Lien Financing”) or any other Junior Financing (other than any such Junior Financing constituting unsecured Indebtedness that is not Subordinated Indebtedness) prior to scheduled maturity (each a “Voluntary Prepayment”) (it being understood that each of the following shall be permitted: (A) AHYDO “catch-up” payments and payments of regularly scheduled principal and interest (including default interest) and (B) indemnity and expense reimbursement payments); provided that Parent or any of its Restricted Subsidiaries may (w) make any Voluntary Prepayment of Seller Debt, (x) make Voluntary Prepayments of any Junior-Lien Financing and any other Junior Financing outstanding (1) in an aggregate principal amount not to exceed $75,000,000, (2) in an amount not to exceed the Available Amount at such time, so long as (i) no Event of Default has occurred and is continuing at the time of such payments or would exist after giving effect to the Voluntary Prepayment, and (ii) the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) for the Calculation Period most recently ended does not exceed 4.70:1.00, (3) to the extent made with proceeds from an IPO or with Net Cash Proceeds from an issuance of Qualified Equity Interests and (4) in an unlimited amount, so long as the Total Net Leverage Ratio (calculated on a Pro Forma Basis) for the Calculation Period most recently ended does not exceed 4.00:1.00, and (y)  any Junior-Lien Financing or Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Parent or any of its direct or indirect parents; or

(b)                     amend, modify or change its certificate or articles of incorporation, certificate of formation, limited liability company agreement, by-laws (or the equivalent organizational documents), as applicable, or the documentation governing any Junior-Lien Financing, Subordinated Indebtedness with an outstanding principal amount in excess of $10,000,000 or other Junior Financing with an outstanding principal amount in excess of $10,000,000 (other than any such Junior Financing constituting unsecured Indebtedness that is not Subordinated Indebtedness), unless such amendment, modification, change or other action contemplated by this clause (b) would not be materially adverse to the interests of the Lenders and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document.

9.11                        Negative Pledge.  Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any agreement, instrument or other undertaking (each, a “Contractual Obligation”) to which Parent or such Restricted Subsidiary is a party (other than this Agreement or any other Credit Document) that limits the ability of any Credit Party to create, incur, assume or suffer to exist Liens on property of such Credit Party for the benefit of the Secured Creditors with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to (i) Contractual Obligations which exist on the Effective Date, (ii) Contractual Obligations which are binding on a Restricted Subsidiary of Parent at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Parent, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Parent, (iii) Contractual Obligations which arise in connection with any sale, transfer or other disposition permitted by Section 9.02 and relate solely to the assets or Person subject to such sale, transfer or other disposition, (iv) Contractual Obligations which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.05 and applicable solely to such joint venture entered into in the ordinary course of business, (v) Contractual Obligations which are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.04 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vi) Contractual Obligations which are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) Contractual Obligations which comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 9.04 and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to Parent or any of its Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (viii) Contractual Obligations which are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Parent or any of its Restricted Subsidiaries, (ix) Contractual Obligations which are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) Contractual Obligations which are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) Contractual Obligations which arise in connection with cash or other deposits permitted under Sections 9.01 and 9.05 and limited to such cash or deposit, (xii) any documentation governing Incremental Equivalent Debt, Permitted Unsecured Refinancing Debt, Permitted Pari Passu Refinancing Debt, Permitted Ratio Debt, Permitted Junior Priority Refinancing Debt, Refinanced Debt or any other Indebtedness permitted hereunder or any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in this clause (xii);

provided that such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Credit Documents or, in the case of Junior Financing, are market terms at the time of issuance, (xiii) the ABL Obligations or any Permitted Refinancing thereof, or (xiv) apply by reasonable application of any applicable laws, rule, regulation or order or are required by any Governmental Authority having jurisdiction over Parent or any of its Restricted Subsidiaries.

9.12                        Business; etc.  Parent will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any material line of business substantially different from the businesses engaged in by Parent and its Restricted Subsidiaries as of the Effective Date and businesses reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

SECTION 10.                     Events of Default and Remedies.

10.01                 Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)                     Payments.  The Borrower shall (x) default in the payment when due of any principal of any Loan or any Note, or (y) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b)                     Representations, etc.  Any representation, warranty or statement made, confirmed or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made, confirmed or deemed made; or

(c)                      Covenants.  Parent or any of its Restricted Subsidiaries shall (x) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(e)(i) or Section 9 or (y) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01(a), 10.01(b) and clause (x) of this 10.01(c)) and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof is given to the Borrower by the Administrative Agent; or

(d)                     Default Under Other Agreements.  (i) Parent or any of its Restricted Subsidiaries shall (A) default in any payment of any Indebtedness (other than the Obligations) having an outstanding aggregate principal amount of more than $50,000,000 beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness having an outstanding aggregate principal amount of more than $50,000,000 (other than, with respect to Indebtedness consisting of Interest Rate Protection Agreements or Other Hedging Agreements, termination events or equivalent events pursuant to the terms of such Interest Rate Protection Agreements or Other Hedging Agreements and not as a result of any default thereunder by any Credit Party) beyond any period of grace, if any, provided therein or contained in any instrument or agreement evidencing, securing or relating thereto beyond any period of grace, if any, provided therein, or any other event shall occur or condition exist beyond any period of grace applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Parent or any of its Restricted Subsidiaries having an outstanding aggregate principal amount of more than $50,000,000 shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory repayment (unless such required prepayment or mandatory repayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided that clauses (i) and (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by Parent, Holdings, the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 10. Notwithstanding the foregoing provisions of this Section 10.01(d), no breach, default or event of default under the ABL Loan Documents shall constitute an Event of Default under this Section 10.01(d), except (X) any event of default, giving effect to any applicable grace period, under Section 8.1 of the ABL Credit Agreement (or any successor provision thereto), (Y) any event of default (except any event of default described in the immediately preceding clause (X) or arising as a result of a breach of Section 7.1 of the ABL Credit Agreement (or any other financial covenant subsequently added to the ABL Credit Agreement or contained in any Permitted Refinancing of the ABL Credit Agreement)), giving effect to any applicable grace period, under the ABL Credit Agreement that remains unremedied and unwaived for 60 consecutive days after the occurrence thereof, or (Z) any acceleration of the Advances or termination of the Revolver Commitments (each as defined in the ABL Credit Agreement) prior to the scheduled maturity thereof as a result of an event of default under the ABL Loan Documents; or

(e)                      Bankruptcy, etc.  Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or there is commenced against Parent or any of its Restricted Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(f)                       ERISA.  (i) any of Parent, Holdings, the Borrower or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan has failed to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of Parent, Holdings, the Borrower or any ERISA Affiliate thereof, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, (iv) any

Plan shall terminate for purposes of Title IV of ERISA, (v) Parent, Holdings, the Borrower or any ERISA Affiliate thereof shall incur liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, (vi) a determination has been made that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (vii) a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (viii) any contribution required to be made with respect to a Plan, Multiemployer Plan or Foreign Pension Plan has not been timely made, (ix) a Plan has an Unfunded Current Liability; or (x) the occurrence of any other event or condition which constitutes an ERISA Event with respect to the Plan, and in each case in clauses (i) through (x)) above, such event or condition, together with all other such events or conditions, if any, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(g)                      Security Documents.  Any of the material Security Documents shall cease to be in full force and effect, or shall cease to give the Security Agent for the benefit of the Secured Creditors, a valid and perfected security interest in, and Lien on, a material portion of the Collateral; provided that the failure to have such a valid and perfected Lien on Collateral in favor of the Security Agent shall not give rise to an Event of Default under this Section 10.01(g), (i) if such lack of validity or perfection results from (A) any act or omission of the Security Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document) or (B) from the sale, transfer or other disposition of the applicable Collateral to a Person that is not a Credit Party in a transaction permitted under this Agreement or (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(h)                     Guaranties.  Any Guaranty or any material provision thereof shall cease to be in full force or effect (except in accordance with the terms thereof), or any Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

(i)                         Other Credit Documents. Any material Credit Document (other than in accordance with the terms thereof or otherwise as described in clause (h) or clause (l) of this Section 10.01) shall for any reason cease to be in full force and effect or be asserted by any Credit Party not to be a legal, valid and binding obligation of any party thereto; or

(j)                        Judgments.  One or more judgments or decrees shall be entered against Parent or any Restricted Subsidiary of Parent for payment of money in an aggregate amount in excess of $50,000,000 (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees shall be final and non-appealable and shall not be vacated, satisfied, discharged or stayed or bonded pending appeal for any period of 60 consecutive days; or

(k)                     Change of Control.  A Change of Control shall occur; or

(l)                         Intercreditor Agreement.  The Intercreditor Agreement or, after the execution thereof, any Pari Passu Intercreditor Agreement or Other Intercreditor Agreement, or any material provision of any thereof shall cease to be in full force or effect (except in accordance with its terms), any Credit Party shall deny or disaffirm in writing its obligations thereunder;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 10.01(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice):  (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) subject to the terms of the Intercreditor Agreement, enforce, as Security Agent, all of the Liens and security interests created pursuant to the Security Documents in accordance with the terms thereof; and (d) enforce each Guaranty.

10.02                 Application of Funds.  After the exercise of remedies (subject to the terms of the Intercreditor Agreement) provided for in Section 10.01 (or after the Loans have automatically become immediately due and payable as provided in Section 10.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including expense of counsel payable under Section 12.01 and amounts payable under Section 2.10) payable to the Administrative Agent and the Security Agent in their respective capacities as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest and other than any amounts due under Secured Hedging Agreements) payable to the Secured Creditors (including expenses of counsel payable under Section 12.01 and amounts payable under Section 2.10), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and any interest due on amounts unpaid under Secured Hedging Agreements, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and any amounts due under Secured Hedging Agreements (other than as previously applied under clause Third above), ratably among the Secured Creditors in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Creditors on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in cash in full, to the Borrower or as otherwise required by law.

SECTION 11.                     The Administrative Agent.

11.01                 Appointment.  The Lenders hereby irrevocably designate and appoint MSSF as Administrative Agent and Security Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include MSSF in its capacity as Security Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents and MSSF hereby accepts such designation and appointment.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder by or through its officers, directors, agents, sub-agents, employees or affiliates.  Any sub-agent may perform any and all its duties and exercise its rights and powers by or through its directors, trustees, officers, employees, agents, advisors or affiliates. The exculpatory provisions contained in this Section 11 shall apply to the Administrative Agent and any sub-agent and to their respective directors, trustees, officers, employees, agents, advisors and affiliates, and shall apply to their respective activities in connection with the syndication of the Loans, as well as activities as Agent or sub-agent.

11.02                 Nature of Duties.  (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)                     Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01.  Without limitation of the foregoing, none of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent or the Documentation Agent shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03                 Lack of Reliance on the Administrative Agent; Etc.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Parent or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Parent or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.  The Administrative Agent shall be deemed to have no knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by Parent, Holdings, the Borrower or a Lender.

11.04                 Certain Rights of the Agents.  If any Agent shall request instructions from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.12) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders (or such other Lenders, as the case may be); and such Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or if required pursuant to Section 12.12, all Lenders).

11.05                 Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, order or other document or electronic message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel (who may be counsel for the Borrower), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

11.06                 Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.07                 The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08                 Holders.  Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09                 Resignation by the Administrative Agent.  (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by notifying the Lenders and the Borrower.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                     Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed, provided that (x) the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing and (y) in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Lender.

(c)                      If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) (provided that the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                     If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by such 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.

(e)                      Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) and Section 12.01 shall continue in effect for the benefit of the Administrative Agent, its sub-agents and their respective Affiliates for each of their actions and inactions while serving as the Administrative Agent.

(f)                       Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

11.10                 Collateral Matters.  (a) Each Lender authorizes and directs the Security Agent to enter into the Security Documents and the Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Second Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Creditors (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Permitted Pari Passu Refinancing Debt, or any Permitted Junior Priority Refinancing Debt or other Junior Lien Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Credit Documents)).  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Security Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                     The Lenders hereby authorize the Security Agent, (1) at its option and in its discretion, to release any Lien granted to or held by the Security Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification and reimbursement obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Parent, Holdings and the Qualified Credit Parties) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) as otherwise may be expressly provided in the relevant Security Documents, in the Intercreditor Agreement and Other Intercreditor Agreements or the last sentence of each of Sections 9.01 (so long as the ABL Agent has released or concurrently releases its Lien on such Collateral) and 9.02, (v) constituting property (x) owned by any Unrestricted Subsidiary permitted to be designated as such pursuant to the terms of this Agreement or (y) following or concurrently with a sale or other disposition (to Persons other than Parent, Holdings and the Qualified Credit Parties) of a Subsidiary of Parent in compliance with Section 9.02, constituting property owned by such Subsidiary or (vi) constituting property subject to a Sale/Leaseback Transaction permitted hereunder or property subject to (or which will become subject to promptly following such release) Liens pursuant to Section 9.01(f), 9.01(g) or 9.01(m) and (2) to automatically release any Lien on any property granted to or held by the Administrative Agent or the Security Agent under any Credit Document (i) upon payment in full of all Obligations, (ii) at the time the property subject to such Lien is sold, transferred or otherwise disposed or to be sold, transferred or otherwise disposed as part of or in connection with any disposition permitted hereunder or under any other Credit Document, (iii) subject to Section 12.12, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.02, and the Security Agent shall, at the written request of the Borrower, release the Security Agent’s Liens on such property.  The Lenders hereby further authorize the Administrative Agent to release from its Guaranty any Unrestricted Subsidiary permitted to be designated as such pursuant to the terms of this Agreement (provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any of the ABL Loan Documents, or continues to be a guarantor of any Junior Lien Debt), or any Subsidiary of Parent upon the sale or other disposition thereof (to Persons other than Parent, Holdings and the Qualified Credit Parties) in compliance with Section 9.02, and the Administrative Agent shall, at the written request of the Borrower, release such Unrestricted Subsidiary or Subsidiary of Parent sold or disposed of in compliance with Section 9.02 from its Guaranty.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Security Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c)                      The Security Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Security Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Security Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Security Agent may act in any manner it may deem appropriate, in its sole discretion, given the Security Agent’s own interest in the Collateral as one of the Lenders and that the Security Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11                 Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.12                 Withholding.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Credit Party or the relevant Lender.

SECTION 12.                     Miscellaneous.

12.01                 Payment of Expenses; Indemnification, etc.  (a) The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable and documented fees and disbursements of Shearman & Sterling LLP and a single local counsel in each appropriate jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable and documented fees and disbursements of counsel for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, counsel for the Lenders; provided that reasonable and documented fees and disbursements of counsel shall be limited to (x) one primary counsel for the Administrative Agent and the Lenders and, if reasonably required by the Administrative Agent, a single local counsel in each appropriate jurisdiction and (y) if there is a conflict of interest, where the Lenders affected by such conflict notify the Borrower of the existence of such conflict that requires separate representation for any Lender, in which case each group of Lenders similarly affected shall, as a whole, be entitled to one separate counsel; and (ii) indemnify the Administrative Agent, the Security Agent, each Joint Lead Arranger, each Joint Book-Running Manager, the Syndication Agent, the Documentation Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, controlling persons, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented attorneys’ and consultants’ fees and disbursements, but limited, in the case of legal fees, to the reasonable and documented fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, if there is a conflict of interest, where the Indemnified Persons affected by such conflict notify the Borrower of the existence of such conflict that requires separate representation for any Indemnified Person, in which case each group of Indemnified Persons similarly affected shall, as a whole, be entitled to one separate counsel, incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Security Agent, any Joint Lead Arranger, each Joint Book-Running Manager, the Syndication Agent, the Documentation Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Parent or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Parent or any of its Subsidiaries at any location, whether or not owned, leased or operated by Parent or any of its Subsidiaries, the non-compliance by Parent or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Parent, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Parent or any of its Subsidiaries (but excluding, in each case, any disputes solely among Indemnified Persons (other than claims against the Administrative Agent, the Security Agent, the Syndication Agent, the Documentation Agent, any Joint Book-Running Manager or any Joint Lead Arranger solely in connection with their duties in such capacities) and any losses, liabilities, claims, damages or expenses to the extent incurred by reason of (x) the bad faith, gross negligence or willful misconduct of the Indemnified Person to be indemnified or (y) a material breach of any of the Credit Documents by the Indemnified Person to be indemnified (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Security Agent, Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent, the Documentation Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For the avoidance of doubt, this Section 12.01 shall not apply to Taxes.

(b)                     To the full extent permitted by applicable law, none of Parent, Holdings and the Borrower and their Subsidiaries, or any Indemnified Person shall assert, and hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.02                 Right of Set-off.  (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and, subject to Section 12.23, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Parent or any of the other Credit Parties against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b)                     NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY,

PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE SECURITY AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03                 Notices.  (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile or other electronic transmission) and mailed, telegraphed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified on Schedule 12.03 or in the other relevant Credit Documents; if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) (all such non-excluded communications being referred to herein collectively as “Communications”). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)                     [Reserved].

(c)                      Each of Parent, Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Parent, Holdings and/or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information of a type that would constitute material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each of Parent, Holdings and the Borrower hereby agrees that (w) at the reasonable request of the Administrative Agent Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent, Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any information of a type that would constitute material non-public information with respect to Parent, Holdings or the Borrower or its securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as such as set forth in Section 12.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative

Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

(d)                     Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain information of a type that would constitute material non-public information with respect to Parent, Holdings or the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                      THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH.

(f)                       Notwithstanding Section 12.03(a), the Administrative Agent and Lenders agree that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

12.04                 Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, except as provided in Section 9.02, none of Parent, Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any purported assignment or transfer without such consent shall be null and void) and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment, Loans, Note or other Obligations hereunder except as provided in Sections 2.13 and 12.04(b)) and the participant shall not constitute a

“Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan (or the addition of additional Commitments or Loans) shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Parent, Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  In the case of any such participation, except as otherwise set forth in Section 12.04(g), the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                     Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to (i) (A) any Lender Affiliate of such Lender or (B) to one or more other Lenders (other than an Affiliated Person, except in accordance with and as expressly provided in Section 2.15) or any Lender Affiliate of any such other Lender (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as a Lender Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 10.01(a) or 10.01(e), the Borrower may otherwise agree, which agreement shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender or assigning Lenders, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) upon the surrender of the relevant Notes (if any) by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (ii) the consent of the Administrative Agent and, so long as no Event of Default under Section 10.01(a) or 10.01(e) has occurred and is continuing, the Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten Business Days after written request for consent to such assignment) shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (iii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor and which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Loans.  At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, (i) to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 4.04(f) and (ii) deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee Lender shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee Lender’s compliance procedures and applicable laws, including Federal and state securities laws).  To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay increased costs, as and to the extent provided in Section 2.10 and 4.04 (excluding for the avoidance of doubt Excluded Taxes), after the date of the respective assignment).

(c)                      Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)                     Any Lender which assigns all of its Commitment and/or Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(e)                      (i) Any assignment of Loans by a Lender to a Sponsor Debt Fund shall be subject to the condition that each Sponsor Debt Fund shall identify itself as a Sponsor Debt Fund in its Assignment and Assumption Agreement.

(ii)                      If at any time a Sponsor Debt Fund ceases to maintain management and operations independent from the Sponsor or any Affiliated Person which is directly or indirectly engaged in the management of the Credit Parties, then such Sponsor Debt Fund shall no longer be permitted to purchase or participate in any assignments of Loans other than as an Affiliated Person pursuant to Section 2.15 or any related Obligations or exercise any voting rights under the Credit Documents other than those voting rights as are applicable to Affiliated Persons that are Lenders.

(iii)                   By acceptance of the benefits of this Section 12.04(e), each Sponsor Debt Fund that becomes a Lender hereunder shall be deemed to have agreed to be bound by the terms of the Credit Agreement (including, without limitation, Section 11 hereof) as a Lender hereunder; provided however, that regardless of the aggregate outstanding principal amount of all Loans beneficially owned by a Sponsor Debt Fund, for purposes of determining Lenders for all voting purposes, such Sponsor Debt Fund shall only be permitted to vote up to 49.9% of the aggregate outstanding principal amount of all Loans outstanding (to the extent that such Sponsor Debt Funds beneficially owns more than 49.9% of the aggregate outstanding principal amount of all Loans, such excess shall be excluded for any vote of the Lenders hereunder).

(f)                       Regardless of the aggregate outstanding principal amount of all Loans beneficially owned by a Sponsor Debt Fund, for purposes of determining Lenders for all voting purposes, such Sponsor Debt Fund shall only be permitted to vote up to 49.9% of the aggregate outstanding principal amount of all Loans outstanding (to the extent that such Sponsor Debt Funds beneficially owns more than 49.9% of the aggregate outstanding principal amount of all Loans, such excess shall be excluded for any vote of the Lenders hereunder).

(g)                      No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lenders”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of this clause (g), or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay the Loans of such Disqualified Lender by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(h)                     Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to the Administrative Agent or the Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter.  The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(i)                         The Borrower agrees that each participant under this Agreement shall be entitled to the benefits of Sections 2.10 and 4.04 (subject to the requirements and limitations therein, including the requirements under Section 4.04(f) (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participant Lender by the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 4.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent the sale of the participation to such participant is made with the Borrower’s consent and such entitlement to receive a greater payment results from any applicable law, rule or regulation that is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.05                 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06                 Payments Pro Rata.  (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                     Each of the Lenders agrees that, except as contemplated in Section 12.04 or elsewhere herein, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                      Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and the express provisions of Section 2.15 that permit differing payments among Lenders.

12.07                 Computations.  All computations of interest hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Rate in the case of Base Rate Loans, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.

12.08                 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS (INCLUDING ANY APPELLATE COURTS THEREOF).  EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER PARENT, HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER PARENT, HOLDINGS OR THE BORROWER.  EACH OF PARENT, HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE

PREPAID, TO PARENT, HOLDINGS OR THE BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 12.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PARENT, HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b)                     EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

12.10                 [Reserved].

12.11                 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12                 Amendment or Waiver; etc.  (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, waived or modified (other than upon payment in full of the Obligations) unless such amendment, waiver or modification is in writing signed by the respective Credit Parties party hereto or thereto and signed or consented to in writing by the Required Lenders or the Administrative Agent with the consent of the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower and Collateral may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such amendment, waiver or modification shall, without the consent of each Lender (with Obligations being directly affected in the case of following clauses (i) and (iv)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of scheduled amortization, interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under the Security Documents or release all or substantially all of the value of the Guaranty provided by the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Loans on the Effective Date), or (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, pursuant to Section 2.14 or with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments and/or Loans are included on the Effective Date); provided further, that no such amendment, waiver or modification shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent or (3) without the consent of the Security Agent, amend, modify or waive any provision relating to the rights or obligations of the Security Agent.

(b)                     If, in connection with any proposed amendment, waiver or modification of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Loans and terminate all Commitments of such non-consenting Lender in accordance with Section 4.01(b), provided that, unless the Loans which are repaid or Commitments which are terminated pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans or Commitments of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), (x) the calculation of Required Lenders shall be determined after giving effect to any such repayment or termination, (y) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto and (z) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment.

(c)                      Notwithstanding anything to the contrary in this Section 12.12, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Refinancing Debt or Permitted Junior Priority Refinancing Debt (or a representative agent or trustee with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement, such Pari Passu Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders), (ii) that is expressly contemplated by the Intercreditor Agreement (or the comparable provisions, if any, of any Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement), or (iii) that is to amend, or amend and restate, the Intercreditor Agreement into substantially the form of the attached Restated Intercreditor Agreement concurrently with the incurrence of any Junior Lien Debt by the Borrower or any Guarantor for the purpose of adding the holders of such Indebtedness (or their representative agents) to the Intercreditor Agreement, and in the course of doing so, to make such other changes to the Intercreditor Agreement that, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Security Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Security Agent, as applicable.

(d)                     If Indebtedness is incurred pursuant to Section 9.04 hereof that is secured by a Lien on any Collateral, the Administrative Agent and/or the Security Agent is authorized to enter into any Other Intercreditor Agreement or any amendment to the Intercreditor Agreement (including amending, or amending and restating, the Intercreditor Agreement into substantially the form of the attached Restated Intercreditor Agreement, as provided in clause (c) above) or any Other Intercreditor Agreement (and the Administrative Agent and the Security Agent shall enter into such Other Intercreditor Agreement or amendment to the Intercreditor Agreement or such Other Intercreditor Agreement) if reasonably requested to do so by the Borrower in order to reflect the incurrence of such Indebtedness and the Lien priority intended to be created thereon.

(e)                      Notwithstanding anything to the contrary contained in clause (a) above of this Section 12.12, the Borrower, the Administrative Agent and each Additional Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Amendment, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Additional Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 12.12.

(f)                       Notwithstanding anything to the contrary in this Section 12.12, guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Security Agent and may be amended and waived with the consent of the Security Agent at the request of Parent or the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to reflect local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(g)                      Further, notwithstanding anything to the contrary contained in this Section 12.12, (x) (i) Security Documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Security Agent, (ii) the Other Intercreditor Agreements entered into in connection with this Agreement may be in a form reasonably determined by the Security Agent, and (iii) such Security Documents and related documents, the Intercreditor Agreement and the Other Intercreditor Agreements may be amended, supplemented and waived with the consent of the Security Agent, the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (A) in order to comply with local law or advice of local counsel, (B) in order to cause such Security

Document or other document to be consistent with this Agreement and the other Credit Documents or (C) in connection with the incurrence of any Indebtedness under Sections 9.04(j), 9.04(l) or 9.04(t), Incremental Loans, Incremental Equivalent Debt (and Permitted Refinancing Indebtedness in respect thereof), Credit Agreement Refinancing Indebtedness (and Permitted Refinancing Indebtedness in respect thereof), Permitted Pari Passu Refinancing Debt, Permitted Junior Priority Refinancing Debt or other Junior Lien Debt, or Refinanced Debt (and the addition of any collateral as Collateral in connection therewith) and the entry by the Administrative Agent and the Security Agent into intercreditor arrangements (including, without limitation, any amendment, amendment and restatement or supplement to the Intercreditor Agreement pursuant to Section 8.3 of the Intercreditor Agreement, or any Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement or amendment or modification thereof, or amendment, or amendment and restatement, of the Intercreditor Agreement into substantially the form of the attached Restated Intercreditor Agreement) in connection therewith (and the Administrative Agent and Security Agent agree to enter into such agreements, amendments and modifications if reasonably requested by the Borrower in connection with the transactions described above) and (y) if, following the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a typographical, technical or immaterial nature, in each case, in any provision of any Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

12.13                 Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14                 Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in law after the date of the respective transfer).

12.15                 Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, and the Commitments of, and the principal amounts (and stated interest) of the Loans made by each of the Lenders pursuant to the terms hereof from time to time.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b), an Administrative Questionnaire completed in respect of the assignee Lender (unless the assignee Lender shall already be a Lender hereunder), the appropriate IRS Forms, if applicable, the processing and recordation fee referred to in Section 12.04(b), if applicable, and the consent of the Administrative Agent and, if required, the Borrower.  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.

Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15 except to the extent incurred by reason of its bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable decision).

12.16                 Confidentiality.  (a) Subject to the provisions of clause (b) of this Section 12.16, each of the Administrative Agent, Security Agent and each Lender agrees that it will not disclose without the prior written consent of the Borrower (other than to its partners, employees, auditors, advisors or counsel to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Agent or such Lender) any information with respect to Parent, Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that the Administrative Agent, Security Agent or any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) or other obligation of confidentiality owed to Parent or any of its respective Affiliates, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, Federal or other regulatory body (including any self-regulatory authority or organization) having or claiming to have jurisdiction or authority over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors; provided that the Administrative Agent, the Security Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation; provided that the Administrative Agent, the Security Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (v) to the Administrative Agent or the Security Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (and/or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16 (in each case other than any Disqualified Lender), (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender (in each case other than any Disqualified Lender), provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 12.16, (viii) to any rating agency when required by it or the CUSIP Service Bureau or any similar agency in connection with the issuance or monitoring of CUSIP numbers or other market identifiers with respect to the credit provided hereunder, (ix) in connection with the exercise of any remedies hereunder or under any other Credit Document, (x) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

(b)                     Each of Parent, Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Parent or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Parent and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17                 Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and certain capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and, in certain cases, delivered for pledge, pursuant to (and to the extent required by) the Security Documents.  The parties hereto further acknowledge and agree that each Credit Party shall only be required to take actions under the laws of the United States and any State thereof to perfect the security interests under the Security Documents.  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Borrower or any other Person organized under the laws of a jurisdiction other than the United States or any State thereof, it is acknowledged that no actions have been required or will be taken under local law of any jurisdiction outside the United States or any State thereof.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law.

12.18                 Patriot Act.  Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act (Pub. L. 109-177 (signed into law March 9, 2009)) (the “Patriot Act”) hereby notifies Parent, Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent, Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.19                 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.  (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE ABL LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT REGARDING RELATIVE PRIORITIES AND THE EXERCISE OF RIGHTS AND REMEDIES.  PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS WITH RESPECT TO THE RELATIVE PRIORITIES OF ANY OF THE LIENS AND THE EXERCISE OF ANY RIGHTS AND REMEDIES, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)                     EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE SECURITY AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)                      THE PROVISIONS OF THIS SECTION 12.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORMS OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL

TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

12.20                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.21                 Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that Parent and its Restricted Subsidiaries shall take (and, if applicable, shall cause their respective Restricted Subsidiaries to take) the actions specified in Schedule 12.21 attached hereto within the time periods set forth in Schedule 12.21 (as such time periods may be extended by the Security Agent, without any requirement for Lender consent).  The provisions of such Schedule 12.21 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety, and the undertakings of the Parent and its Restricted Subsidiaries thereunder shall constitute covenants under, and for all purposes of, this Agreement.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects (or in all respects, to the extent such representation or warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.21.

12.22                 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Secured Obligations by the Borrower or any Guarantor or the transfer to the Secured Creditors of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Secured Creditors are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that the Secured Creditors are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorney’s fees of the Secured Creditors related thereto, the liability of the Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

12.23                 Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent (in respect of the exercise of any set off, such consent not to be unreasonably withheld).  The provisions of this Section 12.23 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party

12.24                 Hedging Creditors.  Each Hedging Creditor shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents solely for purposes of and solely with respect to any reference in a Credit Document to the parties for whom the Security Agent is acting.  The Security Agent hereby agrees to act as agent for such Hedging Creditors and, by virtue of being a counterparty to a Secured Hedging Agreement, each Hedging Creditor shall be automatically deemed to have appointed the Security Agent as its agent; it being understood and agreed that the rights and benefits of each Hedging Creditor under the Credit Documents consist exclusively of such Hedging Creditor’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Security Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, the Security Agent shall be entitled to assume no amounts are owing to any Hedging Creditor unless such Hedging Creditor has provided written notification to the Administrative Agent of the amount that is owing to it and such notification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution.

12.25                 Contractual Recognition of Bail-in.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action in relation on any such liability, including, if applicable: (i) reduction, in full or in part, in the principal amount or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Term Loan Credit Agreement as of the date first above written.

ADVANCEPIERRE FOODS HOLDINGS, INC., as Parent

By:	/s/ Michael B. Sims
Name: Michael B. Sims
Title: Senior Vice President, Treasurer and Secretary

PIERRE HOLDCO, INC., as Holdings

By:	/s/ Michael B. Sims
Name: Michael B. Sims
Title: Senior Vice President, Treasurer and Secretary

ADVANCEPIERRE FOODS, INC., as Borrower

By:	/s/ Michael B. Sims
Name: Michael B. Sims
Title: Chief Financial Officer, Vice President, Treasurer and Secretary

MORGAN STANLEY SENIOR FUNDING, INC., Individually and as Administrative Agent and Security Agent

By:	/s/ Brendan MacBride
Name: Brendan MacBride
Title: Authorized Signatory

SCHEDULE 1.01

Commitments

Lender	Commitment
Morgan Stanley Senior Funding, Inc.	$1,300,000,000
TOTAL:	$1,300,000,000

SCHEDULE 7.12

Real Property

A.  Owned Real Property

Owner	Relationship to Borrower	Property	Property Address	County

AdvancePierre Foods, Inc.	Owner is Borrower	Plant, Offices and Cold Storage Warehouse	3437 East Main Street Claremont, NC 28610	Catawba

AdvancePierre Foods, Inc.	Owner is Borrower	Plant and Offices	9990 Princeton Glendale Road Cincinnati, OH 45246	Butler

AdvancePierre Foods, Inc.	Owner is Borrower	Plant	11, 12 & 15 Tucker Drive and 1625 Pardue Drive Caseyville, IL 62232	St. Clair

Chefs Pantry, LLC	Subsidiary	Plant	133 Clovervale Drive Route 135 Easley, SC 29640	Pickens

Clovervale Farms, LLC	Subsidiary	Plant	1833 Cooper Foster Park Road Amherst, OH 44001	Lorain

Advance Food Company, LLC	Subsidiary	Plant, Offices and Cold Storage Warehouse	Pine Street Plant 202-204, 206 E Pine Avenue Enid, OK 73701	Garfield

Advance Food Company, LLC	Subsidiary	Office and Storage	Knox Building (Units 1, 1B, 1M, 2 and 3) 301 West Broadway Enid, OK 73701	Garfield

Advance Food Company, LLC	Subsidiary	Plant, Offices and Cold Storage Warehouse	Philly Steak Plant 4929 E Willow Road Enid, OK 73701	Garfield

Advance Food Company, LLC	Subsidiary	Plant, Offices and Cold Storage Warehouse	54th Street Plant 201 South Raleigh Road a/k/a 201 54th Street Enid, OK 73701	Garfield

Advance Food Company, LLC	Subsidiary	Plant, Offices and Cold Storage Warehouse	Enterprise Blvd Plant 5110 Enterprise Blvd Enid, OK 73701	Garfield

Barber Foods, LLC	Subsidiary	Plant	Portland Plant 54 St. John Street Portland, Maine 04102	Cumberland

B.  Leased Real Property

Lessee	Lessor	Real Property Location

AdvancePierre Foods, Inc.	RT Landings II	9987 Carver Road, Suite 500, Blue Ash, OH

AdvancePierre Foods, Inc.	RT Landings II	9987 Carver Road, Suite 450, Blue Ash, OH

AdvancePierre Foods, Inc.	SP FISHER HALL LP	SP Fisher Hall, 3540 S. Boulevard, Edmund, OK

AdvancePierre Foods, Inc.	Limestone Properties	5507 Walsh Lane #201, Bentonville, AR

AdvancePierre Foods, Inc.	AGNL Victuals, LLC	5109 E. Willow Rd., Enid, OK

Barber Foods, LLC	Plymouth 56 Milliken, LLC	56 Milliken Street, Portland, Maine 04103

7.12 - 2

SCHEDULE 8.12

Mortgaged Properties

Owner	Property Address	County

AdvancePierre Foods, Inc.	3437 East Main Street Claremont, NC 28610	Catawba

AdvancePierre Foods, Inc.	9990 Princeton Glendale Road Cincinnati, OH 45246	Butler

AdvancePierre Foods, Inc.	11, 12 & 15 Tucker Drive and 1625 Pardue Drive Caseyville, IL 62232	St. Clair

Chefs Pantry, LLC	133 Clovervale Drive Route 135 Easley, SC 29640	Pickens

Clovervale Farms, LLC	1833 Cooper Foster Park Road Amherst, OH 44001	Lorain

Advance Food Company, LLC	Pine Street Plant 202-204, 206 E Pine Avenue Enid, OK 73701	Garfield

Advance Food Company, LLC	Knox Building (Units 1, 1B, 1M, 2 and 3) 301 West Broadway Enid, OK 73701	Garfield

Advance Food Company, LLC	Philly Steak Plant 4929 E Willow Road Enid, OK 73701	Garfield

Advance Food Company, LLC	54th Street Plant 201 South Raleigh Road a/k/a 201 54th Street Enid, OK 73701	Garfield

Advance Food Company, LLC	Enterprise Blvd Plant 5110 Enterprise Blvd Enid, OK 73701	Garfield

Barber Foods, LLC	Portland Plant 54 St. John Street Portland, Maine 04102	Cumberland

9.01 - 2

SCHEDULE 9.01

Existing Liens

1.              Liens in connection with those equipment lease agreements set forth on Schedule 9.04.

2.              Liens in connection with the following financing statements:

Filing Office	Debtor	Secured Party	Filing Number	Filing Date	Collateral Description
DE — Secretary of the State	AdvancePierre Foods, Inc.	Corporation Service Company, as Representative	2014 1190123	03-26-14	Equipment Lease
		Wells Fargo Bank, N.A.	2011 2545674	07-01-11	Equipment Lease
			2013 0220484	01-16-13	Equipment Lease
			2013 0220500	01-16-13	Equipment Lease
			2013 1700849	05-03-13	Equipment Lease
			2013 1821546	05-13-13	Equipment Lease
		Crown Credit Company	2011 3110890	08-11-11	Equipment Lease
			2016 0930337	02-16-16	Continuation
			2016 2164240	04-12-16	Amendment
		NHMG Financial Services, Inc.	2015 3279089	07-29-15	Equipment Lease
		Citizens Bank of Pennsylvania	2013 3256774	08-20-13	Certain Accounts Receivable
		Xenith Bank	2016 2273777	04-18-16	Equipment Lease
		JPMorgan Chase Bank, N.A.	2015 3260873	07-17-15	Certain Accounts Receivable
		Bank of Montreal	2015 3211223	7-24-15	Certain Accounts Receivable
		U.S. Bank Equipment Finance, A Division of U.S. Bank National Association	2016 1351319	03-07-16	Equipment Lease
		Robert Reiser & Co., Inc.	2013 2589019	07-05-13	Equipment Lease
			2013 4094604	10-18-13	Equipment Lease
			2014 0641696	02-19-14	Equipment Lease
			2015 0195495	01-15-15	Equipment Lease
			2015 1443687	04-06-15	Equipment Lease
			2015 2109196	05-18-15	Equipment Lease
			2016 1299930	03-03-16	Equipment Lease
		Raymond Lease Corporation	2015 2432481	06-08-15	Equipment Lease
		Meridian Leasing Corporation	2013 3696268	09-23-13	Equipment Lease
			2013 4335098	11-05-13	Equipment Lease
		SunTrust Bank	2015 1773810	04-24-15	Certain Accounts Receivable
		Toyota Motor Credit Corporation	2013 0613001	02-06-13	Equipment Lease
			2015 0895168	02-20-15	Equipment Lease
			2015 0895457	02-20-15	Equipment Lease
			2015 0974971	02-26-15	Equipment Lease

ME — Secretary of State	Barber Foods, LLC	NMHG Financial Services, Inc.	2090001997694-16	11-25-09	Equipment Lease

Filing Office	Debtor	Secured Party	Filing Number	Filing Date	Collateral Description
			20140724103300020-99	7-22-14	Amendment
			20140801103300069-08	7-31-14	Continuation

OK — Oklahoma County Clerk	Advance Food Company, LLC (f/k/a Advance Food Company, Inc.)	Raymond Leasing Corporation	20130506020446830	5-6-13	Equipment Lease
		Robert Reiser & Co., Inc.	20140701020672180	07-01-14	Equipment Lease
		Robert Reiser & Co., Inc.	20141107021144960	11-07-14	Equipment Lease

SCHEDULE 9.04

Existing Indebtedness

1.              Indebtedness in connection with the following capital lease agreements:

Description of Agreement	Aggregate Principal Amount
Software Lease agreement dated as of September 30, 2013 between Kronos Incorporated (“Lessor”) and AdvancePierre Foods, Inc. (“Lessee”)	$22,666
Software Lease agreement dated as of September 25, 2014 between Kronos Incorporated (“Lessor”) and AdvancePierre Foods, Inc. (“Lessee”)	$35,597
Equipment Lease agreement data as of December 4, 2012 between Raymond Leasing Corporation (“Lessor”) and Advance Food Company, Inc. D/B/A AdvancePierre Foods, Inc. (“Lessee”)	$59,081
Equipment Lease agreement data as of October 8, 2015 between Robert Reiser & Co., Inc. (“Lessor”) and AdvancePierre Foods, Inc. (“Lessee”)	$171,470
Equipment Lease agreement data as of May 14, 2014 between Cisco Systems Capital Corporation (“Lessor”) and AdvancePierre Foods, Inc. (“Lessee”)	$130,807
Equipment Lease agreement data as of September 12, 2014 between Cisco Systems Capital Corporation (“Lessor”) and AdvancePierre Foods, Inc. (“Lessee”)	$98,458
Equipment Lease agreement data as of November 4, 2014 between Cisco Systems Capital Corporation (“Lessor”) and AdvancePierre Foods, Inc. (“Lessee”)	$97,237
Total:	$592,650

2.              Surety Bond dated July 1, 2015, from AdvancePierre Foods, Inc. and Westchester Fire Insurance Company to The United States Department of Agriculture Food and Nutrition Service.

3.              Earn Out agreement related to that certain Asset Purchase Agreement dated January 16, 2015, by and among Trover Family Business, L.L.C., Landshire, Inc., and AdvancePierre Foods, Inc. (formerly LSI Acquisition, LLC).

SCHEDULE 12.03

Notice Addresses

Credit Party	Address
AdvancePierre Foods Holdings, Inc.	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242
Pierre Holdco, Inc.	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242
AdvancePierre Foods, Inc.	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242
Chefs Pantry, LLC	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242
Clovervale Farms, LLC	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242
APF Legacy Subs, LLC	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242
Advance Food Company, LLC	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242
Barber Foods, LLC	9987 Carver Road, 5th Floor, Suite 500, Blue Ash, OH 45242

SCHEDULE 12.21

Post-Closing Actions

A.            REAL PROPERTY MORTGAGES

•                  The applicable Credit Parties and the Security Agent shall comply with Section 8.12.

•                  The applicable Credit Parties and the Security Agent shall have prepared and filed UCC-3 termination statements with respect to existing fixture filings recorded in Garfield County, Oklahoma within three (3) Business Days.

B.            CONTROL AGREEMENTS

Within sixty (60) days following the Effective Date (or such later date as the Administrative Agent may agree), the applicable Credit Parties shall have obtained authenticated Control Agreements, from (or shall have joined, by way of joinder, amendment or amendment and restatement, existing authenticated Control Agreements with) each bank maintaining the Deposit Accounts set forth below:

CREDIT PARTY	BANK	ACCOUNT NO.
AdvancePierre Foods, Inc.	Wells Fargo Bank, National Association	4121831002
AdvancePierre Foods, Inc.	Wells Fargo Bank, National Association	4121831010
AdvancePierre Foods, Inc.	Wells Fargo Bank, National Association	4122168370
AdvancePierre Foods, Inc.	U.S. Bank National Association	130105784461

C.            INSURANCE CERTIFICATES

Within thirty (30) days following the Effective Date (or such later date as the Administrative Agent may agree), the applicable Credit Parties shall have complied with the provisions of Section 5.15(b), to the extent not delivered on the Effective Date.

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Morgan Stanley Senior Funding, Inc., as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the First-Lien

Credit Agreement referred to below

1585 Broadway

New York, New York 10036

Attention: Agency team

Email: AGENCY.BORROWERS@morganstanley.com

Ladies and Gentlemen:

The undersigned, AdvancePierre Foods, Inc., (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of June 2, 2016 (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”; unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings set forth in the Term Loan Credit Agreement), among AdvancePierre Foods Holdings, Inc., Pierre Holdco, Inc., the Borrower, the lenders party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you, subject to Section 2.10, irrevocable notice, pursuant to Section 2.03(a) of the Term Loan Credit Agreement, that the undersigned hereby requests a Borrowing under the Term Loan Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Term Loan Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is                ,      .(1)

(ii)                                  The aggregate principal amount of the Proposed Borrowing is $          .(2)

(iii)                               The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans].

(iv)                              The initial Interest Period for the Proposed Borrowing is [   ](3) [one month] [two months] [three months] [six months][twelve months](4).

(1)         Notice of Borrowing must be delivered at least one Business Day prior to the Proposed Borrowing in the case of Base Rate Loans and at least one Business Day prior to the Proposed Borrowing in the case of LIBOR Loans. Notices must be given before 1:00 P.M. (New York City time) on such day.

(2)         The Minimum Borrowing Amount is $5,000,000.

(3)         If agreed to by each Lender with Loans under the relevant Class, such other period not to exceed one month.

(4)         Only if agreed to by all Lenders with Loans under the relevant Class.

1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing after giving effect thereto:

(A)                               the representations and warranties contained in the Term Loan Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects (or, with respect to any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in all respects on such date), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or all respects, as applicable) as of such earlier date; and

(B)                            no Default or Event of Default has occurred and is continuing.

Very truly yours,

ADVANCEPIERRE FOODS, INC.

By:
Name:
Title:

2

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Morgan Stanley Senior Funding, Inc., as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the First-Lien

Credit Agreement referred to below

1585 Broadway

New York, New York 10036

Attention: Agency team

Email: AGENCY.BORROWERS@morganstanley.com

Ladies and Gentlemen:

The undersigned, AdvancePierre Foods, Inc., (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of June 2, 2016 (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”; unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings set forth in the Term Loan Credit Agreement), among AdvancePierre Foods Holdings, Inc., Pierre Holdco, Inc., the Borrower, the lenders party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you notice pursuant to Section [2.06] of the Term Loan Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Term Loan Credit Agreement:

(i)                                     The amount of the Proposed [Conversion] [Continuation] is $         [  ]
(the “Outstanding Borrowing”) [; such amount is currently maintained as a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on    ,     ].

(ii)                                  The Business Day of the Proposed [Conversion] [Continuation] is ,     .(1)

(iii)                               The Outstanding Borrowing shall be [continued as a Borrowing of LIBOR Loans with an Interest Period of     months] [converted into a Borrowing of [Base Rate Loans] [LIBOR Loans] with an Interest Period of     months].(2)

(1)         Notice must be delivered (x) In the case of a conversion into, or a continuation of, LIBOR Loans, at least three Business Days prior to the date of the Proposed Conversion or Proposed Continuation or (y) in the case of a conversion into Base Rate Loans, at least one Business Day prior to the date of the Proposed Conversion. Notices must be given before 1:00 P.M. (New York City time) on such day.

(2)         In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

1

[The undersigned hereby certifies that no Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].(3)

Very truly yours,

ADVANCEPIERRE FOODS, INC.

By:
Name:
Title:

(3)         In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBOR Loan or in the case of a continuation of a LIBOR Loan; unless the Administrative Agent has or the Required Lenders have permitted otherwise.

2

EXHIBIT B

FORM OF NOTE

$	New York, New York

, 20

FOR VALUE RECEIVED, ADVANCEPIERRE FOODS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [                                        ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Term Loan Credit Agreement referred to below) initially located at 1585 Broadway, New York, New York 10036 on the Maturity Date (as defined in the Term Loan Credit Agreement), the principal sum of                                                DOLLARS ($                       ) or, if less, the unpaid principal amount of all Loans (as defined in the Term Loan Credit Agreement) made by the Lender pursuant to the Term Loan Credit Agreement, payable at such times and in such amounts as are specified in the Term Loan Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Term Loan Credit Agreement.

This Note is one of the Notes referred to in the Term Loan Credit Agreement, dated as of June 2, 2016, among AdvancePierre Foods Holdings, Inc., Pierre Holdco, Inc., the Borrower, the lenders party thereto from time to time (including the Lender), and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Term Loan Credit Agreement). This Note is secured by the Security Documents (as defined in the Term Loan Credit Agreement) and is entitled to the benefits of the Guaranty (as defined in the Term Loan Credit Agreement). As provided in the Term Loan Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Maturity Date (as such date may be extended pursuant to and in accordance with the First-Lien Agreement), in whole or in part, and Loans of a respective Class may be converted from one Type (as defined in the Term Loan Credit Agreement) into another Type to the extent provided in the Term Loan Credit Agreement.

In case an Event of Default (as defined in the Term Loan Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Term Loan Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

The assignment of this Note and any right with respect thereto is subject to the provisions of the Term Loan Credit Agreement including the provisions governing the Register and Participant Register.

1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ADVANCEPIERRE FOODS, INC.

By:
Name:
Title:

2

EXHIBIT C-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 2, 2016 (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”), by and among AdvancePierre Foods Holdings, Inc. (“Parent”), a Delaware corporation, Pierre Holdco, Inc. (“Holdings”), a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc. (acting through such Affiliates and/or branches as it deems appropriate, “MSSF”), as Administrative Agent.

Pursuant to the provisions of Section 4.04(f)(ii)(B)(iii) of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

1

EXHIBIT C-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 2, 2016 (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”), by and among AdvancePierre Foods Holdings, Inc. (“Parent”), a Delaware corporation, Pierre Holdco, Inc. (“Holdings”), a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc. (acting through such Affiliates and/or branches as it deems appropriate, “MSSF”), as Administrative Agent.

Pursuant to the provisions of Section 4.04(f)(ii)(B)(iv) of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

2

EXHIBIT C-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 2, 2016 (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”), by and among AdvancePierre Foods Holdings, Inc. (“Parent”), a Delaware corporation, Pierre Holdco, Inc. (“Holdings”), a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc. (acting through such Affiliates and/or branches as it deems appropriate, “MSSF”), as Administrative Agent.

Pursuant to the provisions of Section 4.04(f)(ii)(B)(iv) of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E and (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

3

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

4

EXHIBIT C-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 2, 2016 (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”), by and among AdvancePierre Foods Holdings, Inc. (“Parent”), a Delaware corporation, Pierre Holdco, Inc. (“Holdings”), a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc. (acting through such Affiliates and/or branches as it deems appropriate, “MSSF”), as Administrative Agent.

Pursuant to the provisions of Section 4.04(f)(ii)(B)(iv) of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Notes(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E and (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

5

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

6

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

I, the undersigned, [Chairman/Chief Executive Officer/Chief Financial Officer/President/Vice-President] of [Name of Credit Party], a [corporation] [limited partnership] [limited liability company] organized and existing under the laws of the State of [       ] (the “Company”), do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:

1.             This Certificate is furnished pursuant to Sections 5.02 and 5.04 the Term Loan Credit Agreement, dated as of June 2, 2016, among [the Company,][AdvancePierre Foods Holdings, Inc.,] [Pierre Holdco, Inc.,] [AdvancePierre Foods, Inc.,] the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Term Loan Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Term Loan Credit Agreement.

2.             Attached hereto as Exhibit A is a list of the duly elected, qualified, and acting officers of the Company, each of whom is authorized to execute and deliver on behalf of the Company the Credit Documents and the other documents to be delivered thereunder, holding the respective offices in Exhibit A set forth opposite their names, and the signatures on Exhibit A set forth opposite their names are their genuine signatures.

3.             Attached hereto as Exhibit B is a true and correct copy of the [Certificate of Incorporation of the Company] [Certificate of Partnership of the Company] [Certificate of Formation of the Company], certified by the Secretary of State of the State of       , together with all amendments thereto adopted through the date hereof.

4.             Attached hereto as Exhibit C is a [true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof] [true and correct copy of the [Partnership Agreement of the Company] [Limited Liability Company Agreement of the Company] which was duly adopted and is in full force and effect on the date hereof], together with all amendments thereto adopted through the date hereof.

5.             Attached hereto as Exhibit D is a true and correct copy of resolutions which were duly adopted on   ,      [by unanimous written consent of the [Board of Directors][Management Committee] of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified since their adoption and are in full force and effect as of the date hereof.

[6.           On the date hereof, all of the conditions set forth in Section 6.01 of the Term Loan Credit Agreement have been (or will be concurrently with Borrowings made on the date hereof) satisfied.

7.             On the date hereof, and after giving effect to the Borrowings made on the date hereof, the representations and warranties contained in the Term Loan Credit Agreement and in the other Credit Documents are true and correct in all material respects (or, with respect to any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in all respects) with the same effect as though such representations and warranties had been made on the date hereof, unless

1

stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects (or all respects, as applicable) as of such earlier date.

8.             On the date hereof, and after giving effect to the Borrowings made on the date hereof, no Default or Event of Default has occurred and is continuing.](1)

(1)         Such clauses need only be included in the Officer’s Certificate delivered on behalf of AdvancePierre Foods, Inc.

2

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

By:
Name:
Title:

I, the undersigned, [           ], do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that [         ] is the duly elected and qualified [              ] of the Company and the signature above is [his][her] genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

By:
Name:
Title:

3

Exhibit A

Name(1)	Office	Signature

(1)         Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

4

Exhibit B

[Certificate of Incorporation] [Certificate of Partnership]
[Certificate of Organization]

5

Exhibit C

[Bylaws] [Partnership Agreement] [Limited Liability Company Agreement]

6

Exhibit D

Resolutions

7

EXHIBIT E

FORM OF

GENERAL CONTINUING GUARANTY

[See attached.]

GENERAL CONTINUING GUARANTY

This GENERAL CONTINUING GUARANTY (this “Guaranty”), dated as of June 2, 2016, is executed and delivered by the Persons listed on the signature pages hereof and any additional entities that hereafter become parties hereto (collectively, jointly and severally, the “Guarantors” and each, a “Guarantor”), in favor of MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent for the Lender Creditors (in such capacity, together with its successors and assigns, if any, in such capacity, the “Administrative Agent”), in light of the following:

WHEREAS, AdvancePierre Foods Holdings, Inc., a Delaware corporation (“Parent”), Pierre Holdco, Inc., a Delaware corporation (“Holdings”), AdvancePierre Foods, Inc., a Delaware corporation (“Borrower”), the Administrative Agent, the Security Agent, and the lenders from time to time party thereto (the “Lenders”, and together with the Security Agent and the Administrative Agent, the “Lender Creditors”) are, contemporaneously herewith, entering into that certain Term Loan Credit Agreement dated as of even date herewith (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”);

WHEREAS, the Guarantors include Parent, Holdings and certain Subsidiaries of Borrower, which Persons will substantially benefit directly and indirectly by virtue of the financial accommodations extended to Borrower by the Lender Creditors and Hedging Creditors; and

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents and to extend the loans and provide other financial accommodations to Borrower pursuant to the Credit Agreement, and in consideration thereof, and in consideration of any loans or other financial accommodations now, heretofore or hereafter extended by the Lender Creditors to Borrower pursuant to the Credit Documents, each Guarantor has agreed, jointly and severally with the other Guarantors to guaranty the Guaranteed Obligations.

WHEREAS, in order to induce the Hedging Creditors to enter into the Secured Hedging Agreements pursuant to the Credit Agreement, and in consideration thereof, and in consideration of any other financial accommodations now, heretofore or hereafter extended by the Hedging Creditors to Borrower pursuant to the Credit Documents, each Guarantor has agreed, jointly and severally with the other Guarantors to guaranty the Guaranteed Obligations.

NOW, THEREFORE, in consideration of the foregoing, each of the Guarantors hereby, jointly and severally, agrees as follows:

1.     Definitions and Construction.

(a)   Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.  The following terms, as used in this Guaranty, shall have the following meanings:

“Administrative Agent” has the meaning set forth in the introductory paragraph to this Guaranty.

“Borrower” has the meaning set forth in the recitals to this Guaranty.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“Credit Agreement” has the meaning set forth in the recitals to this Guaranty.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations promulgated thereunder.

“Eligibility Date” shall mean with respect to each Credit Party and each Swap, the date on which this Guaranty or any other Credit Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Guaranty or any other Credit Document is then in effect with respect to such Credit Party, and otherwise it shall be the effective date of this Guaranty and/or such other Credit Document(s) to which such Credit Party is a party).

“Fraudulent Transfer Laws” has the meaning set forth in Section 2 of this Guaranty.

“Guaranteed Obligations” shall mean all (x) amounts owing to the Administrative Agent, the Security Agent or any Lender pursuant to the terms of the Credit Agreement or any other Credit Document and (y) obligations of any Credit Party arising under any Secured Hedging Agreement, including, in each of clauses (x) and (y), without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Guarantor” and “Guarantors” have the respective meanings set forth in the introductory paragraph to this Guaranty.

“Guaranty” has the meaning set forth in the introductory paragraph to this Guaranty.

“Hedging Creditors” has the meaning set forth in the Credit Agreement.

“Lender Creditors” has the meaning set forth in the recitals to this Guaranty.

“Lenders” has the meaning set forth in the recitals to this Guaranty.

“Non-Qualifying Party” shall mean any Credit Party that fails for any reason to qualify as an Eligible Contract Participant on the Eligibility Date of the applicable Swap.

“Qualified ECP Credit Party” shall mean each Credit Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity (other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder) that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Record” shall mean the information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Security Agent” has the meaning set forth in the Credit Agreement.

“Swap” shall mean any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the CEA.

“Voidable Transfer” has the meaning set forth in Section 10 of this Guaranty.

(b)           Construction.  Unless the context of this Guaranty clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Guaranty refer to this Guaranty as a whole and not to any particular provision of this Guaranty.  Section, subsection, clause, schedule, and exhibit references herein are to this Guaranty unless otherwise specified.  Any reference in this Guaranty to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Neither this Guaranty nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Creditors, the Hedging Creditors, or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Guaranty has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of each Guarantor and the Administrative Agent.  Any reference herein to the satisfaction, repayment or payment in full of the Guaranteed Obligations shall mean the indefeasible payment in cash in full of all Guaranteed Obligations other than contingent indemnification and expense reimbursement Guaranteed Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.  The captions and headings are for convenience of reference only and shall not affect the construction of this Guaranty.

2.             Guaranteed Obligations.  (a) Each Guarantor hereby irrevocably and unconditionally, jointly and severally, guaranties to the Administrative Agent, for the benefit of the Lender Creditors and the Hedging Creditors, as and for its own debt as primary obligor and not merely as a surety, until the final and indefeasible payment in full of the Guaranteed Obligations has been made in accordance with the terms of the Credit Agreement and the applicable Secured Hedging Agreements, (x) the due and punctual payment of the Guaranteed Obligations, when and as the same shall become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, declaration, demand, or otherwise; it being the intent of each Guarantor that the guaranty set forth herein shall be a guaranty of payment and not a guaranty of collection, and (y) the punctual and faithful performance, keeping, observance, and fulfillment by Borrower of all of the agreements, conditions, covenants, and obligations of Borrower contained in the Credit Agreement and under each of the other Credit Documents and each of the Secured Hedging Agreements.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Credit Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x)

in respect of intercompany indebtedness to Borrower or other affiliates of Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 2(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

3.             Continuing Guaranty.  This Guaranty includes Guaranteed Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing or renewing the Guaranteed Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guaranteed Obligations after prior Guaranteed Obligations have been satisfied in whole or in part.  To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guaranteed Obligations.  If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by the Administrative Agent, (b) no such revocation shall apply to any Guaranteed Obligations in existence on the date of receipt by the Administrative Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Lender Creditors in existence on the date of such revocation, (d) no payment by any Guarantor, Borrower, or from any other source, prior to the date of the Administrative Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (e) any payment by Borrower or from any source other than the Guarantors subsequent to the date of such revocation shall first be applied to that portion of the Guaranteed Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of the Guarantors hereunder.

4.             Performance Under this Guaranty.  In the event that Borrower fails to make any payment of any Guaranteed Obligations, on or prior to the due date thereof, or if Borrower shall fail to perform, keep, observe, or fulfill any other obligation referred to in Section 2 in the manner provided in the Credit Agreement or any other Credit Document or any Secured Hedging Agreement, each of the Guarantors immediately shall cause, as applicable, such payment in respect of the Guaranteed Obligations to be made or such obligation to be performed, kept, observed, or fulfilled.

5.             Primary Obligations.  This Guaranty is a primary and original obligation of each Guarantor, is not merely the creation of a surety relationship, and is an absolute, unconditional, and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions.  Each Guarantor hereby agrees that it is, directly, jointly and severally with each other Guarantor and any other guarantor of the Guaranteed Obligations, liable to the Administrative Agent, for the benefit of the Lender Creditors and the Hedging Creditors, that the obligations of each Guarantor hereunder are independent of the obligations of Borrower, each other Guarantor or any other guarantor, and that a separate action may be brought against each Guarantor, whether such action is brought against Borrower, each other Guarantor or any other guarantor or whether Borrower or any other guarantor is joined in such action.  Each Guarantor hereby agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by any member of the Lender Creditors or any Hedging Creditor of whatever remedies they may have against Borrower, any other Guarantor or any other guarantor, or the enforcement of any Lien or realization upon any security by any member of the Lender Creditors or any Hedging Creditor.  Each Guarantor hereby agrees that any release which may be given by the Administrative Agent to Borrower, any other Guarantor or any other guarantor, or with respect to any property or asset subject to a Lien, shall not release such Guarantor.  Each Guarantor consents and agrees that neither any member of the Lender Creditors nor any Hedging Creditor shall be under any obligation to marshal any property or assets of Borrower, any other Guarantor or any other guarantor in favor of such Guarantor, or against or in payment of any or all of the Guaranteed Obligations.

6.     Waivers.

(a)           To the fullest extent permitted by applicable law, each Guarantor hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans, extensions of credit or other financial accommodations made or extended under the Credit Agreement and the Secured Hedging Agreements, or the creation or existence or extension, increase or modification of any Guaranteed Obligations; (iii) notice of the amount of the Guaranteed Obligations, subject, however, to such Guarantor’s right to make inquiry of the Administrative Agent to ascertain the amount of the Guaranteed Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Credit Documents or the Secured Hedging Agreements; (vi) notice of any Default or Event of Default under any of the Credit Documents or the Secured Hedging Agreements; and (vii) all other notices (except if such notice is specifically required to be given to the Guarantors under this Guaranty or any other Credit Documents or the Secured Hedging Agreements to which such Guarantor is a party) and demands to which any Guarantor might otherwise be entitled.

(b)           To the fullest extent permitted by applicable law, each Guarantor hereby waives the right by statute or otherwise to require any member of the Lender Creditors or any Hedging Creditor, to institute suit against Borrower, any other Guarantor or any other guarantor or to exhaust any rights and remedies which any member of the Lender Creditors or any Hedging Creditor, has or may have against Borrower, any other Guarantor or any other guarantor.  In this regard, each Guarantor agrees that it is bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter arising, as fully as if the Guaranteed Obligations were directly owing to the Administrative Agent, the Lender Creditors, or the Hedging Creditors, as applicable, by such Guarantor.  Each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in cash in full, to the extent of any such payment) of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower in respect thereof.

(c)           To the fullest extent permitted by applicable law, each Guarantor hereby waives: (i) any right to assert against any member of the Lender Creditors or any Hedging Creditor, any (A) defense (legal or equitable) other than payment in cash in full, (B) set-off, (C) counterclaim, or (D) claim which such Guarantor may now or at any time hereafter have against Borrower or any other party liable to any member of the Lender Creditors or any Hedging Creditor; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Creditors or any Hedging Creditor including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against Borrower or other guarantors or sureties; and (iv) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed

Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder.

(d)           Until the Guaranteed Obligations have been paid in cash in full, each Guarantor hereby (i)  postpones and agrees not to exercise any right of subrogation such Guarantor has or may have as against Borrower or any other Credit Party with respect to the Guaranteed Obligations, (ii) postpones and agrees not to exercise any right to proceed against Borrower or any other Person now or hereafter liable on account of the Guaranteed Obligations for contribution, indemnity, reimbursement, or any other similar rights (irrespective of whether direct or indirect, liquidated or contingent), and (iii) postpones and agrees not to exercise any right it may have to proceed or to seek recourse against or with respect to any property or asset of Borrower or any other Person now or hereafter liable on account of the Obligations.  Notwithstanding anything to the contrary contained in this Guaranty, no Guarantor shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, nor shall proceed or seek recourse against or with respect to any property or asset of, Borrower, any other Guarantor or any other guarantor (including after payment in cash in full of the Guaranteed Obligations), if all or any portion of the Guaranteed Obligations have been satisfied in connection with an exercise of remedies in respect of the Stock of Borrower, any other Guarantor or any other guarantor whether pursuant to the Security Agreement or otherwise.

(e)           Subject to the terms of the Intercreditor Agreement and, after the execution thereof, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any Other Intercreditor Agreement, if any of the Guaranteed Obligations or the obligations of any Guarantor under this Guaranty at any time are secured by a mortgage or deed of trust upon real property any member of the Lender Creditors or any Hedging Creditor may elect, in its sole discretion, upon a default with respect to the Guaranteed Obligations or the obligations of any Guarantor under this Guaranty, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law in accordance with the Credit Documents or any Secured Hedging Agreements, before or after enforcing this Guaranty, without diminishing or affecting the liability of such Guarantor hereunder.  Each Guarantor understands that (i) by virtue of the operation of antideficiency law applicable to nonjudicial foreclosures, an election by any member of the Lender Creditors or any Hedging Creditor to nonjudicially foreclose on such a mortgage or deed of trust may have the effect of impairing or destroying rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Credit Party or other guarantors or sureties, and (ii) absent the waiver given by such Guarantor herein, such an election would estop any member of the Lender Creditors and the Hedging Creditors from enforcing this Guaranty against such Guarantor.  Understanding the foregoing, and understanding that each Guarantor is hereby relinquishing a defense to the enforceability of this Guaranty, each Guarantor hereby waives any right to assert against any member of the Lender Creditors or any Hedging Creditor any defense to the enforcement of this Guaranty, whether denominated “estoppel” or otherwise, based on or arising from an election any member of the Lender Creditors or any Hedging Creditor to nonjudicially foreclose on any such mortgage or deed of trust or as a result of any other exercise of remedies, whether under a mortgage or deed of trust or under any personal property security agreement.  Each Guarantor understands that the effect of the foregoing waiver may be that such Guarantor may have liability hereunder for amounts with respect to which such Guarantor may be left without rights of subrogation, reimbursement, contribution, or indemnity against Borrower, the other Guarantors or other guarantors or sureties.  Each Guarantor also agrees that the “fair market value” provisions of Section 580a of the California Code of Civil Procedure (and any similar law of New York or any other applicable jurisdiction) shall have no applicability with respect to the determination of such Guarantor’s liability under this Guaranty.

(f)            Without limiting the generality of any other waiver or other provision set forth in this Guaranty, each Guarantor waives all rights and defenses that such Guarantor may have if all or part of the Guaranteed Obligations are secured by real property.  This means, among other things:

(i)           Any member of the Lender Creditors or any Hedging Creditor may collect from such Guarantor without first foreclosing on any real or personal property collateral that may be pledged by such Guarantor, Borrower, any other Guarantor or any other guarantor.

(ii)          If any member of the Lender Creditors or any Hedging Creditor forecloses on any real property collateral that may be pledged by such Guarantor, Borrower, any other Guarantor or any other guarantor:

(1)                                 The amount of the Guaranteed Obligations or any obligations of any guarantor in respect thereof may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(2)                                 The Administrative Agent may collect from such Guarantor even if any member of the Lender Creditors or any Hedging Creditor, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from Borrower, any other Guarantor or any other guarantor.

This is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have if all or part of the Guaranteed Obligations are secured by real property.  These rights and defenses are based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure and any similar law of New York or any other jurisdiction.

(g)   WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY LAW, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE §§ 2787, 2799, 2808, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2847, 2848, AND 2855, CALIFORNIA CODE OF CIVIL PROCEDURE §§ 580A, 580B, 580C, 580D, AND 726, AND CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR LAWS OF ANY OTHER APPLICABLE JURISDICTION.

(h)   WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY ANY MEMBER OF THE LENDER CREDITORS OR ANY HEDGING CREDITOR, EVEN THOUGH SUCH ELECTION OF REMEDIES (AS PROVIDED IN THE CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE SECURED HEDGING AGREEMENTS), SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE GUARANTEED OBLIGATIONS, HAS DESTROYED SUCH GUARANTOR’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST BORROWER, THE OTHER GUARANTORS PARTY HERETO OR ANY OTHER GUARANTOR OR SURETY BY THE OPERATION OF APPLICABLE LAW INCLUDING §580D OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR ANY SIMILAR LAWS OF ANY OTHER APPLICABLE JURISDICTION.

(i)    Without limiting the generality of any other waiver or other provision set forth in this Guaranty, each Guarantor hereby also agrees to the following waivers:

(i)        the Administrative Agent’s right to enforce this Guaranty is absolute and is not contingent upon the genuineness, validity or enforceability of the Guaranteed Obligations or any of the Credit Documents or the Secured Hedging Agreements.  Each Guarantor waives all benefits and defenses it may have under California Civil Code Section 2810 or any similar laws in any other applicable jurisdiction and agrees that the Administrative Agent’s rights under this Guaranty shall be enforceable even if Borrower had no liability at the time of execution of the Credit Documents or the Secured Hedging Agreements or the Guaranteed Obligations are unenforceable in whole or in part, or Borrower ceases to be liable with respect to all or any portion of the Guaranteed Obligations.

(ii)           Each Guarantor waives all benefits and defenses it may have under California Civil Code Section 2809 or any similar laws in any other applicable jurisdiction with respect to its obligations under this Guaranty and agrees that the Administrative Agent’s rights under the Credit Documents and the rights of the Hedging Creditors under the Secured Hedging Agreements will remain enforceable even if the amount guaranteed hereunder is larger in amount and more burdensome than that for which Borrower is responsible.  The enforceability of this Guaranty against each Guarantor shall continue until payment in cash in full of the Guaranteed Obligations and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for Borrower’s obligations under the Credit Documents or the Secured Hedging Agreements, from whatever cause, the failure of any security interest in any such security or collateral or any disability or other defense of Borrower, any other Guarantor, any other guarantor of Borrower’s obligations under any other Credit Document or Secured Hedging Agreements, any pledgor of collateral for any Person’s obligations to the Administrative Agent or any other Person in connection with the Credit Documents or Secured Hedging Agreements.

(iii)          Each Guarantor waives all benefits and defenses it may have under California Civil Code §§ 2845, 2849 and 2850 or any similar laws of any other applicable jurisdiction with respect to its obligations under this Guaranty, including the right to require the Administrative Agent to (A) proceed against Borrower, any other Guarantor, or any other guarantor of Borrower’s obligations under any Credit Document or Secured Hedging Agreement, any other pledgor of collateral for any Person’s obligations to the Administrative Agent or any other Person in connection with the Guaranteed Obligations, (B) proceed against or exhaust any other security or collateral the Administrative Agent may hold, or (C) pursue any other right or remedy for such Guarantor’s benefit, and agrees that the Administrative Agent may exercise its right under this Guaranty without taking any action against Borrower, any other Guarantor or any other guarantor of Borrower’s obligations under the Credit Documents or Secured Hedging Agreement, any pledgor of collateral for any Person’s obligations to the Administrative Agent or any other Person in connection with the Guaranteed Obligations, and without proceeding against or exhausting any security or collateral the Administrative Agent holds.

(iv)          The paragraphs in this Section 6 which refer to certain sections of the California Civil Code are included in this Guaranty solely out of an abundance of caution and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty.

7.             Releases.  Each Guarantor consents and agrees that, without notice to or by any Guarantor and without affecting or impairing the obligations of any Guarantor hereunder, any member of the Lender Creditors or any Hedging Creditor may, by action or inaction, compromise or settle, shorten or extend the Initial Maturity Date, the Maturity Date or any other period of duration or the time for the payment of the Obligations, or discharge the performance of the Obligations, or may refuse to enforce the Obligations, or otherwise elect not to enforce the Obligations, or may, by action or inaction, release all or any one or more parties to, any one or more of the terms and provisions of the Credit Agreement, any of the other Credit Documents or any Secured Hedging Agreement or may grant other indulgences to Borrower, any other Guarantor or any other guarantor in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Obligations, the Credit Agreement, any other

Credit Document or any Secured Hedging Agreement (including any increase or decrease in the principal amount of any Obligations or the interest, fees or other amounts that may accrue from time to time in respect thereof), or may, by action or inaction, release or substitute Borrower, any other Guarantor or any other guarantor, if any, of the Guaranteed Obligations, or may enforce, exchange, release, or waive, by action or inaction, any security for the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations, or any portion thereof.

8.             Keepwell.  Each Qualified ECP Credit Party jointly and severally (together with each other Qualified ECP Credit Party) hereby absolutely, unconditionally and irrevocably (i) guarantees the prompt payment and performance of all Specified Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (ii) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under the Credit Agreement or any other Credit Document in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Credit Party shall only be liable under this Section 8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8, or otherwise under this Guaranty or any other Credit Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 8 shall remain in full force and effect until payment in full of the Obligations and termination of this Guaranty and the other Credit Documents. Each Qualified ECP Credit Party intends that this Section 8 constitute, and this Section 8 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

9.             No Election.  The Lender Creditors and the Hedging Creditors shall have the right to seek recourse against each Guarantor to the fullest extent provided for herein and no election by any of the Lender Creditors or any of the Hedging Creditors to proceed in one form of action or proceeding, or against any Person or party, or on any obligation, shall constitute a waiver of any Lender Creditor’s or any Hedging Creditor’s right to proceed in any other form of action or proceeding or against other Persons or parties unless the Administrative Agent, on behalf and at the direction of the Lender Creditors or the Hedging Creditors, has expressly waived such right in writing.  Specifically, but without limiting the generality of the foregoing, no action or proceeding by any of the Lender Creditors or the Hedging Creditors under any document or instrument evidencing the Guaranteed Obligations shall serve to diminish the liability of any Guarantor under this Guaranty except to the extent that the Lender Creditors and the Hedging Creditors finally and unconditionally shall have realized payment in cash in full of the Guaranteed Obligations by such action or proceeding.

10.          Revival and Reinstatement.  If the incurrence or payment of the Guaranteed Obligations or the obligations of any Guarantor under this Guaranty by such Guarantor or the transfer by such Guarantor to the Administrative Agent of any property of such Guarantor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if any of the Lender Creditors or Hedging Creditors is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the applicable Lender Creditor or Hedging Creditor is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the applicable Lender Creditor or Hedging Creditor related thereto, the liability of each Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

11.  Financial Condition of Borrower.  Each Guarantor represents and warrants to the Lender Creditors and the Hedging Creditors that it is currently informed of the condition (financial or otherwise) of Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor further represents and warrants to the Lender Creditors and the Hedging Creditors that it has read and understands the terms and conditions of the Credit Agreement, each other Credit Document and each Secured Hedging Agreement.  Each Guarantor hereby covenants that it will continue to keep itself informed of Borrower’s financial condition, the condition (financial or otherwise) of the other Guarantors and any other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guaranteed Obligations.

12.  Payments; Application.  All payments to be made hereunder by any Guarantor shall be made in Dollars, in immediately available funds, and without deduction (whether for taxes or otherwise) or offset and shall be applied to the Guaranteed Obligations in accordance with the terms of the Credit Agreement and the Intercreditor Agreement and, after the execution thereof, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement and any Other Intercreditor Agreement.

13.  Attorneys’ Fees and Costs.  Each Guarantor agrees, jointly and severally, to pay, on demand, all attorneys’ fees and all other costs and expenses which may be incurred by the Administrative Agent, the Security Agent, the Lenders and/or the Hedging Creditors in connection with the enforcement of this Guaranty or in any way arising out of, or consequential to, the protection, assertion, or enforcement of the Guaranteed Obligations (or any security therefor) or any rights or remedies related to the foregoing, irrespective of whether suit is brought.

14.  Notices.  All notices and other communications hereunder to the Administrative Agent shall be in writing and shall be mailed, sent, or delivered in accordance with Section 12.03 of the Credit Agreement.  All notices and other communications hereunder to the Guarantors shall be in writing and shall be mailed, sent, or delivered in care of Borrower in accordance with Section 12.03 of the Credit Agreement.

15.  Cumulative Remedies.  No remedy under this Guaranty, under the Credit Agreement, any other Credit Document or under any Secured Hedging Agreement is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Guaranty, under the Credit Agreement, any other Credit Document or any Secured Hedging Agreement, and those remedies provided by law.  No delay or omission by the Lender Creditors, the Hedging Creditors or the Administrative Agent on behalf thereof to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof.  No failure on the part of the Lender Creditors, the Hedging Creditors or the Administrative Agent on behalf thereof to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise thereof or the exercise of any other right.

16.  Severability of Provisions.  Each provision of this Guaranty shall be severable from every other provision of this Guaranty for the purpose of determining the legal enforceability of any specific provision.

17.  Entire Agreement; Amendments.  This Guaranty constitutes the entire agreement between the Guarantors, the Lender Creditors and the Hedging Creditors pertaining to the subject matter contained herein.  Except as expressly set forth herein or in the Credit Agreement, this Guaranty may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by each Guarantor and the Administrative Agent, on behalf and at the direction of the Lender Creditors and the Hedging Creditors.  Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given.  No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.

18.  Successors and Assigns.  This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Lender Creditors and the Hedging Creditors; provided, however, no Guarantor shall assign this Guaranty or delegate any of its duties hereunder without the Administrative Agent’s prior written consent and any unconsented to assignment shall be absolutely null and void.  In the event of any assignment, participation, or other transfer of rights by any member of the Lender Creditors or the Hedging Creditors, the rights and benefits herein conferred upon the Lender Creditors and the Hedging Creditors shall automatically extend to and be vested in such assignee or other transferee.

19.  No Third Party Beneficiary.  This Guaranty is solely for the benefit of each member of the Lender Creditors, each Hedging Creditor, and each of their successors and assigns and may not be relied on by any other Person.

20.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS GUARANTY, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO (WHETHER IN CONTRACT, TORT OR OTHERWISE) WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAWS PRINCIPLES THAT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS GUARANTY SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN AND STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY GUARANTOR, ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH GUARANTOR, COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH GUARANTOR AND EACH OF THE LENDER CREDITORS AND HEDGING CREDITORS WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 20.

EACH GUARANTOR AND EACH OF THE LENDER CREDITORS AND HEDGING CREDITORS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH GUARANTOR AND EACH OF THE

LENDER CREDITORS AND HEDGING CREDITORS REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

21.  Counterparts; Telefacsimile Execution.  This Guaranty may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Guaranty.  Delivery of an executed counterpart of this Guaranty by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Guaranty.  Any party delivering an executed counterpart of this Guaranty by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Guaranty but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Guaranty.

22.  Agreement to be Bound.  Each Guarantor hereby agrees to be bound by each and all of the terms and provisions of the Credit Agreement applicable to such Guarantor.  Without limiting the generality of the foregoing, by its execution and delivery of this Guaranty, each Guarantor hereby:  (a) makes to the Lender Creditors and Hedging Creditors each of the representations and warranties set forth in the Credit Agreement, each other Credit Document and each Secured Hedging Agreement applicable to such Guarantor fully as though such Guarantor were a party thereto, and such representations and warranties are incorporated herein by this reference, mutatis mutandis; and (b) agrees and covenants (i) to do each of the things set forth in the Credit Agreement each other Credit Document and each Secured Hedging Agreement that Borrower agrees and covenants to cause each Guarantor to do, and (ii) to not do each of the things set forth in the Credit Agreement each other Credit Document and each Secured Hedging Agreement that Borrower agrees and covenants to cause each Guarantor not to do, in each case, fully as though such Guarantor was a party thereto, and such agreements and covenants are incorporated herein by this reference, mutatis mutandis.

23.  Termination.  Upon the payment in full of the Guaranteed Obligations, subject to Section 10, this Guaranty shall terminate (except for Section 6(d) of this Guaranty which shall survive), and Administrative Agent upon request by Borrower shall promptly execute and deliver such documents and instruments and take such further action reasonably requested by Borrower, at Borrower’s expense, as shall reasonably be necessary to evidence such termination with respect to such Guarantor, all without recourse to, or any representation or warranty by, Administrative Agent.

24.  New Subsidiaries.  Any Restricted Subsidiary (whether by acquisition, creation or “designation”) of any Credit Party that is required pursuant to Section 8.12 of the Credit Agreement to execute a joinder to this Guaranty shall, at the time of such acquisition or formation or “designation”, as the case may be, execute and deliver to the Administrative Agent a supplement to this Guaranty in form reasonably satisfactory to the Administrative Agent.  Upon the execution and delivery of such a supplement by any such Restricted Subsidiary, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

25.  Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 6(d).  The provisions of this Section 25 shall in no respect limit the obligations and liabilities of any Guarantor to Administrative Agent, the Lender Creditors or the Hedging Creditors, and each Guarantor shall remain liable to Administrative Agent, the Lender Creditors and the Hedging Creditors for the full amount guaranteed by such Guarantor hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty as of the date first written above.

ADVANCEPIERRE FOODS HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

PIERRE HOLDCO, INC., a Delaware corporation

By:
Name:
Title:

CHEFS PANTRY, LLC, an Ohio limited liability company

By:
Name:
Title:

CLOVERVALE FARMS, LLC, an Ohio limited liability company

By:
Name:
Title:

ADVANCE FOOD COMPANY, LLC, an Oklahoma limited liability company

By:
Name:
Title:

[Signature Page to APF Guaranty]

APF LEGACY SUBS, LLC, an Ohio limited liability company

By:
Name:
Title:

BARBER FOODS, LLC, a Maine limited liability company

By:
Name:
Title:

[Signature Page to APF Guaranty]

Accepted and Agreed to:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

[Signature Page to APF Guaranty]

EXHIBIT F

FORM OF SECURITY AGREEMENT

[See attached.]

SECURITY AGREEMENT

This SECURITY AGREEMENT (as may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 2, 2016, is made by and among THE GRANTORS listed on the signature pages hereof, and those additional entities that from time to time hereafter become parties hereto by executing the form of Supplement attached hereto as Annex 1 (collectively, the “Grantors” and each, a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., as security agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Security Agent”) for the benefit of the Secured Creditors.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Credit Agreement, dated as of even date herewith (as amended, restated, amended and restated, supplemented, modified, renewed, refinanced or extended from time to time, the “Credit Agreement”) among AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc., a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto (the “Lenders”), the Security Agent, and Morgan Stanley Senior Funding, Inc., as administrative agent on behalf of the Lenders (the “Administrative Agent”, and together with the Lenders and the Security Agent, the “Lender Creditors”), the Lender Creditors have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more Secured Hedging Agreements with a Hedging Creditor (the Hedging Creditors and the Lender Creditors are herein called the “Secured Creditors”);

WHEREAS, the Security Agent has agreed to act as agent for the benefit of the Secured Creditors in connection with the transactions contemplated by the Credit Agreement and this Agreement;

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents, to induce the Hedging Creditors to enter into Secured Hedging Agreements and to induce the Secured Creditors to make financial accommodations to the Borrower as provided for in the Credit Agreement, the other Credit Documents and the Secured Hedging Agreements, the Grantors have agreed to grant a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations; and

WHEREAS, the Intercreditor Agreement governs the relative rights and priorities of the Secured Creditors and the ABL Secured Parties in respect of the Term Loan Priority Collateral and the ABL Priority Collateral;

NOW, THEREFORE, in consideration of the recitals set forth above, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms. All capitalized terms used herein (including in the introductory paragraph and the recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement.  Any terms used in this Agreement (whether capitalized or lower case) that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided, however, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

APF — Security Agt

“ABL Agent” has the meaning assigned to the term “ABL Security Agent” in the Intercreditor Agreement.

“ABL Documents” has the meaning specified therefor in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“ABL Secured Parties” has the meaning specified therefor in the Credit Agreement.

“Account” means an account (as that term is defined in Article 9 of the Code).

“Account Debtor” means an account debtor (as that term is defined in the Code).

“Agreement” has the meaning specified therefor in the introductory paragraph to this Agreement.

“Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

“Borrower” has the meaning specified therefor in the recitals to this Agreement.

“Cash Equivalents” has the meaning specified therefor in the Credit Agreement.

“Chattel Paper” means chattel paper (as that term is defined in the Code) and includes tangible chattel paper and electronic chattel paper.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection, priority, or remedies with respect to the Security Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such perfection, priority, or remedies.

“Collateral” has the meaning specified therefor in Section 2.

“Collections” means all cash, checks, notes instruments and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 1.

“Control Agreement” has the meaning specified therefor in the Credit Agreement.

“Copyrights” means any and all copyrights and copyright registrations, including (i) the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule 2, (ii) all reissues, continuations, extensions or renewals thereof, (iii) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for

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past, present or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof and (v) all rights corresponding thereto throughout the world.

“Copyright Security Agreement” means each Copyright Security Agreement among Grantors, or any of them, and the Security Agent, for the benefit of the Secured Creditors, in substantially the form of Exhibit A, pursuant to which the Grantors have granted to the Security Agent, for the benefit of the Secured Creditors, a security interest in all their respective Copyrights.

“Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

“Credit Document” has the meaning specified therefor in the Credit Agreement.

“Credit Party” has the meaning specified therefor in the Credit Agreement.

“Deposit Account” means a deposit account (as that term is defined in the Code).

“Domain Names” means all Internet domain names and associated uniform resource locator addresses.

“Effective Date” has the meaning specified therefor in the Credit Agreement.

“Equipment” means (i) equipment (as that term is defined in the Code), (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Event of Default” has the meaning specified therefor in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Joint Venture Interest” means the entire interest at any time owned by any Grantor in any joint venture that is not a Subsidiary of such Grantor to the extent (and only for so long as) the joint venture agreement for such joint venture or applicable law prohibits the assignment of, or granting of a security interest in, the joint venture interests of such joint venture and such prohibitions are not rendered invalid or otherwise unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, it being understood and agreed, however, (i) any such excluded joint venture interest shall otherwise be subject to the security interests created by this Agreement (and shall become a “Joint Venture Interest” for all purposes of this Agreement) upon the receipt by such Grantor of any necessary consents, approvals or waivers permitting the assignment thereof or the granting of a security interest therein, and (ii) the Borrower shall, if reasonably requested by the Security Agent, use commercially reasonable efforts to obtain such consents, approvals or waivers.

“Excluded Non-Wholly Owned Subsidiary Interest” means the entire equity interest at any time owned by any Grantor in any Non-Wholly Owned Subsidiary of such Grantor to the extent (and only for so long as) the shareholder agreement or constituent documents for such Subsidiary, or applicable law, regulation or contractual obligation, prohibits the assignment of, or granting of a security interest in, the equity interests of such Non-Wholly Owned Subsidiary and such prohibitions are not rendered invalid or otherwise unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code, or to the extent (and only for so long as) the assignment of, or the granting of a security interest in, the

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equity interests of such Non-Wholly Owned Subsidiary requires the consent, approval, license or authorization of a governmental authority (including the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government), it being understood and agreed, however, (i) any such excluded Subsidiary interest shall otherwise be subject to the security interests created by this Agreement (and shall become a “Non-Wholly Owned Subsidiary Interest” for all purposes of this Agreement) upon the receipt by such Grantor of any necessary consents, approvals, licenses, authorizations or waivers permitting the assignment thereof or the granting of a security interest therein, and (ii) the Borrower shall, if reasonably requested by the Security Agent, use commercially reasonable efforts to obtain such consents, approvals or waivers.

“Excluded Partnership Interest” means the entire general partnership interest or limited partnership interest at any time owned by any Grantor in any general partnership or limited partnership to the extent (and only for so long as) the partnership agreement for such partnership or applicable law prohibits the assignment of, or granting of a security interest in, the partnership interests of such partnership and such prohibitions are not rendered invalid or otherwise unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code, it being understood and agreed, however, (i) any such excluded partnership interest shall otherwise be subject to the security interests created by this Agreement (and shall become a “Partnership Interest” for all purposes of this Agreement) upon the receipt by such Grantor of any necessary consents, approvals or waivers permitting the assignment thereof or the granting of a security interest therein, and (ii) the Borrower shall, if reasonably requested by the Security Agent, use commercially reasonable efforts to obtain such consents, approvals or waivers.

“Excluded Swap Obligation” has the meaning specified therefor in the Credit Agreement.

“First Priority” has the meaning specified therefor in the Intercreditor Agreement.

“Foreign Subsidiary” has the meaning specified therefor in the Credit Agreement.

“General Intangibles” means general intangibles (as that term is defined in the Code) and includes payment intangibles, software, contract rights, rights to payment, rights under Interest Rate Protection Agreements or Other Hedging Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any Interest Rate Protection Agreements or Other Hedging Agreement), rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Intellectual Property, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“Grantor” and “Grantors” have the respective meanings specified therefor in the introductory paragraph to this Agreement.

“Guaranty” has the meaning specified therefor in the Credit Agreement.

“Immaterial Subsidiary” has the meaning specified therefor in the Credit Agreement.

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“Insolvency Proceeding” means any proceeding commenced by or against any person under a provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors formal or informal moratoria, compositions, extensions generally with creditors, or proceeding seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means any and all Intellectual Property Licenses, Patents, Copyrights, Trademarks, Domain Names and all confidential and proprietary information, including trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, specifications, documentations, programming materials, reports, catalogs, literature and any other forms of technology of any kind.

“Intellectual Property Licenses” means license agreements granting rights under or interests in any patent, trademark, copyright or other intellectual property, including software license agreements with any other party, whether the applicable Grantor is a licensee or licensor under any such license agreement (but excluding any off-the-shelf software license agreement), including the license agreements listed on Schedule 3 and the right to use the foregoing in connection with the enforcement of the Secured Creditors’ rights under the Credit Documents, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses.

“Intercreditor Agreement” has the meaning specified therefor in the Credit Agreement.

“Inventory” means inventory (as that term is defined in the Code).

“Investment Related Property” means (i) any and all investment property (as that term is defined in the Code), and (ii) any and all of the following (regardless of whether classified as investment property under the Code):  all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“Lender Creditors” has the meaning specified in the recitals to this Agreement.

“Letter of Credit Rights” means letter-of-credit rights (as that term is defined in the Code).

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Obligations” has the meaning specified therefor in the Credit Agreement.

“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 4, (ii) all renewals, continuations, divisionals, continuations-in-part, reissues and re-examinations thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof, and (v) all rights corresponding thereto throughout the world.

“Patent Security Agreement” means each Patent Security Agreement among the Grantors, or any of them, and the Security Agent, for the benefit of the Secured Creditors, in substantially the form of Exhibit B, pursuant to which the Grantors have granted to the Security Agent, for the benefit of the Secured Creditors, a security interest in all their respective Patents.

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“Permitted Liens” has the meaning specified therefor in the Credit Agreement.

“Person” has the meaning specified therefor in the Credit Agreement.

“Pledge-Excluded Subsidiary” means (i) any Unrestricted Subsidiary, (ii) any Domestic Subsidiary that is owned by a Foreign Subsidiary, (iii) any Foreign Subsidiary that is owned by another Foreign Subsidiary or by a Pass-Through Foreign Holding Company, (iv) any Domestic Subsidiary that is a registered 501c-3 non-profit organization, or (v) any other Subsidiary to the extent that the cost of obtaining a perfected pledge of the Stock of such Subsidiary outweighs the benefit afforded thereby as reasonably determined by the Security Agent.

“Pledged Companies” means, each Person listed on Schedule 5 as a “Pledged Company”, together with each other Person (other than (x) any Pledge-Excluded Subsidiary, and (y) any Excluded Subsidiary for as long as the Stock of such Excluded Subsidiary consists solely of Excluded Joint Venture Interests, Excluded Non-Wholly Owned Subsidiary Interests, and/or Excluded Partnership Interests), all or a portion of the Stock of which, is acquired or otherwise owned by a Grantor after the Effective Date.

“Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Stock now or hereafter owned by such Grantor (other than director’s qualifying shares), regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Stock, the right to receive any certificates representing any of the Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing; provided, however, that for the purposes of Sections 5 and 6 of this Agreement, the term “Pledged Interests” shall not include any Stock of any Immaterial Subsidiary solely the extent that such inclusion would require any actions to perfect the Security Agent’s security interests in such Pledged Interests beyond the filing of a financing statement with respect to the assets of applicable Grantor.

“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

“Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

“Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

“Proceeds” has the meaning specified therefor in Section 2.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor or any Subsidiary of any Grantor and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium that is retrievable in perceivable form.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

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“Second Priority” has the meaning specified therefor in the Intercreditor Agreement.

“Secured Creditors” has the meaning specified in the recitals to this Agreement.

“Secured Obligations” means all (x) amounts owing by any Credit Party to the Administrative Agent, the Security Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document and (y) obligations of any Credit Party arising under any Secured Hedging Agreement, including, in each of clauses (x) and (y), without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Loans and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by the Borrower and its Subsidiaries under any Credit Document), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amounts; provided, however, that “Secured Obligations” shall not include any Excluded Swap Obligations.

“Securities Account” means a securities account (as that term is defined in the Code).

“Security Agent” has the meaning specified therefor in the introductory paragraph to this Agreement.

“Security Agent’s Lien” means the Liens granted by the Grantors to the Security Agent pursuant to the Credit Documents.

“Security Interest” has the meaning specified therefor in Section 2.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, membership interests, partnership interests, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Supporting Obligations” means supporting obligations (as such term is defined in the Code) and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Term Loan Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Trademark Security Agreement” means each Trademark Security Agreement among the Grantors, or any of them, and the Security Agent, for the benefit of the Secured Creditors, in substantially the form of Exhibit D, pursuant to which the Grantors have granted to the Security Agent, for the benefit of the Lender Creditors, a security interest in all their respective Trademarks.

“Trademarks” means any and all trademarks, trade names, service marks, trade dress, logos, slogans, designs or fictitious business names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) those marks listed on Schedule 6, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each

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Grantor’s business symbolized by the foregoing or connected therewith, and (vi) all rights corresponding thereto throughout the world.

“Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Security Agent, in substantially the form of Exhibit D.

“URL” means “uniform resource locator,” an internet web address.

2.             Grant of Security.  (a) Each Grantor hereby unconditionally grants, collaterally assigns, and pledges to the Security Agent, for the benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest hereinafter referred to as the “Security Interest” in all personal property of such Grantor whether now owned or hereafter acquired or arising and wherever located, including such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(i)         all of such Grantor’s Accounts;

(ii)        all of such Grantor’s Books;

(iii)       all of such Grantor’s Chattel Paper;

(iv)       all of such Grantor’s Deposit Accounts and Securities Accounts;

(v)        all of such Grantor’s Equipment and fixtures;

(vi)       all of such Grantor’s General Intangibles;

(vii)      all of such Grantor’s Inventory;

(viii)     all of such Grantor’s Investment Related Property;

(ix)       all of such Grantor’s Negotiable Collateral;

(x)        all of such Grantor’s rights in respect of Supporting Obligations;

(xi)       all of such Grantor’s interest with respect to any Commercial Tort Claims;

(xii)      all of such Grantor’s money and Cash Equivalents;

(xiii)     to the extent not covered by the preceding clauses (i) through (xii), all of such Grantor’s other personal property;

(xiv)    all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, whatever is collected on, or distributed on account of any of the foregoing, any and all rights arising out of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or

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interest therein, and the proceeds thereof, claims arising out of the loss, non-conformity, or interference with the use of, defects, or infringement of rights in, or damage to, any of the foregoing, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, insurance, or guaranty payable by reason of loss or non-conformity of, defects or infringement of rights in, or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”).  Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or the Security Agent from time to time with respect to any of the Investment Related Property.

(b)           Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include: (i) any property if such grant of a security interest or pledge is prohibited by applicable law, rule or regulation or requires any governmental consent, approval, license or authorization with respect to such grant of a security interest or pledge, except to the extent that consent, approval, license or authorization has been received; (ii) any rights or interest in any contract, lease, permit, license, charter or other agreement covering real or personal property of any Grantor or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that the grant of a security interest or lien therein would violate or invalidate or create a default under such contract, lease, permit, license, charter or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto and such prohibition, violation, default or right of termination has not been waived or the consent of the other party to such contract, lease, permit, license, charter or agreement or purchase money, capital lease or similar arrangement has not been obtained (provided, that the foregoing exclusions in this clause (ii) shall in no way be construed (x) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, (y) to apply to the extent that any consent or waiver has been obtained that would permit the Security Agent’s security interest or lien to attach hereto notwithstanding the prohibition or restriction contained in such contract, lease, permit, license, charter or other agreement or purchase money, capital lease or similar arrangement, or (z) to limit, impair, or otherwise affect the Secured Creditors’ continuing security interests in and liens upon any rights or interests of any Grantor in or to (I) monies due or to become due under or in connection with any described contract, lease, permit, license, charter or other agreement (including any Accounts) or purchase money, capital lease or similar arrangement, or (II) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, or other agreement or purchase money, capital lease or similar arrangement); (iii) any intent-to-use US trademark application for which an amendment to allege use or statement of use has not been filed and accepted by the US Patent and Trademark Office (provided that each such intent-to-use application shall be considered Collateral immediately and automatically upon such filing and acceptance); (iv) more than 65% of the total outstanding voting Stock of any Foreign Subsidiary; (v) any outstanding Stock of any Pledge-Excluded Subsidiary; (vi) any Excluded Partnership Interest; (vii) any Excluded Joint Venture Interest; (viii) any Excluded Non-Wholly Owned Subsidiary Interest; (ix) any leasehold property interests; or (x) any Letter of Credit Rights and Commercial Tort Claims (other than to the extent constituting a Supporting Obligation and perfected pursuant to a filing under the UCC); provided, however, that in any event, the term “Collateral” shall include the certificated securities (as such term is defined in the Code) described on Schedule 5 hereto.

(c)           Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, each Grantor and the Security Agent (on behalf of the Secured Creditors) acknowledges and agrees that:

(i)         the Security Interest granted pursuant to this Agreement (including

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pursuant to this Section 2) to the Security Agent for the benefit of the Secured Creditors (i) in the Term Loan Priority Collateral, shall be a First Priority Lien and (ii) in the ABL Priority Collateral, shall be a Second Priority Lien, fully junior, subordinated and subject to the Security Interest granted to the ABL Agent for the benefit of the ABL Secured Parties in the ABL Priority Collateral on the terms and conditions set forth in the ABL Documents and the Intercreditor Agreement and all other rights and benefits afforded hereunder to the Secured Creditors with respect to the ABL Priority Collateral are expressly subject to the terms and conditions of the Intercreditor Agreement; and

(ii)           each of the ABL Secured Parties’ security interests in the Collateral constitute security interests separate and apart (and of a different class and claim) from the Secured Creditors’ Security Interests in the Collateral.

(d)           NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE RELATIVE PRIORITIES AND THE EXERCISE OF RIGHTS AND REMEDIES OF THE SECURITY AGENT AND THE SENIOR CREDITORS HEREUNDER SHALL BE SUBJECT TO, AND GOVERNED BY THE TERMS OF, THE INTERCREDITOR AGREEMENTS.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS HEREOF AND THE TERMS OF THE INTERCREDITOR AGREEMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS SHALL CONTROL AT ANY TIME THAT ANY INTERCREDITOR AGREEMENT IS IN EFFECT, EXCEPT WITH RESPECT TO THE SCOPE OF THE ASSETS INCLUDED IN SECTION 2 HEREOF.

(e)           All rights of the Security Agent hereunder, the Security Interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

3.             Security for Obligations.  The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Grantors, or any of them, to the Security Agent or any Secured Creditor, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.

4.             Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Security Agent or any other Secured Creditor of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the Secured Creditors shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the Secured Creditors be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.  Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit

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Agreement, or other Credit Documents, the Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Credit Documents.  Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, and dividend rights, shall remain in the applicable Grantor until the occurrence of an Event of Default and until the Security Agent has notified the applicable Grantor of the Security Agent’s election to exercise such voting, consensual, or dividend rights with respect to the Pledged Interests pursuant to Section 15 (although no such notice shall be required if an Event of Default under Section 10.01(e) of the Credit Agreement has occurred and is continuing).

5.             Representations and Warranties.  Each Grantor hereby represents and warrants as of the Effective Date as follows:

(a)           The exact legal name of each of the Grantors is set forth on the signature pages of this Agreement.

(b)           Schedule 7 sets forth all fee-owned Real Property owned by the Grantors as of the Effective Date.

(c)           As of the Effective Date, no Grantor (i) owns any Copyrights, Patents, or Trademarks or Domain Names that are the subject of a registration or pending application for registration, except as set forth on Schedules 2, 4 and 6 respectively, (ii) owns any unregistered Copyrights that are material to the business of the Grantors, taken as a whole, except as set forth on Schedule 2, and (iii) is a party to any Intellectual Property Licenses that are material to the business of the Grantors, taken as a whole, pursuant to which any Grantor receives a license to a third party’s Intellectual Property except as set forth of Schedule 3.  This Agreement is effective to create a valid and continuing Lien on such Copyrights, Intellectual Property Licenses, Patents and Trademarks and, upon filing of the Copyright Security Agreement with the United States Copyright Office and filing of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 8, all action necessary to protect and perfect the Security Interest in, to and on each Grantor’s Patents, Trademarks, or Copyrights within the United States has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Grantor.

(d)           This Agreement creates a valid and binding security interest in the Collateral of each of the Grantors, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations.  Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code or pursuant to filings with the United States Patent and Trademark Office or the United States Copyright Office, all filings and other actions necessary to perfect and protect such security interest have been duly taken or will have been taken, upon (i) the filing of financing statements listing each applicable Grantor, as a debtor, and the Security Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 8, (ii) the filing of the Copyright Security Agreement with the United States Copyright Office and (iii) the filing of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office.  Upon the making of such filings, the Security Agent shall have a First Priority perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement or pursuant to filings with the United States Patent and Trademark Office or the United States Copyright Office.

(e)           (i) Except for the Security Interest created hereby, each Grantor is the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the

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Pledged Interests indicated on Schedule 5 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Effective Date in any Pledged Company; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and nonassessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Stock of the Pledged Companies of such Grantor identified on Schedule 5, as supplemented or modified by any Pledged Interests Addendum or any Supplement to this Agreement; (iii) such Grantor has the right and requisite authority to pledge, the Investment Related Property pledged by such Grantor to the Security Agent as provided herein; (iv) all actions necessary to perfect,  establish the First Priority of, or otherwise protect, the Security Agent’s Liens in the Investment Related Collateral, and the proceeds thereof, have been duly taken, (A) upon the execution and delivery of this Agreement; (B) upon the taking of possession by the Security Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers (or other documents of transfer acceptable to the Security Agent) endorsed in blank by the applicable Grantor; (C) upon the filing of financing statements in the applicable jurisdiction set forth on Schedule 8 for such Grantor with respect to the Pledged Interests owned by such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts, upon the delivery of Control Agreements with respect thereto; and (v) each Grantor has delivered to and deposited with the Security Agent (or, with respect to any Pledged Interests created or obtained after the Effective Date, will deliver and deposit in accordance with Sections 6(a) and (8)) all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to the Security Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Grantor has been issued or transferred to Grantor in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(f)            No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person, other than (a) consents or approvals that have been obtained and that are still in force and effect and (b) filings and recordings with respect to the Collateral to be made by, or otherwise delivered to, the Security Agent for filing or recordation, is required (i) for the grant, validity, enforceability or perfection (to the extent perfection can be obtained through filing or recordation) of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by the Security Agent of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally and for consents or approvals with respect to such exercise or disposition the failure of which to obtain could not reasonably be expected to cause a Material Adverse Effect.  No Intellectual Property License to which such Grantor is a party requires any consent for such Grantor to grant the Security Interest granted hereunder in such Grantor’s right, title or interest in or to any Copyrights, Patents, Trademarks or material Intellectual Property Licenses.

6.             Covenants.  Each Grantor, jointly and severally, covenants and agrees with the Security Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 22:

(a)           Possession of Collateral.  Subject to the terms of the Intercreditor Agreement, in the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property or Chattel Paper with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate, and if and to the extent that perfection or priority of the Security Agent’s Security Interest is dependent on or materially enhanced by possession, the applicable

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Grantor, promptly upon the written request of the Security Agent (and in no event later than 10 Business Days after receiving such request (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)), shall execute such other documents and instruments as shall be requested by the Security Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to the Security Agent, together with such undated powers endorsed in blank as shall be requested by the Security Agent;

(b)           Chattel Paper.

(i)            Subject to the terms of the Intercreditor Agreement, each Grantor, promptly upon the written request of the Security Agent (and in no event later than 10 Business Days after receiving such request (or such longer time period as the Security Agent may agree, without any requirement for Lender consent), shall take all steps reasonably necessary to grant the Security Agent control of all electronic Chattel Paper with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate, in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction;

(ii)           Subject to the terms of the Intercreditor Agreement, if any Grantor retains possession of any Chattel Paper or Instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement) with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate, promptly upon the written request of the Security Agent (and in no event later than 10 Business Days after receiving such request (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)), such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Morgan Stanley Senior Funding, Inc., as Security Agent for the benefit of the Secured Creditors”;

(c)           Control Agreements.

(i)            Except to the extent otherwise excused by the Credit Agreement or not required under the ABL Documents, each Grantor shall obtain an authenticated Control Agreement, from (or shall join, by way of joinder, amendment or amendment and restatement, an existing authenticated Control Agreement with) each bank maintaining a Deposit Account for such Grantor, in each case no later than the date that is the 60th day following the Effective Date (or such later date as may be agreed to by the Security Agent, without any requirement for Lender consent);

(ii)           Except to the extent otherwise excused by the Credit Agreement or not required under the ABL Documents, each Grantor shall obtain an authenticated Control Agreement from (or shall join, by way of joinder, amendment or amendment and restatement, an existing authenticated Control Agreement with) each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Grantor, in each case no later than the date that is the 60th day following the Effective Date (or such later date as may be agreed to by the Security Agent, without any requirement for Lender consent); and

(iii)          The Security Agent agrees not to provide notice of control with respect to any Control Agreement unless an Event of Default has occurred and is continuing at the time such notice is provided and shall rescind such notice in accordance with the procedures set forth in the applicable Control Agreement (to the extent such procedures are set forth therein) if the applicable Event of Default is no longer continuing and no additional Event of Default has occurred and is continuing prior to the date of such rescission.

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(d)           Letter of Credit Rights.  Subject to the terms of the Intercreditor Agreement, each Grantor that is or becomes the beneficiary of a letter of credit with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate, shall promptly (and in any event within 30 days after becoming a beneficiary or such longer time period as the Security Agent may agree, without any requirement for Lender consent), notify the Security Agent thereof;

(e)           Commercial Tort Claims.  Subject to the terms of the Intercreditor Agreement, each Grantor shall promptly (and in any event within 30 days of receipt thereof (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)), notify the Security Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim with a value in excess of $750,000, individually, or $1,500,000, in the aggregate, after the date hereof and, promptly upon the written request of the Security Agent (and in no event later than 10 Business Days after receiving such request (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)), amend Schedule 1 to describe such after-acquired Commercial Tort Claim in a manner that reasonably identifies such Commercial Tort Claim, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims;

(f)            Government Contracts.  Subject to the terms of the Intercreditor Agreement, if any Account or Chattel Paper with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate, arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof, the Grantors shall promptly (and in any event within 30 days of the creation thereof (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)) notify the Security Agent thereof in writing and execute any instruments or take any steps reasonably required by the Security Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to the Security Agent, for the benefit of the Secured Creditors, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law;

(g)           Intellectual Property.

(i)         Upon the written request of the Security Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, each Grantor shall execute and deliver to the Security Agent, promptly (and in no event later than 10 Business Days after receiving such request (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)), one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence the Security Agent’s Lien on such Grantor’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby, that constitute Collateral and that are subject to a registration or pending application for registration in the United States Copyright Office or the United States Patent and Trademark Office;

(ii)        With respect to Intellectual Property that is owned by a Grantor, each Grantor shall have the duty, to the extent determined by such Grantor in its reasonable business judgment to be necessary or economically desirable in the operation of such Grantor’s business, to use commercially reasonable efforts, (A) to promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Domain Names, other material Intellectual Property,

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Intellectual Property Licenses, and its rights therein, including filing of applications for renewal, affidavits of use and affidavits of noncontestability and opposition and interference and cancellation proceedings.  Each Grantor hereby agrees to take the steps described in this Section 6(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled.  Each Grantor shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is material to the business of the Grantors, taken as a whole.  Any expenses incurred in connection with the foregoing shall be borne by the appropriate Grantor.  Each Grantor further agrees not to abandon any Trademark, Patent, Copyright or Intellectual Property License (except for dispositions not prohibited by the Credit Documents) that is economically desirable in the operation of such Grantor’s business as determined in the reasonable business judgment of such Grantor;

(iii)          Grantors acknowledge and agree that the Secured Creditors shall have no duties with respect to the Intellectual Property or Intellectual Property Licenses.  Without limiting the generality of this Section 6(g), Grantors acknowledge and agree that no Secured Creditor shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any member of the Secured Creditors may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all reasonable out-of-pocket expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower; and

(iv)          Concurrently with the delivery of quarterly and annual financial statements by Borrower in accordance with Sections 8.01(a) and (b) of the Credit Agreement, the Borrower shall give the Security Agent written notice of any and all (A) Patents and/or Trademarks for which an application for the registration of any such Patent or Trademark with the United States Patent and Trademark Office has been filed by any Grantor during the most recently ended fiscal quarter for which such financial statements are delivered, and/or (B) Copyrights for which an application for the registration of any such Copyrights with the United States Copyright Office has been filed by any Grantor during the most recently ended fiscal quarter for which such financial statements are delivered.  Promptly upon any such filing, each Grantor shall comply with Section 6(g)(i);

(h)           Investment Related Property.

(i)            If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Effective Date, it shall promptly (and in any event within 5 Business Days of receipt thereof, unless a longer period of time for delivery is permitted by Section 8.12 of the Credit Agreement with respect to such Pledged Interests) deliver to the Security Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii)           From and after the occurrence and during the continuance of an Event of Default, all sums of money and property paid or distributed in respect of the Investment Related Property which are received by any Grantor shall be held by the Grantors in trust for the benefit of the Security Agent segregated from such Grantor’s other property, and, upon the written request of the Security Agent, such Grantor shall deliver such money and property forthwith to the Security Agent in the exact form received;

(iii)          Each Grantor shall promptly deliver to the Security Agent a copy of each material notice or other communication received by it in respect of any Pledged Interests;

(iv)          No Grantor shall (A) make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement except as expressly permitted by the Credit Agreement, or (B) enter into any

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agreement or permit to exist any restriction with respect to any Pledged Interests that would violate any provision of the Credit Agreement or any other Credit Document;

(v)        Each Grantor agrees that it will cooperate with the Security Agent in obtaining all necessary approvals and making all necessary filings under federal, state or local law in connection with the Security Interest on the Investment Related Property or any sale or transfer thereof; and

(vi)       As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents, warrants and covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a securities account.  In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction (unless such Pledged Interests are certificated and have pledged and delivered to the Security Agent in accordance with the terms hereof);

(i)            Real Property; Fixtures.  Subject to the terms of the Intercreditor Agreement and the Credit Agreement, each Grantor covenants and agrees that upon the acquisition of any Material Real Property, it will promptly notify the Security Agent of the acquisition of such Real Property and will, within 120 days of acquisition (or such longer time period as the Security Agent may agree, without any requirement for Lender consent) grant to the Security Agent, for the benefit of the Secured Creditors, a First Priority Mortgage on such Real Property and shall deliver such other documentation and opinions required to be delivered under Section 8.12 of the Credit Agreement and (at the reasonable request of Security Agent) environmental audits, and such Grantor shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith.  Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property;

(j)            Transfers and Other Liens.  Each Grantor hereby covenants and agrees that except for the Security Interest created by this Agreement, no Grantor shall (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except for dispositions not prohibited by the Credit Documents, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any of Grantors, except for Permitted Liens.  The inclusion of Proceeds in the Collateral shall not be deemed to constitute the Security Agent’s or the Secured Creditors’ consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Credit Documents.  Such Grantor shall take all commercially reasonable steps to defend the Collateral against all persons at any time claiming any interest therein, except to the extent such interest is permitted under the Credit Agreement;

(k)           Other Actions as to Any and All Collateral.

(i)            Each Grantor shall notify the Security Agent in writing of the acquisition of certain Collateral as follows:

(A)          promptly (and in any event within 30 days of acquiring or otherwise obtaining such Collateral (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)) otherwise obtaining any Collateral after the date hereof consisting

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of Investment Related Property, Chattel Paper (electronic, tangible or otherwise) with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate, or documents (as defined in Article 9 of the Code), promissory notes (as defined in the Code) or instruments (as defined in the Code) with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate;

(B)          promptly and in any event within 30 days (or such longer time period as the Security Agent may agree, without any requirement for Lender consent) of any amount payable under or in connection with any of the Collateral being or becoming evidenced by any Chattel Paper, documents, promissory notes, or instruments with a value or face amount in excess of $750,000, individually, or $1,500,000, in the aggregate;

(C)          except as otherwise provided in Section 6(g)(iv) or Section 6(g)(v), within 30 days (or such longer time period as the Security Agent may agree, without any requirement for Lender consent) of acquiring or otherwise obtaining any ownership of Collateral after the date hereof consisting of registered Trademarks, Patents or Copyrights; and

(D)          within 30 days (or such longer time period as the Security Agent may agree, without any requirement for Lender consent) of acquiring or otherwise obtaining any Collateral after the date hereof consisting of Intellectual Property Licenses material to the business of the Grantors, taken as a whole, pursuant to which any Grantor receives a license to a third party’s Intellectual Property, and

(ii)        Subject to the terms of the Intercreditor Agreement, in the case of each of the foregoing, each Grantor shall promptly upon the written request of the Security Agent (and in no event later than 10 Business Days after receiving such request (or such longer time period as the Security Agent may agree, without any requirement for Lender consent)), execute such other documents, or if applicable, deliver such Chattel Paper, other documents or certificates evidencing any Investment Related Property and do such other acts or things reasonably deemed necessary by the Security Agent to protect the Security Agent’s Security Interest therein;

(l)            ABL Priority Collateral.  Notwithstanding anything contained in this Section 6, or elsewhere in this Agreement or any other Security Document, to the extent that the provisions of this Agreement (or any other Security Document) require the delivery of, or granting of control over, or giving notice with respect to any ABL Priority Collateral to the Security Agent, then delivery of such Collateral (or control or notice with respect thereto) shall instead be made to the ABL Agent (as defined in the Intercreditor Agreement), to be held in accordance with ABL Credit Agreement or any collateral and/or security documents entered into in connection therewith and the Intercreditor Agreement, and any Grantor’s obligations hereunder with respect to such delivery, control or notice shall be deemed satisfied.  Furthermore, at all times prior to the Discharge of ABL Obligations (as defined in the Intercreditor Agreement) or any Refinancing Indebtedness in connection therewith, the Security Agent is authorized by the parties hereto to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to the ABL Agent.

(m)          Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2 is a “security” within the meaning of Article 8 of the Code and is governed by Article 8 of the Code, such interest shall be represented by a certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the Code, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the Code, nor shall such interest be represented by a certificate, unless such election and such interest

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is thereafter represented by a certificate that is promptly delivered to the Security Agent pursuant to the terms hereof.

7.             Relation to Other Security Documents.  The provisions of this Agreement shall be read and construed with the other Credit Documents referred to below in the manner so indicated.

(a)           Credit Agreement. In the event of any conflict between any provision in this Agreement (other than Section 2 hereof) and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b)           Patent, Trademark, Copyright Security Agreements.  The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Security Agent hereunder.  In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

8.             Further Assurances.

(a)           Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that the Security Agent may reasonably request, in order to perfect and protect the Security Interest granted or purported to be granted hereby or to enable the Security Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b)           Each Grantor authorizes the filing by the Security Agent financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to the Security Agent such other instruments or notices, as the Security Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c)           Each Grantor authorizes the Security Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments in any jurisdiction and in any filing office (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, in each case, at the option of the Security Agent, (ii) indicating such Collateral includes such assets or property “whether now owned or hereafter acquired”, (iii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iv) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance.  Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by or on behalf of the Security Agent in any jurisdiction.

(d)           Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of the Security Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

9.             Security Agent’s Right to Perform Contracts, Exercise Rights, etc.  Upon the occurrence and during the continuance of an Event of Default, the Security Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of the Security Agent’s rights hereunder, including the right to prepare for sale and sell any

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and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Stock that is pledged hereunder be registered in the name of the Security Agent or any of its nominees and each Grantor agrees to comply with any such request.

10.          Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints the Security Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which the Security Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)           to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b)           to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of the Security Agent (other than with respect to mail from legal counsel for any Credit Party);

(c)           to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(d)           to file any claims or take any action or institute any proceedings which the Security Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of the Security Agent with respect to any of the Collateral;

(e)           to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f)            to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, Domain Names, industrial designs, Copyrights, advertising matter or other industrial or intellectual property rights, in preparing for sale, advertising for sale and selling Inventory and other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor;

(g)           the Security Agent, on behalf of the Secured Creditors, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property, including Intellectual Property Licenses and if the Security Agent shall commence any such suit, the appropriate Grantor shall, at the request of the Security Agent, do any and all lawful acts and execute any and all proper documents reasonably required by the Security Agent in aid of such enforcement; and

(h)           to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office or similar registrar in order to effect an absolute assignment of all right, title and interest in each registered Intellectual Property right and each application for such registration, and record the same.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

11.          Security Agent May Perform.  If any of the Grantors fails to perform any agreement contained herein, the Security Agent may itself perform, or cause performance of, such agreement, and

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the reasonable expenses of the Security Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors.

12.                               Security Agent’s Duties; Etc.  The powers conferred on the Security Agent hereunder are solely to protect the Security Agent’s interest in the Collateral, for the benefit of the Secured Creditors, and shall not impose any duty upon the Security Agent to exercise any such powers.  Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, the Security Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Security Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially similar to that which the Security Agent accords its own property.  Neither the Security Agent, nor any other Secured Creditor nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Security Agent and the Secured Creditors shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.  Each Grantor acknowledges that the rights and responsibilities of the Security Agent under this Agreement with respect to any action taken by the Security Agent or the exercise or non-exercise by the Security Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Security Agent and the other Secured Creditors, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Security Agent and the Grantors, the Security Agent shall be conclusively presumed to be acting as agent for the Secured Creditors with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation to make any inquiry respecting such authority.

13.                               Collection of Accounts, General Intangibles and Negotiable Collateral.  Subject to the terms of the Intercreditor Agreement, at any time upon the occurrence and during the continuation of an Event of Default, the Security Agent or the Security Agent’s designee may (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral have been assigned to the Security Agent, for the benefit of the Secured Creditors, or that the Security Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Credit Documents.

14.                               Disposition of Pledged Interests by Security Agent.  None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration.  Each Grantor understands that in connection with such disposition, the Security Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market.  Each Grantor, therefore, agrees that:  (a) if the Security Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion

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thereof to be sold at a private sale, the Security Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that the Security Agent has handled the disposition in a commercially reasonable manner.

15.                               Voting Rights and Other Rights in Respect of Pledged Interests.

(a)                                 Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, (i) the Security Agent may, at its option, and with 2 Business Days prior notice to any Grantor (although no such notice shall be required in an Event of Default under Section 10.01(e) of the Credit Agreement exists and is continuing), and in addition to all rights and remedies available to the Security Agent hereunder, under any other agreement, at law, in equity, or otherwise, exercise all voting rights, and all other ownership or consensual rights in respect of the Pledged Interests owned by such Grantor, but under no circumstances is the Security Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if the Security Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints the Security Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner the Security Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be.  The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b)                                 Subject to the terms of the Intercreditor Agreement, for so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of the Security Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of the Security Agent or the other Secured Creditors or materially adversely affect the value of the Pledged Interests.

16.                               Remedies.  Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default:

(a)                                 The Security Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Credit Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.  Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, the Security Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of the Security Agent forthwith, assemble all or part of the Collateral as directed by the Security Agent and make it available to the Security Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Security Agent’s offices or elsewhere, for cash, on credit, and/or upon such other terms as the Security Agent may deem commercially reasonable.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to any of Grantors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code.  The Security

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Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Security Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 The Security Agent is hereby granted a license or other right to use, without liability for royalties or any other charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks and advertising matter, URLs, domain names, industrial designs, other industrial or intellectual property or any property of a similar nature, whether owned by any of Grantors or with respect to which any of Grantors have rights under license, sublicense, or other agreements, in each case to the extent of such Grantor’s rights therein and to the extent permitted by applicable licenses or other agreements related thereto, and such Grantor will not be in default under the applicable license, sublicense or other agreement as a result of such use by the Security Agent, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of the Security Agent for such purposes to the extent permitted thereunder.  With respect to Trademarks owned by a Grantor and licensed under this Section 16(b), the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary under applicable law to maintain the validity and enforceability of such Trademarks.

(c)                                  Security Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to the Intellectual Property rights, vested in Security Agent for the benefit of the Secured Creditors, and the Security Agent shall be entitled to exercise the power of attorney referred to in Section 10(h) to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property rights; (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or Domain Names have been used; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property rights in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that Security Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property rights and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or applicable Domain Name registrar to Security Agent.

(d)                           The Security Agent may, in addition to other rights and remedies provided for herein, in the other Credit Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any of Grantors or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any of Grantors’ Deposit Accounts in which the Security Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of the Security Agent, and (ii) with respect to any of Grantors’ Securities Accounts in which the Security Agent’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of the Security Agent, or (B)  liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of the Security Agent.

(e)                                  Subject to the terms of the Intercreditor Agreement any cash held by the Security Agent as Collateral and all cash proceeds received by the Security Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement.  In the event the proceeds of

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Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

(f)                                   Each Grantor hereby acknowledges that the Secured Obligations arise out of commercial transactions, and agrees that if an Event of Default shall occur and be continuing the Security Agent shall have the right to an immediate writ of possession without notice of a hearing.  The Security Agent shall have the right to the appointment of a receiver for the properties and assets of each of Grantors, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by the Security Agent.

17.                               Remedies Cumulative.  Each right, power, and remedy of the Security Agent and the Secured Creditors as provided for in this Agreement or in the other Credit Documents or Secured Hedging Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Credit Documents and the Secured Hedging Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Security Agent or any Secured Creditor, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Security Agent or such Secured Creditor of any or all such other rights, powers, or remedies.

18.                               Marshaling. The Security Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Security Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

19.                               Indemnity and Expenses.

(a)                                 Each Grantor, jointly and severally, agrees to indemnify the Security Agent and the other Secured Creditors from and against all claims, lawsuits and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement (including enforcement of this Agreement) or any other Credit Document to which such Grantor is a party (other than, to the extent excluded from Section 12.01 of the Credit Agreement, disputes solely between the Lenders), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction.  This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

(b)                                 Grantors, jointly and severally, shall, upon demand, pay to the Security Agent all reasonable out-of-pocket costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) which the Security Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the

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other Credit Documents, (iii) the exercise or enforcement of any of the rights of the Security Agent hereunder or (iv) the failure by any of the Grantors to perform or observe any of the provisions hereof.

20.                               Merger, Amendments; Etc.  THIS AGREEMENT, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.  No waiver of any provision of this Agreement, and no consent to any departure by any of Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by the Security Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Except as expressly set forth herein or in the Credit Agreement, no amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Security Agent and each of Grantors to which such amendment applies.

21.                               Addresses for Notices.  All notices and other communications provided for hereunder shall be given in the form and manner and delivered to the Security Agent at its address specified in the Credit Agreement, and to any of the Grantors at their respective addresses specified in the Credit Agreement or Guaranty, as applicable, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

22.                               Continuing Security Interest: Assignments under Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Obligations have been paid in full in cash in accordance with the provisions of the Credit Agreement and the Commitments have expired or have been terminated, (b) be binding upon each of the Grantors, and their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Security Agent, and its successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such the Lender herein or otherwise.  Upon payment in full in cash of the Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto, and the Security Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all termination statements, releases and other documents (without recourse and without representation or warranty) which the Grantors shall reasonably, in each case, request that are necessary to evidence such termination and authorize the filing of any such termination, release or other document executed and delivered by the Security Agent.  No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Credit Document, or any other instrument or document executed and delivered by any Grantor to the Security Agent nor other loans made by any Lender to the Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to the Grantors, or any of them, by the Security Agent, nor any other act of the Secured Creditors, or any of them, shall release any of the Grantors from any obligation, except a release or discharge executed in writing by the Security Agent in accordance with the provisions of the Credit Agreement.  The Security Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by the Security Agent and then only to the extent therein set forth.  A waiver by the Security Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which the Security Agent would otherwise have had on any other occasion.  Upon the consummation of any sale or other disposition of Collateral to any third party pursuant to a transaction permitted by the Credit Agreement or the other Credit Documents, the Security Interest granted hereby

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with respect to such Collateral shall terminate (but shall attach to the Proceeds or products thereof) and the Security Agent shall, at the reasonable request and at the expense of the applicable Grantor, provide evidence (without recourse and without any representation or warranty) of such termination if such Grantor certifies to the Security Agent that such sale or disposition is permitted under Section 9.02 of the Credit Agreement or the other Credit Documents or is otherwise released at the discretion of the Required Lenders (and the Security Agent may rely conclusively on any such certificate, without further inquiry).

23.                               Governing Law.

(a)                                 THE VALIDITY OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER CREDIT DOCUMENT IN RESPECT OF SUCH OTHER CREDIT DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES THAT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN AND STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (INCLUDING ANY APPELLATE COURTS THEREOF); PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY GRANTOR, ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE SECURITY AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SECURITY AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH GRANTOR, COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE SECURITY AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 23(b).

(c)                                  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SECURITY AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  THE SECURITY AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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(d)                                 EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE SECURITY AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

24.                               New Subsidiaries.  Pursuant to Section 8.12 of the Credit Agreement, certain new direct or indirect Restricted Subsidiaries (whether by acquisition, creation or “designation”) of any Grantor are required to enter into this Agreement by executing and delivering in favor of the Security Agent a supplement to this Agreement in the form of Annex 1 attached hereto.  Upon the execution and delivery of Annex 1 by each such new Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

25.                               Security Agent.  Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Security Agent” shall be a reference to the Security Agent, for the benefit of the Secured Creditors.

26.                               Miscellaneous.

(a)                                 This Agreement is a Credit Document.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission (i.e. “PDF”) shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Credit Document mutatis mutandis.

(b)                                 Any provision of this Agreement which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)                                  Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)                                 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Secured Creditor or any Grantor, whether under any rule of construction or otherwise.  This Agreement has been reviewed by all parties and shall be construed and interpreted

26

according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e)                                  The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f)                                   Unless the context of this Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Stock, securities, accounts, leasehold interests and contract rights.  Any reference herein or in any other Credit Document to the satisfaction, repayment or payment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification and expense reimbursement Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a Record.

(g)                                  All of the annexes, schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

27

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Security Agreement by and through their duly authorized officers, as of the day and year first above written.

GRANTORS:	ADVANCEPIERRE FOODS HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

PIERRE HOLDCO, INC.,
a Delaware corporation

By:
Name:
Title:

ADVANCEPIERRE FOODS, INC.,
a Delaware corporation

By:
Name:
Title:

CHEFS PANTRY, LLC,
an Ohio limited liability company

By:
Name:
Title:

CLOVERVALE FARMS, LLC,
an Ohio limited liability company

By:
Name:
Title:

[SIGNATURE PAGE]	APF — Security Agt

ADVANCE FOOD COMPANY, LLC,
an Oklahoma limited liability company

By:
Name:
Title:

APF LEGACY SUBS, LLC,
an Ohio limited liability company

By:
Name:
Title:

BARBER FOODS, LLC,
a Maine limited liability company

By:
Name:
Title:

[SIGNATURE PAGE]	APF — Security Agt

SECURITY AGENT:	MORGAN STANLEY SENIOR FUNDING, INC.,
as Security Agent

By:
Name:
Title:

[SIGNATURE PAGE]	APF — Security Agt

SCHEDULE 1

COMMERCIAL TORT CLAIMS

SCHEDULE 2

COPYRIGHTS

A.            Registered Copyrights

Owner	Country	Title of Work	Registration No.	Registration Date

B.  Material Unregistered Copyrights

SCHEDULE 3

MATERIAL INTELLECTUAL PROPERTY LICENSES

A.  Software License Agreements

Name of Agreement

1.              [    ]

2.              [    ]

B.    Trademark License Agreements

Name of Agreement

1.             [    ]

2.             [    ]

SCHEDULE 4

PATENTS

Owner	Patent Titles	Country	Patent No.	Applic. No.	Filing Date	Issue Date
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

SCHEDULE 5

PLEDGED COMPANIES

Name of Pledgor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

SCHEDULE 6

TRADEMARKS

A.  Owned Trademarks

Mark Name	Country	Status	Class	Serial No.	Filing Date	Reg. No.	Reg. Date	Owner Name
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

B.  Trade Names

Trade Names

[   ]

[   ]

C.  Domain Names

Domain Names

[   ]

[   ]

SCHEDULE 7

OWNED REAL PROPERTY

Grantor	Property	Property Address	County
[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]

SCHEDULE 8

LIST OF UNIFORM COMMERCIAL CODE FILING JURISDICTIONS

Grantor	Jurisdiction
[ ]	[ ]
[ ]	[ ]

ANNEX 1 TO SECURITY AGREEMENT
FORM OF SUPPLEMENT

Supplement No. [    ] (this “Supplement”) dated as of [          ], 20[  ], to the Security Agreement dated as of June 2, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each individually “Grantor”) and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as Security Agent for the benefit of the Secured Creditors (together with any successor security agent, the “Security Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of even date herewith (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc., a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto (the “Lenders”), the Security Agent, and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”, and together with the Lenders and the Security Agent, the “Lender Creditors”), the Lender Creditors have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Security Agreement, and to the extent that any capitalized terms are not defined herein or in the Security Agreement, such terms shall have the respective meanings assigned to them in the Credit Agreement;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more secured Hedging Agreements with a Hedging Creditor (the Hedging Creditors and the Lending Creditors are herein called the “Secured Creditors”);

WHEREAS, the Grantors have entered into the Security Agreement in order to induce the Secured Creditor to make certain financial accommodations to the Borrower; and

WHEREAS, pursuant to Section 8.12 of the Credit Agreement, certain new direct or indirect Subsidiaries of any Credit Party must execute and deliver certain Credit Documents, including the Security Agreement, and the execution of the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Supplement in favor of the Security Agent, for the benefit of the Secured Creditors;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1.                                      In accordance with Section 24 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, each New Grantor, as security for the full and prompt payment and performance in full of the Secured Obligations, does hereby grant, assign, and pledge to the Security Agent, for the benefit of the Secured Creditors, a continuing security interest in and to all personal property of such New Grantor whether now owned or hereafter acquired or arising and wherever located, including such New Grantor’s right, title, and interest in and to all of such New Grantor’s “Collateral” (as such term is defined in Section 2 of the Security Agreement).  Schedule 1,  “Commercial Tort Claims”, Schedule 2, “Copyrights”, Schedule 3, “Intellectual Property Licenses”, Schedule 4, “Patents”, Schedule 5, “Pledged Companies”,  Schedule 6, “Trademarks”,  Schedule 7, “Owned Real Property”, and Schedule 8, “List of Uniform Commercial Code Filing Jurisdictions”, attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, Schedule 7,  and Schedule 8, respectively, to the Security Agreement and shall be deemed a part thereof for all purposes of the Security Agreement.  Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor.  The Security Agreement is incorporated herein by reference.  Each New Grantor hereby authorizes the Security Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments in any jurisdiction and in any filing office (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, in each case, at the option of the Security Agent, (ii) indicating such Collateral includes such assets or property “whether now owned or hereafter acquired”, (iii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iv) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance.  Each New Grantor also hereby ratifies any and all financing statements or amendments previously filed by or on behalf of the Security Agent in any jurisdiction.

2.                                      Each New Grantor represents and warrants to the Security Agent and the Secured Creditors that this Supplement has been duly executed and delivered by such New Grantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.                                      This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

4.                                      Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

5.                                      This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

Notwithstanding anything herein to the contrary, the priority of the Lien and Security Interest granted to the Security Agent pursuant to this Supplement and the exercise of any right or remedy by the Security Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Supplement, the terms of the Intercreditor Agreement shall govern and control, except with respect to the scope of the assets included in Section 1 hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

2

IN WITNESS WHEREOF, each New Grantor and the Security Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

NEW GRANTORS:	[Name of New Grantor]

By:
Name:
Title:

[Name of New Grantor]

By:
Name:
Title:

SECURITY AGENT:	MORGAN STANLEY SENIOR FUNDING, INC.,
as Security Agent

By:
Name:
Title:

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this     day of           , 20  , among the Grantors listed on the signature pages hereof (“Grantors” and each, a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as Security Agent for the benefit of the Secured Creditors (together with its successors, the “Security Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of even date herewith (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc., a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto (the “Lenders”), the Security Agent, and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”, and together with the Lenders and the Security Agent, the “Lender Creditors”), the Lender Creditors have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more secured Hedging Agreements with a Hedging Creditor (the Hedging Creditors and the Lending Creditors are herein called the “Secured Creditors”);

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents and to induce the Lender Creditors to make financial accommodations to the Borrower as provided for in the Credit Agreement, the Grantors agreed to grant a continuing security interest in and to the Collateral, including the Copyright Collateral (as defined below), in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations, pursuant to that certain Security Agreement dated as of June 2, 2016 among the Grantors and the Security Agent (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantors are required to execute and deliver to the Security Agent, for the benefit of the Secured Creditors, this Copyright Security Agreement;

NOW, THEREFORE, for and in consideration of the recitals made above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree as follows:

1.                                      DEFINED TERMS.  All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Security Agreement, and to the extent that any capitalized terms are not defined herein or in the Security Agreement, such terms shall have the respective meanings assigned to them in the Credit Agreement.

2.                                      GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL.  Each Grantor hereby unconditionally grants, collaterally assigns, and pledges to the Security Agent, for the benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in such Grantor’s right, title and interest in, to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Copyright Collateral”):

(a)                                 all of such Grantor’s copyrights and copyright registrations, including (i) the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule I; (ii) all extensions or renewals thereof; (iii) all income, license fees, royalties, damages and payments now and hereafter due or payable under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof, and (v) all rights corresponding thereto throughout the world; and

(c)                                  all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement or violation of any Copyright.

3.                                      SECURITY FOR OBLIGATIONS.  The Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Grantors, or any of them, to the Security Agent or any Secured Creditor whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.                                      SECURITY AGREEMENT.  The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to the Security Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Security Agent with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  To the extent there is any inconsistency between this Copyright Security Agreement and the Security Agreement, the Security Agreement shall control.

5.                                      AUTHORIZATION TO SUPPLEMENT.  Grantors shall give the Security Agent prompt notice in writing of any additional United States copyright registrations or applications therefor after the date hereof as required by the Security Agreement.  Grantors hereby authorize the Security Agent to unilaterally modify this Copyright Security Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of the Grantors.  Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Security Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.                                      TERMINATION.  This Copyright Security Agreement shall terminate upon termination of the Security Agreement.

7.                                      COUNTERPARTS.  This Copyright Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Copyright Security Agreement or any other Credit Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

8.                                      GOVERNING LAW.  THE VALIDITY OF THIS COPYRIGHT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED

2

UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.                                      CONSTRUCTION.  Unless the context of this Copyright Security Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Copyright Security Agreement or any other Credit Document refer to this Copyright Security Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Copyright Security Agreement or such other Credit Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Copyright Security Agreement unless otherwise specified.  Any reference in this Copyright Security Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Credit Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification and expense reimbursement Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a Record.

10.                               INTERCREDITOR AGREEMENT.  Notwithstanding anything herein to the contrary, the Lien and Security Interest granted to the Security Agent pursuant to this Copyright Security Agreement and the exercise of any right or remedy by the Security Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Copyright Security Agreement, the terms of the Intercreditor Agreement shall govern and control, except with respect to the scope of the assets included in Section 2 hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

By:
Name:
Title:

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

MORGAN STANLEY SENIOR FUNDING, INC., as Security Agent

By:
Name:
Title:

SCHEDULE I
TO
COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

Grantor	Country	Copyright	Registration No.	Registration Date

EXHIBIT B

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this    day of        , 20  , among Grantors listed on the signature pages hereof (“Grantors” and each, a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as Security Agent for the benefit of the Secured Creditors (together with its successors, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of even date herewith (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc., a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto (the “Lenders”), the Security Agent, and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”, and together with the Lenders and the Security Agent, the “Lender Creditors”), the Lender Creditors have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more secured Hedging Agreements with a Hedging Creditor (the Hedging Creditors and the Lending Creditors are herein called the “Secured Creditors”);

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents and to induce the Lender Creditors to make financial accommodations to the Borrower as provided for in the Credit Agreement, the Grantors agreed to grant a continuing security interest in and to the Collateral, including the Patent Collateral (as defined below), in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations, pursuant to that certain Security Agreement dated as of June 2, 2016 among the Grantors and the Security Agent (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantors are required to execute and deliver to the Security Agent, for the benefit of the Secured Creditors, this Patent Security Agreement;

NOW, THEREFORE, for and in consideration of the recitals made above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree as follows:

1.                                      DEFINED TERMS.  All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Security Agreement, and to the extent that any capitalized terms are not defined herein or in the Security Agreement, such terms shall have the respective meanings assigned to them in the Credit Agreement.

2.                                      GRANT OF SECURITY INTEREST IN PATENT COLLATERAL.  Each Grantor hereby unconditionally grants, collaterally assigns, and pledges to the Security Agent, for the benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in such Grantor’s right, title and interest in, to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Patent Collateral”):

(a)                                 all of its patents and patent applications, including (i) the patents and patent applications listed on Schedule I; (ii) all renewals, continuations, divisionals, continuations-in-part, reissues and examinations thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof, and (v) all rights corresponding thereto throughout the world; and

(b)                                 all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement or violations of any Patent or any Patent licensed under any Intellectual Property License.

3.                                      SECURITY FOR OBLIGATIONS.  The Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by the Grantors, or any of them, to the Security Agent or any Secured Creditor, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.                                      SECURITY AGREEMENT.  The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to the Security Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Security Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  To the extent there is any inconsistency between this Patent Security Agreement and the Security Agreement, the Security Agreement shall control.

5.                                      AUTHORIZATION TO SUPPLEMENT.  If any Grantor shall obtain rights to any new patentable invention or become entitled to the benefit of any patent application or patent for any continuations, divisionals, continuations-in-part, reissues, or reexaminations of the patents or patent applications listed on Schedule I, the provisions of this Patent Security Agreement shall automatically apply thereto. The Grantors shall give prompt notice in writing to Security Agent with respect to any such new patent rights as required by the Security Agreement.  Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Security Agent to unilaterally modify this Patent Security Agreement by amending Schedule I to include any such new patent rights of Grantors.  Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Security Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.                                      TERMINATION.  This Patent Security Agreement shall terminate upon termination of the Security Agreement.

7.                                      COUNTERPARTS.  This Patent Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Patent Security Agreement or any other Credit Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

2

8.                                      GOVERNING LAW.  THE VALIDITY OF THIS PATENT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.                                      CONSTRUCTION.  Unless the context of this Patent Security Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Patent Security Agreement or any other Credit Document refer to this Patent Security Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Patent Security Agreement or such other Credit Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Patent Security Agreement unless otherwise specified.  Any reference in this Patent Security Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Credit Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification and expense reimbursement Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a Record.

10.                               INTERCREDITOR AGREEMENT.  Notwithstanding anything herein to the contrary, the Lien and Security Interest granted to the Security Agent pursuant to this Patent Security Agreement and the exercise of any right or remedy by the Security Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Patent Security Agreement, the terms of the Intercreditor Agreement shall govern and control, except with respect to the scope of the assets included in Section 2 hereof.

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IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

By:
Name:
Title:

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:
MORGAN STANLEY SENIOR FUNDING, INC., as Security Agent

By:
Name:
Title:

EXHIBIT C

PLEDGED INTERESTS ADDENDUM

This Pledged Interests Addendum, dated as of [          ], 20[   ], is delivered pursuant to Section 6 of the Security Agreement referred to below.  The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Security Agreement, dated as of June 2, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the undersigned, together with the other Grantors named therein, to MORGAN STANLEY SENIOR FUNDING, INC., as Security Agent.  Initially capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Security Agreement, and to the extent that any capitalized terms are not defined herein or in the Security Agreement, such terms shall have the respective meanings assigned to them in the Credit Agreement.  The undersigned hereby agrees that the additional interests listed on this Pledged Interests Addendum as set forth below shall be and become part of the Pledged Interests pledged by the undersigned to the Security Agent in the Security Agreement and any pledged company set forth on this Pledged Interests Addendum as set forth below shall be and become a “Pledged Company” under the Security Agreement, each with the same force and effect as if originally named therein.

The undersigned hereby certifies that the representations and warranties set forth in Section 5 of the Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.

[ ]

By:
Title

Name of Pledgor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

EXHIBIT D

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this    day of          , 20  , among the Grantors listed on the signature pages hereof (“Grantors” and each, a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as Security Agent for the Secured Creditors (together with its successors, the “Security Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of even date herewith (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among AdvancePierre Foods Holdings, Inc., a Delaware Corporation, Pierre Holdco, Inc., a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto (the “Lenders”), the Security Agent, and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”, and together with the Lenders and the Security Agent, the “Lender Creditors”), the Lender Creditors have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more secured Hedging Agreements with a Hedging Creditor (the Hedging Creditors and the Lending Creditors are herein called the “Secured Creditors”);

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents and to induce the Lender Creditors to make financial accommodations to Borrower as provided for in the Credit Agreement, the Grantors agreed to grant a continuing security interest in and to the Collateral, including the Trademark Collateral (as defined below), in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations, pursuant to that certain Security Agreement dated as of June 2, 2016 among the Grantors and the Security Agent (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Security Agent, for the benefit of the Secured Creditors, this Trademark Security Agreement;

NOW, THEREFORE, for and in consideration of the recitals made above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree as follows:

1.             DEFINED TERMS.  All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Security Agreement, and to the extent that any capitalized terms are not defined herein or in the Security Agreement, such terms shall have the respective meanings assigned to them in the Credit Agreement.

2.             GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL.  Each Grantor hereby unconditionally grants, collaterally assigns, and pledges to the Security Agent, for the benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in such Grantor’s right, title and interest in, to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Trademark Collateral”):

FORM OF TRADEMARK SECURITY AGREEMENT

(a)           all of its trademarks, trade names, service marks, trade dress, logos, slogans, designs or fictitious business names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) those marks listed on Schedule I; (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Grantor’s rights corresponding thereto throughout the world, and (vi) all of each Grantor’s rights corresponding thereto throughout the world; and

(b)           all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future (i) infringement, misappropriation or dilution of any Trademark or (ii) injury to the goodwill associated with any Trademark.

3.             SECURITY FOR OBLIGATIONS.  The Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Grantors, or any of them, to the Security Agent or any Secured Creditor, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.             SECURITY AGREEMENT.  The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to the Security Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Security Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  To the extent there is any inconsistency between this Trademark Security Agreement and the Security Agreement, the Security Agreement shall control.

5.             AUTHORIZATION TO SUPPLEMENT.  If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. The Grantors shall give prompt notice in writing to the Security Agent with respect to any such new trademarks or renewal or extension of any trademark registration after the date hereof as required by the Security Agreement.   Without limiting the Grantors’ obligations under this Section, the Grantors hereby authorize the Security Agent to unilaterally modify this Trademark Security Agreement by amending Schedule I to include any such new trademark rights of the Grantors.  Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Security Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.             TERMINATION.  This Trademark Security Agreement shall terminate upon termination of the Security Agreement.

7.             COUNTERPARTS.  This Trademark Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Trademark Security Agreement or any other Credit Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such

2

enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

8.             GOVERNING LAW.  THE VALIDITY OF THIS TRADEMARK SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.             CONSTRUCTION.  Unless the context of this Trademark Security Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Trademark Security Agreement or any other Credit Document refer to this Trademark Security Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Trademark Security Agreement or such other Credit Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Trademark Security Agreement unless otherwise specified.  Any reference in this Trademark Security Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Credit Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification and expense reimbursement Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a Record.

10.          INTERCREDITOR AGREEMENT.  Notwithstanding anything herein to the contrary, the Lien and Security Interest granted to the Security Agent pursuant to this Trademark Security Agreement and the exercise of any right or remedy by the Security Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Trademark Security Agreement, the terms of the Intercreditor Agreement shall govern and control, except with respect to the scope of the assets included in Section 2 hereof.

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IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

By:
Name:
Title:

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

MORGAN STANLEY SENIOR FUNDING, INC., as Security Agent

By:
Name:
Title:

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT

Trademark Registrations/Applications

Grantor	Country	Mark	Application/ Registration No.	App/Reg Date

2

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

                   , 20

I, the undersigned, the [Chief Financial Officer][Treasurer] of AdvancePierre Foods Holdings, Inc. (“Parent”), a Delaware corporation, in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1.             This Certificate is delivered pursuant to Section 5.15(a) of the Term Loan Credit Agreement, dated as of June 2, 2016, among AdvancePierre Foods, Inc. (the “Borrower”), a Delaware corporation, Parent, Pierre Holdco, Inc., a Delaware corporation, the lenders party thereto from time to time (each a “Lender”, and, collectively, the “Lenders”), and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”) (the “Term Loan Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Term Loan Credit Agreement.

2.             On and as of the date hereof, and after giving pro forma effect to the consummation of the Transaction and to all Indebtedness (including the Loans, the ABL Loans and the Second-Lien Term Loans) being incurred, issued or assumed and Liens created by the Credit Parties in connection therewith, Parent and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

[remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, the undersigned has set his hand as of the date first written above.

ADVANCEPIERRE FOODS HOLDINGS, INC.

By:
Name:
Title:

2

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 8.01(d) of the Term Loan Credit Agreement, dated as of June 2, 2016 (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”), among AdvancePierre Foods Holdings, Inc. (the “Parent”), Pierre Holdco Inc., AdvancePierre Foods, Inc. (the “Company”), the lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent. Terms defined in the Term Loan Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.             I am the duly elected, qualified and acting [                  ](1) of the [Company][Parent].

2.             I have reviewed and am familiar with the contents of this Compliance Certificate.

I am providing this Compliance Certificate solely in my capacity as an officer of the [Company][Parent]. The matters set forth herein are true to the best of my knowledge after due inquiry.

3.             I have reviewed the terms of the Term Loan Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). [Except as set forth in ANNEX 2,](2) [[s]/[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

4.             [Attached hereto as ANNEX [2]/[3](3) are the computations showing (in reasonable detail) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the amount of any required payment under Section 4.02(f) of the Term Loan Credit Agreement in respect of such Excess Cash Flow Payment Period.](2)

5.             [Attached hereto as ANNEX [2]/[3]/[4] are the computations showing (in reasonable detail) the Available Amount for the respective Excess Cash Payment Period and the amounts, if any, charged to the Available Amount in such Fiscal Year].(4)

6.             Attached hereto as ANNEX [2]/[3]/[4]/[5] are the particulars of those Subsidiaries of the Parent designated or re-designated as Unrestricted Subsidiaries or Restricted Subsidiaries, as applicable, if any, during the most recently ended [Fiscal Quarter][Fiscal Year](5) of Parent.

(1)         Insert title of Authorized Officer.

(2)         Specify the nature and extent of any Default or Event of Default if applicable.

(3)         Include only if delivered with the financial statements required by Section 8.01(b) of the First-Lien Credit Agreement and commencing with the Fiscal Year ending December 30, 2017.

(4)         Include only if delivered with the financial statements required by Section 8.01(b) of the First-Lien Credit Agreement and commencing with the Fiscal Year ending December 30, 2017.

(5)         From the Effective Date with respect to the first compliance certificate delivered under the First-Lien Credit Agreement after the Effective Date.

1

IN WITNESS WHEREOF, I have executed this Compliance Certificate this      day of    ,    .

[ADVANCEPIERRE FOODS HOLDINGS, INC.][ADVANCEPIERRE FOODS, INC.]

By:
Name:
Title:

2

ANNEX 1

[Applicable Financial Statements To Be Attached]

3

[ANNEX 2]

[If a Default or Event of Default exists, describe the nature and extend of the Default or Event of Default.]

4

ANNEX [2]/[3]

[The information described herein is as of         ,     (6) (the “Computation Date”).

I.             Excess Cash Flow

The amount of Excess Cash Flow for the Excess Cash Payment Period ending on the Computation Date was $      and the amount of the payment required pursuant to Section 4.02(f) of the Term Loan Credit Agreement for the respective Excess Cash Payment Period is $     .](7)

(6)         Insert the last day of the fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

(7)         Include only for Compliance Certificates delivered in respect of Test Periods which end on December 30 (commencing with December 30, 2017). Also attach hereto in reasonable detail the calculations required to establish Excess Cash Flow and the amount of any related mandatory repayment.

5

ANNEX [2]/[3]/[4]

[The information described herein is as of the Computation Date.

I.             Available Amount

The Available Amount for the Excess Cash Payment Period ended as of the Computation Date was $     .

II.            Available Amount Utilization

The following amounts have been charged to the Available Amount in the Fiscal Year ended as of the Computation Date:

a.             Amounts charged pursuant to Section 9.03(i): $

b.             Amounts charged pursuant to Section 9.05(r): $

c.             Amounts charged pursuant to Section 9.05(v): $

d.             Amounts charged pursuant to Section 9.10(a)(x)(2): $                        ](8)

(8)         Include only for Compliance Certificates delivered in respect of Test Periods which end on December 30 (commencing with December 30, 2017). Also attach hereto in reasonable detail the calculations required to establish the Available Amount and any usage of the Available Amount.

6

ANNEX [2]/[3]/[4]/[5]

The following Subsidiaries of the Parent have been designated or re-designated as Unrestricted Subsidiaries or Restricted Subsidiaries, as indicated below, during the most recently ended [Fiscal Quarter][Fiscal Year] of Parent.

1.             [Insert name and designation/re-designation of Subsidiary]

7

EXHIBIT I

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT(1)

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “Term Loan Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Term Loan Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.                                  Assignor:

2.                                      Assignee:                                         ](2)

[1][3]. Term Loan Credit Agreement: Credit Agreement, dated as of June 2, 2016, among AdvancePierre Foods Holdings, Inc., Pierre Holdco, Inc., AdvancePierre Foods, Inc. (the “Borrower”), the Lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

(1)         This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2)         If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

1

[2.           Assigned Interest:(3)

Assignor	Assignee	Class of Loans Assigned	Aggregate Amount of Loans	Amount of Loans Assigned
[Name of Assignor]	[Name of Assignee]	[•]
[Name of Assignor]	[Name of Assignee]	[•]

(3)         Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

2

Exhibit I

[4.           Assigned Interest:(4)

Class of Loans Assigned	Aggregate Amount of Loans	Amount of Loans Assigned
[•]	$	$
[[•]		]

Effective Date   ,     ,     .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](5)

By:	By:
Name:	Name:
Title:	Title:

(4)         Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

(5)         Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

3

[Consented to and](6) Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ADVANCEPIERRE FOODS, INC.

By:
Name:
Title:](7)

(6)         Insert only if assignment is being made to an Eligible Transferee pursuant to Section 12.04(b)(y) of the First-Lien Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld, delayed or conditioned.

(7)         Insert only if no Event of Default is then in existence and continuing under Section 10.01(a) or (e). Consent of the Borrower shall not be unreasonably withheld, delayed or conditioned (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten Business Days after written request for consent to such assignment.

4

ANNEX I
TO
EXHIBIT I

ADVANCEPIERRE FOODS, INC.
TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1.         Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.         Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a Lender Affiliate of [the][each] Assignor, (C) an Affiliated Lender under Section 2.15 of the Term Loan Credit Agreement or (D) an Eligible Transferee under Section 12.04(b) of the Term Loan Credit Agreement; (iii) confirms that it is not a Disqualified Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Term Loan Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (vi) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Term Loan Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Credit Agreement; (c) appoints and authorizes the Administrative Agent and the Security Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Term Loan Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Security Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

5

[[The] [Each] Assignee (A) represents and warrants that it is an Affiliated Non-Debt Fund Lender and (B) waives its right to receive information (other than administrative information such as notifications under Section 2 of the Term Loan Credit Agreement) not prepared by (or on behalf of) Parent, Holdings or Borrower from the Administrative Agent, the Security Agent or any other Lender in connection with the Credit Documents otherwise delivered or required to be delivered to each Lender and attend any meeting or conference call with the Administrative Agent, the Security Agent or any Lender in respect of the Credit Documents but in which none of Parent, Holdings or Borrower participate and to receive advice of counsel to the Administrative Agent or the Lenders or challenge any related attorney-client privilege.](8)

[[The][Each] Assignee represents and warrants that it is a Sponsor Debt Fund.](9)

2.             Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.             Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Term Loan Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Term Loan Credit Agreement and the other Credit Documents.

4.             General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or by email as a “.pdf’ or “.tif’ attachment shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*              *              *

(8)         Insert solely to the extent the Assignee is an Affiliated Non-Debt Fund Lender.

(9)         Insert solely to the extent the Assignee is a Sponsor Debt Fund.

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EXHIBIT J

FORM OF INTERCOMPANY NOTE

New York, New York
                               , 20

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature pages hereto (each, in such capacity, and together with any other entity that becomes a party to this intercompany note (this “Note”) pursuant to the penultimate paragraph of this Note, a “Payor”), hereby promises to pay on demand to the order of each such other entity listed on the signature pages hereto (each, in such capacity, and together with any other entity that becomes a party hereto pursuant to the penultimate paragraph of this Note, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as such Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by such Payee to such Payor.  Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Any person that wishes to become a party to this Note after the date hereof shall become a Payor or Payee, as applicable, hereunder by executing a counterparty hereof or a joinder agreement.  Each party to this Note on the date hereof agrees that any such person, at the time it becomes a Payor or Payee pursuant to the forgoing provisions, be treated as if it were an original party hereto.

Each Payee hereby acknowledges and agrees that the obligations of each Payor hereunder are subject to the subordination provisions contained in (i) the Intercompany Subordination Agreement, as such term (or any similar term) is defined in the Term Loan Credit Agreement, dated as of June 2, 2016 among AdvancePierre Foods Holdings, Inc., AdvancePierre Foods, Inc. (the “Company”), Pierre Holdco, Inc. (“Holdings”), the lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, as the same may be amended, modified, extended, renewed, restated, supplemented, restructured and/or refinanced from time to time (the “Term Loan Credit Agreement”), and (ii) the Intercompany Subordination Agreement, as such term (or any similar term) is defined in the ABL Credit Agreement, dated as of October 10, 2012 among the Company, Holdings, the lenders party thereto from time to time, and Wells Fargo Capital Finance, LLC, as ABL Agent (as the same may be amended, modified, extended, renewed, restated, supplemented, restructured and/or refinanced from time to time, the “ABL Credit Agreement”), and in each case, including any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under the Term Loan Credit Agreement or the ABL Credit Agreement, as applicable, or any successor agreements thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms under the Term Loan Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have duly executed this Intercompany Note as of the date first written above.

[NAME OF PAYOR](1)

By:
Name:
Title:

Pay to the order of:

[NAME OF PAYEE](2)

By:
Name:
Title:

(1)         To be executed by AdvancePierre Foods Holdings, Inc. and each of its Subsidiaries existing on the Effective Date as Payor.

(2)         To be executed by AdvancePierre Foods Holdings, Inc. and each of its Subsidiaries existing on the Effective Date as Payor.

EXHIBIT K-1

FORM OF INTERCREDITOR AGREEMENT

[See attached.]

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

dated as of June 2, 2016

between

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent
under the ABL Credit Agreement

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as Security Agent
under the Term Loan Credit Agreement

APF — A&R Intercreditor Agreement

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8.7	Further Assurances	64
8.8	APPLICABLE LAW	64
8.9	Binding on Successors and Assigns	64
8.10	Specific Performance	64
8.11	Headings	65
8.12	Counterparts	65
8.13	Authorization; No Conflict	65
8.14	No Third Party Beneficiaries	65
8.15	Provisions Solely to Define Relative Rights	65
8.16	Additional Grantors	66
8.17	Avoidance Issues	66
8.18	Subrogation	66
8.19	Effectiveness in Insolvency or Liquidation Proceedings	67

Exhibit A	Form of Intercreditor Agreement Joinder

Exhibit B	Form of Intercreditor Agreement Acknowledgement

ii

This AMENDED AND RESTATED INTERCREDITOR AGREEMENT, dated as of June 2, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made by and between WELLS FARGO CAPITAL FINANCE, LLC (in its individual capacity, and any successor thereto by merger, consolidation or otherwise, “WFCF”), as ABL Agent (as defined below), and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as Term Loan Administrative Agent and Term Loan Security Agent (each term as defined below), and is acknowledged by ADVANCEPIERRE FOODS HOLDINGS, INC., a Delaware corporation (“Parent”), PIERRE HOLDCO, INC., a Delaware corporation (“Holdings”), ADVANCEPIERRE FOODS, INC., a Delaware corporation (the “Company”), and certain other GRANTORS (as defined in Section 1.1).  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in Section 1 below.

RECITALS:

WHEREAS, Company has previously entered into that certain Second Amended and Restated Credit Agreement, dated as of October 10, 2012 (as amended pursuant to that Amendment No. One to Second Amended and Restated Credit Agreement, dated as of January 29, 2015, and as otherwise amended, supplemented or modified from time to time prior to the date hereof, the “Prior ABL Credit Agreement”), made by and among the Company, as borrower, the lenders from time to time party thereto, and WFCF, as agent for such lenders;

WHEREAS, Company has previously entered into that certain First-Lien Credit Agreement, dated as of October 10, 2012 (as amended, supplemented or modified from time to time prior to the date hereof, the “Prior First-Lien Credit Agreement”), made by and among Holdings, the Company, as borrower, the lenders from time to time party thereto, and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as administrative agent and security agent for such lenders;

WHEREAS, Company has previously entered into that certain Second-Lien Credit Agreement, dated as of October 10, 2012 (as amended, supplemented or modified from time to time prior to the date hereof, the “Prior Second-Lien Credit Agreement”), made by and among Holdings, the Company, as borrower, the lenders from time to time party thereto, and Deutsche Bank, as administrative agent and security agent for such lenders;

WHEREAS, concurrently with the execution and delivery of the Prior ABL Credit Agreement, the Prior First-Lien Credit Agreement and the Prior Second-Lien Credit Agreement, the Company entered into that certain Intercreditor Agreement, dated as of October 10, 2012 (as amended, supplemented or modified from time to time prior to the date hereof, the “Prior Intercreditor Agreement”), made by and among Holdings, the Company, the subsidiaries of the Company party thereto as grantors, WFCF (as agent for the lenders under the Prior ABL Credit Agreement), Deutsche Bank (as agent for the lenders under the Prior First-Lien Credit Agreement), and Deutsche Bank (as agent for the lenders under the Prior Second-Lien Credit Agreement);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into Amendment Number Three to Second Amended and Restated Credit Agreement, dated as of the date hereof (the “ABL Amendment Agreement”), among the Company, as borrower, the lenders party thereto (the “ABL Lenders”), and WFCF, as agent for the ABL Lenders (in such capacity and together with its successors and assigns in such capacity, the “ABL Agent”), which ABL Amendment Agreement amends the Prior ABL Credit Agreement (the Prior ABL Credit Agreement, as so amended by the ABL Amendment Agreement, and as it may be as further amended, amended and restated, supplemented, otherwise modified and/or Refinanced from time, the “ABL Credit Agreement”);

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WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into a new Term Loan Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, otherwise modified and/or Refinanced from time to time, the “Term Loan Credit Agreement”; and together with the ABL Credit Agreement, the “Credit Agreements”), among Parent, Holdings, the Company, as borrower, the lenders from time to time party thereto, MSSF, as administrative agent (in such capacity and together with its successors (by merger, consolidation or otherwise) and assigns in such capacity, the “Term Loan Administrative Agent”; the Term Loan Administrative Agent and the ABL Agent, the “Administrative Agents”), and MSSF, as security agent (in such capacity and together with its successors (by merger, consolidation or otherwise) and assigns in such capacity, the “Term Loan Security Agent”; the Term Loan Security Agent and the ABL Agent, the “Security Agents”), and the proceeds from such Term Loan Credit Agreement were applied to (i) repay in full all outstanding obligations under the Prior Second-Lien Credit Agreement, whereupon the Prior Intercreditor Agreement terminated with respect to the “Second-Lien Security Agent”, the “Second-Lien Secured Parties” and the “Second-Lien Obligations” (each as defined in the Prior Intercreditor Agreement) pursuant to Section 8.2(b)(iii) of the Prior Intercreditor Agreement, and (ii) repay in full all outstanding obligations under the Prior First-Lien Credit Agreement, whereupon the Prior Intercreditor Agreement terminated with respect to the “First-Lien Security Agent”, the “First-Lien Secured Parties” and the “First-Lien Obligations” (each as defined in the Prior Intercreditor Agreement) pursuant to Section 8.2(b)(ii) of the Prior Intercreditor Agreement;

WHEREAS, pursuant to the various ABL Documents (as defined below), (i) the Grantors (other than the Company) have provided guarantees for the ABL Obligations (as defined below), and (ii) the Grantors have provided security for the ABL Obligations;

WHEREAS, pursuant to the various Term Loan Documents (as defined below), (i) the Grantors (other than the Company) have provided guarantees for the Term Loan Obligations (as defined below), and (ii) the Grantors have provided security for the Term Loan Obligations;

WHEREAS, Parent, Holdings, the Company and the other Grantors intend to secure the ABL Obligations under the ABL Credit Agreement and any other ABL Documents (including any Permitted Refinancing thereof (as defined below)) with a First Priority Lien (as defined below) on the ABL Priority Collateral (as defined below) and a Second Priority Lien (as defined below) on the Term Loan Priority Collateral (as defined below); and

WHEREAS, Parent, Holdings, the Company and the other Grantors intend to secure the Term Loan Obligations under the Term Loan Credit Agreement and any other Term Loan Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the Term Loan Priority Collateral and a Second Priority Lien on the ABL Priority Collateral;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.  Definitions.

1.1                               Defined Terms.  The following terms when used in this Agreement, including its introductory paragraph and recitals, shall have the following meanings:

“ABL Agent” shall have the meaning set forth in the recitals hereto and includes any New ABL Agent to the extent set forth in Section 4.4(h).

“ABL Bank Product Agreements” shall mean “Bank Product Agreements” (as that term

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is (and the component definitions as used therein are) defined in the ABL Credit Agreement).

“ABL Bank Product Creditor” shall mean the “Bank Product Provider” (as that term is (and the component definitions as used therein are) defined in the ABL Credit Agreement).

“ABL Bank Product Obligations” shall mean the “Bank Product Obligations” (as that term is defined in the ABL Credit Agreement).

“ABL Collateral Priority Lien” shall have the meaning set forth in Section 4.4(a)(iv).

“ABL Credit Agreement” shall have the meaning set forth in the recitals hereto.

“ABL Credit Bid Rights” shall mean, in respect of any order relating to a sale of assets constituting Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the ABL Agent and the ABL Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by ABL Liens upon such assets against the purchase price of such assets if (A) the bid of the ABL Agent or such ABL Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the ABL Agent or such ABL Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the ABL Agent or such ABL Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Term Loan Priority Obligations (except unasserted contingent obligations in respect of indemnities and expense reimbursements) and to satisfy all Liens entitled to priority over the Term Loan Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the ABL Agent and the ABL Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“ABL Debt Cap” means, as of any date of determination, an amount equal to the greater of (a) the maximum aggregate principal amount of “Indebtedness” (as defined in the Term Loan Credit Agreement) permitted to be outstanding under the “ABL Loan Documents” under the terms of, and as defined in, the Term Loan Credit Agreement plus, without duplication, the maximum aggregate principal amount of “Indebtedness” (as defined in the Term Loan Credit Agreement) secured by the Collateral on a pari passu basis with the ABL Obligations that is permitted to be outstanding under the terms of the Term Loan Credit Agreement, as determined under the terms of the Term Loan Credit Agreement as in effect on such date of determination, and (b) the amount that would be determined under the preceding clause (a) if such amount were determined under the terms of the Term Loan Credit Agreement as in effect on the date of this Agreement.

“ABL DIP Financing” shall have the meaning set forth in Section 4.5(a).

“ABL Documents” shall mean (x) the ABL Credit Agreement and the other “Loan Documents” (as defined in the ABL Credit Agreement), (y) the ABL Bank Product Agreements and (z) each of the other agreements, documents and instruments providing for or evidencing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance with the terms hereof and thereof (but excluding, for the avoidance of doubt, any documents entered into in connection with an ABL DIP Financing or a Term Loan DIP Financing).

“ABL Lenders” shall have the meaning set forth in the recitals hereto.

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“ABL Lien” shall mean any Lien created by the ABL Documents.

“ABL Notice” shall have the meaning set forth in Section 3.1(a)(i).

“ABL Obligations” shall mean (a) all obligations (including guaranty obligations) of every nature of each Grantor from time to time owed to the ABL Secured Parties or any of them under any ABL Document (including any ABL Document in respect of a Permitted Refinancing of any ABL Obligations), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Parent or any of its Subsidiaries, would have accrued on any ABL Obligation (including any Permitted Refinancing of any ABL Obligations and any “Increase” (as defined in the ABL Credit Agreement as in effect on the date hereof)) at the rate provided in the respective documentation, whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit, fees, expenses, indemnification or otherwise, (b) all ABL Bank Product Obligations and (c) any obligations in respect of Additional Debt, which are designated as “ABL Obligations” pursuant to Section 8.3(b).

“ABL Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the ABL Credit Agreement (as in effect on the date hereof).

“ABL Priority Collateral” shall mean all of the following Collateral and all interests of each Grantor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)                                     all Accounts, but for purposes of this clause (i) excluding rights to payment for any property which specifically constitutes Term Loan Priority Collateral (and not by virtue of clause (x) of the definition thereof) which has been or is to be sold, leased, licensed, assigned or otherwise disposed of; provided, however, that all rights to payment arising from any sale of Inventory shall constitute ABL Priority Collateral;

(ii)                                  all Chattel Paper;

(iii)                               all Deposit Accounts and all cash, checks, other negotiable instruments, funds and other property held therein or credited thereto, and all Money (in each case, other than the Asset Sale Proceeds Account, and all cash, checks, securities, financial assets or other property held in the Asset Sale Proceeds Account or credited to the Asset Sale Proceeds Account which constitute Term Loan Priority Collateral and all identifiable proceeds of any Term Loan Priority Collateral);

(iv)                              all Inventory;

(v)                                 to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (iv), all General Intangibles and Negotiable Collateral; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that

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portion related to the items referred to in the preceding clauses (i) through (iv) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(vi)                              to the extent relating to any of the items referred to in the preceding clauses (i) through (v), all Insurance; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (v) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(vii)                           to the extent relating to any of the items referred to in the preceding clauses (i) through (vi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(viii)                        to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(ix)                              all Books, Records and Collateral Records relating to the foregoing (including, without limitation, all books, databases, customer lists, engineer drawings, Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(x)                                 all Cash Proceeds and, solely to the extent not constituting Term Loan Priority Collateral, non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including, without limitation, all insurance proceeds) and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing;

provided, however, that (i) if Collateral of any type is received in exchange for ABL Priority Collateral in accordance with the terms of the ABL Credit Agreement, such Collateral will be treated as ABL Priority Collateral and (ii) if Collateral of any type is received in exchange for Term Loan Priority Collateral in accordance with the terms of the Term Loan Credit Agreement, such Collateral will be treated as Term Loan Priority Collateral.

“ABL Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 6.3(a).

“ABL Priority Collateral Processing and Sale Period” shall have the meaning set forth in Section 6.3(a).

“ABL Priority Obligations” means all ABL Obligations exclusive of the Excess ABL Obligations, which Excess ABL Obligations shall be excluded from (and shall not constitute) ABL Priority Obligations.

“ABL Secured Parties” shall mean (a) the lenders (including, in any event, each letter of credit issuer and each swingline lender), agents and arrangers under the ABL Credit Agreement and shall include all former lenders, agents and arrangers under the ABL Credit Agreement to the extent that any ABL Obligations owing to such Persons were incurred while such Persons were lenders, agents or

5

arrangers under the ABL Credit Agreement and such ABL Obligations have not been paid or satisfied in full, (b) the ABL Bank Product Creditors, and (c) all new ABL Secured Parties to the extent set forth in Section 4.4(h).

“ABL Security Documents” shall mean the “Security Agreement” (as defined in the ABL Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance herewith; provided that, notwithstanding the foregoing, the ABL Credit Agreement shall not be an ABL Security Document.

“ABL Standstill Period” shall have the meaning set forth in Section 3.1(a).

“Account” shall mean an account (as that term is defined in Article 9 of the UCC).

“Additional Debt” shall have the meaning set forth in Section 8.3(b).

“Administrative Agents” shall have the meaning set forth in the recitals hereto.

“Agents” shall mean collectively, the ABL Agent and the Term Loan Agents, and “Agent” shall mean any one of them.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Asset Sale Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts, together with the cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto, to the extent consisting solely of Term Loan Priority Collateral.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code, and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.

“Books” shall mean books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, person or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that whether such lease is a Capital Lease shall be determined according to GAAP as in effect on the date hereof.

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“Capital Stock” shall mean all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as in effect from time to time).

“Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations under Capital Leases of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP; provided that in determining whether a Capital Lease constitutes a Capitalized Lease Obligation, and to what extent, GAAP as in effect on the date hereof shall be utilized.

“Cash Proceeds” shall mean all proceeds of any Collateral received by any Grantor or Secured Party consisting of cash and checks.

“Chattel Paper” shall mean chattel paper (as that term is defined in the UCC) and includes tangible chattel paper and electronic chattel paper.

“Collateral” shall mean all property (whether real, personal, movable or immovable) now or hereafter acquired and wherever located (and proceeds thereof) with respect to which any security interests have been granted (or purported to be granted) by any Grantor pursuant to any Security Document.

“Collateral Records” shall mean all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all commercial tort claims (as that term is defined in Article 9 of the UCC).

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Comparable ABL Security Document” shall mean, in relation to any Collateral subject to any Lien created under any Term Loan Security Document, that ABL Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements.

“Comparable Term Loan Security Document” shall mean, in relation to any Collateral subject to any Lien created under any ABL Security Document, that Term Loan Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is

7

expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Contracts” shall mean all contracts between a Grantor and one or more additional parties.

“Copyrights” shall mean any and all copyrights and copyright registrations, including (i) all reissues, continuations, extensions or renewals thereof, (ii) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (iii) the right to sue for past, present and future infringements thereof and (iv) all rights corresponding thereto throughout the world.

“Credit Agreements” shall have the meaning set forth in the recitals hereto.

“Credit Bid Rights” shall mean each of the Term Loan Credit Bid Rights and the ABL Credit Bid Rights, as the case may be.

“Defaulting ABL Secured Party” shall have the meaning set forth in Section 5.3(b).

“Defaulting Term Loan Secured Party” shall have the meaning set forth in Section 5.3(a).

“Deposit Account” shall mean a deposit account (as that term is defined in the UCC).

“Designated Oklahoma Property” shall mean that certain real property, owned by Advance Food Company, LLC and located at 202-204, 206 E. Pine Avenue, Enid, Oklahoma 73701.

“Deutsche Bank” shall have the meaning set forth in the recitals hereto.

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in Section 4.4(h), the occurrence of all of the following:

(i)                                     termination or expiration of all commitments to extend credit that would constitute ABL Priority Obligations (but excluding, for the avoidance of doubt, the termination of any ABL Bank Product Agreements, so long as the ABL Priority Obligations in respect thereof remain subject to the requirements of the succeeding clause (iv));

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(ii)                                  payment in full in cash of the principal of and interest and premium (if any) on all ABL Priority Obligations (other than any undrawn letters of credit and any ABL Bank Product Obligations);

(iii)                               discharge or cash collateralization (at no more than 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting ABL Priority Obligations or, if acceptable to ABL Agent in its sole discretion, issuance of “back to back” letters of credit as support for such letters of credit in a manner satisfactory to the ABL Agent;

(iv)                              discharge or cash collateralization of all ABL Bank Product Obligations in the manner required pursuant to the terms of the ABL Credit Agreement (or, if acceptable to ABL Agent in its sole discretion, issuance of letters of credit to support such ABL Bank Product Obligations in a manner satisfactory to the ABL Agent); and

(v)                                 payment in full in cash of all other ABL Priority Obligations that are outstanding and unpaid at the time the termination, expiration, discharge and/or cash collateralization set forth in clauses (i) through (iv) above have occurred (other than any obligations for taxes, costs, indemnifications and other contingent liabilities, in each case, in respect of which no claim or demand for payment has been made at such time).

“Discharge of Term Loan Obligations” shall mean, except to the extent otherwise provided in Section 3.4(h), the occurrence of all of the following:

(i)                                     termination or expiration of all commitments to extend credit that would constitute Term Loan Priority Obligations, and termination or cash collateralization in a manner reasonably acceptable to the Term Loan Hedging Creditors party thereto of all Term Loan Secured Hedging Agreements (or, if acceptable to Term Loan Agent and each applicable Term Loan Hedging Creditor, in each case in such Person’s sole discretion, issuance of letters of credit to support such Term Loan Secured Hedging Agreements in a manner satisfactory to the Term Loan Administrative Agent and each applicable Term Loan Hedging Creditor);

(ii)                                  payment in full in cash of the principal of and interest and premium (if any) on all Term Loan Priority Obligations; and

(iii)                               payment in full in cash of all other Term Loan Priority Obligations that are outstanding and unpaid at the time the termination, expiration and/or discharge set forth in clauses (i) and (ii) above have occurred (other than any obligations for taxes, costs, indemnifications and other contingent liabilities, in each case, in respect of which no claim or demand for payment has been made at such time).

“Domain Names” means all Internet domain names and associated uniform resource locator addresses.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Eligible ABL Purchaser” shall have the meaning set forth in Section 5.3(a).

“Eligible Term Loan Purchaser” shall have the meaning set forth in Section 5.3(b).

“Equipment” shall mean (i) equipment (as that term is defined in the UCC), (ii) all

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machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excess ABL Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding under the ABL Documents and the undrawn amount of all outstanding letters of credit issued under the ABL Documents that is in excess of the ABL Debt Cap, plus (b) the portion of interest and fees on account of such portion of the loans and letters of credit described in clause (a) of this definition.

“Excess Term Loan Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding under the Term Loan Documents in excess of the Term Loan Debt Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition.

“Excluded Subsidiary” shall have the meaning provided in the Term Loan Credit Agreement (as in effect on the date hereof).

“First Priority” shall mean:

(i)                                     with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to any ABL Security Document, that such Lien is prior in right to any other Lien thereon, other than any ABL Permitted Liens (excluding ABL Permitted Liens of the type described in clause (q) of the definition of “Permitted Lien” of the ABL Credit Agreement as in effect on the date hereof) applicable to such ABL Priority Collateral which have priority over the respective Liens on such ABL Priority Collateral created pursuant to the relevant ABL Security Document; and

(ii)                                  with respect to any Lien purported to be created on any Term Loan Priority Collateral pursuant to any Term Loan Security Document, that such Lien is prior in right to any other Lien thereon, other than any Term Loan Permitted Liens (excluding Term Loan Permitted Liens of the type described in clause (y) of Section 9.01(d) of the Term Loan Credit Agreement as in effect on the date hereof) applicable to such Term Loan Priority Collateral which have priority over the respective Liens on such Term Loan Priority Collateral created pursuant to the relevant Term Loan Security Document.

“Fixtures” shall mean all fixtures (as that term is defined in Article 9 of the UCC).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“General Intangibles” shall mean general intangibles (as that term is defined in the UCC) and includes payment intangibles, software, contract rights, rights to payment, rights under Interest Rate Protection Agreements or Other Hedging Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any Interest Rate Protection Agreements or Other Hedging Agreement), rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Intellectual Property, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses,

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infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas or other minerals before extraction.

“Grantors” shall mean Parent, Holdings, the Company and each of the Company’s Wholly-Owned Subsidiaries that is a Domestic Subsidiary (other than Excluded Subsidiaries) that have executed and delivered, or may, from time to time, hereafter execute and deliver, an ABL Security Document or a Term Loan Security Document.

“Holdings” shall have the meaning set forth in the introductory paragraph hereto.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person, and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) in the case of Indebtedness under the ABL Documents, any ABL Bank Product Obligations.

“Insolvency or Liquidation Proceeding” shall mean any of the following:  (i) the filing by any Grantor of a voluntary petition in bankruptcy under any provision of any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or a petition to take advantage of any receivership or insolvency laws, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (ii) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material part of such Grantor’s assets; (iii) the filing of any petition against such Grantor under any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or other receivership or insolvency law, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; or (iv) the general assignment by such Grantor for the benefit of creditors or any other marshalling of the assets and liabilities of such Grantor.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the ABL Agent or the Term Loan Security Agent is the loss payee or additional insured thereof) and (ii) any key man life insurance policies.

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“Intellectual Property” shall mean any and all Intellectual Property Licenses, Patents, Copyrights, Trademarks, Domain Names and all confidential and proprietary information, including trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, specifications, documentations, programming materials, reports, catalogs, literature and any other forms of technology of any kind.

“Intellectual Property Licenses” shall mean license agreements granting rights under or interests in any patent, trademark, copyright or other intellectual property, including software license agreements with any other party, whether the applicable Grantor is a licensee or licensor under any such license agreement (but excluding any off-the-shelf software license agreement).

“Intercreditor Agreement Acknowledgement” shall mean, collectively, the initial acknowledgement of this Agreement delivered by each of the Grantors on the Effective Date, and each other acknowledgement of this Agreement by a Grantor made following the Effective date in substantially in the form of Exhibit B hereto

“Intercreditor Agreement Joinder” shall mean an agreement substantially in the form of Exhibit A hereto.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as that term is defined in the UCC).

“Investment Related Property” shall mean (i) any and all investment property (as that term is defined in the UCC), and (ii) any and all of the following (regardless of whether classified as investment property under the UCC):  all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, charge, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute or other law, and any lease having substantially the same effect as the foregoing).

“Maximum Exposure Amount” shall mean (a) with respect to any ABL DIP Financing, the sum of:  (i) the portion of the ABL Debt Cap outstanding and/or committed immediately prior to obtaining such ABL DIP Financing and (ii) $250,000,000, and (b) with respect to any Term Loan DIP Financing, the sum of:  (i) the portion of the Term Loan Debt Cap outstanding and/or committed immediately prior to obtaining such Term Loan DIP Financing and (ii) $250,000,000.

“Money” shall mean money (as that term is defined in the UCC).

“MSSF” shall have the meaning set forth in the introductory paragraph hereof.

“Negotiable Collateral” shall mean letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the UCC).

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“New ABL Agent” shall have the meaning set forth in Section 4.4(h).

“New Term Loan Agent” shall have the meaning set forth in Section 3.4(h).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values or commodity values.

“Parent” shall have the meaning set forth in the introductory paragraph hereof.

“Patents” shall mean patents and patent applications, including (i) all renewals, continuations, divisionals, continuations-in-part, reissues and examinations thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (iii) the right to sue for past, present and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Permitted Delay” shall mean any delay or postponement of compliance with any Grantor’s obligation to take, facilitate or permit any steps necessary to establish or perfect a security interest, or to establish a certain priority with respect to a security interest, in any Collateral, pursuant to any grace period or post-closing compliance period under a Security Document or a Credit Agreement, including any permitted extensions thereof approved by the applicable Agent party to such Security Document or Credit Agreement.

“Permitted Refinancing” shall mean, with respect to any Indebtedness under the Term Loan Documents or the ABL Documents, the Refinancing of such Indebtedness (“Refinancing Indebtedness”) in accordance with the requirements of Section 5.1(a) or 5.1(c), as the case may be.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledged ABL Priority Collateral” shall have the meaning set forth in Section 4.4(f).

“Pledged Debt” shall mean all Indebtedness owed to a Grantor issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Interests” shall mean all of each Grantor’s right, title and interest in and to all of the Capital Stock now or hereafter owned by such Grantor, regardless of class or designation, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Capital Stock, the right to receive any certificates representing any of the Capital Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Operating Agreements” shall mean all of each Grantor’s rights, powers, and

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remedies under any limited liability company operating agreements of each of the Grantors that are limited liability companies.

“Pledged Partnership Agreements” shall mean all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Grantors that are partnerships.

“Pledged Term Loan Priority Collateral” shall have the meaning set forth in Section 3.4(f).

“Proceeds” shall mean all of the proceeds (as that term is defined in the UCC) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, Money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, whatever is collected on, or distributed on account of any of the foregoing, any and all rights arising out of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, claims arising out of the loss, non-conformity, or interference with the use of, defects, or infringement of rights in, or damage to, any of the foregoing, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, insurance, or guaranty payable by reason of loss or non-conformity of, defects or infringement of rights in, or damage to, or otherwise with respect to any of the foregoing.  Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor, the ABL Agent or the Term Loan Security Agent from time to time with respect to any of the Investment Related Property.

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium that is retrievable in perceivable form.

“Recovery” shall have the meaning set forth in Section 8.17.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for such Indebtedness in whole or in part, whether with the same or holders of indebtedness, arrangers, trustees and/or agents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“Second Priority” shall mean:

(i)                                     with respect to any Lien purported to be created on any Term Loan Priority Collateral pursuant to the ABL Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens of the type permitted pursuant to clause (q) of the definition of Permitted Liens in the ABL Credit Agreement as in effect on the date hereof, and (y) Term Loan Permitted Liens of the type permitted to be prior to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations in accordance with clause (ii) of the definition

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“First Priority” contained herein; and

(ii)                                  with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to the Term Loan Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens of the type permitted pursuant to clause (y) of Section 9.01(d) of the Term Loan Credit Agreement as in effect on the date hereof, and (y) ABL Permitted Liens of the type permitted to be prior to the Liens on the ABL Priority Collateral securing the ABL Obligations in accordance with clause (i) of the definition “First Priority” contained herein.

“Secured Parties” shall mean, collectively, the ABL Secured Parties and the Term Loan Secured Parties.

“Securities” shall mean all “securities” as such term is defined in Article 8 of the UCC as in effect on the date hereof, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” shall mean all securities accounts (as that term is defined in Article 8 of the UCC).

“Securities Entitlements” shall mean all securities entitlements (as that term is defined in Article 8 of the UCC).

“Security Agents” shall have the meaning set forth in the recitals hereto.

“Security Document” shall mean any ABL Security Document or any Term Loan Security Document.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supporting Obligations” shall mean supporting obligations (as such term is defined in the UCC) and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Term Loan/ABL Notice” shall have the meaning set forth in Section 4.1(a)(i).

“Term Loan Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Term Loan Agents” shall mean, collectively, the Term Loan Administrative Agent and the Term Loan Security Agent.

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“Term Loan Collateral Priority Lien” shall have the meaning set forth in Section 3.4(a).

“Term Loan Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Term Loan Credit Bid Rights” shall mean, in respect of any order relating to a sale of assets constituting ABL Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the Term Loan Security Agent and the Term Loan Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by Liens upon such assets against the purchase price of such assets if (A) the bid of the Term Loan Security Agent or such Term Loan Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the Term Loan Security Agent or such Term Loan Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the Term Loan Security Agent or such Term Loan Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full in cash all unpaid ABL Priority Obligations (including the discharge or cash collateralization of all outstanding letters of credit constituting ABL Priority Obligations and all ABL Bank Product Obligations constituting ABL Priority Obligations but excluding unasserted contingent obligations in respect of indemnities and expense reimbursement) and to satisfy all Liens entitled to priority over the ABL Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the Term Loan Security Agent and the Term Loan Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“Term Loan Debt Cap” means an amount equal to (a) $1,300,000,000, plus (b) such additional amounts that are permitted to be incurred by the Company under, or pursuant to, Section 2.14, Section 9.04(p) (to the extent such Indebtedness constitutes Term Loan Obligations or is secured by the Collateral on a pari passu basis with the Term Loan Obligations), Section 9.04(q) (to the extent such Indebtedness constitutes Term Loan Obligations or is secured by the Collateral on a pari passu basis with the Term Loan Obligations) and Section 9.04(t) of the Term Loan Credit Agreement (or any Permitted Refinancing thereof).

“Term Loan DIP Financing” shall have the meaning set forth in Section 3.5(a).

“Term Loan Documents” shall mean (x) the Term Loan Credit Agreement and the other “Credit Documents” (as defined in the Term Loan Credit Agreement), (y) each Term Loan Secured Hedging Agreement and (z) each of the other agreements, documents and instruments providing for or evidencing any Term Loan Obligation (including any Permitted Refinancing of any Term Loan Obligation), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance with the terms hereof and thereof (but excluding, for the avoidance of doubt, any documents agreement entered into in connection with an ABL DIP Financing or a Term Loan DIP Financing).

“Term Loan Hedging Creditor” shall mean any “Hedging Creditor” (as defined in the Term Loan Credit Agreement (as in effect on the date hereof)).

“Term Loan Lien” shall mean any Lien created by the Term Loan Security Documents.

“Term Loan Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the Term Loan Secured Parties or any of them, under any Term Loan Document (including any Term Loan Document in respect of a Permitted Refinancing of any Term Loan Obligations and any “Incremental Term Loans” (as defined in the Term

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Loan Credit Agreement)), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Person, would have accrued on any Term Loan Obligation, at the rate provided in the respective documentation whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding) (including any Permitted Refinancing of any Term Loan Obligations (other than any Permitted Refinancing designated in writing by the Company in a notice to the Secured Parties as not being secured on a First Priority basis)), payments for early termination of Term Loan Secured Hedging Agreements, fees, expenses, indemnification or otherwise and including any obligations in respect of Additional Debt which are designated as “Term Loan Obligations” pursuant to Section 8.3(b) hereof.

“Term Loan Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the Term Loan Credit Agreement as in effect on the date hereof.

“Term Loan Priority Collateral” shall mean all of the following Collateral and all interests of each Grantor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)                                     the Asset Sale Proceeds Account;

(ii)                                  all Equipment;

(iii)                               all Fixtures;

(iv)                              all General Intangibles, including, without limitation, Contracts (in each case other than General Intangibles evidencing, secured by, or governing ABL Priority Collateral, including, without limitation, ABL Bank Product Agreements);

(v)                                 all Negotiable Collateral (other than Negotiable Collateral evidencing or governing or attached or related to (to the extent so attached or related) ABL Priority Collateral);

(vi)                              without duplication, all Investment Related Property, all Pledged Debt, all Securities, all Security Entitlements and all Securities Accounts (in each case, other than any Collateral specifically listed as ABL Priority Collateral and other than any Supporting Obligations supporting ABL Priority Collateral);

(vii)                           all Intellectual Property;

(viii)                        except to the extent constituting, or relating to, ABL Priority Collateral, all Commercial Tort Claims;

(ix)                              all real property (including leasehold interests) on which the Grantors are required to provide a Lien to the Term Loan Secured Parties pursuant to the Term Loan Credit Agreement (regardless of whether such Lien has actually been provided) and any title insurance with respect to such real property (other than any title insurance actually obtained by the ABL

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Agent solely in respect of real property acquired after the date hereof and so long as such title insurance is not subject to pro tanto coverage) and the proceeds thereof;

(x)                                 except to the extent constituting, or relating to, the ABL Priority Collateral, all other personal property (whether tangible or intangible) of such Grantor;

(xi)                              to the extent constituting, or relating to, any of the items referred to in the preceding clauses (i) through (x), all Insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xii)                           to the extent relating to any of the items referred to in the preceding clauses (i) through (xi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (xi) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xiii)                        all Books, Records and Collateral Records relating to the foregoing (including without limitation all books, databases, customer lists, engineer drawings, Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); provided that to the extent any of such Books, Records and Collateral Records also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (xii) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral; and

(xiv)                       all Cash Proceeds and, solely to the extent not constituting ABL Priority Collateral, non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing;

provided, however, that (i) if Collateral of any type is received in exchange for ABL Priority Collateral in accordance with the terms of the ABL Credit Agreement, such Collateral will be treated as ABL Priority Collateral and (ii) if Collateral of any type is received in exchange for Term Loan Priority Collateral in accordance with the terms of the Term Loan Credit Agreement, such Collateral will be treated as Term Loan Priority Collateral.

“Term Loan Priority Collateral Enforcement Action Notice” shall have the meaning set forth in Section 6.3(a).

“Term Loan Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 6.3(a).

“Term Loan Priority Obligations” means all Term Loan Obligations exclusive of the Excess Term Loan Obligations, which Excess Term Loan Obligations shall be excluded from (and shall not constitute) Term Loan Priority Obligations.

“Term Loan Secured Hedging Agreement” shall mean any Secured Hedging Agreement (as such term is (and the component definitions as used therein are) defined in the Term Loan Credit Agreement (as in effect on the date hereof)).

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“Term Loan Secured Parties” shall mean the lenders, agents and arrangers under the Term Loan Credit Agreement and the Term Loan Hedging Creditors and shall include all former lenders, agents and arrangers under the Term Loan Credit Agreement and Term Loan Hedging Creditors to the extent that any Term Loan Obligations owing to such Persons were incurred while such Persons were lenders, agents or arrangers under the Term Loan Credit Agreement or Term Loan Hedging Creditors and such Term Loan Obligations have not been paid or satisfied in full and all new Term Loan Secured Parties to the extent set forth in Section 3.4(h).

“Term Loan Security Agent” shall have the meaning set forth in the recitals hereto and includes any New Term Loan Agent to the extent set forth in Section 3.4(h).

“Term Loan Security Documents” shall mean the “Security Documents” (as defined in the Term Loan Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations (including any Permitted Refinancing of any Term Loan Obligation) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance herewith.

“Term Loan Standstill Period” shall have the meaning set forth in Section 4.1(a).

“Trademarks” shall mean any and all trademarks, trade names, service marks, trade dress, logos, slogans, designs or fictitious business names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to any Term Loan Lien or ABL Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“URL” shall mean “uniform resource locator,” an internet web address.

“WFCF” shall have the meaning set forth in the introductory paragraph hereto.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Subsidiary of the Company organized under the laws of a jurisdiction other than the United States or any state thereof, with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law).

1.2                               Terms Generally.  The definitions of terms herein shall apply equally to the

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singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified to the extent not prohibited hereby, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (h) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.  References to specific sections of the Term Loan Credit Agreement contained in the definitions of Term Loan Debt Cap shall refer to such sections as in effect on the date hereof, without giving effect to subsequent amendments thereof; provided that the foregoing will not prevent (and the definitions of Term Loan Debt Cap will give effect to) amendments or modifications to the component defined terms and financial definitions utilized in such sections provided that such amendments or modifications are not entered into solely for the purpose of modifying such sections in order to increase the Term Loan Debt Cap (and no other purpose).

Section 2.  Lien Priorities.

2.1                               Relative Priorities.

(a)                                 (i)   Notwithstanding (A) the time, manner, order or method of grant, creation, attachment or perfection of any Liens securing the ABL Obligations granted on the Collateral, or of any Liens securing the Term Loan Obligations granted on the Collateral, (B) the validity or enforceability (or lack thereof, including without limitation, due to an absence or failure of, or delay (including any Permitted Delay) in, the execution and filing of a mortgage with respect to real property, the execution and delivery of a control agreement, or otherwise obtaining perfection or priority) of the security interests and Liens granted in favor of any Security Agent or any Secured Party on any of the Collateral, (C) the date on which any ABL Obligations or any Term Loan Obligations are incurred or extended, (D) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (E) any provision set forth in any ABL Document or any Term Loan Document (in each case, other than this Agreement), (F) the possession or control by any Security Agent or any Secured Party or any bailee of all or any part of any Collateral as of the date hereof or otherwise, (G) any failure by any Security Agent or any Secured Party to perfect its security interests in any of the Collateral, or (H) any other circumstance whatsoever, each Security Agent, on behalf of itself and its respective Secured Parties, hereby agrees that:

(1)                                 any Lien on the Term Loan Priority Collateral securing any Term Loan Obligations, now or hereafter held by or on behalf of the Term Loan Security Agent or any Term Loan Secured Parties or any agent or trustee therefor, in each case, regardless of how

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acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Loan Priority Collateral securing any of the ABL Obligations;

(2)                                 any Lien on the Term Loan Priority Collateral securing any of the ABL Obligations now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law or court order, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any Term Loan Obligations;

(3)                                 any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, in each case, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any Term Loan Obligations; and

(4)                                 any Lien on the ABL Priority Collateral securing any Term Loan Obligations, now or hereafter held by or on behalf of the Term Loan Security Agent or any Term Loan Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law or court order, subrogation or otherwise, in each case, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations.

(ii)                                  Relative Priorities — Subordination.  The priority and subordination provisions set forth in clauses (1) through (4) above with respect to the Liens on the Collateral securing all or any portion of the ABL Obligations or the Term Loan Obligations are intended to be effective whether or not such Liens are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.  The parties hereto acknowledge and agree that it is their intent that each of the ABL Obligations (and the security therefor) and the Term Loan Obligations (and the security therefor) constitute a separate and distinct class of obligations (and separate and distinct claims) from each other.

(b)                                 Prohibition on Contesting Liens.  Each of the ABL Agent, on behalf of itself and each ABL Secured Party, and the Term Loan Security Agent, on behalf of itself and each Term Loan Secured Party for which it is acting as agent or representative, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity, extent, perfection or enforceability of a Lien held by or on behalf of any of the Term Loan Secured Parties or the ABL Secured Parties in either the Term Loan Priority Collateral or the ABL Priority Collateral, as the case may be, (ii) the validity or enforceability of any ABL Security Document (or any ABL Obligations thereunder) or any Term Loan Security Document (or any Term Loan Obligations thereunder), or (iii) the relative rights and duties of the holders of the ABL Obligations and the Term Loan Obligations granted and/or established in this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Security Agents or any Secured Party to enforce this Agreement, including the priority of the Liens on the Term Loan Priority Collateral or ABL Priority Collateral, as the case may be, securing the Term Loan Obligations and the ABL Obligations as provided in Sections 2.1(a)(i) and 2.1(a)(ii).

(c)                                  (i) No New Liens - Term Loan Obligations.  So long as the Discharge of Term Loan Obligations has not occurred, except as contemplated by Section 5.4(a), the parties hereto agree that neither the Company nor any other Grantor shall grant or permit any additional Liens on any asset or

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property of any Grantor to secure any ABL Obligations unless it has granted or contemporaneously grants (A) a First Priority Lien on such asset or property to secure the Term Loan Obligations if such asset or property constitutes Term Loan Priority Collateral or (B) a Second Priority Lien on such asset or property to secure the Term Loan Obligations if such asset or property constitutes ABL Priority Collateral (other than in the case of any Deposit Account or Securities Account, a grant of any Liens to the ABL Agent in such Deposit Account during the post-closing time period set forth in Schedule 12.21 of the Term Loan Credit Agreement).  To the extent that the provisions of clause (A) in the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the Term Loan Security Agent and/or the Term Loan Secured Parties, the ABL Agent, on behalf of ABL Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the Term Loan Priority Collateral granted in contravention of such clause (A) of this Section 2.1(c) shall be subject to Section 3.3.

(ii)                                  No New Liens — ABL Obligations.  So long as the Discharge of ABL Obligations has not occurred, except as contemplated by Section 5.4(a), the parties hereto agree that neither the Company nor any other Grantor shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Term Loan Obligations unless it has granted or contemporaneously grants (i) a First Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes ABL Priority Collateral or (ii) a Second Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes Term Loan Priority Collateral.  To the extent that the provisions of clause (i) in the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the ABL Agent and/or the ABL Secured Parties, the Term Loan Security Agent, on behalf of Term Loan Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the ABL Priority Collateral granted in contravention of such clause (i) of this Section 2.1(c) shall be subject to Section 3.3.  The ABL Agent, acting on behalf of the ABL Secured Parties (and without any requirement for the consent of any Grantor or Term Loan Agent), may elect to waive and forgo its right to receive a Second Priority mortgage on any Term Loan Priority Collateral assets consisting of real property to secure the ABL Obligations (which election shall be made in the form of a written waiver and notice to the Term Loan Security Agent and the Company, except in the case of the Designated Oklahoma Property, with respect to which notice of such election is given as of the date hereof pursuant to clause (y) below); provided that, notwithstanding anything to the contrary in this clause (ii) or in any other provision of this Agreement, (x) such election shall not in any way nullify, cancel or otherwise limit the rights of the Term Loan Security Agent and Term Loan Secured Parties to receive a mortgage on such real property to the secure the Term Loan Obligations and (y) notice is hereby given of ABL Agent’s election to waive and forgo its right to receive a Second Priority mortgage on the Designated Oklahoma Property.

(d)                                 Effectiveness of Lien Priorities.  Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of:  (i) the invalidity, irregularity or unenforceability of all or any part of the ABL Documents or the Term Loan Documents; (ii) any amendment, change or modification of any ABL Documents or Term Loan Documents not in contravention of the terms of this Agreement; (iii) any absence or failure of, or delay (including any Permitted Delay) in, the execution and filing of a mortgage with respect to real property, the execution and delivery of a control agreement, or otherwise obtaining perfection or priority, with respect to the security interests and Liens granted in favor of any Security Agent or any Secured Party on any of the Collateral; or (iv) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, Parent or any of its Subsidiaries party to any of the ABL Documents or the Term Loan Documents, its property, or its

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estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.

(e)                                  Similar Liens and Agreements.  The parties hereto agree that it is their intention that the Collateral securing each of the ABL Obligations and the Term Loan Obligations be the same.  In furtherance of the foregoing and of Section 8.7, each Security Agent and each Secured Party agrees, subject to the other provisions of this Agreement:

(i)                                     upon request by any Security Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral securing the ABL Obligations or the Term Loan Obligations, as the case may be, and the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under the ABL Documents or the Term Loan Documents, as the case may be;

(ii)                                  that the Term Loan Security Documents and the ABL Security Documents creating Liens on the Term Loan Priority Collateral and the ABL Priority Collateral shall be in all material respects substantially the same forms of documents other than with respect to the First Priority and the Second Priority nature of the Liens created thereunder in such Collateral (it being understood that the Term Loan Security Documents and the ABL Security Documents satisfy this provision as of the date hereof); and

(iii)                               the guarantees for the ABL Obligations and the Term Loan Obligations shall be substantially in the same form.

(f)                                   Reliance on Debt Caps.  Each of the parties hereto acknowledges and agrees that any Indebtedness funded in good faith by the applicable lenders or investors in reliance on a certificate of an authorized officer of the Company that such Indebtedness is permitted pursuant to the ABL Credit Agreement and the Term Loan Credit Agreement, and the applicable ABL Debt Cap and Term Loan Debt Cap (which certificate may be addressed to the appropriate agent or trustee for the Secured Parties providing such Indebtedness) shall for all purposes hereunder constitute ABL Priority Obligations (and not Excess ABL Obligations), or Term Loan Priority Obligations (and not Excess Term Loan Obligations), as applicable, based on such good faith reliance, notwithstanding any subsequent determination that the conditions to such incurrence were not satisfied, or that such Indebtedness is not permitted pursuant to the ABL Credit Agreement and the Term Loan Credit Agreement, or within the ABL Cap or the Term Loan Debt Cap, as applicable, due to an error in financial calculations or otherwise.

Section 3.  Term Loan Priority Collateral.

3.1                               Exercise of Remedies — Prior to Discharge of Term Loan Obligations.

(a)                                 So long as the Discharge of Term Loan Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor:

(i)                                     none of the ABL Agent or any of the ABL Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, set off) with respect to any Term Loan Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of Term Loan Priority Collateral to which the ABL Agent or any ABL Secured Party is a party) or institute or commence, or join with any Person (other than the Term Loan Security Agent and the Term Loan Secured Parties) in commencing any action or

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proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the ABL Agent may exercise any or all such rights in accordance with the ABL Documents after the passage of a period of 120 days from the date of delivery of a notice in writing (the “ABL Notice”) to the Term Loan Security Agent of the ABL Security Agent’s intention to exercise its right to take such actions (the “ABL Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, none of the ABL Agent or any ABL Secured Party will exercise any rights or remedies with respect to any Term Loan Priority Collateral if, notwithstanding the expiration of the ABL Standstill Period, the Term Loan Security Agent or Term Loan Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to a material portion of the Term Loan Priority Collateral (prompt notice of such exercise to be given to the ABL Agent), (y) will contest, protest or object to any foreclosure proceeding or action brought by the Term Loan Security Agent or any Term Loan Secured Party with respect to, or any other exercise by the Term Loan Security Agent or any Term Loan Secured Party of any rights and remedies relating to, the Term Loan Priority Collateral under the Term Loan Documents or otherwise, or (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the Term Loan Security Agent or the Term Loan Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term Loan Priority Collateral, in each case so long as the ABL Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; provided, however, that nothing in this Section 3.1(a) shall be construed to authorize the ABL Agent or any ABL Secured Party to sell any Term Loan Priority Collateral free of the Lien of the Term Loan Security Agent or any Term Loan Secured Party; and provided further, that ABL Notice may be given or issued unless an event of default under the ABL Obligations has occurred and is continuing and the maturity of the ABL Obligations have been accelerated (or the ABL Obligations have not been paid at the final maturity date thereof); and

(ii)                                  subject to Section 6 and clause (i)(x) above, the Term Loan Security Agent and the Term Loan Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the Term Loan Priority Collateral without any consultation with or the consent of the ABL Agent or any ABL Secured Party; provided, that:

(1)                                 in any Insolvency or Liquidation Proceeding commenced by or against the Parent, Holdings, the Company or any other Grantor, the ABL Agent and any ABL Secured Party may file a claim or statement of interest with respect to the Term Loan Obligations;

(2)                                 any of the ABL Agent and any ABL Secured Party may take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations, or the rights of any Term Loan Security Agent or the Term Loan Secured Parties to exercise remedies in respect thereof) in accordance with ABL Documents and the terms of this Agreement, as the case may be, in order to preserve or protect its Lien on the Term Loan Priority Collateral;

(3)                                 each of the ABL Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including without limitation any claims secured by the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

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(4)                                 each of the ABL Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not prohibited by any other provision of this Agreement;

(5)                                 each of the ABL Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Term Loan Priority Collateral; and

(6)                                 subject to Section 3.2, the ABL Agent or any ABL Secured Party may exercise any of its rights or remedies with respect to the Term Loan Priority Collateral in accordance with the ABL Documents after the termination of the ABL Standstill Period to the extent permitted by clause (i)(x) above.

Subject to Section 6 and clause (i)(x) of this Section 3.1(a), in exercising rights and remedies with respect to the Term Loan Priority Collateral, the Term Loan Security Agent and the Term Loan Secured Parties may enforce the provisions of the Term Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will not take or receive any Term Loan Priority Collateral or any proceeds of Term Loan Priority Collateral in connection with the exercise of any right or remedy (including set off) with respect to any Term Loan Priority Collateral unless and until the Discharge of Term Loan Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 3.1(a) or in the proviso in clause (ii) of Section 3.1(a) or in Section 6.  Without limiting the generality of the foregoing, unless and until the Discharge of Term Loan Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 3.1(a) or in the proviso in clause (ii) of Section 3.1(a) or in Section 6, the sole right of the ABL Agent and the ABL Secured Parties with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to the ABL Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Term Loan Obligations has occurred in accordance with the terms hereof, the Term Loan Documents and applicable law.

(c)                                  Subject to the first proviso in clause (i)(x) of Section 3.1(a) and Section 6:

(i)                                     the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the ABL Agent and the ABL Secured Parties will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the Term Loan Documents with respect to the Term Loan Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the Term Loan Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or Term Loan Security Document with respect to the Term Loan Priority Collateral or subordinate the priority of the Term Loan Obligations to the ABL Obligations with respect to the Term Loan Priority Collateral or grant the Liens with respect to the Term Loan Priority Collateral securing the ABL Obligations equal ranking to the

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Liens with respect to the Term Loan Priority Collateral securing the Term Loan Obligations; and

(ii)                                  the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as junior lien creditors with respect to the Term Loan Priority Collateral or otherwise to object to the manner in which the Term Loan Security Agent or the Term Loan Secured Parties seek to enforce or collect the Term Loan Obligations or the Liens granted in any of the Term Loan Priority Collateral, in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement, regardless of whether any action or failure to act by or on behalf of the Term Loan Security Agent or Term Loan Secured Parties is adverse to the interest of the ABL Secured Parties; and

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Document (other than this Agreement to the extent expressly set forth herein) shall be deemed to restrict in any way the rights and remedies of the Term Loan Security Agent or the Term Loan Secured Parties with respect to the Term Loan Priority Collateral as set forth in this Agreement and the Term Loan Documents.

3.2                               Exercise of Remedies — After Discharge of Term Loan Obligations.  After the Discharge of Term Loan Obligations has occurred and so long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the ABL Security Agent and the ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the Term Loan Priority Collateral.  In exercising rights and remedies with respect to the Term Loan Priority Collateral following the Discharge of Term Loan Obligations, the ABL Security Agent and the ABL Secured Parties may enforce the provisions of the ABL Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

3.3                               Payments Over.  So long as the Discharge of Term Loan Obligations has not occurred, any Term Loan Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting Term Loan Priority Collateral (or any distribution in respect of the Term Loan Priority Collateral, whether or not expressly characterized as such) received by the ABL Agent or any ABL Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Term Loan Priority Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to Term Loan Security Agent, for the benefit of the Term Loan Secured Parties, for application in accordance with Section 7.1 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The Term Loan Security Agent is hereby authorized to make any such endorsements as agent for the ABL Agent and any such ABL Secured Parties, as the case may be.  This authorization is coupled with an interest and is irrevocable until the Discharge of Term Loan Obligations.

3.4                               Other Agreements.

(a)                                 Releases — Term Loan Obligations.

(i)                                     If, in connection with:

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(1)                                 the exercise of any of the Term Loan Security Agent’s remedies in respect of the Term Loan Priority Collateral provided for in Section 3.1(a) (with the proceeds thereof being applied to the Term Loan Priority Obligations), including any sale, lease, exchange, transfer or other disposition of any such Term Loan Priority Collateral; or

(2)                                 any sale, lease, exchange, transfer or other disposition of any Term Loan Priority Collateral permitted under the terms of the Term Loan Documents and the ABL Documents other than (A) in connection with the Discharge of Term Loan Obligations and (B) after the occurrence and during the continuance of any event of default under the ABL Credit Agreement, the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, releases any of its Liens on any part of the Term Loan Priority Collateral, then the Liens, if any, of the ABL Agent, for itself and for the benefit of the ABL Secured Parties, on such Term Loan Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the ABL Agent, for itself and on behalf of the ABL Secured Parties, promptly shall execute and deliver to the Term Loan Security Agent or such Grantor (at the expense of such Grantor) such termination statements, releases and other documents as the Term Loan Security Agent or such Grantor may reasonably request to effectively confirm such release.

(ii)                                  Until the Discharge of Term Loan Obligations occurs, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby irrevocably constitutes and appoints the Term Loan Security Agent and any officer or agent of the Term Loan Security Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the ABL Agent, as the case may be, or such Secured Party or in the Term Loan Security Agent’s own name, from time to time in the Term Loan Security Agent’s discretion, for the purpose of carrying out the terms of this Section 3.4(a) with respect to Term Loan Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 3.4(a) with respect to Term Loan Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii)                               Until the Discharge of Term Loan Obligations occurs, to the extent that the Term Loan Secured Parties (A) have released any Lien on Term Loan Priority Collateral and any such Lien is later reinstated or (B) obtain any new First Priority Liens on assets constituting Term Loan Priority Collateral from Grantors, then the ABL Secured Parties shall be granted a Second Priority Lien on any such Term Loan Priority Collateral.

(iv)                              If, prior to the Discharge of Term Loan Obligations, a subordination of the Term Loan Security Agent’s Lien on any Term Loan Priority Collateral is permitted under the Term Loan Credit Agreement and the ABL Credit Agreement to another Lien permitted under the Term Loan Credit Agreement and the ABL Credit Agreement (a “Term Loan Collateral Priority Lien”), then (x) the Term Loan Security Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, shall promptly execute and deliver to the Term Loan Security Agent an identical subordination agreement subordinating the Liens of the ABL Agent, for the benefit of (and on behalf of) the ABL Secured Parties to such Term Loan Collateral Priority Lien.

(b)                                 [Reserved].

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(c)                                  Insurance — Prior to Discharge of Term Loan Obligations.  Unless and until the Discharge of Term Loan Obligations has occurred, the Term Loan Security Agent and the Term Loan Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Loan Documents, to adjust settlement for any insurance policy covering the Term Loan Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Term Loan Priority Collateral.  If the ABL Agent or any ABL Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 3.4(c), it shall pay such proceeds over to the Term Loan Security Agent in accordance with the terms of Section 7.2(c).

(d)                                 Insurance — After Discharge of Term Loan Obligations.  After the Discharge of Term Loan Obligations has occurred, and unless and until the Discharge of ABL Obligations has occurred, the ABL Security Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the Term Loan Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Term Loan Priority Collateral.

(e)                                  Rights as Unsecured Creditors.

(i)                                     Except as otherwise expressly set forth in this Agreement, the ABL Agent and the ABL Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor in accordance with the terms of the ABL Documents to which the ABL Agent or such ABL Secured Parties are party and applicable law.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set off) in respect of the Term Loan Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.  In the event the ABL Agent or any other ABL Secured Party becomes a judgment lien creditor in respect of Term Loan Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing Term Loan Obligations, on the same basis as the other Liens on the Term Loan Priority Collateral securing the ABL Obligations are so subordinated to such Term Loan Obligations under this Agreement.

(ii)                                  Except as otherwise set forth in this Agreement, nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Term Loan Security Agent or the other Term Loan Secured Parties may have with respect to the Term Loan Priority Collateral.

(f)                                   Bailee for Perfection — Term Loan Security Agent.

(i)                                     The Term Loan Security Agent agrees to hold or control that part of the Term Loan Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Term Loan Priority Collateral being the “Pledged Term Loan Priority Collateral”) as security agent for the Term Loan Secured Parties and as bailee for and, with respect to any Term Loan Priority Collateral that cannot be perfected in such manner, as agent for the ABL Agent, on behalf of itself and the ABL Secured Parties, and any assignee thereof solely for the purpose of perfecting the security interest granted under the Term Loan Documents and the ABL Documents, respectively, subject to the terms and conditions of

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this Section 3.4(f).

(ii)                                  Subject to the terms of this Agreement, until the Discharge of Term Loan Obligations has occurred, the Term Loan Security Agent shall be entitled to deal with the Pledged Term Loan Priority Collateral in accordance with the terms of the Term Loan Documents as if the Liens of the ABL Agent under the ABL Security Documents did not exist.  The rights of the ABL Agent and the ABL Secured Parties shall at all times be subject to the terms of this Agreement and to the Term Loan Security Agent’s rights under the Term Loan Documents.

(iii)                               The Term Loan Security Agent shall have no obligation whatsoever to any Term Loan Secured Party, the ABL Agent or any ABL Secured Party to ensure that the Pledged Term Loan Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.4(f).  The duties or responsibilities of the Term Loan Security Agent under this Section 3.4(f) shall be limited solely to holding the Pledged Term Loan Priority Collateral as bailee or agent in accordance with this Section 3.4(f).

(iv)                              The Term Loan Security Agent acting pursuant to this Section 3.4(f) shall not have by reason of the Term Loan Security Documents, the ABL Documents, this Agreement or any other document a fiduciary relationship in respect of any Term Loan Secured Party, the ABL Agent or any ABL Secured Party.

(v)                                 Upon the Discharge of Term Loan Obligations, the Term Loan Security Agent shall deliver or cause to be delivered the remaining Pledged Term Loan Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, (A) first, to the ABL Agent to the extent ABL Obligations remain outstanding and (B) second, to the applicable Grantor to the extent no Term Loan Obligations or ABL Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Term Loan Priority Collateral) and will cooperate with the ABL Agent or such Grantor, as the case may be, in assigning (without recourse to or warranty by the Term Loan Security Agent or any Term Loan Secured Party or agent or bailee thereof) control over any other Pledged Term Loan Priority Collateral under its control.  The Term Loan Security Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors) in connection with such Person obtaining a first priority interest in the Pledged Term Loan Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi)                              Notwithstanding anything to the contrary herein if, for any reason, any ABL Obligations remain outstanding upon the Discharge of Term Loan Obligations, all rights of the Term Loan Security Agent hereunder and under the Term Loan Security Documents (1) with respect to the delivery and control of any part of the Term Loan Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Term Loan Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of the ABL Agent or the Term Loan Security Agent, pass to the ABL Agent, who shall thereafter hold such rights for the benefit of the ABL Secured Parties.  Each of the Term Loan Security Agent and the Grantors agrees that it will, if any ABL Obligations remain outstanding upon the Discharge of Term Loan Obligations, take any other action required by any applicable domestic law or reasonably requested by the ABL Agent (at the sole cost and expense of the Grantors) in connection with the ABL Agent’s establishment and perfection of a First Priority security interest in the Term Loan Priority Collateral to the extent required by the ABL Documents.

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(vii)                           Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of ABL Obligations, the Term Loan Security Agent acquires possession of any Pledged ABL Priority Collateral, the Term Loan Security Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged Term Loan Priority Collateral, provided that as soon as is practicable the Term Loan Security Agent shall deliver or cause to be delivered such Pledged ABL Priority Collateral to the ABL Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(g)                                  [Reserved].

(h)                                 When Discharge of Term Loan Obligations Deemed to Not Have Occurred.  Notwithstanding anything to the contrary herein, if concurrently with (or immediately after) the Discharge of Term Loan Obligations, the Company or any other Grantor enters into any Permitted Refinancing of any Term Loan Priority Obligations and provides the notice referred to in the following sentence, then such Discharge of Term Loan Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the Permitted Refinancing shall automatically be treated as Term Loan Priority Obligations (together with the Term Loan Secured Hedging Agreements on the basis provided in the definition of “Term Loan Documents” contained herein) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “Term Loan Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the Term Loan Security Agent under such Term Loan Documents shall be a Term Loan Security Agent for all purposes hereof and the new secured parties under such Term Loan Documents shall automatically be treated as Term Loan Secured Parties for all purposes of this Agreement.  Upon receipt of a notice from the Company stating that the Company or any other Grantor has entered into a new Term Loan Document in respect of a Permitted Refinancing of Term Loan Obligations (which notice shall include the identity of the new security agent, such agent, the “New Term Loan Agent”), and delivery by the New Term Loan Agent of an Intercreditor Agreement Joinder, the ABL Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Term Loan Agent shall reasonably request in order to provide to the New Term Loan Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New Term Loan Agent any Pledged Term Loan Priority Collateral held by the ABL Agent, together with any necessary endorsements (or otherwise allow the New Term Loan Agent to obtain control of such Pledged Term Loan Priority Collateral), in each case, at the sole cost and expense of the Company.  The New Term Loan Agent shall agree to be bound by the terms of this Agreement.  If the new Term Loan Priority Obligations under the new Term Loan Documents are secured by assets of the Grantors of the type constituting Term Loan Priority Collateral that do not also secure the ABL Priority Obligations, then the ABL Priority Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other Term Loan Priority Collateral.  If the new Term Loan Priority Obligations under the new Term Loan Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Priority Obligations, then the ABL Priority Obligations shall be secured at such time by a First Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other ABL Priority Collateral.

3.5                               Insolvency or Liquidation Proceedings.

(a)                                 Finance and Sale Issues — Term Loan Obligations.  Until the Discharge of Term Loan Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Term Loan Security Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Term Loan Priority

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Collateral or to permit the Company or any other Grantor to obtain financing, whether from the Term Loan Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law that is secured by a lien that is (i) senior or pari passu with the liens on the Term Loan Priority Collateral securing the Term Loan Priority Obligations, and (ii) junior to the liens on the ABL Priority Collateral securing the ABL Priority Obligations (each, a “Term Loan DIP Financing”), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of cash collateral constituting Term Loan Priority Collateral or to the fact that such Term Loan DIP Financing may be granted Liens on the Collateral and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Term Loan Security Agent or to the extent permitted by Section 3.5(c) and 5.4(a)) and the ABL Agent will subordinate its Liens in the Term Loan Priority Collateral to the Liens securing such Term Loan DIP Financing (and all interest and other obligations relating thereto); provided that (i) the ABL Agent and the other ABL Secured Parties retain a Lien on the Collateral to secure the ABL Priority Obligations, and, with respect to the ABL Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the Term Loan Security Agent is granted adequate protection in the form of a Lien and/or a superpriority administrative claim the ABL Agent are permitted to seek (without objection from the Term Loan Security Agent or any Term Loan Secured Party) a Lien on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding and/or a superpriority administrative claim, as applicable (so long as, with respect to Term Loan Priority Collateral, such Lien is junior to the Liens securing such Term Loan DIP Financing and the Term Loan Priority Obligations and such superpriority administrative claim is junior to the superpriority administrative claim granted to the Term Loan Security Agent), (iii) the terms of such Term Loan DIP Financing or use of cash collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement and (iv) the aggregate principal amount of such Term Loan DIP Financing (exclusive of any Interest Rate Protection Agreement or Other Hedging Agreement, to the extent constituting principal) does not exceed the Maximum Exposure Amount.  The ABL Agent, on behalf of the ABL Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any Term Loan Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Second Priority Lien on the Term Loan Priority Collateral in favor of the ABL Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code, except for any objection or opposition that could be asserted by any ABL Secured Party as an unsecured creditor in any such Insolvency or Liquidation Proceeding, if the Term Loan Secured Parties have consented to such sale or disposition of such assets; provided that the ABL Agent and the other ABL Secured Parties shall be entitled to seek and exercise Credit Bid Rights in respect of any such sale or disposition.

(b)                                 Relief from the Automatic Stay.  Until the Discharge of Term Loan Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of them shall seek (or support any other person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Term Loan Priority Collateral without the prior written consent of the Term Loan Security Agent.

(c)                                  Adequate Protection.  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (i) any request by the Term Loan Security Agent or the Term Loan Secured Parties for adequate protection with respect to any Term Loan Priority Collateral, (ii) so long as the request of adequate protection is in the form of a replacement lien on the ABL Priority Collateral that is junior to the liens on the ABL Priority Collateral securing the ABL Priority Obligations, any request by the Term Loan Security Agent or the Term Loan Secured Parties for adequate protection with respect to any ABL Priority Collateral, or (iii) any objection by the Term Loan Security Agent or the Term Loan Secured Parties to any motion, relief, action or

31

proceeding based on the Term Loan Security Agent or the Term Loan Secured Parties claiming a lack of adequate protection with respect to the Term Loan Priority Collateral.  Notwithstanding the foregoing provisions in this Section 3.5(c), in any Insolvency or Liquidation Proceeding, (A) if the Term Loan Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting Term Loan Priority Collateral and/or a superpriority administrative claim in connection with any Term Loan DIP Financing or use of cash collateral constituting Term Loan Priority Collateral, then the ABL Agent, on behalf of itself or any of the ABL Secured Parties may seek or request adequate protection in the form of a Lien on such additional collateral and/or a superpriority administrative claim (as applicable), which Lien and/or claim will be subordinated to the Liens securing the Term Loan Obligations and such Term Loan DIP Financing (and all obligations relating thereto) or superpriority claim granted to the Term Loan Security Agent on the same basis as the other Liens on, or claims with respect to, Term Loan Priority Collateral securing the ABL Obligations, as the case may be, are so subordinated to the Term Loan Obligations under this Agreement, and (B) in the event the ABL Agent, on behalf of itself and the ABL Secured Parties, seeks or requests adequate protection in respect of Term Loan Priority Collateral securing ABL Obligations and such adequate protection is granted in the form of additional collateral in the nature of assets constituting Term Loan Priority Collateral and/or a superpriority administrative claim, then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the Term Loan Security Agent shall also be granted a senior Lien on such additional collateral as security for the Term Loan Obligations and for any such Term Loan DIP Financing and/or a superpriority administrative claim (as applicable) and that any Lien on such additional collateral securing the ABL Obligations and/or superpriority claim, as the case may be, shall be subordinated to the Liens on such collateral securing the Term Loan Obligations, and any such Term Loan DIP Financing (and all obligations relating thereto) and to any other Liens and superpriority claims granted to the Term Loan Secured Parties, as adequate protection on the same basis as the other Liens on, and claims with respect to, Term Loan Priority Collateral securing the ABL Obligations are so subordinated to such Term Loan Obligations under this Agreement.

Section 4.  ABL Priority Collateral.

4.1                               Exercise of Remedies — Prior to Discharge of ABL Obligations.

(a)                                 So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor:

(i)                                     none of the Term Loan Security Agent or any of the Term Loan Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, set off) with respect to any ABL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Priority Collateral to which the Term Loan Security Agent or any Term Loan Secured Party, as the case may be, is a party) or institute or commence or join with any Person (other than the ABL Agent and the ABL Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the Term Loan Security Agent may exercise any or all such rights in accordance with the Term Loan Documents after the passage of a period of 120 days from the date of delivery of a notice in writing (the “Term Loan/ABL Notice”) to the ABL Agent of the Term Loan Security Agent’s intention to exercise its right to take such actions (the “Term Loan Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, none of the Term Loan Security Agent or any Term Loan Secured Party will exercise any rights or remedies with respect to any ABL Priority Collateral if, notwithstanding the expiration of the Term Loan Standstill

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Period, the ABL Agent or ABL Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to a material portion of the ABL Priority Collateral (prompt notice of such exercise to be given to the Term Loan Security Agent), (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Agent or any ABL Secured Party with respect to, or any other exercise by the ABL Agent or any ABL Secured Party of any rights and remedies relating to, the ABL Priority Collateral under the ABL Documents or otherwise, and (z) subject to their rights under clause (i)(x) above, will object to the forbearance by the ABL Agent or the ABL Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case so long as the respective interests of the Term Loan Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2; provided, however, that nothing in this Section 4.1(a) shall be construed to authorize the Term Loan Security Agent or any Term Loan Secured Party, as the case may be, to sell any ABL Priority Collateral free of the Lien of the ABL Agent or any ABL Secured Party; and provided further, that no Term Loan/ABL Notice may be given or issued unless an event of default under the Term Loan Obligations has occurred and is continuing and the maturity of the Term Loan Obligations has been accelerated (or the Term Loan Obligations have not been paid at the final maturity date thereof); and

(ii)                                  subject to clause (i)(x) above, the ABL Agent and the ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral without any consultation with or the consent of the Term Loan Security Agent or any Term Loan Secured Party; provided, that:

(1)                                 in any Insolvency or Liquidation Proceeding commenced by or against Parent, Holdings, the Company or any other Grantor, the Term Loan Security Agent and any Term Loan Secured Party may file a claim or statement of interest with respect to the ABL Obligations;

(2)                                 any of the Term Loan Security Agent and any Term Loan Secured Party may take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of any ABL Agent or the ABL Secured Parties to exercise remedies in respect thereof) in accordance with the Term Loan Documents, in order to preserve or protect its Lien on the ABL Priority Collateral;

(3)                                 each of the Term Loan Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties, including without limitation any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)                                 each of the Term Loan Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not prohibited by any other provision of this Agreement;

(5)                                 each of the Term Loan Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or

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otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Priority Collateral; and

(6)                                 each of the Term Loan Security Agent or any Term Loan Secured Party may exercise any of its rights or remedies with respect to the ABL Priority Collateral in accordance with the Term Loan Documents after the termination of the Term Loan Standstill Period to the extent permitted by clause (i)(x) above.

Subject to clause (i)(x) above, in exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Agent and the ABL Secured Parties may enforce the provisions of the ABL Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b)                                 The Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set off) with respect to any ABL Priority Collateral unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 4.1(a) or in the proviso in clause (ii) of Section 4.1(a).  Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 4.1(a) or in the proviso in clause (ii) of Section 4.1(a), the sole right of the Term Loan Security Agent and the Term Loan Secured Parties with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Loan Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred in accordance with the terms hereof, the ABL Documents and applicable domestic law.

(c)                                  Subject to the first proviso in clause (i)(x) of Section 4.1(a), and the proviso in clause (ii) of Section 4.1(a):

(i)                                     the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, agrees that the Term Loan Security Agent and the Term Loan Secured Parties will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the ABL Documents with respect to the ABL Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or ABL Security Document with respect to the ABL Priority Collateral or subordinate the priority of the ABL Obligations to the Term Loan Obligations with respect to the ABL Priority Collateral or grant the Liens with respect to the ABL Priority Collateral securing the Term Loan Obligations equal ranking to the Liens with respect to the ABL Priority Collateral securing the ABL Obligations; and

(ii)                                  the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as junior lien creditors with respect to the ABL Priority Collateral or otherwise to object to the manner in which the ABL Agent or the ABL Secured Parties seek to enforce or collect the ABL Obligations or the Liens granted in any of the ABL Priority Collateral in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement, regardless of whether any action or failure to act by or on behalf of the ABL Agent or ABL Secured Parties is

34

adverse to the interest of the Term Loan Secured Parties.

(d)                                 The Term Loan Security Agent, for itself and on behalf of the Term Loan Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Term Loan Document (other than this Agreement to the extent expressly set forth herein) shall be deemed to restrict in any way the rights and remedies of the ABL Agent or the ABL Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Documents.

4.2                               Exercise of Remedies — After Discharge of ABL Obligations.  After the Discharge of ABL Obligations has occurred and so long as the Discharge of Term Loan Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Term Loan Security Agent and the Term Loan Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral.  In exercising rights and remedies with respect to the ABL Priority Collateral, the Term Loan Security Agent and the Term Loan Secured Parties may enforce the provisions of the Term Loan Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

4.3                               Payments Over.  So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting ABL Priority Collateral (or any distribution in respect of the ABL Priority Collateral, whether or not expressly characterized as such) received by the Term Loan Security Agent or any Term Loan Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent, for the benefit of the ABL Secured Parties, for application in accordance with Section 7.2 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Loan Security Agent or any such Term Loan Secured Parties.  This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Obligations.

4.4                               Other Agreements.

(a)                                 Releases — ABL Obligations.

(i)                                     If, in connection with:

(1)                                 the exercise of any of the ABL Agent’s remedies in respect of the ABL Priority Collateral provided for in Section 4.1(a) (with the proceeds thereof being applied to the ABL Priority Obligations), including any sale, lease, exchange, transfer or other disposition of any such ABL Priority Collateral; or

(2)                                 any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of the ABL Documents, the Term Loan Documents (other than (A) in connection with the Discharge of ABL Obligations and (B) after the occurrence and during the continuance of any event of default under the Term Loan Credit Agreement),

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the ABL Agent, on behalf of itself and the ABL Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Term Loan Security Agent, for itself and on behalf of the Term Loan Secured Parties, on such ABL Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the Term Loan Security Agent, for itself and on behalf of the Term Loan Secured Parties, promptly shall execute and deliver to the ABL Agent or such Grantor such termination statements, releases and other documents (at such Grantor’s expense) as the ABL Agent or such Grantor may reasonably request to effectively confirm such release.

(ii)                                  Until the Discharge of ABL Obligations occurs, the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, hereby irrevocably constitutes and appoints the ABL Agent and any officer or agent of the ABL Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Term Loan Security Agent or such Term Loan Secured Party, as the case may be, or in the ABL Agent’s own name, from time to time in the ABL Agent’s discretion, for the purpose of carrying out the terms of this Section 4.4(a) with respect to ABL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.4(a) with respect to ABL Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii)                               Until the Discharge of ABL Obligations occurs, to the extent that the ABL Secured Parties (a) have released any Lien on ABL Priority Collateral and any such Lien is later reinstated or (b) obtain any new First Priority Liens on assets constituting ABL Priority Collateral from Grantors, then the Term Loan Secured Parties shall be granted a Second Priority Lien on any such ABL Priority Collateral.

(iv)                              If, prior to the Discharge of ABL Obligations, a subordination of the ABL Agent’s Lien on any ABL Priority Collateral is permitted under the ABL Credit Agreement and the Term Loan Credit Agreement to another Lien permitted under the ABL Credit Agreement and the Term Loan Credit Agreement (for purposes of this clause (iv), an “ABL Collateral Priority Lien”), then the ABL Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, shall promptly execute and deliver to the ABL Agent an identical subordination agreement subordinating the Liens of the Term Loan Security Agent, for itself and for the benefit of the Term Loan Secured Parties, respectively, to such ABL Collateral Priority Lien.

(b)                                 [Reserved].

(c)                                  Insurance — Prior to Discharge of ABL Obligations.  Unless and until the Discharge of ABL Obligations has occurred, the ABL Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral.  If the Term Loan Security Agent or any Term Loan Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 4.4(c), it shall pay such proceeds over to the ABL Agent in accordance with the terms of Section 7.1(c).

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(d)                                 Insurance — After Discharge of ABL Obligations.  After the  Discharge of ABL Obligations has occurred, and unless and until the Discharge of Term Loan Obligations has occurred, the Term Loan Security Agent and the Term Loan Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Loan Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral.

(e)                                  Rights As Unsecured Creditors.

(i)                                     Except as otherwise set forth in this Agreement, the Term Loan Security Agent and the Term Loan Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor in accordance with the terms of the Term Loan Documents to which it is a party and applicable law.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the Term Loan Security Agent or any Term Loan Secured Parties of the required payments of interest, principal and other amounts in respect of the Term Loan Obligations so long as such receipt is not the direct or indirect result of the exercise by the Term Loan Security Agent or any Term Loan Secured Parties of rights or remedies as a secured creditor (including set off) in respect of the ABL Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.  In the event the Term Loan Security Agent or any other Term Loan Secured Party becomes a judgment lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing ABL Obligations on the same basis as the other Liens on the ABL Priority Collateral securing the Term Loan Obligations are so subordinated to such ABL Obligations under this Agreement.

(ii)                                  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Agent or the other ABL Secured Parties may have with respect to the ABL Priority Collateral.

(f)                                   Bailee for Perfection — ABL Agent.

(i)                                     The ABL Agent agrees to hold or control that part of the ABL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such ABL Priority Collateral being the “Pledged ABL Priority Collateral”) as security agent for the ABL Secured Parties and as bailee for and, with respect to any ABL Priority Collateral that cannot be perfected in such manner, as agent for, the Term Loan Security Agent (for itself and on behalf of the Term Loan Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the ABL Credit Documents and the Term Loan Documents, respectively, subject to the terms and conditions of this Section 4.4(f).

(ii)                                  Subject to the terms of this Agreement, until the Discharge of ABL Obligations has occurred, the ABL Agent shall be entitled to deal with the Pledged ABL Priority Collateral in accordance with the terms of the ABL Documents as if the Liens of the Term Loan Security Agent under the Term Loan Security Documents did not exist.  The rights of the Term Loan Security Agent and the Term Loan Secured Parties shall at all times be subject to the terms of this Agreement and to the ABL Agent’s rights under the ABL Documents.

(iii)                               The ABL Agent shall have no obligation whatsoever to any ABL Secured Party,

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the Term Loan Security Agent or any Term Loan Secured Party to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 4.4(f).  The duties or responsibilities of the ABL Agent under this Section 4.4(f) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 4.4(f).

(iv)                              The ABL Agent acting pursuant to this Section 4.4(f) shall not have by reason of the ABL Security Documents, the Term Loan Security Documents, this Agreement or any other document a fiduciary relationship in respect of any ABL Secured Party, the Term Loan Security Agent or any Term Loan Secured Party.

(v)                                 Upon the Discharge of ABL Obligations, the ABL Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in possession of its agents or bailees, together with any necessary endorsements, (A) first, to the Term Loan Security Agent to the extent Term Loan Obligations remain outstanding, and (B) second, to the applicable Grantor to the extent no ABL Obligations or Term Loan Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with the Term Loan Security Agent or such Grantor, as the case may be, in assigning (without recourse to or warranty by the ABL Agent or any ABL Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control.  The ABL Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors or such Person) in connection with such Person obtaining a first priority interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi)                              Notwithstanding anything to the contrary herein, following the Discharge of ABL Obligations, if, for any reason, any Term Loan Obligations remain outstanding, all rights of the ABL Agent hereunder and under the ABL Security Documents (1) with respect to the delivery and control of any part of the ABL Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the Term Loan Security Agent or the ABL Agent, pass to the Term Loan Security Agent, who shall thereafter hold such rights for the benefit of the Term Loan Secured Parties.  Each of the ABL Agent and the Grantors agrees that, following the Discharge of ABL Obligations, it will, if any Term Loan Obligations remain outstanding, take any other action required by any applicable domestic law or reasonably requested by the Term Loan Security Agent (at the sole cost and expense of Grantors), in connection with the Term Loan Security Agent’s establishment and perfection of a First Priority security interest in the ABL Priority Collateral to the extent required by the Term Loan Documents.

(vii)                           Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of Term Loan Obligations, the ABL Agent acquires possession of any Pledged Term Loan Priority Collateral, the ABL Agent shall hold same as bailee and/or agent to the same extent as is provided in the preceding clause (i) with respect to Pledged ABL Priority Collateral, provided that as soon as is practicable the ABL Agent shall deliver or cause to be delivered such Pledged Term Loan Priority Collateral to the Term Loan Security Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(g)                                  Bailee for Perfection — Term Loan Security Agent.

(i)                                     Subject to the terms of this Agreement, after the Discharge of ABL Obligations

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has occurred and until the Discharge of Term Loan Obligations has occurred, the Term Loan Security Agent shall be entitled to deal with the Pledged ABL Priority Collateral in accordance with the terms of the Term Loan Documents.

(ii)                                  The Term Loan Security Agent shall have no obligation whatsoever to any Term Loan Secured Party to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 4.4(g).  The duties or responsibilities of the Term Loan Security Agent under this Section 4.4(g) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 4.4(g).

(iii)                               The Term Loan Security Agent acting pursuant to this Section 4.4(g) shall not have by reason of the Term Loan Security Documents, this Agreement or any other document a fiduciary relationship in respect of any Term Loan Secured Party.

(iv)                              Following the Discharge of ABL Obligations and the Discharge of Term Loan Obligations, the Term Loan Security Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in possession of its agents or bailees, together with any necessary endorsements, to the applicable Grantor to the extent no Term Loan Obligations remain outstanding (so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with such Grantor in assigning (without recourse to or warranty by the Term Loan Security Agent or any Term Loan Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control.  The Term Loan Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors or such Person) in connection with such Person obtaining a first priority interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(h)                                 When Discharge of ABL Obligations Deemed to Not Have Occurred.  Notwithstanding anything to the contrary herein, if concurrently with (or immediately after) the Discharge of ABL Obligations, the Company or any other Grantor enters into any Permitted Refinancing of any ABL Obligations and provides the notice referred to in the following sentence, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the Permitted Refinancing shall automatically be treated as ABL Obligations (together with the ABL Bank Product Agreements on the basis provided in the definition of “ABL Loan Documents” contained herein) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “ABL Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the ABL Agent under such ABL Documents shall be an ABL Agent for all purposes hereof and the new secured parties under such ABL Documents (together with the ABL Bank Product Creditors as provided herein) shall automatically be treated as ABL Secured Parties for all purposes of this Agreement.  Upon receipt of a notice from the Company stating that the Company or any other Grantor has entered into a new ABL Document in respect of a Permitted Refinancing of ABL Obligations (which notice shall include the identity of the new agent, such agent, the “New ABL Agent”), and delivery by the New ABL Agent of an Intercreditor Agreement Joinder, the Term Loan Security Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company and/or any Grantor or such New ABL Agent shall reasonably request in order to provide to the New ABL Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New ABL Agent any Pledged ABL Priority Collateral held by the Term Loan Security Agent, together with any necessary endorsements (or otherwise allow the New ABL Agent to obtain control of such Pledged ABL Priority Collateral).  The New ABL Agent shall agree to be bound

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by the terms of this Agreement.  If the new ABL Priority Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure each of the Term Loan Priority Obligations, then each of the Term Loan Priority Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the Term Loan Security Documents with respect to the other ABL Priority Collateral.  If the new ABL Priority Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting Term Loan Priority Collateral that do not also secure each of the Term Loan Priority Obligations, then each of the Term Loan Priority Obligations shall be secured at such time by a First Priority Lien and Second Priority Lien, respectively, on such assets to the same extent provided in the Term Loan Security Documents with respect to the other Term Loan Priority Collateral.

4.5                               Insolvency or Liquidation Proceedings.

(a)                                 Finance and Sale Issues — ABL Obligations.  Until the Discharge of ABL Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or to permit the Company or any other Grantor to obtain a financing, whether from the ABL Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, that is secured by a lien that is (i) senior or pari passu with the liens on the ABL Priority Collateral securing the ABL Priority Obligations and (ii) junior to the liens on the Term Loan Priority Collateral securing the Term Loan Priority Obligations (each, an “ABL DIP Financing”), then the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of cash collateral constituting ABL Priority Collateral or to the fact that such ABL DIP Financing may be granted Liens on the Collateral and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the ABL Agent or to the extent permitted by Section 4.5(d)), and the Term Loan Security Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such ABL DIP Financing (and all interest and other obligations relating thereto); provided that (i) each of the Term Loan Security Agent and the other Term Loan Secured Parties retain a Lien on the Collateral to secure the Term Loan Priority Obligations, and, with respect to the Term Loan Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the ABL Agent is granted adequate protection in the form of a Lien and/or a superpriority administrative claim, the Term Loan Security Agent is permitted to seek (without objection from the ABL Agent or any ABL Secured Party) a Lien on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding and/or a superpriority administrative claim (so long as, with respect to ABL Priority Collateral, such Lien is junior to the Liens securing such ABL DIP Financing and the ABL Priority Obligations and such superpriority administrative claim is junior to the superpriority administrative claim granted to the ABL Agent), (iii) the terms of such ABL DIP Financing or use of cash collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement and (iv) the aggregate principal amount of the ABL DIP Financing (exclusive of ABL Bank Product Agreements, Interest Rate Protection Agreements and Other Hedging Agreements, to the extent constituting principal) shall not exceed the Maximum Exposure Amount.  The Term Loan Security Agent, on behalf of the Term Loan Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Second Priority Lien on the ABL Priority Collateral in favor of the Term Loan Security Agent, in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code, except for any objection or opposition that could be asserted by any Term Loan Secured Party as an unsecured creditor in any such Insolvency or Liquidation Proceeding if the Term Loan Secured Parties have consented to such sale or disposition of such assets; provided that any of the Term Loan Security Agent or the other Term Loan Secured Parties shall be

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entitled to seek and exercise Credit Bid Rights in respect of any such sale or disposition.

(b)                                 [Reserved].

(c)                                  Relief from the Automatic Stay.  Until the Discharge of ABL Obligations has occurred, the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral without the prior written consent of the ABL Agent.

(d)                                 Adequate Protection.  The Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (A) any request by the ABL Agent or the ABL Secured Parties for adequate protection with respect to any ABL Priority Collateral, (B) so long as the request of adequate protection is in the form of a replacement lien on the Term Loan Priority Collateral that is junior to the liens on the Term Loan Priority Collateral securing the Term Loan Priority Obligations, any request by the ABL Agent or the ABL Secured Parties for adequate protection with respect to any Term Loan Priority Collateral or (C) any objection by the ABL Agent or the ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Agent or the ABL Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral.  Notwithstanding the foregoing provisions in this Section 4.5(d), in any Insolvency or Liquidation Proceeding, (x) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting ABL Priority Collateral in connection with any ABL DIP Financing or use of cash collateral constituting ABL Priority Collateral and/or a superpriority administrative claim, then the Term Loan Security Agent, on behalf of itself or any of the Term Loan Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral and/or a superpriority administrative claim (as applicable), which Lien and/or claim will be subordinated to the Liens securing the ABL Obligations and such ABL DIP Financing (and all obligations relating thereto) and/or superpriority claim granted to the ABL Agent on the same basis as the other Liens on, or claims with respect to, ABL Priority Collateral securing the Term Loan Obligations are so subordinated to the ABL Obligations under this Agreement, and (y) in the event the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing Term Loan Obligations, and such adequate protection is granted in the form of additional collateral in the nature of assets constituting ABL Priority Collateral and/or a superpriority administrative claim, then the Term Loan Security Agent, on behalf of itself or any of the Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such additional collateral as security for the ABL Obligations and for any such ABL DIP Financing and/or a superpriority claim and that any Lien on such additional collateral securing the Term Loan Obligations and/or superpriority claim, as the case may be, shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such ABL DIP Financing (and all obligations relating thereto) and to any other Liens and superpriority claims granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens, and claims with respect to, on ABL Priority Collateral securing the Term Loan Obligations are so subordinated to such ABL Obligations under this Agreement.

Section 5.  General.

5.1                               Amendments; Refinancings.

(a)                                 (i) Amendments to, and Refinancing of, Term Loan Documents.

The Term Loan Documents may be amended, restated, amended and restated,

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supplemented or otherwise modified in accordance with their terms and any Term Loan Obligations may be Refinanced, in each case, without notice to, or the consent of, the ABL Agent or the ABL Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing of the Term Loan Documents shall not, without the consent of the ABL Agent:

(1)                                 increase the maximum aggregate principal of loans or notes constituting Term Loan Obligations thereunder to an amount in excess of the Term Loan Debt Cap;

(2)                                 change the final stated maturity date of Term Loan Obligations to a date earlier than the then applicable earliest final stated maturity date;

(3)                                 change the scheduled amortization under the Term Loan Credit Agreement on the date hereof if the effect thereof is to increase the scheduled amortization in excess of that applicable to the loans under the Term Loan Credit Agreement (as in effect on the date hereof), other than as a result of amortization applicable to additional loans made under the Term Loan Credit Agreement after the date hereof; or

(4)                                 contravene the provisions of this Agreement.

Subject to the provisions of the ABL Documents, the Term Loan Obligations may be Refinanced in whole or in part to the extent the terms and conditions of such Refinancing debt constituting Term Loan Obligations (or intended to constitute Term Loan Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) meet the requirements of this Section 5.1(a) and either (x) the holders (or other agent or representative) of such Refinancing debt constituting Term Loan Obligations or intended to constitute Term Loan Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3 bind themselves in a writing addressed to the ABL Agent and the ABL Secured Parties to the terms of this Agreement (or to the extent such holders (or their agent or representative) are already bound by this Agreement by virtue of such Refinancing debt being effectuated under existing Term Loan Documents) or (y) at the request of the Company, the holders of such Refinancing debt (or their agent or representative), the ABL Agent, the Term Loan Agents (if other Term Loan Obligations remain outstanding) shall enter into a new intercreditor agreement pursuant to Section 8.3.

(ii)                                  In the event the Term Loan Security Agent or the Term Loan Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Term Loan Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Security Document or changing in any manner the rights of the Term Loan Security Agent, such Term Loan Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the Term Loan Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable ABL Security Document without the consent of the ABL Agent and the ABL Secured Parties and without any action by the ABL Agent, the Company or any other Grantor; provided that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute Term Loan Priority Collateral subject to the Lien of the ABL Security Documents, except to the extent that a release of such Lien is permitted or required by Section 3.4(a) and provided that there is a corresponding release of the Lien of the Term Loan Security Agent on such Term Loan Priority Collateral securing the Term Loan Obligations, (ii) imposing duties on the ABL Agent without its consent or (iii) permitting other liens on the Term Loan Priority Collateral not permitted under the terms of

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the ABL Documents or Section 3.5 and (B) notice of such amendment, waiver or consent shall have been given to the ABL Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(b)                                 [Reserved].

(c)                                  Amendments to, and Refinancing of, ABL Documents.

(i)                                     The ABL Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and any ABL Obligations may be Refinanced, in each case, without notice to, or the consent of, the Term Loan Security Agent or the other Term Loan Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing of the ABL Documents shall not, without the consent of the Term Loan Security Agent:

(1)                                 increase the maximum aggregate principal of advances or loans and the aggregate stated amount of letters of credit thereunder to an amount in excess of the ABL Debt Cap; or

(2)                                 contravene the provisions of this Agreement.

Subject to the provisions of the Term Loan Documents, the ABL Obligations may be Refinanced in whole or in part to the extent the terms and conditions of such Refinancing debt constituting ABL Obligations (or intended to constitute ABL Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) meet the requirements of this Section 5.1(c) and either (x) the holders (or other agents or representatives) of such Refinancing debt constituting ABL Obligations (or intended to constitute ABL Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) bind themselves in a writing addressed to the Term Loan Security Agent and the Term Loan Secured Parties to the terms of this Agreement (or to the extent such holders (or their agents or representatives) are already bound by this Agreement by virtue of such Refinancing debt being effectuated under existing ABL Documents) or (y) at the request of the Company, the holders of such Refinancing debt (or other agent or representative), the ABL Agent and the Term Loan Agents shall enter into a new intercreditor agreement pursuant to Section 8.3.

(ii)                                  In the event the ABL Agent or the ABL Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of the ABL Agent, such ABL Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Term Loan Security Document without the consent of the Term Loan Security Agent or the Term Loan Secured Parties and without any action by the Term Loan Security Agent or the Term Loan Secured Parties, or the Company or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute ABL Priority Collateral subject to the Lien of the Term Loan Security Documents, except to the extent that a release of such Lien is permitted or required by Section 4.4(a) and provided that there is a corresponding release of the Lien of the ABL Agent on such ABL Priority Collateral securing the ABL Obligations, (ii) imposing duties on the Term Loan Security Agent without its consent or

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(iii) permitting other liens on the ABL Priority Collateral not permitted under the terms of the Term Loan Documents or Section 4.5 and (B) notice of such amendment, waiver or consent shall have been given to the Term Loan Security Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

Each of the ABL Agent and the Term Loan Security Agent shall endeavor to give prompt notice of any amendment, waiver or consent of an ABL Document or a Term Loan Document, as the case may be, to the other Security Agent after the effective date of such amendment, waiver or consent; provided, that the failure of the ABL Agent or the Term Loan Security Agent, as the case may be, to give any such notice shall not affect the priority of the ABL Agent’s Liens or the Term Loan Security Agent’s Liens, as the case may be, on the Collateral as provided herein or the validity or effectiveness of any such notice as against the Grantors or any of their Subsidiaries.

5.2                               Legends.  Each Security Document that grants a Lien that is entered into on or after the date hereof shall include the following language (with any necessary modifications to give effect to applicable definitions) (or language to similar effect approved by the Security Agents):

“Notwithstanding anything herein to the contrary, the relative priorities of the liens and security interests granted to the [ABL Agent][Term Loan Security Agent] pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the [ABL Agent][Term Loan Security Agent] with respect to any Collateral hereunder are subject to, and governed by, the terms of the Intercreditor Agreement, dated as of June 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Wells Fargo Capital Finance, LLC, as ABL Agent, Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent and as Term Loan Security Agent, and certain other Persons party to, or that may become party thereto from time to time, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc., a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation, and certain other Grantors.  In the event of any conflict between the terms hereof and the terms of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control at any time that the Intercreditor Agreement remains in effect[, except with respect to the scope of the assets included in Section [granting clause] hereof].”

5.3                               Options to Purchase Obligations

(a)                                 Option to Purchase Term Loan Obligations.  (i)  Without prejudice to the enforcement of remedies by the Term Loan Security Agent and the Term Loan Secured Parties, any Person or Persons (in each case who must meet all eligibility standards contained in all relevant Term Loan Documents) at any time or from time to time designated by the holders of more than 50% in aggregate outstanding principal amount of the ABL Obligations under the ABL Credit Agreement (an “Eligible ABL Purchaser”) shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the Term Loan Secured Parties), at any time during the exercise period described in clause (iii) below of this Section 5.3(a), all, but not less than all, of the Term Loan Obligations (other than Excess Term Loan Obligations (unless such Eligible ABL Purchaser so elects in its sole discretion) and the Term Loan Obligations of a Defaulting Term Loan Secured Party), including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all such Term Loan Obligations outstanding at the time of purchase; provided that at the time of (and as a condition to) any purchase pursuant to this Section 5.3(a), all commitments pursuant to any then outstanding Term Loan Credit Agreement shall have terminated and all Term Loan Secured Hedging Agreements also shall have been terminated in accordance with their terms.  Any

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purchase pursuant to this Section 5.3(a)(i) shall be made as follows:

(1)                                 for a purchase price equal to the sum of (A) in the case of all loans, advances or other similar extensions of credit that constitute Term Loan Obligations (other than Excess Term Loan Obligations, subject to the election of the Eligible ABL Purchaser), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration prepayment penalties or premiums other than customary breakage costs), (B) in the case of any Term Loan Secured Hedging Agreement, the aggregate amount then owing to each Term Loan Hedging Creditor (which is a Term Loan Secured Party) thereunder pursuant to the terms of the respective Term Loan Secured Hedging Agreement, including, without limitation, all amounts owing to such Term Loan Hedging Creditor as a result of the termination (or early termination) thereof (in each case, to the extent of its interest as a Term Loan Secured Party) and (C) all accrued and unpaid fees, expenses, indemnities and other amounts (other than any prepayment penalties or premiums or similar fees or any contingent indemnification or expense reimbursement obligations) through the date of purchase;

(2)                                 with the purchase price described in preceding clause (i)(1) payable in cash on the date of purchase against transfer to the respective Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, (without recourse and without any representations or warranties whatsoever, whether as to the enforceability of any Term Loan Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any Term Loan Obligation or as to any other matter whatsoever, except the representations and warranties (1) that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the Term Loan Credit Agreement, in which case the purchase price described in preceding clause (i)(1) shall be appropriately adjusted so that the Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the Term Loan Obligations and (2) as to the amount of its portion of the Term Loan Obligations being acquired);

(3)                                 with the purchase price described in preceding clause (i)(1) accompanied by a waiver by the ABL Agent, on behalf of itself and the ABL Secured Parties, of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.3(a);

(4)                                 with all amounts payable to the various Term Loan Secured Parties in respect of the assignments described above to be distributed to them by the Term Loan Security Agent in accordance with their respective holdings of the various Term Loan Obligations; and

(5)                                 with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the Term Loan Security Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, who shall have the right to obtain reimbursement of same from the Grantors) which shall also be in form and substance reasonably satisfactory to the Eligible ABL Purchasers; it being understood and agreed that the Term Loan Security Agent and each other Term Loan Secured Party shall retain all rights to indemnification as provided in the relevant Term Loan Documents for all periods prior to any assignment by them

45

pursuant to the provisions of this Section 5.3(a).

(ii)                                  The right to exercise the purchase option described in Section 5.3(a)(i) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, (A) shall be irrevocable and fully binding on the respective Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, except as provided in clause (iii) below and (B) shall specify a date of purchase not less than five (5) Business Days, nor more than 30 calendar days, after the date of the receipt by the Term Loan Security Agent of such notice) given to the Term Loan Security Agent by an Eligible ABL Purchaser.  Neither the Term Loan Security Agent nor any Term Loan Secured Party shall have any disclosure obligation to any Eligible ABL Purchaser, the ABL Agent or any ABL Secured Party in connection with any exercise of such purchase option.

(iii)                               The right to purchase the Term Loan Obligations as described in this Section 5.3(a) may be exercised (by giving the irrevocable written notice described in the preceding clause (ii)) during the period that (1) begins on the date occurring three (3) Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the loans under the Term Loan Credit Agreement, (y) the occurrence of the final maturity of the loans under the Term Loan Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Company or any other Grantor which constitutes an event of default under the Term Loan Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within ten (10) Business Days after any such event, and so long as any unpaid amounts constituting Term Loan Obligations remain owing); provided that if there is any failure to meet the condition described in the proviso of preceding clause (i) hereof, the aforementioned date shall be extended until the first date upon which such condition is satisfied, and (2) ends on the 120th day after the start of the period described in clause (1) above.

(iv)                              The obligations of the Term Loan Secured Parties to sell their respective Term Loan Obligations under this Section 5.3(a) are several and are not joint and several.  To the extent any Term Loan Secured Party breaches its obligation to sell its Term Loan Obligations under this Section 5.3(a) (a “Defaulting Term Loan Secured Party”), nothing in this Section 5.3(a) shall be deemed to require the Term Loan Security Agent or any Term Loan Secured Party to purchase such Defaulting Term Loan Secured Party’s Term Loan Obligations for resale to the holders of the ABL Obligations, and in all cases, the Term Loan Security Agent and each Term Loan Secured Party complying with the terms of this Section 5.3(a) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Term Loan Secured Party; provided that nothing in this clause (iv) shall require any Eligible ABL Purchaser to purchase less than all of the Term Loan Obligations.

(v)                                 Each Grantor irrevocably consents to any assignment effected to one or more Eligible ABL Purchasers pursuant to this Section 5.3(a) (so long as they meet all eligibility standards contained in all relevant Term Loan Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such Term Loan Documents) for purposes of all Term Loan Documents and hereby agrees that no further consent to any such assignment pursuant to this Section 5.3(a) from such Grantor shall be required.

(b)                                 Option to Purchase ABL Obligations.

(i)                                     Without prejudice to the enforcement of remedies by the ABL Agent and the

46

ABL Secured Parties, any Person or Persons (in each case who must meet all eligibility standards contained in all relevant ABL Documents) at any time or from time to time designated by the holders of more than 50% in aggregate outstanding principal amount of the Term Loan Obligations under the Term Loan Credit Agreement (an “Eligible Term Loan Purchaser”) (provided that, in the case of this Section 5.3(b), a Person meeting all eligibility standards contained in all relevant ABL Documents shall constitute an Eligible Term Loan Purchaser irrespective of whether such Person meets the eligibility standards contained in the Term Loan Documents), in each case, shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the ABL Secured Parties other than in respect of services giving rise to ABL Bank Product Obligations), at any time during the exercise period described in clause (iii) below of this Section 5.3(b), all, but not less than all, of the ABL Obligations (other than Excess ABL Obligations (unless such Eligible Term Loan Purchaser so elects in its sole discretion) and the ABL Obligations of a Defaulting ABL Secured Party), including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all ABL Priority Obligations outstanding at the time of purchase; provided that at the time of (and as a condition to) any purchase pursuant to this Section 5.3(b), all commitments pursuant to any then outstanding ABL Credit Agreement shall have terminated.  Any purchase pursuant to this Section 5.3(b)(i) shall be made as follows:

(1)                                 for (x) a purchase price equal to the sum of (A) in the case of all loans, advances or other similar extensions of credit that constitute ABL Obligations (other than Excess ABL Obligations, subject to the election of the Eligible Term Loan Purchaser and including unreimbursed amounts drawn in respect of letters of credit, but excluding the undrawn amount of then outstanding letters of credit and excluding ABL Bank Product Obligations), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration or other prepayment penalties or premiums other than customary breakage costs), (B) in the case of any ABL Bank Product Obligations, cash collateral in such amounts as the ABL Agent reasonably determines is necessary to secure the ABL Agent and the other ABL Secured Parties in connection with such ABL Bank Product Obligations, (C) in the case of the undrawn amount of then outstanding letters of credit, cash collateral in the amount of 105% of the aggregate undrawn amount of such letters of credit, and (D) all accrued and unpaid fees, expenses, indemnities and other amounts (other than any prepayment penalties or premiums or similar fees) through the date of purchase; and (y) an obligation on the part of the respective Eligible Term Loan Purchasers (which shall be expressly provided in the assignment documentation described below) to reimburse each issuing lender (or any ABL Secured Party required to pay same) for all amounts thereafter drawn with respect to any letters of credit constituting ABL Obligations which remain outstanding after the date of any purchase pursuant to this Section 5.3(b), together with all facing fees and other amounts which may at any future time be owing to the respective issuing lender with respect to such letters of credit; it being understood and agreed that (x) if at any time those amounts (if any) then on deposit with the ABL Agent as described in clause (C) above exceed 105% of the sum of the aggregate undrawn amount of all then outstanding letters of credit, such excess shall be returned to the respective Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be, (as their interests appear), (y) at such time as all letters of credit have been cancelled, expired or been fully drawn, as the case may be, any excess cash collateral deposited as described above in clause (C) (and not previously applied or released as provided above) shall be returned to the respective Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be, as their interests appear and (z) at such time as all ABL Bank Product Agreements have been terminated, any excess cash collateral deposited as described above in clause (B) (and not previously applied or released as

47

provided above) shall be returned to the respective Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be, as their interests appear;

(2)                                 with the purchase price described in the preceding clause (i)(1)(x) payable in cash on the date of purchase against transfer to the respective Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be (without recourse and without any representations or warranties whatsoever, whether as to the enforceability of any ABL Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any ABL Obligation or as to any other matter whatsoever, except the representations and warranties (1) that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the ABL Credit Agreement, in which case the purchase price described in the preceding clause (i)(1)(x) shall be appropriately adjusted so that the Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be, do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the ABL Obligations and (2) as to the amount of its portion of the ABL Obligations being acquired; provided that the purchase price in respect of any outstanding letter of credit that remains undrawn on the date of purchase shall be payable in cash as and when such letter of credit is drawn upon (i) first, from the cash collateral account described in clause (i)(1)(x)(C) above, until the amounts contained therein have been exhausted, and (ii) thereafter, directly by the respective Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be;

(3)                                 with the purchase price described in the preceding clause (i)(1)(x) accompanied by a waiver by the Term Loan Security Agent, on behalf of itself and the other Term Loan Secured Parties, of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.3(b);

(4)                                 with all amounts payable to the various ABL Secured Parties in respect of the assignments described above to be distributed to them by the ABL Agent in accordance with their respective holdings of the various ABL Obligations; and

(5)                                 with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the ABL Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be, who shall have the right to obtain reimbursement of same from the Grantors), which shall also be in form and substance reasonably satisfactory to the Eligible Term Loan Purchasers; it being understood and agreed that the ABL Agent and each other ABL Secured Party shall retain all rights to indemnification as provided in the relevant ABL Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 5.3(b).

(ii)                                  The right to exercise the purchase option described in Section 5.3(b)(i) above shall be exercisable and legally enforceable upon at least five (5) Business Days’ prior written notice of exercise (which notice, once given, (A) shall be irrevocable and fully binding on the respective Eligible Term Loan Purchaser or Eligible Term Loan Purchasers, as the case may be, except as provided in clause (iii) below and (B) shall specify a date of purchase not less than five (5) Business Days, nor more than 30 calendar days, after the date of the receipt by the ABL Agent of such notice) given to the ABL Agent by an Eligible Term Loan Purchaser.  Neither the ABL

48

Agent nor any ABL Secured Party shall have any disclosure obligation to any Eligible Term Loan Purchaser, the Term Loan Security Agent or any Term Loan Secured Party in connection with any exercise of such purchase option.

(iii)                               The right to purchase the ABL Obligations as described in this Section 5.3(b) may be exercised (by giving the irrevocable written notice described in the preceding clause (ii)) during the period that (1) begins on the date occurring three (3) Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the loans under the ABL Credit Agreement, (y) the occurrence of the final maturity of the loans under the ABL Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Company or any Grantor which constitutes an event of default under the ABL Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within 10 Business Days after any such event, and so long as any unpaid amounts constituting ABL Obligations remain owing); provided that if there is any failure to meet the condition described in the proviso of preceding clause (i) hereof, the aforementioned date shall be extended until the first date upon which such condition is satisfied, and (2) ends on the 120th day after the start of the period described in clause (1) above.

(iv)                              The obligations of the ABL Secured Parties to sell their respective ABL Obligations under this Section 5.3(b) are several and not joint and several.  To the extent any ABL Secured Party breaches its obligation to sell its ABL Obligations under this Section 5.3(b) (a “Defaulting ABL Secured Party”), nothing in this Section 5.3(b) shall be deemed to require the ABL Agent or any other ABL Secured Party to purchase such Defaulting ABL Secured Party’s ABL Obligations for resale to the holders of Term Loan Obligations, and in all cases, the ABL Agent and each ABL Secured Party complying with the terms of this Section 5.3(b) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting ABL Secured Party; provided that nothing in this clause (iv) shall require any Eligible Term Loan Purchaser to purchase less than all of the ABL Obligations.

(v)                                 Each Grantor irrevocably consents to any assignment effected to one or more Eligible Term Loan Purchasers pursuant to this Section 5.3(b) (so long as they meet all eligibility standards contained in all relevant ABL Documents other than obtaining the consent of any Grantor to an assignment to the extent required by such ABL Documents) for purposes of all ABL Documents hereby agrees that no further consent to any such assignment pursuant to this Section 5.3(b) from such Grantor shall be required.

5.4                               Insolvency or Liquidation Proceedings Generally.

(a)                                 No Waiver.

(i)                                     Subject to the proviso in clause (ii) of Section 3.1(a), nothing contained herein shall prohibit or in any way limit the Term Loan Security Agent or any Term Loan Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the ABL Agent or any ABL Secured Party in respect of the Term Loan Priority Collateral, including the seeking by the ABL Agent or any ABL Secured Party of adequate protection in respect thereof or the asserting by the ABL Agent or any ABL Secured Party of any of its rights and remedies under the ABL Documents, or otherwise in respect thereof.

(ii)                                  [Reserved].

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(iii)                               Subject to the proviso in clause (ii) of Section 4.1(a), nothing contained herein shall prohibit or in any way limit the ABL Agent or any ABL Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Term Loan Security Agent or any Term Loan Secured Parties in respect of the ABL Priority Collateral, including the seeking by the Term Loan Security Agent, or any Term Loan Secured Parties, of adequate protection in respect thereof or the asserting by the Term Loan Security Agent or any Term Loan Secured Parties of any of its rights and remedies under the Term Loan Documents or otherwise in respect thereof.

(iv)                              Nothing contained herein shall prohibit or in any way limit the Term Loan Security Agent or any Term Loan Secured Party, or the ABL Agent or any ABL Secured Party from seeking in any Insolvency or Liquidation Proceeding the allowance or payment of current incurred fees and expenses (as adequate protection or otherwise).

(b)                                 Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of any two or more of the Term Loan Obligations and the ABL Obligations, then, to the extent the debt obligations distributed on account of such Term Loan Obligations or such ABL Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(c)                                  Post-Petition Interest.

(i)                                     None of the ABL Agent or any ABL Secured Party shall oppose or seek to challenge any claim by the Term Loan Security Agent or any Term Loan Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Loan Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Term Loan Secured Party’s Lien on the Term Loan Priority Collateral (without regard to the existence of the junior Liens of the ABL Agent, on behalf of the ABL Secured Parties on the Term Loan Priority Collateral) or the ABL Priority Collateral (after taking into account the existence of the senior Liens on the ABL Priority Collateral of the ABL Agent, on behalf of the ABL Secured Parties, on the ABL Priority Collateral).

(ii)                                  None of the Term Loan Security Agent or any Term Loan Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Secured Party’s Lien on the Term Loan Priority Collateral (after taking into account the existence of the senior Liens of the Term Loan Security Agent, on behalf of the Term Loan Secured Parties on the Term Loan Priority Collateral) or the ABL Priority Collateral (without regard to the existence of the junior Liens of the Term Loan Security Agent, on behalf of the Term Loan Secured Parties on the ABL Priority Collateral).

(d)                                 Waiver.

(i)                                     The ABL Agent, on behalf of itself and the ABL Secured Parties, waives any claim it may hereafter have against any Term Loan Secured Party arising out of the election of such Term Loan Secured Party, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security

50

interest in connection with the Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding.

(ii)                                  The Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, waives any claim it may hereafter have against any ABL Secured Party arising out of the election of such ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the ABL Priority Collateral in any Insolvency or Liquidation Proceeding.

5.5                               Reliance; Waivers; Etc.

(a)                                 Reliance.

(i)                                     Other than any reliance on the terms of this Agreement, the ABL Agent, on behalf of itself and the ABL Secured Parties, acknowledges that it and such ABL Secured Parties have, independently and without reliance on the Term Loan Security Agent or any Term Loan Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the ABL Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the ABL Credit Agreement or this Agreement.

(ii)                                  Other than any reliance on the terms of this Agreement, the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, acknowledges that it and such Term Loan Secured Parties have, independently and without reliance on the ABL Agent or any ABL Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Term Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Credit Agreement or this Agreement.

(b)                                 No Warranties or Liability.

(i)                                     Each of the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that the ABL Agent and the ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  The ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The ABL Agent and the ABL Secured Parties shall have no duty to the Term Loan Security Agent or any of the Term Loan Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Documents and the Term Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

(ii)                                  Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, acknowledges and agrees that the Term Loan Security Agent and the Term Loan Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Term Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens

51

thereon.  The Term Loan Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective Term Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Term Loan Security Agent and the Term Loan Secured Parties shall have no duty to the ABL Agent or any of the ABL Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Documents and the Term Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

(c)                                  No Waiver of Lien Priorities — ABL Obligations.

(i)                                     No right of the ABL Secured Parties, the ABL Agent or any of them to enforce any provision of this Agreement or any ABL Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any ABL Secured Party or the ABL Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Documents or any of the Term Loan Documents, regardless of any knowledge thereof which the ABL Agent or the ABL Secured Parties, or any of them, may have or be otherwise charged with.

(ii)                                  Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the ABL Documents and subject to the provisions of Sections 4.5(d) and 5.1(c)), the ABL Secured Parties, the ABL Agent or any of them may, at any time and from time to time in accordance with the ABL Documents and/or applicable law, without the consent of, or notice to, the Term Loan Security Agent or any Term Loan Secured Party, without incurring any liabilities to the Term Loan Security Agent or any Term Loan Secured Parties and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Term Loan Security Agent or any Term Loan Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(A)                               Subject to the ABL Debt Cap (but excluding, for the avoidance of doubt, any ABL DIP Financing provided by the ABL Secured Parties), make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(B)                               change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the ABL Obligations or any Lien on any ABL Priority Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens on the ABL Priority Collateral held by the ABL Agent or any of the ABL Secured Parties, the ABL Obligations or any of the ABL Documents;

(C)                               sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the ABL Priority Collateral or any liability of the Company or any other Grantor to the ABL Secured Parties or the ABL Agent, or

52

any liability incurred directly or indirectly in respect thereof;

(D)                               settle or compromise any ABL Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(E)                                exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any ABL Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the ABL Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii)                               The Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, also agrees that the ABL Secured Parties and the ABL Agent shall have no liability to the Term Loan Security Agent or any Term Loan Secured Party and the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, hereby waives any claim against any ABL Secured Party or the ABL Agent, arising out of any and all actions which the ABL Secured Parties or the ABL Agent may take or permit or omit to take with respect to:

(A)                               the ABL Documents (other than this Agreement);

(B)                               the collection of the ABL Obligations; or

(C)                               the foreclosure upon, or sale, liquidation or other disposition of, any ABL Priority Collateral.

The Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, agrees that the ABL Secured Parties and the ABL Agent have no duty to the Term Loan Security Agent or the Term Loan Secured Parties in respect of the maintenance or preservation of the ABL Priority Collateral, the ABL Obligations or otherwise.

(d)                                 No Waiver of Lien Priorities — Term Loan Obligations.

(i)                                     No right of the Term Loan Secured Parties, the Term Loan Security Agent or any of them to enforce any provision of this Agreement or any Term Loan Document, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any Term Loan Secured Party or the Term Loan Security Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Term Loan Documents or any of the ABL Documents, regardless of any knowledge thereof which the Term Loan Security Agent or the Term Loan Secured Parties, or any of them, may have or be otherwise charged with.

(ii)                                  Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the Term Loan Documents and subject to the provisions of Sections 3.5(c) and 5.1(a)), the Term Loan Secured Parties, the Term Loan Security Agent or any of them may, at any time and from time to time in accordance with the Term Loan Documents and/or applicable law, without the consent of, or notice to, the ABL Agent or any ABL Secured Party, without incurring any liabilities to the ABL Agent or any ABL Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the ABL Agent or any ABL Secured Party is affected, impaired or extinguished thereby) do any one or more of the

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following:

(1)                                 subject to the Term Loan Debt Cap (but excluding, for the avoidance of doubt, any Term Loan DIP Financing provided by the Term Loan Secured Parties), make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2)                                 change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Term Loan Obligations or any Term Loan Lien on any Term Loan Priority Collateral or, after Discharge of the ABL Obligations, any ABL Priority Collateral, or guaranty thereof or any liability of any of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Term Loan Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Term Loan Lien on the Term Loan Priority Collateral or, after Discharge of ABL Obligations, the ABL Priority Collateral, held by the Term Loan Security Agent or any of the Term Loan Secured Parties, the Term Loan Obligations or any of the Term Loan Documents;

(3)                                 sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Term Loan Priority Collateral, or, after Discharge of ABL Obligations, the ABL Priority Collateral, or any liability of the Company or any other Grantor to the Term Loan Secured Parties or the Term Loan Security Agent, or any liability incurred directly or indirectly in respect thereof;

(4)                                 settle or compromise any Term Loan Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability, in each case, incurred directly or indirectly in respect thereof; and

(5)                                 exercise, or delay in, or refrain from, exercising any right or remedy against the Company or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any Term Loan Priority Collateral, or, after Discharge of ABL Obligations, the ABL Priority Collateral, and any security and any guarantor or any liability of the Company or any other Grantor to the Term Loan Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii)                               The ABL Agent, on behalf of itself and the ABL Secured Parties, also agrees that the Term Loan Secured Parties and the Term Loan Security Agent shall have no liability to the ABL Agent or any ABL Secured Party, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives any claim against any Term Loan Secured Party or the Term Loan Security Agent, arising out of any and all actions which the Term Loan Secured Parties or the Term Loan Security Agent may take or permit or omit to take with respect to:

(1)                                 the Term Loan Documents (other than this Agreement);

(2)                                 the collection of the Term Loan Obligations; or

(3)                                 the foreclosure upon, or sale, liquidation or other disposition of, any Term Loan Priority Collateral or, after Discharge of ABL Obligations, the ABL Priority Collateral.

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Except as otherwise required by this Agreement, each of the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the Term Loan Secured Parties and the Term Loan Security Agent have no duty to the ABL Agent or the ABL Secured Parties in respect of the maintenance or preservation of the Term Loan Priority Collateral or, after Discharge of ABL Obligations, the ABL Priority Collateral, the Term Loan Obligations or otherwise.

(iv)                              The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral, or, after Discharge of ABL Obligations, the ABL Priority Collateral, or any other similar rights a junior secured creditor may have under applicable law.

(e)                                  [Reserved].

(f)                                   Obligations Unconditional.  All rights, interests, agreements and obligations of the ABL Agent and the ABL Secured Parties, and the Term Loan Security Agent and the Term Loan Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any ABL Document or any Term Loan Document;

(ii)                                  except as otherwise set forth in this Agreement, any change permitted hereunder in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Term Loan Obligations, or any amendment or waiver or other modification permitted hereunder, whether by course of conduct or otherwise, of the terms of any ABL Document or any Term Loan Document;

(iii)                               except as otherwise set forth in this Agreement, any exchange of any security interest in any ABL Priority Collateral or any Term Loan Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Term Loan Obligations;

(iv)                              the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(v)                                 any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the ABL Obligations, or of the Term Loan Security Agent or any Term Loan Secured Party in respect of this Agreement.

Section 6.  Cooperation with Respect to ABL Priority Collateral.

6.1                               Consent to License to Use Intellectual Property.  The Term Loan Security Agent (and any purchaser, assignee or transferee of assets as provided in Section 6.3) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Agent of a non-exclusive royalty-free license to use for a period not to exceed 120 days (commencing with the initiation of any enforcement of Liens by the Term Loan Security Agent (provided that the ABL Agent has received notice thereof) or by the ABL Agent) any Patent, Trademark or proprietary information of such Grantor that is subject to a Lien held by the Term Loan Security Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the

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case may be), to the ABL Agent a non-exclusive royalty-free license to use for a period not to exceed 120 days (commencing with (x) the initiation of any enforcement of Liens by the Term Loan Security Agent (provided that the ABL Agent has received notice thereof) or by the ABL Agent or (y) the purchase, assignment or transfer, as the case may be) any Patent, Trademark or proprietary information that is subject to a Lien held by the Term Loan Security Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Agent upon any Inventory or other ABL Priority Collateral of any Grantor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner.  The 120 day license periods shall be tolled during the pendency of any Insolvency or Liquidation Proceeding of any Grantor pursuant to which the ABL Agent is effectively stayed from enforcing its rights and remedies with respect to the ABL Priority Collateral.

6.2                               Access to Information.  If the Term Loan Security Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Term Loan Security Agent), then upon the reasonable request of the ABL Agent and reasonable advance notice, the Term Loan Security Agent will permit the ABL Agent or its representative to inspect and copy such documentation.

6.3                               Access to Property to Process and Sell Inventory.  (a)  (i)  If the ABL Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if of the Term Loan Security Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Term Loan Priority Collateral and the Term Loan Security Agent (or a purchaser at a foreclosure sale conducted in foreclosure of any Term Loan Security Agent’s Liens) takes actual or constructive possession of Term Loan Priority Collateral of any Grantor (“Term Loan Priority Collateral Enforcement Actions”), then the Term Loan Secured Parties and the Term Loan Security Agent shall (subject to, in the case of any Term Loan Priority Collateral Enforcement Action, a prior written request by the ABL Agent to the Term Loan Security Agent (the “Term Loan Priority Collateral Enforcement Action Notice”)) (x) cooperate with the ABL Agent (and with its officers, employees, representatives and agents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto), to enter upon and use the Term Loan Priority Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Term Loan Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 120 days thereafter and the date on which all ABL Priority Collateral (other than ABL Priority Collateral abandoned by the ABL Agent in writing) has been removed from the Term Loan Priority Collateral (such period, the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

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(A)                               assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral consisting of work-in-process;

(B)                               selling any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C)                               removing and transporting any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral;

(D)                               otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral; and/or

(E)                                taking reasonable actions to protect, secure and otherwise enforce the rights or remedies of the ABL Secured Parties and/or the ABL Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of the Term Loan Security Agent from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Agent and the ABL Secured Parties) to be bound by the provisions of this Section 6.  If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.

(ii)                                  During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated to repair at their expense any physical damage to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the Term Loan Secured Parties and/or the Term Loan Security Agent pursuant to this Section 6.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under this Section 6.3(a) and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Loan Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 6.3(a).  Without limiting the rights granted in this Section 6.3(a), the ABL Secured Parties and the ABL Agent shall cooperate with the Term Loan Secured Parties and/or the Term Loan Security Agent in connection with any efforts made by the Term Loan Secured Parties and/or the Term Loan Security Agent to sell the Term Loan Priority Collateral.

(b)                                 The ABL Secured Parties shall (i) use the Term Loan Priority Collateral in

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accordance with applicable law; (ii) obtain insurance for damage to property and liability to persons, including property and liability insurance, substantially similar to the insurance maintained by Grantors, naming the Term Loan Security Agent as mortgagee, loss payee and additional insured, at no cost to the Term Loan Secured Parties, but only to the extent such insurance is not otherwise in effect; and (iii) indemnify each of the Term Loan Secured Parties from any claim, loss, damage, cost or liability arising out of any claim asserted by any third party as a result of any acts or omissions by the ABL Agent, or any of its agents or representatives, in connection with the exercise by the ABL Secured Parties of their rights of access set forth in this Section 6.3.  In no event shall any ABL Secured Party have any liability to the Term Loan Secured pursuant to this Section 6.3(b) or otherwise as a result of any condition on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties of their access rights under this Section 6.3(b), and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by the ABL Secured Parties.

(c)                                  The Term Loan Security Agent (x) shall, at the request of the ABL Agent, provide reasonable cooperation to the ABL Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Agent as provided above and (y) shall be entitled to receive, from the ABL Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Agent.  The Term Loan Security Agent and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any First Priority Lien held by the ABL Agent or to provide any support, assistance or cooperation to the ABL Agent in respect thereof.

Section 7.  Application of Proceeds.

7.1                               Application of Proceeds in Distributions by the Term Loan Security Agent.

(a)                                 The Term Loan Security Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Term Loan Priority Collateral, and, after the Discharge of ABL Obligations, the proceeds of any collection, sale, foreclosure or other realization of any ABL Priority Collateral by Term Loan Security Agent, and, in each case the proceeds of any title insurance policy covering any Term Loan Priority Collateral (or, after the Discharge of ABL Obligations, any ABL Priority Collateral) required and actually obtained under any Term Loan Document, in the following order of application:

First, to the payment of all amounts payable under the Term Loan Documents on account of the Term Loan Security Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Term Loan Security Agent or any co-trustee or agent of the Term Loan Security Agent in connection with any Term Loan Document;

Second, to the Term Loan Administrative Agent for application to the payment of all outstanding Term Loan Priority Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Term Loan Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Term Loan Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding);

Third, to the payment of all amounts payable under the ABL Documents on account of the ABL

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Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Agent or any co-trustee or agent of the ABL Agent in connection with any ABL Document;

Fourth, to the ABL Agent for application to the payment of all outstanding ABL Priority Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit and ABL Bank Product Obligations, if any, constituting ABL Priority Obligations);

Fifth, to the Term Loan Administrative Agent for application to the payment of all outstanding Excess Term Loan Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Excess Term Loan Obligations that are then due and payable;

Sixth, to the ABL Agent for application to the payment of all outstanding Excess ABL Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Excess ABL Obligations that are then due and payable; and

Seventh, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b)                                 In connection with the application of proceeds pursuant to Section 7.1(a), except as otherwise directed by the “Required Lenders” under, and as defined in, the Term Loan Documents, the Term Loan Security Agent may sell any non-Cash Proceeds for cash prior to the application of the proceeds thereof.

(c)                                  If the Term Loan Security Agent or any Term Loan Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the ABL Obligations in accordance with Section 7.2(a) below, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Term Loan Secured Party will forthwith deliver the same to the ABL Agent, for the account of the holders of the ABL Obligations, to be applied in accordance with Section 7.2(a).  Until so delivered, such proceeds will be held by that Term Loan Secured Party for the benefit of the holders of the ABL Obligations.

7.2                               Application of Proceeds in Distributions by the ABL Agent.

(a)                                 The ABL Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any ABL Priority Collateral and, after the Discharge of Term Loan Obligations, the proceeds of any collection, sale, foreclosure or other realization of any Term Loan Priority Collateral by the ABL Agent, and the proceeds of any title insurance policy covering any ABL Priority Collateral (and, after the Discharge of Term Loan Obligations, any title insurance policy covering any Term Loan Priority Collateral) required and actually obtained under any ABL Document permitted to be received by it, in the following order of application:

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First, to the payment of all amounts payable under the ABL Documents on account of the ABL Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Agent or any co-trustee or agent of the ABL Agent in connection with any ABL Document;

Second, to the ABL Agent for application to the payment of all outstanding ABL Priority Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization of all outstanding letters of credit (at 105% of the aggregate undrawn amount) and ABL Bank Product Obligations (in such amount as the ABL Agent reasonably determines is necessary to secure the ABL Bank Product Obligations), if any, constituting ABL Priority Obligations);

Third, to the payment of all amounts payable under the Term Loan Documents on account of the Term Loan Security Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Term Loan Security Agent or any co-trustee or agent of the Term Loan Security Agent in connection with any Term Loan Document;

Fourth, to the Term Loan Administrative Agent for application to the payment of all outstanding Term Loan Priority Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Term Loan Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Term Loan Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization);

Fifth, to the ABL Agent for application to the payment of all outstanding Excess ABL Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding Excess ABL Obligations that are then due and payable; and

Sixth, to the Term Loan Administrative Agent for application to the payment of all outstanding Excess Term Loan Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Excess Term Loan Obligations that are then due and payable; and

Seventh, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the other applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b)                                 In connection with the application of proceeds pursuant to Section 7.2(a), except as otherwise directed by the “Required Lenders” under, and as defined in, the ABL Documents, the ABL Agent may sell any non-Cash Proceeds for cash prior to the application of the proceeds thereof.

(c)                                  If the ABL Agent or any ABL Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the

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Term Loan Obligations in accordance with Section 7.1(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such ABL Secured Party will forthwith deliver the same to the Term Loan Security Agent for the account of the holders of the Term Loan Obligations  to be applied in accordance with Section 7.1(a).  Until so delivered, such proceeds will be held by that ABL Secured Party for the benefit of the holders of the Term Loan Obligations.

7.3                               Mixed Collateral Proceeds.  Notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, in the event that proceeds of Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Collateral that involves a combination of ABL Priority Collateral and Term Loan Priority Collateral, the portion of such proceeds that shall be allocated as proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts which amount shall be equal to the face amount of such Accounts).  In addition, notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, to the extent proceeds of Collateral are proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Capital Stock of any of the Subsidiaries of Parent which is a Grantor or all or substantially all of the assets of any such Subsidiary, such proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts (as described in clause (i) of the definition of ABL Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) and the net book value of the Inventory owned by such Subsidiary at the time of such sale, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in the preceding clause (1), Term Loan Priority Collateral.

7.4                               Tracing of Proceeds in Deposit Accounts.  The Term Loan Security Agent, for itself and/or on behalf of the Term Loan Secured Parties, hereby agree that all funds deposited under a Deposit Account (other than an Asset Sale Proceeds Account) and then applied to the ABL Obligations will be treated as ABL Priority Collateral, unless prior to the application of such funds, the ABL Agent has actual knowledge, or any Term Loan Agent or any Grantor has delivered written notice to the ABL Agent indicating, that any such funds are the identifiable Proceeds of Term Loan Priority Collateral that have been deposited under such Deposit Agreements.

Section 8.  Miscellaneous.

8.1                               Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Term Loan Documents or the ABL Documents, the provisions of this Agreement shall govern and control, except with respect to the scope of the assets included in the respective “granting clauses” in the various Term Loan Security Documents and ABL Security Documents.  Each Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provision of its respective Term Loan Documents or ABL Documents.

8.2                               Effectiveness; Continuing Nature of this Agreement; Amendment and Restatement; Severability.  (a) This Agreement shall become effective when executed and delivered by the parties hereto.  Each Security Agent, on behalf of itself and the applicable Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.  Any provision

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of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

(b)                                 This Agreement amends and restates, replaces and supersedes the Prior Intercreditor Agreement in its entirety.  This Agreement is the “Intercreditor Agreement”, as such term is used in the ABL Documents and in the Term Loan Documents.

(c)                                  This Agreement shall terminate and be of no further force and effect:

(i)                                     with respect to the ABL Agent, the ABL Secured Parties and the ABL Obligations, upon the Discharge of ABL Obligations, subject to the rights of the ABL Secured Parties under Section 8.17; and

(ii)                                  with respect to the Term Loan Security Agent, the Term Loan Secured Parties and the Term Loan Obligations, upon the Discharge of Term Loan Obligations, subject to the rights of the Term Loan Secured Parties under Section 8.17.

8.3                               Amendments; Waivers.  (a)  No amendment, modification or waiver of any of the provisions of this Agreement by any Security Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent; provided that additional Grantors may acknowledge this Agreement in accordance with the provisions of Section 8.16; provided, further that each of the ABL Agent and the Term Loan Agent and the  Security Agents shall be obligated to enter into amendments and modifications to this Agreement on their own behalf and on behalf of their respective Secured Parties to the extent requested by the Company in accordance with Section 8.3(b) below.  Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Company or any other Grantor shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement, except to the extent its rights are directly affected (which includes any amendment to the Grantors’ ability to cause additional obligations to constitute Term Loan Obligations or ABL Obligations as the Company and/or any other Grantor may designate).

(b)                                 It is understood and agreed that the ABL Agent, the Term Loan Security Agent and the Term Loan Agent, without the consent of any other ABL Secured Party or Term Loan Secured Party, shall, upon request of the Company, enter into a supplemental agreement (which may take the form of an amendment or amendment and restatement of this Agreement) within 10 business days of such request (or such shorter or longer period as reasonably agreed to by the Security Agents and the Company) (i) to have additional indebtedness or other obligations of any of the Grantors incorporated herein as ABL Obligations or Term Loan Obligations, as the case may be, under this Agreement, (ii) to give effect to any amendments contemplated by Sections 3.4(h) or 4.4(h) in connection with a Permitted Refinancing of Term Loan Obligations and ABL Obligations, respectively or (iii) to effectuate the priority of the Liens permitted pursuant to clauses (a), (q) and (r) of the definition of “Permitted Liens” in the ABL Credit Agreement (or any Permitted Refinancing thereof) or Sections 9.01(d), (t), (u) or (v) of the Term Loan Credit Agreement (or any Permitted Refinancing thereof) (including allowing the Additional Debt secured by such Liens to share in the benefits of this Agreement on a basis consistent with the existing Term Loan Obligations (to the extent such Additional Debt is intended to consist of

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Term Loan Obligations) or the existing ABL Obligations (to the extent such Additional Debt is intended to consist of ABL Obligations), in relation  to (x) the Liens on the Term Loan Priority Collateral securing the ABL Obligations and  the Term Loan Obligations and (y) the Liens on the ABL Priority Collateral securing ABL Obligations and the Term Loan Obligations (the indebtedness or other obligations described in clauses (i) and (iii) above, “Additional Debt”), which supplemental agreement shall specify whether such Additional Debt constitutes ABL Obligations or Term Loan Obligations; provided that such Additional Debt is permitted to be incurred under the each of the ABL Credit Agreement and the Term Loan Credit Agreement then extant in accordance with the terms thereof, and each of the ABL Agent and the Term Loan Security Agent (and the Term Loan Agent)  shall execute and deliver such supplemental agreement at the other’s request (or upon the request of the Company) and such supplemental agreement may contain additional intercreditor terms applicable solely to the holders of such Additional Debt and  the holders of the relevant obligations hereunder, which are intended to share priority in the Collateral on a pari passu basis with such Additional Debt.

8.4                               Information Concerning Financial Condition of the Company and its Subsidiaries.  The Term Loan Security Agent and the Term Loan Secured Parties, and the ABL Agent and the ABL Secured Parties, shall each separately be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the Term Loan Obligations or the ABL Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Loan Obligations.  No Security Agent or its respective Secured Parties shall have any duty to advise any other Security Agent or that other Security Agent’s respective Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that any of the Term Loan Security Agent or any of the Term Loan Secured Parties, or the ABL Agent or any of the ABL Secured Parties, respectively, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party hereto, it or they shall be under no obligation (w) to make, and such informing party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5                               Submission to Jurisdiction; Waivers.  (a)  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, BOROUGH OF MANHATTAN.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.6; AND (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)                                 EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE

63

ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.5(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.6                               Notices.  All notices to the ABL Secured Parties and the Term Loan Secured Parties permitted or required under this Agreement shall also be sent to the ABL Agent and the Term Loan Security Agent, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.7                               Further Assurances.  The Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and each Grantor, agrees that each of them shall take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested) as the Term Loan Security Agent or the ABL Agent (or in the circumstances set forth in Section 8.3, the Company) may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement (including with respect to Additional Debt).

8.8                               APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.9                               Binding on Successors and Assigns.  This Agreement shall be binding upon the parties hereto, the Term Loan Secured Parties, the ABL Secured Parties, and their respective successors and assigns.

8.10                        Specific Performance.  Each of the Term Loan Security Agent and the ABL Agent may demand specific performance of this Agreement.  The Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other

64

defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Term Loan Security Agent or the ABL Agent, as the case may be.

8.11                        Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.12                        Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as the case may be.

8.13                        Authorization; No Conflict.  Each of the parties hereto represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

8.14                        No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of the Term Loan Secured Parties, the ABL Secured Parties and each of their respective successors and assigns.  No other Person shall have or be entitled to assert rights or benefits hereunder, other than the specific rights of the Grantors under Section 8.3.

8.15                        Provisions Solely to Define Relative Rights.  (a)  The provisions of this Agreement are, and are intended solely for the purpose of, defining the relative rights and remedies of the Term Loan Secured Parties and the ABL Secured Parties, respectively.  None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder (except as provided in Section 8.3).  Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Term Loan Obligations and the ABL Obligations as and when the same shall become due and payable in accordance with their terms.

(b)                                 Nothing in this Agreement shall relieve the Company or any other Grantor from the performance of any term, covenant, condition or agreement on the Company’s or such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral, or impose any obligation on any Security Agent to perform or observe any such term, covenant, condition or agreement on the Company’s or such other Grantor’s part to be so performed or observed, or impose any liability on any Security Agent for any act or omission on the part of the Company or such other Grantor relative thereto or for any breach of any representation or warranty on the part of the Company or such other Grantor contained in this Agreement or any ABL Document or any Term Loan Document, or in respect of the Collateral pledged by it.  The obligations of the Company and each other Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of the Company’s or such other Grantor’s other obligations hereunder.

(c)                                  Each of the Security Agents acknowledges and agrees that it has not made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Loan Document.  Except as otherwise provided in this Agreement, each of the Security Agents and the Administrative Agents will be entitled to manage

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and supervise their respective extensions of credit to the Company or any of its Subsidiaries in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.16                        Additional Grantors.  The Company will cause each Person that becomes a Grantor or is a Wholly-Owned Subsidiary which is a Domestic Subsidiary (other than an Excluded Subsidiary) required by any Term Loan Document or any ABL Document to acknowledge this Agreement by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement Acknowledgement in substantially the form attached hereto as Exhibit B, whereupon such Person will be deemed to have acknowledged and consented to the terms hereof to the same extent as if it had executed and delivered an Intercreditor Agreement Acknowledgement as of the date hereof.  The Company shall promptly provide each Security Agent with a copy of an Intercreditor Agreement Acknowledgement executed and delivered pursuant to this Section 8.16.

8.17                        Avoidance Issues.  If any ABL Secured Party or any Term Loan Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount (a “Recovery”), then such ABL Secured Party or Term Loan Secured Party, as the case may be, shall be entitled to a reinstatement of ABL Obligations or Term Loan Obligations, as the case may be, with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.  To the extent the ABL Debt Cap was decreased in connection with such payment of the ABL Obligations, the ABL Debt Cap shall be increased to such extent, and to the extent the Term Loan Debt Cap was decreased in connection with such payment of the Term Loan Obligations, the Term Loan Debt Cap shall be increased to such extent.

8.18                        Subrogation.  (a)  Subject to the Discharge of Term Loan Obligations, with respect to the value of any payments or distributions in cash, property or other assets that the ABL Secured Parties or ABL Agent pay over to the Term Loan Security Agent or any of the other Term Loan Secured Parties under the terms of this Agreement with respect to any Term Loan Priority Collateral, the ABL Secured Parties and the ABL Agent shall be subrogated to the rights of the Term Loan Security Agent and such other Term Loan Secured Parties; provided that, the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Term Loan Obligations has occurred.  Each of the Company and each other Grantor acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the ABL Agent or any other ABL Secured Parties and paid over to the Term Loan Security Agent or the other Term Loan Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Term Loan Obligations owed by the Company or any other Grantor under the Term Loan Documents.

(b)                                 Subject to the Discharge of ABL Obligations, with respect to the value of any payments or distributions in cash, property or other assets that (i) the Term Loan Secured Parties or Term Loan Security Agent pay over to the ABL Agent or any of the other ABL Secured Parties under the terms of this Agreement with respect to the ABL Priority Collateral, the Term Loan Secured Parties and the Term Loan Security Agent shall be subrogated to the rights of the ABL Agent and the other ABL Secured Parties; provided that each of the Term Loan Security Agent, on behalf of itself and the Term Loan Secured Parties  hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Obligations has occurred.  Each of the Company and each other Grantor acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Term Loan Security Agent or any other Term Loan Secured Parties and paid over to the ABL Agent or the other ABL Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the ABL

66

Obligations owed by the Company or any other Grantor under the ABL Documents, as the case may be (but rather shall relieve or reduce the Term Loan Obligations).

8.19                        Effectiveness in Insolvency or Liquidation Proceedings.  This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof.  The relative rights of the Secured Parties in or to any distributions from or in respect of any Collateral or proceeds of any Collateral, shall continue after the commencement of any Insolvency or Liquidation Proceeding.  Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

Address:	WELLS FARGO CAPITAL FINANCE, LLC,
as ABL Agent
Wells Fargo Capital Finance, LLC
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404	By:
Attn: Loan Portfolio Manager	Name:
Fax No.: (866) 350-1924	Title:

[SIGNATURE PAGE]

Address:	MORGAN STANLEY SENIOR FUNDING, INC.,
as Term Loan Administrative Agent and as Term Loan Security Agent
Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, New York 10036
Attention: Agency Team	By:
Telecopier No.: (212) 507-6680	Name:
Telephone: (917) 260-0588	Title:

[SIGNATURE PAGE]

INTERCREDITOR AGREEMENT ACKNOWLEDGEMENT

Each Grantor hereby acknowledges that it has received a copy of this Agreement, as in effect on the date first written above, and each such Grantor hereby (i) consents thereto, (ii) agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Loan Agents and the Term Loan Secured Parties, (iii) waives the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of this Agreement, (iv) acknowledges and agrees that neither any Term Loan Agent nor any holder of Term Loan Obligations shall ever be accountable or liable for any actions taken or omitted by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns, (v) acknowledges and agrees that neither the ABL Agent nor any holder of ABL Obligations shall ever be accountable or liable for any actions taken or omitted by any Term Loan Agent or any Term Loan Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any Term Loan Agent or any Term Loan Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by any Term Loan Agent or its officers, employees, agents, successors or assigns, and (vi) agrees that it will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof.  Each Grantor further acknowledges and agrees that, other than as provided in Section 8.3 of this Agreement (pursuant to Section 8.15(a) of this Agreement), it is not an intended beneficiary or third party beneficiary under this Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

[SIGNATURE PAGES FOLLOW]

[INTERCREDITOR AGREEMENT ACKNOWLEDGEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Acknowledgement to be executed by their respective officers or representatives as of June    , 2016.

ADVANCEPIERRE FOODS, INC.,
as a Grantor

By:
Name:
Title:

ADVANCEPIERRE FOODS HOLDINGS, INC.,
as a Grantor

By:
Name:
Title:

PIERRE HOLDCO, INC.,
as Grantor

By:
Name:
Title:

CHEFS PANTRY, LLC,
as a Grantor

By:
Name:
Title:

[SIGNATURE PAGE — INTERCREDITOR AGREEMENT ACKNOWLEDGEMENT]

CLOVERVALE FARMS, LLC,
as a Grantor

By:
Name:
Title:

ADVANCE FOOD COMPANY, LLC,
as a Subsidiary Guarantor

By:
Name:
Title:

APF LEGACY SUBS, LLC,
as a Grantor

By:
Name:
Title:

BARBER FOODS, LLC,
as a Grantor

By:
Name:
Title:

[SIGNATURE PAGE — INTERCREDITOR AGREEMENT ACKNOWLEDGEMENT]

EXHIBIT A
to Intercreditor Agreement

FORM OF
INTERCREDITOR AGREEMENT JOINDER

The undersigned,                      , a                , hereby agrees to become party as [an ABL Agent][a Term Loan Security Agent] under the Amended and Restated Intercreditor Agreement, dated as of June 2, 2016 (as amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time, the “Intercreditor Agreement”), made by and among Wells Fargo Capital Finance, LLC (in its individual capacity, and any successor thereto by merger, consolidation or otherwise, “WFCF”), as ABL Agent, and Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent and as Term Loan Security Agent, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation (“Parent”), Pierre Holdco, Inc., a Delaware corporation (“Holdings”), AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and certain other Grantors (as defined therein), as such Intercreditor Agreement may be in effect from time to time for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

The provisions of Section 6 of the Intercreditor Agreement will apply with like effect to this Intercreditor Agreement Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of                    , 20    .

[ ]

By:
Name:
Title:

EXHIBIT B
to Intercreditor Agreement

FORM OF
INTERCREDITOR AGREEMENT ACKNOWLEDGEMENT

The undersigned,                      , a                 (“Grantor”), hereby acknowledges that it has received a copy of the Amended and Restated Intercreditor Agreement, dated as of June 2, 2016 (as amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time, the “Intercreditor Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Intercreditor Agreement), made by and among Wells Fargo Capital Finance, LLC (in its individual capacity, and any successor thereto by merger, consolidation or otherwise, “WFCF”), as ABL Agent, and Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent and as Term Loan Security Agent, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation (“Parent”), Pierre Holdco, Inc. a Delaware corporation (“Holdings”), AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and certain other Grantors.  Grantor hereby (i) consents to the Intercreditor Agreement, (ii) agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Loan Agents and the Term Loan Secured Parties, (iii) waives the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of the Intercreditor Agreement, (iv) acknowledges and agrees that neither any Term Loan Agent nor any holder of Term Loan Obligations shall ever be accountable or liable for any actions taken or omitted by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns, (v) acknowledges and agrees that neither the ABL Agent nor any holder of ABL Obligations shall ever be accountable or liable for any actions taken or omitted by any Term Loan Agent or any Term Loan Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any Term Loan Agent or any Term Loan Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by any Term Loan Agent or its officers, employees, agents, successors or assigns, and (vi) agrees that it will not do any act or perform any obligation which is not in accordance with the agreements set forth in the Intercreditor Agreement as in effect on the date hereof.  Grantor further acknowledges and agrees that, other than as provided in Section 8.3 of the Intercreditor Agreement (pursuant to Section 8.15(a) of the Intercreditor Agreement), it is not an intended beneficiary or third party beneficiary under the Intercreditor Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Acknowledgement to be executed by their respective officers or representatives as of                    , 20    .

[ ]

By:
Name:
Title:

EXHIBIT K-2

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

EXHIBIT K-2

[FORM OF] PARI PASSU INTERCREDITOR AGREEMENT

dated as of [  ],

between

MORGAN STANLEY SENIOR FUNDING, INC.,

as Security Agent for the Term Loan Secured Creditors
and
as Authorized Representative for the Term Loan Secured Creditors,

and

[          ]
as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of [          ], is made by and among, MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as security agent for the Term Loan Secured Creditors (as defined below) (in such capacity and together with its successors in such capacity, the “Term Loan Security Agent”), as the Term Loan Administrative Agent (as defined below) and as the Authorized Representative for the Term Loan Secured Creditors (as each such term is defined below), [          ], as Authorized Representative for the Initial Additional First-Lien Secured Creditors (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Creditors of the Series (as each such term is defined below) with respect to which it is acting in such capacity, and is acknowledged by ADVANCEPIERRE FOODS HOLDINGS, INC., a Delaware corporation (“Parent”), PIERRE HOLDCO, INC., a Delaware corporation (“Holdings”), ADVANCEPIERRE FOODS, INC., a Delaware corporation (the “Company”), and the other Grantors (as defined below) from time to time party hereto.

RECITALS:

WHEREAS, Parent, Holdings and the Company have entered into that certain Term Loan Credit Agreement, dated as of June 2, 2016 (as amended, supplemented, restated, amended and restated, modified and/or Refinanced from time to time, the “Term Loan Credit Agreement”), among Parent, Holdings, the Company, the lenders from time to time party thereto (the “Term Loan Lenders”), MSSF, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Term Loan Administrative Agent”), and the Term Loan Security Agent;

WHEREAS, pursuant to the various Term Loan Documents (as defined below), (i) certain of the Grantors have provided guarantees for the Term Loan Credit Agreement Obligations (as defined below), and (ii) the Grantors have provided security for the Term Loan Credit Agreement Obligations; and

WHEREAS, Parent, Holdings, the Company and the other Grantors may, from time to time, to the extent permitted by this Agreement and the Term Loan Documents, incur additional secured debt which Parent, Holdings, the Company and the Security Agent (as defined below) agree may, subject to the terms and conditions hereof, share a security interest in the Collateral on a pari passu basis with the Term Loan Credit Agreement Obligations in accordance with the Secured Credit Documents (as defined below) in existence at the time of such incurrence;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Security Agent, the Term Loan Administrative Agent (for itself and on behalf of the Term Loan Secured Creditors), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Creditors), and each additional Authorized Representative (each for itself and on behalf of the Additional First-Lien Secured Creditors of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01  Certain Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Term Loan Credit Agreement (as defined below) or, if not defined herein or therein and defined in the UCC, the meanings specified therein.  As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Lien Documents” means, with respect to any Series of Additional First-Lien Obligations, the notes, indentures, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness, including the Initial Additional First-Lien Documents and each other agreement entered into for the purpose of securing any Series of Additional First-Lien Obligations; provided that in each case, the indebtedness thereunder (other than the Initial Additional First-Lien Obligations) has been designated as Additional First-Lien Obligations pursuant to Section 5.13.

“Additional First-Lien Obligations” means all amounts owing to any Additional First-Lien Secured Creditor (including the Initial Additional First-Lien Secured Creditors) pursuant to the terms of any Additional First-Lien Document (including the Initial Additional First-Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First-Lien Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional First-Lien Secured Creditor” means the holders of any Additional First-Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First Lien Secured Creditors.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Term Loan Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Term Loan Administrative Agent, and (ii) from and after the earlier of (x) the Discharge of Term Loan Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

2

“Applicable Security Agent” means, with respect to any Shared Collateral, the Security Agent with respect to the Series of First-Lien Obligations whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Authorized Representative” means, at any time, (i) in the case of any Term Loan Credit Agreement Obligations or the Term Loan Secured Creditors, the Term Loan Administrative Agent or the Security Agent (or any similar term) under and as defined in the Term Loan Security Agreement, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Creditors, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Creditors that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code, and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Company” shall have the meaning set forth in the introductory paragraph hereof.

“Controlling Secured Creditors” means, with respect to any Shared Collateral, the Series of First-Lien Secured Creditors whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“MSSF” shall have the meaning set forth in the introductory paragraph hereof.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral.  The term “Discharged” shall have a corresponding meaning.

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“Discharge of Term Loan Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Term Loan Credit Agreement Obligations; provided that the Discharge of Term Loan Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Term Loan Credit Agreement Obligations with Additional First-Lien Obligations secured by such Shared Collateral under a First-Lien Security Document which has been designated in writing by the Term Loan Administrative Agent (under the Term Loan Credit Agreement so Refinanced) and the Company to each other Authorized Representative as the “Term Loan Credit Agreement” for purposes of this Agreement.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Excluded Subsidiary” shall have the meaning provided in the Term Loan Credit Agreement (as in effect on the date hereof).

“First-Lien Documents” means, (i) with respect to the Term Loan Credit Agreement Obligations, the Term Loan Documents, (ii) with respect to the Initial Additional First-Lien Obligations, the Initial Additional First-Lien Documents and (iii) with respect to any Additional First-Lien Obligations, the Additional First-Lien Documents.

“First-Lien Obligations” means, collectively, (i) the Term Loan Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations (including the Initial Additional First-Lien Obligations).

“First-Lien Secured Creditors” means (i) the Term Loan Credit Agreement Secured Creditors and (ii) the Additional First-Lien Secured Creditors with respect to each Series of Additional First-Lien Obligations and any Authorized Representative thereof.

“First-Lien Security Documents” means the Term Loan Security Agreement, the other “Security Documents” (as defined in the Term Loan Credit Agreement), the Initial Additional Security Agreement and each other agreement entered into in favor of the Security Agent for the purpose of securing any Series of Additional First-Lien Obligations.

“Grantors” shall mean Parent, Holdings, the Company and each of the Company’s Wholly-Owned Subsidiaries that is a Domestic Subsidiary (other than Excluded Subsidiaries) that have executed and delivered, or may, from time to time, hereafter execute and deliver, a First-Lien Security Document.

“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Initial Additional Security Agreement” means the [          ], dated as of [          ], among the Grantors party thereto and the Security Agent.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the notes issued thereunder, the Initial Additional Security Agreement, and any security documents and other operative agreements evidencing or governing the indebtedness thereunder or the liens securing such indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations.

“Initial Additional First-Lien Agreement” mean that certain [          ], dated as of [          ], among the [          ] and [          ], as [          ], as amended, restated, amended and restated, supplemented, modified, replaced and/or Refinanced from time to time.

“Initial Additional First-Lien Obligations” means the Additional First-Lien Obligations pursuant to the Initial Additional First-Lien Documents.

“Initial Additional First-Lien Secured Creditors” means the “[Secured Creditors]” as defined in the Initial Additional Security Agreement.

“Insolvency or Liquidation Proceeding” shall mean any of the following:  (i) the filing by any Grantor of a voluntary petition in bankruptcy under any provision of any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or a petition to take advantage of any receivership or insolvency laws, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (ii) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material part of such Grantor’s assets; (iii) the filing of any petition against such Grantor under any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or other receivership or insolvency law, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; or (iv) the general assignment by such Grantor for the benefit of creditors or any other marshalling of the assets and liabilities of such Grantor.

“Intercreditor Agreement Acknowledgement” shall mean the initial Pari Passu Intercreditor Agreement Acknowledgement delivered by each of the Grantors on the date first written above, and each other Pari Passu Intercreditor Agreement Acknowledgement made following the date first written above in substantially the form of Annex II hereto.

“Joinder Agreement” means a representative supplement to this Agreement in the form of Annex I hereof required to be delivered by an Authorized Representative and the Company to the Applicable Security Agent and the Applicable Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First-Lien Obligations and become Additional First-Lien Secured Creditors hereunder.

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“Lenders” shall have the meaning set forth in the recitals hereto.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, charge, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute or other law, and any lease having substantially the same effect as the foregoing).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional First-Lien Obligations which have an equal outstanding principal amount, the Series of Additional First-Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Security Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Security Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

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“Non-Controlling Secured Creditors” means, with respect to any Shared Collateral, the First-Lien Secured Creditors which are not Controlling Secured Creditors with respect to such Shared Collateral.

“Parent” shall have the meaning set forth in the introductory paragraph hereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Possessory Collateral” means any Shared Collateral in the possession of the Security Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.  Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Security Agent under the terms of the First-Lien Security Documents.

“Principal Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of June 2, 2016, among Wells Fargo Capital Finance, LLC, as the ABL Agent thereunder, MSSF, as Term Loan Administrative Agent and Term Loan Security Agent, and such other Persons as may become party thereto from time to time, and acknowledged by Parent, Holdings and the Company and certain other Grantors, as may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Proceeds” means all “proceeds”, as such term is defined in Article 9 of the UCC with respect to any Shared Collateral and, in any event, shall include the proceeds of any sale, collection or other liquidation of any Shared Collateral by any First-Lien Secured Creditor or received by the Applicable Authorized Representative or any First-Lien Secured Creditor pursuant to any such intercreditor agreement (other than this Agreement) with respect to such Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for such indebtedness in whole or in part, whether with the same or other holders of indebtedness, arrangers, trustees and/or agents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Secured Credit Document” means (i) the Term Loan Credit Agreement and each other Term Loan Document, (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document.

“Security Agent” shall mean (i) in the case of any Term Loan Credit Agreement Obligations, the Term Loan Security Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Creditors that

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become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the First-Lien Secured Creditors under the First-Lien Security Documents.

“Series” means (a) with respect to the First-Lien Secured Creditors, each of (i) the Term Loan Secured Creditors (in their capacities as such), (ii) the Initial Additional First-Lien Secured Creditors (in their capacities as such) and (iii) any other Additional First-Lien Secured Creditors that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such other Additional First-Lien Secured Creditors) and (b) with respect to any First-Lien Obligations, each of (i) the Term Loan Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations and (iii) the other Additional First-Lien Obligations incurred pursuant to any Additional First-Lien Document, the holders of which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such other Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations (or their respective Authorized Representatives or the Security Agent on behalf of such holders) have been granted a Lien which, subject to the Principal Intercreditor Agreement, constitutes Liens securing First Lien Obligations (as defined, for this purpose, in the Principal Intercreditor Agreement).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Term Loan Administrative Agent” has the meaning assigned to such term in the recitals hereto; provided that the administrative agent with respect to any Additional First-Lien Obligations secured by Shared Collateral incurred pursuant to a Refinancing of the Term Loan Credit Agreement Obligations which has been designated in writing by the administrative agent and the security agent (in each case, under the Term Loan Credit Agreement so Refinanced) and

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the Company to each other Authorized Representative shall be the “Term Loan Administrative Agent” for purposes of this Agreement.

“Term Loan Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Term Loan Lenders” shall have the meaning set forth in the recitals hereto.

“Term Loan Credit Agreement Obligations” means all “Secured Obligations” as defined in the Term Loan Security Agreement.

“Term Loan Documents” shall mean (x) the Term Loan Credit Agreement and the other “Credit Documents” (as defined in the Term Loan Credit Agreement), (y) each “Secured Hedging Agreement” (as defined in the Term Loan Credit Agreement) and (z) each of the other agreements, documents and instruments providing for or evidencing any Term Loan Credit Agreement Obligation (including any Refinancing of any Term Loan Credit Agreement Obligation), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing (but excluding, for the avoidance of doubt, any documents agreement entered into in connection with a DIP Financing).

“Term Loan Secured Creditors” means the “Secured Creditors” as defined in the Term Loan Security Agreement.

“Term Loan Security Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement; provided that the Term Loan Security Agent with respect to any Additional First-Lien Obligations secured by Shared Collateral incurred pursuant to a Refinancing of the Term Loan Credit Agreement Obligations which has been designated in writing by the Term Loan Administrative Agent and the Term Loan Security Agent (in each case, under the Term Loan Credit Agreement so Refinanced) and the Company to each other Authorized Representative shall be the “Term Loan Security Agent” for purposes of this Agreement.

“Term Loan Security Agreement” means the “Security Agreement” as defined in the Term Loan Credit Agreement.

“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to any Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than,

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in the case of a Subsidiary of the Company organized under the laws of a jurisdiction other than the United States or any state thereof, with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law).

SECTION 1.02  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, restated, amended and restated, supplemented, renewed, extended, refunded, replaced or Refinanced or otherwise modified to the extent not prohibited hereby, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Exhibits, Sections and Annexes shall be construed to refer to Exhibits, Sections or Annexes of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.

SECTION 1.03  Impairments.  Each of the parties hereto acknowledges that the Senior Lien priority provided to the First-Lien Secured Creditors of each Series in accordance with this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of: (i) the invalidity, irregularity or unenforceability of all or any part of the First-Lien Documents of a Series; (ii) any amendment, change or modification of any First-Lien Documents of a Series not in contravention of the terms of this Agreement; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, Parent or any of its Subsidiaries party to any of the First-Lien Documents of a Series, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any First-Lien Secured Creditor.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01  Priority of Claims.  (a)  Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and the Applicable Security Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared

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Collateral in any Bankruptcy Case of the Company or any other Grantor or any First-Lien Secured Creditor receives any payment pursuant to any intercreditor agreement (other than this Agreement (to the extent such payment represents an application of Proceeds made pursuant to this Section 2.01)) with respect to any Shared Collateral, the Proceeds of any such Shared Collateral or of any distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement (to the extent such distribution represents an application of Proceeds made pursuant to this Section 2.01)), shall be applied (i) FIRST, to the payment of all amounts owing to each Security Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First-Lien Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(b)                                 It is acknowledged that the First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Lien Secured Creditors of any Series.

(c)                                  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever, each First-Lien Secured Creditor hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02  Actions with Respect to Shared Collateral; Prohibition on Contesting Liens (a) With respect to any Shared Collateral, (i) only the Applicable Security Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Security Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Creditor other than the Applicable Authorized Representative). and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Creditor (other than the Applicable Authorized Representative) shall or shall instruct the Applicable Security Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with

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respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Security Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.  Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Applicable Security Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral (subject to Section 2.01).  No Non-Controlling Authorized Representative or Non-Controlling Secured Creditor will contest, protest or object (or support the challenge of any other Person) to any foreclosure proceeding or action brought by the Applicable Security Agent, the Applicable Authorized Representative or the Controlling Secured Creditor or any other exercise by the Applicable Security Agent, the Applicable Authorized Representative or the Controlling Secured Creditor of any rights and remedies relating to the Shared Collateral, or to cause the Security Agent to do so.  The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Creditor, the Applicable Security Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b)                                 Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of First-Lien Obligations (other than funds deposited for the discharge or defeasance of any Additional First-Lien Document, to the extent permitted by the applicable Secured Credit Documents of each other Series) other than pursuant to the First-Lien Security Documents to which it is a party, and by executing this Agreement (or a Joinder Agreement), each Authorized Representative (for itself and on behalf of the Series of First-Lien Secured Creditors for which it is acting hereunder) agrees to be bound by the provisions of this Agreement and the other First-Lien Security Documents applicable to it.

(c)                                  Each of the Authorized Representative (for itself and on behalf of the Series of First-Lien Secured Creditors for which it is acting hereunder) agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the perfection, priority, validity, attachment or enforceability (notwithstanding any lack thereof, including without limitation, due to an absence or failure of, or delay in, the execution and filing of a mortgage with respect to real property, the execution and delivery of a control agreement, or otherwise obtaining perfection or priority) of a Lien held by or on behalf of any of the First-Lien Secured Creditors in all or any part of the Collateral, or (ii) the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Security Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03  No Interference; Payment Over.  (a)  Each First-Lien Secured Creditor agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority (notwithstanding any lack thereof, including without limitation, due to an absence or failure of, or delay in, the execution and filing of a mortgage with respect to real property, the execution and delivery of a control agreement, or otherwise obtaining perfection or priority) of any Lien under any First-Lien Security Document

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or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Security Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Security Agent or any other First-Lien Secured Creditor to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Security Agent or any other First-Lien Secured Creditor of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Security Agent or any other First-Lien Secured Creditor seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and no Security Agent, Applicable Authorized Representative or other First-Lien Secured Creditor shall be liable for any action taken or omitted to be taken by the Applicable Security Agent, such Applicable Authorized Representative or any other First-Lien Secured Creditor with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Security Agent or any other First-Lien Secured Creditor to enforce this Agreement.

(b)                                 Each First-Lien Secured Creditor hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement) or otherwise, at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Creditors and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Security Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04  Automatic Release of Liens; Amendments to First-Lien Security Documents.  (a)  If, at any time the Applicable Security Agent forecloses upon or otherwise exercises remedies against any Shared Collateral in accordance with this Agreement resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Security Agents for the benefit of each Series of First-Lien Secured Creditors upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b)                                 Each First-Lien Secured Creditor agrees that the Applicable Security Agent may enter into any amendment to any First-Lien Security Document (including, without limitation, to release any Liens securing any Series of First-Lien Obligations), so long as each

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Security Agent receives a certificate of an Authorized Officer of the Company stating that such amendment is permitted by the terms of each then extant Secured Credit Document.  Additionally, each First-Lien Secured Creditor agrees that the Applicable Security Agent may enter into any amendment to any First-Lien Security Document solely as such First-Lien Security Document relates to a particular Series of First-Lien Obligations (including, without limitation, to release any Liens securing such Series of First-Lien Obligations), so long as (x) such amendment is in accordance with the Secured Credit Documents pursuant to which such Series of First-Lien Obligations were incurred and (y) such amendment does not adversely affect the First-Lien Secured Creditors of any other Series in any material respect.

(c)                                  Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Security Agent or the Company to evidence and confirm any release of Shared Collateral or amendment to any First-Lien Security Document provided for in this Section.

(d)                                 In determining whether an amendment to any First-Lien Security Document is permitted by this Section 2.04, the Applicable Security Agent may conclusively rely on a certificate of an officer of the Company stating that such amendment is permitted by Section 2.04(b) above.

SECTION 2.05  Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.  (a)  This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof.  The relative rights of the First-Lien Secured Creditors in or to any distributions from or in respect of any Collateral or proceeds of any Collateral, shall continue after the commencement of any Insolvency or Liquidation Proceeding.  Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

(b)                                 If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Creditor (other than any Controlling Secured Creditor or Authorized Representative of any Controlling Secured Creditor) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Creditor, or an Authorized Representative of any Controlling Secured Creditor, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Creditors, each Non-Controlling Secured Creditor will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Creditors (other than any Liens of any First-Lien Secured Creditors constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari

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passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Creditors, each Non-Controlling Secured Creditor will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Creditors of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Lien Secured Creditors (other than any Liens of the First-Lien Secured Creditors constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Creditors of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Creditors as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First-Lien Secured Creditors as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Creditors are granted adequate protection with respect to the First-Lien Obligations, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First-Lien Secured Creditors of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any collateral subject to Liens in favor of the First-Lien Secured Creditors of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Creditors receiving adequate protection shall not object to any other First-Lien Secured Creditor receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Creditors in connection with a DIP Financing or use of cash collateral.

SECTION 2.06  Reinstatement.  In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07  Insurance.  As among the First-Lien Secured Creditors, the Applicable Security Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral solely to the extent the First-Lien Secured Creditors or holders of any Series of First-Lien Obligations possess such right in the then extant First-Lien Documents, and the Applicable Security Agent shall apply the proceeds received from any such adjustment, settlement or award in accordance with this Agreement.

SECTION 2.08  Refinancings.  The First-Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Creditor of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a

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Joinder Agreement on behalf of the holders of such Refinancing indebtedness at the time such Refinancing indebtedness is incurred.

SECTION 2.09  Possessory Security Agent as Gratuitous Bailee for Perfection.  (a)  The Applicable Security Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Creditor and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Discharge of the obligations of the Series for which the Applicable Security Agent is acting occurs, such Security Agent shall (at the sole cost and expense of the Grantors), promptly deliver all Possessory Collateral to the Security Agent that will be the Applicable Security Agent after giving effect to such Discharge together with any necessary endorsements (or otherwise allow such successor Security Agent to obtain control of such Possessory Collateral).  Each Security Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Creditor and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)                                 The duties or responsibilities of each Security Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Creditor for purposes of perfecting the Lien held by such First-Lien Secured Creditors therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01  Determinations with Respect to Amounts of Liens and Obligations.  Whenever any Security Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and each other Security Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Security Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Security Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of an officer of the Company.  The Security Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Creditor or any other person as a result of such determination.

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ARTICLE IV

The Security Agent

SECTION 4.01  Appointment and Authority.  (a)  Each of the First-Lien Secured Creditors hereby irrevocably appoints the Applicable Security Agent to act on its behalf as the Security Agent hereunder and under each of the other First-Lien Security Documents and authorizes the Applicable Security Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Security Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First-Lien Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Applicable Security Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Security Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Shared Collateral (or any portion thereof) granted under any of the First-Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative, shall be entitled to the benefits, without duplication, of all provisions of this Article IV (as though such co-agents, sub-agents and attorneys-in-fact were the security agent (or similar term) under the First-Lien Security Documents) as if set forth in full herein with respect thereto.

(b)                                 Each Non-Controlling Secured Creditor acknowledges and agrees that the Applicable Security Agent shall be entitled, for the benefit of the First-Lien Secured Creditors, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Creditors would otherwise be entitled as a result of holding First-Lien Obligations in their capacity as Non-Controlling Secured Creditors.  Without limiting the foregoing, each Non-Controlling Secured Creditor agrees that none of the Applicable Security Agent, the Applicable Authorized Representative or any other First-Lien Secured Creditor shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Creditors, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Creditors from such realization, sale, disposition or liquidation.  Each of the First-Lien Secured Creditors waives any claim it may now or hereafter have against the Applicable Security Agent, the Applicable Authorized Representative or any other First-Lien Secured Creditor of any Series of First-Lien Obligations for which the Applicable Authorized Representative acts arising out of (i) any actions which the Security Agent, the Applicable Authorized Representative or any such First-Lien Secured Creditor takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the applicable First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien

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Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, the Company or any of its Subsidiaries, as debtor-in-possession.  Notwithstanding any other provision of this Agreement, the Applicable Security Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such collateral constitutes Shared Collateral.

(c)                                  Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex I by an additional Authorized Representative, the Applicable Security Agent, the Applicable Authorized Representative and each Grantor in accordance with Section 5.13, the Applicable Security Agent will continue to act in its capacity as Applicable Security Agent in respect of the then existing Authorized Representatives and such additional Authorized Representative.

SECTION 4.02  Rights as a First-Lien Secured Creditor. The Person serving as the Applicable Security Agent hereunder shall have the same rights and powers in its capacity as a First-Lien Secured Creditor under any Series of First-Lien Obligations that it holds as any other First-Lien Secured Creditor of such Series and may exercise the same as though it were not the Applicable Security Agent, and the term “First-Lien Secured Creditor” or “First-Lien Secured Creditors” or (as applicable) “Term Loan Secured Creditor”, “Term Loan Secured Creditors”, “Additional First-Lien Secured Creditor”, “Additional First-Lien Secured Creditors”, “Initial Additional First-Lien Secured Party” or “Initial Additional First-Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Security Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any subsidiary or other affiliate thereof as if such Person were not the Applicable Security Agent hereunder and without any duty to account therefor to any other First-Lien Secured Creditor.

SECTION 4.03  Exculpatory Provisions.  (a)  Each Security Agent shall not have any duties or obligations except those expressly set forth herein and in the other First-Lien Security Documents.  Without limiting the generality of the foregoing, each Security Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Lien Security Documents that such Security Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that such Security Agent shall not be required to take any action that, in its

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opinion or the opinion of its counsel, may expose such Security Agent to liability or that is contrary to any First-Lien Security Document or applicable law;

(iii)                               shall not, except as expressly set forth herein and in the other First-Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its affiliates that is communicated to or obtained by the Person serving as the Applicable Security Agent or any of its affiliates in any capacity;

(iv)                              shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement (it being understood and agreed that each Security Agent shall be deemed not to have knowledge of any Event of Default under any Series of First-Lien Obligations unless and until notice describing such Event Default is given to such Security Agent by the Authorized Representative of such First-Lien Obligations or the Company);

(v)                                 shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First-Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Lien Security Documents, (v) the value or the sufficiency of any Shared Collateral for any Series of First-Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to such Security Agent;

(vi)                              shall not have any fiduciary duties of any kind or nature under any Additional First-Lien Document (but shall be entitled to all protections provided to the security agent (or similar term) therein);

(vii)                           with respect to the Term Loan Credit Agreement or any Additional First-Lien Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and

(viii)                        may conclusively rely on any certificate of an Authorized Officer of the Company provided pursuant to Section 2.04(d).

(b)                                 Each First-Lien Secured Creditor acknowledges that, in addition to acting as the initial Security Agent, MSSF also serves as Term Loan Administrative Agent and Security

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Agent (under, and as defined in, the Term Loan Credit Agreement), and each First-Lien Secured Creditor hereby waives any right to make any objection or claim against MSSF (or any successor Security Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Security Agent also serving as the Term Loan Administrative Agent and Security Agent (under, and as defined in, the Term Loan Credit Agreement).

SECTION 4.04  Reliance by Security Agent.  Each Security Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Security Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Each Security Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for the Company or counsel for the Term Loan Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05  Delegation of Duties.  Each Security Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Lien Security Document by or through any one or more sub-agents appointed by such Security Agent.  Each Security Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the affiliates of such Security Agent and any such sub-agent.

SECTION 4.06  Resignation of Security Agent.  Each Applicable Security Agent may at any time give notice of its resignation as an Applicable Security Agent under this Agreement and the other First-Lien Security Documents to each Authorized Representative and the Company.  Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank or trust company with an office in the United States, or an affiliate of any such bank or trust company with an office in the United States.  If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 30 days after the retiring Applicable Security Agent gives notice of its resignation, then the retiring Applicable Security Agent may, on behalf of the First-Lien Secured Creditors, appoint a successor Applicable Security Agent meeting the qualifications set forth above (but without the consent of any First-Lien Secured Creditor); provided that if the Applicable Security Agent shall notify the Company and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Applicable Security Agent shall be discharged from its duties and obligations hereunder and under the First-Lien Security Documents (except that in the case of any collateral security held by the retiring Applicable Security Agent on behalf of the First-Lien Secured Creditors under any of the First-Lien Security Documents, the retiring Applicable Security Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First-Lien Secured Creditors therein until such time as a successor Applicable Security Agent is appointed

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but with no obligation to take any further action at the request of the Applicable Authorized Representative, any other First-Lien Secured Creditors or any Grantor) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Applicable Security Agent, if any, shall instead be made by or to each Authorized Representative directly, until such time as a successor Applicable Security Agent is appointed as provided for above in this Section 4.06.  Upon the acceptance of a successor’s appointment as Applicable Security Agent hereunder and under the applicable Series of First-Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Applicable Security Agent, and the retiring Applicable Security Agent shall be discharged from all of its duties and obligations hereunder or under the other First-Lien Security Documents (if not already discharged therefrom as provided above in this Section).  After the retiring Applicable Security Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article IV shall continue in effect for the benefit of such retiring Applicable Security Agent, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Applicable Security Agent was acting as Applicable Security Agent.  Upon any notice of resignation of the Applicable Security Agent hereunder and under the First-Lien Security Documents, the Company agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Applicable Security Agent under the First-Lien Security Documents to the successor Applicable Security Agent.

SECTION 4.07  Non-Reliance on Applicable Security Agent and Other First-Lien Secured Creditors.  Each First-Lien Secured Creditor acknowledges that it has, independently and without reliance upon any Applicable Security Agent, any Authorized Representative or any other First-Lien Secured Creditor or any of their affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the applicable First-Lien Documents.  Each First-Lien Secured Creditor also acknowledges that it will, independently and without reliance upon any Applicable Security Agent, any Authorized Representative or any other First-Lien Secured Creditor or any of their affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other First-Lien Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.08  Collateral and Guaranty Matters.  Each of the First-Lien Secured Creditors irrevocably authorizes the Applicable Security Agent, at its option and in its discretion:

(i)                                     to release any Lien on any property granted to or held by any Security Agent under any First-Lien Security Document in accordance with Section 2.04 or upon receipt of a certificate of an officer of the Company stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document;  and

(ii)                                  to release any Grantor from its obligations under the First-Lien Documents upon receipt of a certificate of an officer of the Company stating that such release is permitted by the terms of each then extant First-Lien Document.

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ARTICLE V

Miscellaneous

SECTION 5.01  Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic image transmission, as follows:

(a)                                 if to the Company or any Grantor, to the [Company][Parent] at [          ], Attention of: [          ] (Phone No. [          ], Fax. No. [          ], Email [          ]);

(b)                                 if to the Term Loan Security Agent or the Term Loan Administrative Agent, to it at [          ], Attention of: [          ] (Phone No. [          ], Fax. No. [          ], Email [          ]); and

(c)                                  if to the Initial Additional Authorized Representative, to it at [          ], Attention of: [          ] (Phone No. [          ], Fax. No. [          ], Email [          ]); and

(d)                                 if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy (or other electronic image scan transmission) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.  Unless a Security Agent or Authorized Representative notifies each other party hereto in writing otherwise, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided above or in writing from time to time by such Person.

SECTION 5.02  Waivers; Amendment; Joinder Agreements.  (a)  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b)                                 Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Security Agent (and with respect to any such termination, waiver, amendment or modification to Section 2.04(b) or which otherwise by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company); provided that, subject to Section 2.06, no Authorized Representative or Security Agent with respect to any Series shall have the right to consent to any such termination, waiver, amendment or modification applicable to such Series in the event that all indebtedness and all other First-Lien Obligations with respect to such Series have been Discharged.

(c)                                  Notwithstanding the foregoing, without the consent of any First-Lien Secured Creditor, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Creditors and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First-Lien Security Documents applicable thereto.

(d)                                 Notwithstanding the foregoing, without the consent of any other Authorized Representative or First-Lien Secured Creditor, the Applicable Security Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First-Lien Obligations in compliance with the Term Loan Credit Agreement (if then in effect) and each other then-extant Secured Credit Document.

SECTION 5.03  Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Creditors, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.   No other Person shall have or be entitled to assert rights or benefits hereunder, other than the specific rights of the Grantors under Section 5.02.

SECTION 5.04  Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a

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particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07  Governing Law; Jurisdiction.  This Agreement AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.08  Submission to Jurisdiction Waivers; Consent to Service of Process.  Each Security Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Creditors of the Series for whom it is acting, irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the County of New York, Borough of Manhattan, the federal courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Creditor) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First-Lien Secured Creditor) to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

24

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10  Headings.  Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11  Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall govern and control, except with respect to the scope of the assets included in the respective “granting clauses” in the various First-Lien Security Documents.  Each First-Lien Secured Creditor, each Security Agent and each Authorized Representative acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provision of the respective First-Lien Documents to which such First-Lien Secured Creditor, Security Agent or Authorized Representative is a party.

SECTION 5.12  Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Creditors in relation to one another.  Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13  Additional Pari Passu Debt.  To the extent, but only to the extent not prohibited by the provisions of the Term Loan Credit Agreement (if then in effect) and the Additional First-Lien Documents then in effect, the Company may incur Additional First-Lien Obligations.  Any such additional class or series of Additional First-Lien Obligations (the “Senior Class Debt”) may be secured by a Senior Lien and may be Guaranteed by the Grantors on a pari passu basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative and Security Agent of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(i)                                     such Senior Class Debt Representative and the Applicable Security Agent shall have executed and delivered (and each Grantor shall have acknowledged) an instrument substantially in the form of Annex I (with such changes as may be reasonably approved by the Applicable Security Agent and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative and a Security Agent hereunder, and the Senior Class Debt in respect of

25

which such Senior Class Debt Representative is the Authorized Representative and the related Senior Class Debt Parties become subject hereto and bound hereby;

(ii)                                  such Senior Class Debt Representative shall have become a party to the Principal Intercreditor Agreement;

(iii)                               the Company shall have (x) delivered to each Security Agent and each Authorized Representative true and complete copies of each of the Additional First-Lien Documents relating to such Senior Class Debt, certified as being true and correct by an authorized officer of the Company and (y) identified the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof;

(iv)                              (x) all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Applicable Security Agent to create and perfect the Liens securing the relevant obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Applicable Security Agent), and (y) all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Applicable Security Agent), subject, in the case of any action referred to in preceding sub-clause (x) or (y), to any extension of the time permitted for the taking of such action in accordance with the relevant Additional First-Lien Documents; and

(v)                                 the Additional First-Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Security Agent, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

SECTION 5.14  Integration.  This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the First-Lien Secured Creditors with respect to the subject matter hereof and thereof and there are no promises, undertakings, representations or warranties by any Grantor, any Security Agent, any or any other First-Lien Secured Creditor relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First-Lien Security Documents.

SECTION 5.15  Grantors; Additional Grantors.  The Company will cause each Subsidiary of the Company which becomes a Grantor after the date hereof or is a Wholly-Owned Subsidiary which is a Domestic Subsidiary (other than an Excluded Subsidiary) required by any First-Lien Document. to acknowledge this Agreement by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement Acknowledgement in substantially the form attached hereto as Annex II, whereupon such Person will be deemed to have acknowledged and consented to the terms hereof to the same extent as if it had executed and delivered an

26

Intercreditor Agreement Acknowledgement as of the date first written above.  The Company shall promptly provide each Security Agent with a copy of an Intercreditor Agreement Acknowledgement executed and delivered pursuant to this Section 5.15.The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

SECTION 5.16  Avoidance Issues.  If any First-Lien Secured Creditor is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount (a “Recovery”), then such First-Lien Secured Creditor shall be entitled to a reinstatement of its respective First-Lien Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

SECTION 5.17  Further Assurances.  Each Authorized Representative and each Security Agent, on behalf of itself and its respective First-Lien Secured Creditors, and each Grantor, agrees that each of them shall take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested) as any Authorized Representative or Security Agent (or in the circumstances set forth in Section 5.02, the Company) may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement (including with respect to Additional First-Lien Obligations).

[SIGNATURE PAGES FOLLOW]

27

IN WITNESS WHEREOF, the parties hereto have caused this Pari Passu Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY SENIOR FUNDING, INC.,
as Security Agent for the Term Loan Secured Creditors

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Authorized Representative for the Term Loan Secured Creditors

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

[ ]
as Initial Additional Authorized Representative

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

PARI PASSU INTERCREDITOR AGREEMENT ACKNOWLEDGMENT

Each Grantor hereby acknowledges that it has received a copy of this Agreement, as in effect on the date first written above, and each such Grantor hereby (i) consents thereto, (ii) agrees to recognize all rights granted thereby to each Security Agent, each Authorized Representative and each First-Lien Secured Creditor, (iii) waives the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of this Agreement, (iv) acknowledges and agrees that no Security Agent, Authorized Representative or First-Lien Secured Creditor of any one Series shall ever be accountable or liable for any actions taken or omitted by any Security Agent, Authorized Representative or First-Lien Secured Creditor of any other Series, or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any Security Agent, Authorized Representative or First-Lien Secured Creditor of another Series, or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by such Security Agent or Authorized Representative, or its officers, employees, agents, successors or assigns, and (v) agrees that it will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof.  Each Grantor further acknowledges and agrees that, other than as provided in Section 5.02 of this Agreement (pursuant to Section 5.03 of this Agreement), it is not an intended beneficiary or third party beneficiary under this Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

ADVANCEPIERRE FOODS, INC.,
as a Grantor

By:
Name:
Title:

ADVANCEPIERRE FOODS HOLDINGS, INC.,
as a Grantor

By:
Name:
Title:

PIERRE HOLDCO, INC.,
as Grantor

By:
Name:
Title:

[OTHER GRANTORS],
as Grantor

By:
Name:
Title:

ANNEX I

FORM OF REPRESENTATIVE SUPPLEMENT

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [          ], dated as of [       ], to the PARI PASSU INTERCREDITOR AGREEMENT, dated as of [        ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), among Morgan Stanley Senior Funding. Inc., as Security Agent for the Term Loan Secured Creditors (in such capacity, the “Term Loan Security Agent”), as the Term Loan Administrative Agent and as Authorized Representative for the Term Loan Secured Creditors, [         ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc. a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and certain other Grantors.

A.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B.  As a condition to the ability of the Company to incur Additional First-Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have guarantees of such Senior Class Debt by the Grantors secured on a senior basis, in each case under and pursuant to the First-Lien Security Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative and a Security Agent under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement.  Section 5.13 of the Pari Passu Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative and a Secured Creditor under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the Pari Passu Intercreditor Agreement.  The undersigned Senior Class Debt Representative with respect to [insert description of new Senior Class Debt] (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Pari Passu Intercreditor Agreement and the First-Lien Security Documents.

Accordingly, the Applicable Authorized Representative, the Applicable Security Agent and the New Representative agree as follows:

SECTION 1.  In accordance with Section 5.13 of the Pari Passu Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative and Security Agent under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as an Authorized Representative and a Security Agent and to the

Senior Class Debt Parties that it represents as Additional First-Lien Secured Creditors.  Each reference to an “Authorized Representative” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Representative. and each reference to a “Security Agent” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Representative.  The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Applicable Security Agent, the Applicable Authorized Representative and the other First-Lien Secured Creditors that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional First-Lien Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Additional First-Lien Secured Creditors.

SECTION 3.  This Representative Supplement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute a single contract.  This Representative Supplement shall become effective when the Applicable Security Agent and the Applicable Authorized Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative and each Grantor.  Delivery of an executed signature page to this Representative Supplement by facsimile or other electronic transmission (including in “.pdf” or “.tif” format) shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS REPRESENTATIVE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto (or as otherwise provided in accordance with Section 5.01 of the Pari Passu Intercreditor Agreement).

IN WITNESS WHEREOF, the New Representative, the Applicable Authorized Representative, the Applicable Security Agent and each Grantor have duly executed this Representative Supplement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[ ],

by
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by:

[ ],
as Applicable Security Agent,

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Applicable Authorized Representative,

By:
Name:
Title:

ADVANCEPIERRE FOODS, INC.,
as a Grantor

By:
Name:
Title:

ADVANCEPIERRE FOODS HOLDINGS, INC.,
as a Grantor

By:
Name:
Title:

PIERRE HOLDCO, INC.,
as Grantor

By:
Name:
Title:

[OTHER GRANTORS],
as Grantor

By:
Name:
Title:

ANNEX II

FORM OF PARI PASSU INTERCREDITOR AGREEMENT ACKNOWLEDGMENT

The undersigned,                      , a                 (“Grantor”), hereby acknowledges that it has received a copy of the Pari Passu Intercreditor Agreement, dated as of [         ] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Intercreditor Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Intercreditor Agreement), among Morgan Stanley Senior Funding. Inc., as Security Agent for the Term Loan Secured Creditors (in such capacity, the “Term Loan Security Agent”), as Term Loan Administrative Agent and as Authorized Representative for the Term Loan Secured Creditors, [         ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc. a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and certain other Grantors. Each Grantor hereby acknowledges that it has received a copy of the Intercreditor Agreement, as in effect on the date first written above, and each such Grantor hereby (i) consents thereto, (ii) agrees to recognize all rights granted thereby to each Security Agent, each Authorized Representative and each First-Lien Secured Creditor, (iii) waives the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of the Intercreditor Agreement, (iv) acknowledges and agrees that no Security Agent, Authorized Representative or First-Lien Secured Creditor of any one Series shall ever be accountable or liable for any actions taken or omitted by any Security Agent, Authorized Representative or First-Lien Secured Creditor of any other Series, or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any Security Agent, Authorized Representative or First-Lien Secured Creditor of another Series, or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by such Security Agent or Authorized Representative, or its officers, employees, agents, successors or assigns, and (v) agrees that it will not do any act or perform any obligation which is not in accordance with the agreements set forth in the Intercreditor Agreement as in effect on the date hereof.  Each Grantor further acknowledges and agrees that, other than as provided in Section 5.02 of the Intercreditor Agreement (pursuant to Section 5.03 of the Intercreditor Agreement), it is not an intended beneficiary or third party beneficiary under the Intercreditor Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

[ ],
as a Grantor

By:
Name:
Title:

EXHIBIT K-3

FORM OF RESTATED INTERCREDITOR AGREEMENT

EXHIBIT K-3

[SECOND] AMENDED AND RESTATED INTERCREDITOR AGREEMENT

dated as of [         ]

among

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent
under the ABL Credit Agreement,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as Security Agent
under the First-Lien Credit Agreement

and

[                     ],

as Administrative Agent and as Security Agent
under the Second-Lien Credit Agreement

i

8.3	Amendments; Waivers	92
8.4	Information Concerning Financial Condition of the Company and its Subsidiaries	93
8.5	Submission to Jurisdiction; Waivers	94
8.6	Notices	94
8.7	Further Assurances	95
8.8	APPLICABLE LAW	95
8.9	Binding on Successors and Assigns	95
8.10	Specific Performance	95
8.11	Headings	95
8.12	Counterparts	95
8.13	Authorization; No Conflict	95
8.14	No Third Party Beneficiaries	95
8.15	Provisions Solely to Define Relative Rights	96
8.16	Additional Grantors	96
8.17	Avoidance Issues	96
8.18	Subrogation	97
8.19	Effectiveness in Insolvency or Liquidation Proceedings	98

Exhibit A	Form of Intercreditor Agreement Joinder

Exhibit B	Form of Intercreditor Agreement Acknowledgement

ii

This [SECOND] AMENDED AND RESTATED INTERCREDITOR AGREEMENT, dated as of [         ] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made by and among WELLS FARGO CAPITAL FINANCE, LLC (in its individual capacity, and any successor thereto by merger, consolidation or otherwise, “WFCF”), as ABL Agent (as defined below), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as First-Lien Administrative Agent and as First-Lien Security Agent (each term as defined below), and [                    ] (“[      ]”), as Second-Lien Administrative Agent and as Second-Lien Security Agent (each term as defined below), and is acknowledged by ADVANCEPIERRE FOODS HOLDINGS, INC., a Delaware corporation (“Parent”), PIERRE HOLDCO, INC., a Delaware corporation (“Holdings”), ADVANCEPIERRE FOODS, INC., a Delaware corporation (the “Company”), and certain other GRANTORS (as defined in Section 1.1).  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in Section 1 below.

RECITALS:

WHEREAS, Company has previously entered into that certain Second Amended and Restated Credit Agreement, dated as of October 10, 2012 (as amended pursuant to that Amendment No. One to Second Amended and Restated Credit Agreement, dated as of January 29, 2015, and as otherwise amended, supplemented or modified from time to time prior to the date hereof, the “Prior ABL Credit Agreement”), made by and among the Company, as borrower, the lenders from time to time party thereto, and WFCF, as agent for such lenders;

WHEREAS, Company has previously entered into that certain First-Lien Credit Agreement, dated as of October 10, 2012 (as amended, supplemented or modified from time to time prior to the date hereof, the “Prior First-Lien Credit Agreement”), made by and among Holdings, the Company, as borrower, the lenders from time to time party thereto, and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as administrative agent and security agent for such lenders;

WHEREAS, Company has previously entered into that certain Second-Lien Credit Agreement, dated as of October 10, 2012 (as amended, supplemented or modified from time to time prior to the date hereof, the “Prior Second-Lien Credit Agreement”), made by and among Holdings, the Company, as borrower, the lenders from time to time party thereto, and Deutsche Bank, as administrative agent and security agent for such lenders;

WHEREAS, concurrently with the execution and delivery of the Prior ABL Credit Agreement, the Prior First-Lien Credit Agreement and the Prior Second-Lien Credit Agreement, the Company entered into that certain Intercreditor Agreement, dated as of October 10, 2012 (as amended, supplemented or modified from time to time prior to the date hereof, the “Original Intercreditor Agreement”), made by and among Holdings, the Company, the subsidiaries of the Company party thereto as grantors, WFCF (as agent for the lenders under the Prior ABL Credit Agreement),  Deutsche Bank (as agent for the lenders under the Prior First-Lien Credit Agreement), and Deutsche Bank (as agent for the lenders under the Prior Second-Lien Credit Agreement);

WHEREAS, the Company previously entered into Amendment Number Three to Second Amended and Restated Credit Agreement, dated as of June 2, 2016 (the “ABL Amendment Agreement”), among the Company, as borrower, the lenders party thereto (the “ABL Lenders”), and WFCF, as agent for the ABL Lenders (in such capacity and together with its successors and assigns in such capacity, the “ABL Agent”), which ABL Amendment Agreement amended the Prior ABL Credit Agreement (the Prior ABL Credit Agreement, as so amended by the ABL Amendment Agreement, and as it may be as further amended, amended and restated, supplemented, otherwise modified and/or Refinanced from time, the

1

“ABL Credit Agreement”);

WHEREAS, concurrently with the execution and delivery of the ABL Credit Agreement, the Company entered into a new Term Loan Credit Agreement, dated as of June 2, 2016 (as amended, amended and restated, supplemented, otherwise modified and/or Refinanced from time to time, the “First-Lien Credit Agreement”), among Parent, Holdings, the Company, as borrower, the lenders from time to time party thereto, MSSF, as administrative agent (in such capacity and together with its successors (by merger, consolidation or otherwise) and assigns in such capacity, the “First-Lien Administrative Agent”; the First-Lien Administrative Agent, the ABL Agent and the Second-Lien Administrative Agent (as defined below), the “Administrative Agents”; the First-Lien Administrative Agent and the First-Lien Security Agent (as defined below), the “First-Lien Agents”), and MSSF, as security agent (in such capacity and together with its successors (by merger, consolidation or otherwise) and assigns in such capacity, the “First-Lien Security Agent”; the First-Lien Security Agent, the ABL Agent and the Second-Lien Security Agent (as defined below), the “Security Agents”), and the proceeds from such First-Lien Credit Agreement were applied to repay in full all outstanding obligations under the Prior Second-Lien Credit Agreement and repay in full all outstanding obligations under the Prior First-Lien Credit Agreement;

WHEREAS, concurrently with the execution and delivery of the ABL Credit Agreement and the First-Lien Credit Agreement, the First-Lien Administrative Agent, the First-Lien Security Agent and the ABL Agent amended and restated the Original Intercreditor Agreement in the form of that certain Amended and Restated Intercreditor Agreement, dated as of June 2, 2016 (as amended, supplemented or modified from time to time prior to the date hereof, the “Prior Intercreditor Agreement”), which Prior Intercreditor Agreement was acknowledged by Parent, Holdings, the Company and certain Grantors;

WHEREAS, pursuant to the various ABL Documents (as defined below), (i) the Grantors (other than the Company) have previously provided guarantees for the ABL Obligations (as defined below), and (ii) the Grantors have provided security for the ABL Obligations;

WHEREAS, pursuant to the various First-Lien Documents (as defined below), (i) the Grantors (other than the Company) have previously provided guarantees for the First-Lien Obligations (as defined below), and (ii) the Grantors have provided security for the First-Lien Obligations;

WHEREAS, the Company has entered into a new [Second-Lien Credit Agreement], dated as of the date hereof (as amended, amended and restated, supplemented, otherwise modified and/or Refinanced from time to time, the “Second-Lien Credit Agreement”; and, together with the ABL Credit Agreement and the First-Lien Credit Agreement, the “Credit Agreements” ), among Parent, Holdings, the Company, as borrower, the lenders party thereto (the “Second Lien Lenders”), [      ], as administrative agent (in such capacity and together with its successors (by merger, consolidation or otherwise) and assigns in such capacity, the “Second-Lien Administrative Agent”), and [      ], as security agent (in such capacity and together with its successors (by merger, consolidation or otherwise) and assigns in such capacity, the “Second-Lien Security Agent”; the Second-Lien Security Agent and the Second-Lien Administrative Agent, the “Second-Lien Agents”);

WHEREAS, pursuant to the various Second-Lien Documents (as defined below), (i) the Grantors (other than the Company) are providing guarantees for the Second-Lien Obligations (as defined below), and (ii) the Grantors are providing security for the Second-Lien Obligations;

WHEREAS, the First-Lien Administrative Agent, the First-Lien Security Agent, the ABL Agent, the Second-Lien Administrative Agent and the Second-Lien Security Agent have determined to further amend and restate the Prior Intercreditor Agreement as set forth herein, and Parent, Holdings, the

2

Company and the other Guarantors have agreed to consent to and acknowledge such further amendment and restatement;

WHEREAS, Parent, Holdings, the Company and the other Grantors intend to secure the ABL Obligations under the ABL Credit Agreement and any other ABL Documents (including any Permitted Refinancing thereof (as defined below)) with a First Priority Lien (as defined below) on the ABL Priority Collateral (as defined below) and a Third Priority Lien (as defined below) on the Term Loan Priority Collateral (as defined below);

WHEREAS, Parent, Holdings, the Company and the other Grantors intend to secure the First-Lien Obligations under the First-Lien Credit Agreement and any other First-Lien Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the Term Loan Priority Collateral and a Second Priority Lien (as defined below) on the ABL Priority Collateral; and

WHEREAS, Parent, Holdings, the Company and the other Grantors intend to secure the Second-Lien Obligations under the Second-Lien Credit Agreement and any other Second-Lien Documents (including any Permitted Refinancing thereof) with a Second Priority Lien on the Term Loan Priority Collateral and a Third Priority Lien on the ABL Priority Collateral;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.  Definitions.

1.1                               Defined Terms.  The following terms when used in this Agreement, including its introductory paragraph and recitals, shall have the following meanings:

“ABL Agent” shall have the meaning set forth in the recitals hereto and includes any New ABL Agent to the extent set forth in Section 4.4(h).

“ABL Bank Product Agreements” shall mean “Bank Product Agreements” (as that term is (and the component definitions as used therein are) defined in the ABL Credit Agreement).

“ABL Bank Product Creditor” shall mean the “Bank Product Provider” (as that term is (and the component definitions as used therein are) defined in the ABL Credit Agreement).

“ABL Bank Product Obligations” shall mean the “Bank Product Obligations” (as that term is defined in the ABL Credit Agreement).

“ABL Collateral Priority Lien” shall have the meaning set forth in Sections 4.4(a)(iv) and 4.4(b)(iv), as applicable.

“ABL Credit Agreement” shall have the meaning set forth in the recitals hereto.

“ABL Credit Bid Rights” shall mean, in respect of any order relating to a sale of assets constituting Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the ABL Agent and the ABL Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by ABL Liens upon such assets against the purchase price of such assets if (A) the bid of the ABL Agent or such ABL Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the ABL Agent or such ABL Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the

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ABL Agent or such ABL Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Term Loan Priority Obligations (except unasserted contingent obligations in respect of indemnities and expense reimbursements) and to satisfy all Liens entitled to priority over the First-Liens and/or Second-Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the ABL Agent and the ABL Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“ABL Debt Cap” means, as of any date of determination, an amount equal to the lesser of (a) the greater of (i) the maximum aggregate principal amount of “Indebtedness” (as defined in the First-Lien Credit Agreement) permitted to be outstanding under the “ABL Loan Documents” under the terms of, and as defined in, the First-Lien Credit Agreement plus, without duplication, the maximum aggregate principal amount of “Indebtedness” (as defined in the First Lien Credit Agreement) secured by the Collateral on a pari passu basis with the ABL Obligations that is permitted to be outstanding under the terms of the First-Lien Credit Agreement, as determined under the terms of the First-Lien Credit Agreement as in effect on such date of determination, and (ii) the amount that would be determined under the preceding clause (i) if such amount were determined under the terms of the First-Lien Credit Agreement as in effect on the date of this Agreement; and (b) the greater of (i) the maximum aggregate principal amount of “[Indebtedness]” (as defined in the Second-Lien Credit Agreement) permitted to be outstanding under the “ABL Loan Documents” under the terms of, and as defined in, the Second-Lien Credit Agreement plus, without duplication, the maximum aggregate principal amount of “Indebtedness” (as defined in the Second-Lien Credit Agreement) secured by the Collateral on a pari passu basis with the ABL Obligations that is permitted to be outstanding under the terms of the Second-Lien Credit Agreement, as determined under the terms of the Second-Lien Credit Agreement as in effect on such date of determination, and (ii) the amount that would be determined under the preceding clause (i) if such amount were determined under the terms of the Second-Lien Credit Agreement as in effect on the date of this Agreement.

“ABL DIP Financing” shall have the meaning set forth in Section 4.5(a).

“ABL Documents” shall mean (x) the ABL Credit Agreement and the other “Loan Documents” (as defined in the ABL Credit Agreement), (y) the ABL Bank Product Agreements and (z) each of the other agreements, documents and instruments providing for or evidencing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance with the terms hereof and thereof (but excluding, for the avoidance of doubt, any documents entered into in connection with an ABL DIP Financing or a First-Lien DIP Financing).

“ABL Lenders” shall have the meaning set forth in the recitals hereto.

“ABL Lien” shall mean any Lien created by the ABL Documents.

“ABL Notice” shall have the meaning set forth in Section 3.1(a)(i).

“ABL Obligations” shall mean (a) all obligations (including guaranty obligations) of every nature of each Grantor from time to time owed to the ABL Secured Parties or any of them, under any ABL Document (including any ABL Document in respect of a Permitted Refinancing of any ABL Obligations), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Parent or any of its Subsidiaries, would have accrued on any ABL

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Obligation (including any Permitted Refinancing of any ABL Obligations and any “Increase” (as defined in the ABL Credit Agreement as in effect on the date hereof)), at the rate provided in the respective documentation, whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit, fees, expenses, indemnification or otherwise, (b) all ABL Bank Product Obligations and (c) any obligations in respect of Additional Debt which are designated as “ABL Obligations” pursuant to Section 8.3(b).

“ABL Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the ABL Credit Agreement (as in effect on the date hereof).

“ABL Priority Collateral” shall mean all of the following Collateral and all interests of each Grantor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)                                     all Accounts, but for purposes of this clause (i) excluding rights to payment for any property which specifically constitutes Term Loan Priority Collateral (and not by virtue of clause (x) of the definition thereof) which has been or is to be sold, leased, licensed, assigned or otherwise disposed of; provided, however, that all rights to payment arising from any sale of Inventory shall constitute ABL Priority Collateral;

(ii)                                  all Chattel Paper;

(iii)                               all Deposit Accounts and all cash, checks, other negotiable instruments, funds and other property held therein or credited thereto, and all Money (in each case, other than the Asset Sale Proceeds Account, and all cash, checks, securities, financial assets or other property held in the Asset Sale Proceeds Account or credited to the Asset Sale Proceeds Account which constitute Term Loan Priority Collateral and all identifiable proceeds of any Term Loan Priority Collateral);

(iv)                              all Inventory;

(v)                                 to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (iv), all General Intangibles and Negotiable Collateral; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (iv) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(vi)                              to the extent relating to any of the items referred to in the preceding clauses (i) through (v), all Insurance; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (v) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

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(vii)                           to the extent relating to any of the items referred to in the preceding clauses (i) through (vi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(viii)                        to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(ix)                              all Books, Records and Collateral Records relating to the foregoing (including without limitation, all books, databases, customer lists, engineer drawings, Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(x)                                 all Cash Proceeds and, solely to the extent not constituting Term Loan Priority Collateral, non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including without limitation, all insurance proceeds) and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing;

provided, however, that (i) if Collateral of any type is received in exchange for ABL Priority Collateral in accordance with the terms of the ABL Credit Agreement, such Collateral will be treated as ABL Priority Collateral and (ii) if Collateral of any type is received in exchange for Term Loan Priority Collateral in accordance with the terms of the First-Lien Credit Agreement or the Second-Lien Credit Agreement, such Collateral will be treated as Term Loan Priority Collateral.

“ABL Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 6.3(a).

“ABL Priority Collateral Processing and Sale Period” shall have the meaning set forth in Section 6.3(a).

“ABL Priority Obligations” means all ABL Obligations exclusive of the Excess ABL Obligations, which Excess ABL Obligations shall be excluded from (and shall not constitute) ABL Priority Obligations.

“ABL Secured Parties” shall mean (a) the lenders (including, in any event, each letter of credit issuer and each swingline lender), agents and arrangers under the ABL Credit Agreement and shall include all former lenders, agents and arrangers under the ABL Credit Agreement to the extent that any ABL Obligations owing to such Persons were incurred while such Persons were lenders, agents or arrangers under the ABL Credit Agreement and such ABL Obligations have not been paid or satisfied in full, (b) the ABL Bank Product Creditors, and (c) all new ABL Secured Parties to the extent set forth in Section 4.4(h).

“ABL Security Documents” shall mean the “Security Agreement” (as defined in the ABL Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the

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foregoing in accordance herewith; provided that, notwithstanding the foregoing, the ABL Credit Agreement shall not be an ABL Security Document.

“ABL Standstill Period” shall have the meaning set forth in Section 3.1(a).

“ABL/Second-Lien Notice” shall have the meaning set forth in Section 3.2(a)(i).

“ABL/Second-Lien Standstill Period” shall have the meaning set forth in Section 3.2(a).

“Account” shall mean an account (as that term is defined in Article 9 of the UCC).

“Additional Debt” shall have the meaning set forth in Section 8.3(b).

“Administrative Agents” shall have the meaning set forth in the recitals hereto.

“Agents” shall mean collectively, the ABL Agent, the First-Lien Agents and the Second-Lien Agents, and “Agent” shall mean any one of them.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Asset Sale Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts, together with the cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto, to the extent consisting solely of Term Loan Priority Collateral.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code, and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.

“Books” shall mean books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, person or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that whether such lease is a Capital Lease shall be determined according to GAAP as in effect on the date hereof.

“Capital Stock” shall mean all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as in effect from time to time).

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“Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations under Capital Leases of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP; provided that in determining whether a Capital Lease constitutes a Capitalized Lease Obligation, and to what extent, GAAP as in effect on the date hereof shall be utilized.

“Cash Proceeds” shall mean all proceeds of any Collateral received by any Grantor or Secured Party consisting of cash and checks.

“Chattel Paper” shall mean chattel paper (as that term is defined in the UCC) and includes tangible chattel paper and electronic chattel paper.

“Collateral” shall mean all property (whether real, personal, movable or immovable) now or hereafter acquired and wherever located (and proceeds thereof) with respect to which any security interests have been granted (or purported to be granted) by any Grantor pursuant to any Security Document.

“Collateral Records” shall mean all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all commercial tort claims (as that term is defined in Article 9 of the UCC).

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Comparable ABL Security Document” shall mean, in relation to any Collateral subject to any Lien created under any Term Loan Security Document, that ABL Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements.

“Comparable First-Lien Security Document” shall mean, in relation to any Collateral subject to any Lien created under any ABL Security Document, that First-Lien Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements.

“Comparable Second-Lien Security Document” shall mean, in relation to any Collateral subject to any Lien created under any ABL Security Document or First-Lien Security Document, that Second-Lien Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is

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expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Contracts” shall mean all contracts between a Grantor and one or more additional parties.

“Copyrights” shall mean any and all copyrights and copyright registrations, including (i) all reissues, continuations, extensions or renewals thereof, (ii) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (iii) the right to sue for past, present and future infringements thereof and (iv) all rights corresponding thereto throughout the world.

“Credit Agreements” shall have the meaning set forth in the recitals hereto.

“Credit Bid Rights” shall mean each of the First-Lien Credit Bid Rights, the Second-Lien Credit Bid Rights and the ABL Credit Bid Rights, as the case may be.

“Defaulting ABL Secured Party” shall have the meaning set forth in Section 5.3(b).

“Defaulting First-Lien Secured Party” shall have the meaning set forth in Section 5.3(a).

“Deposit Account” shall mean a deposit account (as that term is defined in the UCC).

“Designated Oklahoma Property” shall mean that certain real property, owned by Advance Food Company, LLC and located at 202-204, 206 E. Pine Avenue, Enid, Oklahoma 73701.

“Deutsche Bank” shall have the meaning set forth in the recitals hereto.

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in Section 4.4(h), the occurrence of all of the following:

(i)                                     termination or expiration of all commitments to extend credit that would constitute ABL Priority Obligations (but excluding, for the avoidance of doubt, the termination of any ABL Bank Product Agreements, so long as the ABL Priority Obligations in respect thereof remain subject to the requirements of the succeeding clause (iv));

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(ii)                                  payment in full in cash of the principal of and interest and premium (if any) on all ABL Priority Obligations (other than any undrawn letters of credit and any ABL Bank Product Obligations);

(iii)                               discharge or cash collateralization (at no more than 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting ABL Priority Obligations or, if acceptable to ABL Agent in its sole discretion,  issuance of “back to back” letters of credit as support for such letters of credit in a manner satisfactory to the ABL Agent;

(iv)                              discharge or cash collateralization of all ABL Bank Product Obligations in the manner required pursuant to the terms of the ABL Credit Agreement (or, if acceptable to ABL Agent in its sole discretion, issuance of letters of credit to support such ABL Bank Product Obligations in a manner satisfactory to the ABL Agent); and

(v)                                 payment in full in cash of all other ABL Priority Obligations that are outstanding and unpaid at the time the termination, expiration, discharge and/or cash collateralization set forth in clauses (i) through (iv) above have occurred (other than any obligations for taxes, costs, indemnifications and other contingent liabilities, in each case, in respect of which no claim or demand for payment has been made at such time).

“Discharge of First-Lien Obligations” shall mean, except to the extent otherwise provided in Section 3.4(h), the occurrence of all of the following:

(i)                                     termination or expiration of all commitments to extend credit that would constitute First-Lien Priority Obligations, and termination or cash collateralization in a manner reasonably acceptable to the First-Lien Hedging Creditors party thereto of all First-Lien Secured Hedging Agreements (or, if acceptable to First-Lien Agent and each applicable First-Lien Hedging Creditor, in each case in such Person’s sole discretion, issuance of letters of credit to support such First-Lien Secured Hedging Agreements in a manner satisfactory to the First-Lien Administrative Agent and each applicable First-Lien Hedging Creditor);

(ii)                                  payment in full in cash of the principal of and interest and premium (if any) on all First-Lien Priority Obligations; and

(iii)                               payment in full in cash of all other First-Lien Priority Obligations that are outstanding and unpaid at the time the termination, expiration and/or discharge set forth in clauses (i) and (ii) above have occurred (other than any obligations for taxes, costs, indemnifications and other contingent liabilities, in each case, in respect of which no claim or demand for payment has been made at such time).

“Discharge of Second-Lien Obligations” shall mean, except to the extent otherwise provided in Section 3.4(i), the occurrence of all of the following:

(i)                                     termination or expiration of all commitments to extend credit that would constitute Second-Lien Priority Obligations;

(ii)                                  payment in full in cash of the principal of and interest and premium (if any) on all Second-Lien Priority Obligations; and

(iii)                               payment in full in cash of all other Second-Lien Priority Obligations that are outstanding and unpaid at the time the termination, expiration and/or discharge set forth in

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clauses (i) and (ii) above have occurred (other than any obligations for taxes, costs, indemnifications and other contingent liabilities, in each case, in respect of which no claim or demand for payment has been made at such time).

“Domain Names” means all Internet domain names and associated uniform resource locator addresses.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Eligible ABL Purchaser” shall have the meaning set forth in Section 5.3(a).

“Eligible First-Lien Purchaser” shall have the meaning set forth in Section 5.3(b).

“Equipment” shall mean (i) equipment (as that term is defined in the UCC), (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excess ABL Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding under the ABL Documents and the undrawn amount of all outstanding letters of credit issued under the ABL Documents that is in excess of the ABL Debt Cap, plus (b) the portion of interest and fees on account of such portion of the loans and letters of credit described in clause (a) of this definition.

“Excess First-Lien Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding under the First-Lien Documents in excess of the First-Lien Debt Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition.

“Excess Second-Lien Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding under the Second-Lien Documents in excess of the Second-Lien Debt Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition.

“Excluded Subsidiary” shall have the meaning provided in the First-Lien Credit Agreement (as in effect on the date hereof).

“First-Lien” shall mean any Lien created by the First-Lien Security Documents.

“First-Lien/ABL Notice” shall have the meaning set forth in Section 4.1(a)(i).

“First-Lien Administrative Agent” shall have the meaning set forth in the recitals hereto.

“First-Lien Agents” shall have the meaning set forth in the recitals hereto.

“First-Lien Collateral Priority Lien” shall have the meaning set forth in Section 3.4(a).

“First-Lien Credit Agreement” shall have the meaning set forth in the recitals hereto.

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“First-Lien Credit Bid Rights” shall mean, in respect of any order relating to a sale of assets constituting ABL Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the First-Lien Security Agent and the First-Lien Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by First-Liens upon such assets against the purchase price of such assets if (A) the bid of the First-Lien Security Agent or such First-Lien Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the First-Lien Security Agent or such First-Lien Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the First-Lien Security Agent or such First-Lien Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full in cash all unpaid ABL Priority Obligations (including the discharge or cash collateralization of all outstanding letters of credit constituting ABL Priority Obligations and all ABL Bank Product Obligations constituting ABL Priority Obligations but excluding unasserted contingent obligations in respect of indemnities and expense reimbursement) and to satisfy all Liens entitled to priority over the ABL Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the First-Lien Security Agent and the First-Lien Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“First-Lien Debt Cap” means [an amount equal to (a) $1,300,000,000, plus (b) such additional amounts that are permitted to be incurred by the Company under, or pursuant to, Section 2.14, Section 9.04(p) (to the extent such Indebtedness constitutes First-Lien Obligations or is secured by the Collateral on a pari passu basis with the First-Lien Obligations), Section 9.04(q) (to the extent such Indebtedness constitutes First-Lien Obligations or is secured by the Collateral on a pari passu basis with the First-Lien Obligations) and Section 9.04(t) of the First-Lien Credit Agreement (or any Permitted Refinancing thereof)].

“First-Lien DIP Financing” shall have the meaning set forth in Section 3.5(a).

“First-Lien Documents” shall mean (x) the First-Lien Credit Agreement and the other “Credit Documents” (as defined in the First-Lien Credit Agreement), (y) each First-Lien Secured Hedging Agreement and (z) each of the other agreements, documents and instruments providing for or evidencing any First-Lien Obligation (including any Permitted Refinancing of any First-Lien Obligation), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance with the terms hereof and thereof (but excluding, for the avoidance of doubt, any documents agreement entered into in connection with an ABL DIP Financing or a First-Lien DIP Financing).

“First-Lien Hedging Creditor” shall mean any “Hedging Creditor” (as defined in the First-Lien Credit Agreement (as in effect on the date hereof))

“First-Lien Lenders” shall have the meaning set forth in the recitals to this Agreement.

“First-Lien Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the First-Lien Secured Parties or any of them, under any First-Lien Document (including any First-Lien Document in respect of a Permitted Refinancing of any First-Lien Obligations and any [“Incremental Term Loans”] (as defined in the First-Lien Credit Agreement)), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Person, would have accrued on any First-Lien Obligation, at the rate provided in the respective documentation whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding) (including any Permitted Refinancing of any First-

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Lien Obligations (other than any Permitted Refinancing designated in writing by the Company in a notice to the Secured Parties as not being secured on a First Priority basis)), payments for early termination of First-Lien Secured Hedging Agreements, fees, expenses, indemnification or otherwise and including any obligations in respect of Additional Debt which are designated as “First-Lien Obligations” pursuant to Section 8.3(b) hereof.

“First-Lien Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the First-Lien Credit Agreement as in effect on the date hereof.

“First-Lien Priority Obligations” means all First-Lien Obligations exclusive of the Excess First-Lien Obligations, which Excess First-Lien Obligations shall be excluded from (and shall not constitute) First-Lien Priority Obligations.

“First-Lien Secured Hedging Agreement” shall mean any Secured Hedging Agreement (as such term is (and the component definitions as used therein are) defined in the First-Lien Credit Agreement (as in effect on the date hereof)).

“First-Lien Secured Parties” shall mean the lenders, agents and arrangers under the First-Lien Credit Agreement and the First-Lien Hedging Creditors and shall include all former lenders, agents and arrangers under the First-Lien Credit Agreement and First-Lien Hedging Creditors to the extent that any First-Lien Obligations owing to such Persons were incurred while such Persons were lenders, agents or arrangers under the First-Lien Credit Agreement or First-Lien Hedging Creditors and such First-Lien Obligations have not been paid or satisfied in full and all new First-Lien Secured Parties to the extent set forth in Section 3.4(h).

“First-Lien Security Agent” shall have the meaning set forth in the recitals hereto and includes any New First-Lien Agent to the extent set forth in Section 3.4(h).

“First-Lien Security Documents” shall mean the “Security Documents” (as defined in the First-Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First-Lien Obligations (including any Permitted Refinancing of any First-Lien Obligation) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance herewith.

“First-Lien Standstill Period” shall have the meaning set forth in Section 4.1(a).

“First Priority” shall mean:

(i)                                     with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to any ABL Security Document, that such Lien is prior in right to any other Lien thereon, other than any ABL Permitted Liens (excluding ABL Permitted Liens of the type described in clause (q) of the definition of “Permitted Lien” of the ABL Credit Agreement as in effect on the date hereof) applicable to such ABL Priority Collateral which have priority over the respective Liens on such ABL Priority Collateral created pursuant to the relevant ABL Security Document; and

(ii)                                  with respect to any Lien purported to be created on any Term Loan Priority Collateral pursuant to any First-Lien Security Document, that such Lien is prior in right to any other Lien thereon, other than any First-Lien Permitted Liens (excluding First-Lien Permitted Liens of the type described in clause (y) of Section 9.01(d) of the First-Lien Credit Agreement as

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in effect on the date hereof) applicable to such Term Loan Priority Collateral which have priority over the respective Liens on such Term Loan Priority Collateral created pursuant to the relevant First-Lien Security Document.

“Fixtures” shall mean all fixtures (as that term is defined in Article 9 of the UCC).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“General Intangibles” shall mean general intangibles (as that term is defined in the UCC) and includes payment intangibles, software, contract rights, rights to payment, rights under Interest Rate Protection Agreements or Other Hedging Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any Interest Rate Protection Agreements or Other Hedging Agreement), rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Intellectual Property, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas or other minerals before extraction.

“Grantors” shall mean Parent, Holdings, the Company and each of the Company’s Wholly-Owned Subsidiaries that is a Domestic Subsidiary (other than Excluded Subsidiaries) that have executed and delivered, or may, from time to time, hereafter execute and deliver, an ABL Security Document or a Term Loan Security Document.

“Holdings” shall have the meaning set forth in the introductory paragraph hereto.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties surety and appeal bonds and similar obligations issued for the account of such Person, and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) in the case of Indebtedness under the ABL Documents, any ABL Bank Product Obligations.

“Insolvency or Liquidation Proceeding” shall mean any of the following:  (i) the filing by any Grantor of a voluntary petition in bankruptcy under any provision of any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or a petition to take advantage of any receivership or insolvency

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laws, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (ii) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material part of such Grantor’s assets; (iii) the filing of any petition against such Grantor under any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or other receivership or insolvency law, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; or (iv) the general assignment by such Grantor for the benefit of creditors or any other marshalling of the assets and liabilities of such Grantor.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the ABL Agent, the First-Lien Security Agent or the Second-Lien Security Agent is the loss payee or additional insured thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean any and all Intellectual Property Licenses, Patents, Copyrights, Trademarks, Domain Names and all confidential and proprietary information, including trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, specifications, documentations, programming materials, reports, catalogs, literature and any other forms of technology of any kind.

“Intellectual Property Licenses” shall mean license agreements granting rights under or interests in any patent, trademark, copyright or other intellectual property, including software license agreements with any other party, whether the applicable Grantor is a licensee or licensor under any such license agreement (but excluding any off-the-shelf software license agreement).

“Intercreditor Agreement Acknowledgement” shall mean, collectively, the initial acknowledgement of this Agreement delivered by each of the Grantors on the date hereof, and each other acknowledgement of this Agreement by a Grantor made following the date hereof in substantially the form of Exhibit B hereto.

“Intercreditor Agreement Joinder” shall mean an agreement substantially in the form of Exhibit A hereto.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as that term is defined in the UCC).

“Investment Related Property” shall mean (i) any and all investment property (as that term is defined in the UCC), and (ii) any and all of the following (regardless of whether classified as investment property under the UCC):  all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, charge, lien (statutory or other), charge, preference,

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priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute or other law, and any lease having substantially the same effect as the foregoing).

“Maximum Exposure Amount” shall mean (a) with respect to any ABL DIP Financing, the sum of:  (i) the portion of the ABL Debt Cap outstanding and/or committed immediately prior to obtaining such ABL DIP Financing and (ii) $250,000,000, and (b) with respect to any First-Lien DIP Financing, the sum of:  (i) the portion of the First-Lien Debt Cap outstanding and/or committed immediately prior to obtaining such First-Lien DIP Financing and (ii) $250,000,000.

“Money” shall mean money (as that term is defined in the UCC).

“MSSF” shall have the meaning set forth in the introductory paragraph hereof.

“Negotiable Collateral” shall mean letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the UCC).

“New ABL Agent” shall have the meaning set forth in Section 4.4(h).

“New First-Lien Agent” shall have the meaning set forth in Section 3.4(h).

“New Second-Lien Agent” shall have the meaning set forth in Section 3.4(i).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values or commodity values.

“Original Intercreditor Agreement” shall have the meaning set forth in the recitals hereto.

“Parent” shall have the meaning set forth in the introductory paragraph hereof.

“Patents” shall mean patents and patent applications, including (i) all renewals, continuations, divisionals, continuations-in-part, reissues and examinations thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (iii) the right to sue for past, present and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Permitted Delay” shall mean any delay or postponement of compliance with any Grantor’s obligation to take, facilitate or permit any steps necessary to establish or perfect a security interest, or to establish a certain priority with respect to a security interest, in any Collateral, pursuant to any grace period or post-closing compliance period under a Security Document or a Credit Agreement, including any permitted extensions thereof approved by the applicable Agent party to such Security Document or a Credit Agreement.

“Permitted Refinancing” shall mean, with respect to any Indebtedness under the First-Lien Documents, the Second-Lien Documents or the ABL Documents, the Refinancing of such Indebtedness (“Refinancing Indebtedness”) in accordance with the requirements of Section 5.1(a), 5.1(b), or 5.1(c), as the case may be.

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“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledged ABL Priority Collateral” shall have the meaning set forth in Section 4.4(f).

“Pledged Debt” shall mean all Indebtedness owed to a Grantor issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Interests” shall mean all of each Grantor’s right, title and interest in and to all of the Capital Stock now or hereafter owned by such Grantor, regardless of class or designation, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Capital Stock, the right to receive any certificates representing any of the Capital Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Operating Agreements” shall mean all of each Grantor’s rights, powers, and remedies under any limited liability company operating agreements of each of the Grantors that are limited liability companies.

“Pledged Partnership Agreements” shall mean all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Grantors that are partnerships.

“Pledged Term Loan Priority Collateral” shall have the meaning set forth in Section 3.4(f).

“Prior Intercreditor Agreement” shall have the meaning set forth in the recitals hereto.

“Proceeds” shall mean all of the proceeds (as that term is defined in the UCC) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, Money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, whatever is collected on, or distributed on account of any of the foregoing, any and all rights arising out of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, claims arising out of the loss, non-conformity, or interference with the use of, defects, or infringement of rights in, or damage to, any of the foregoing, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, insurance, or guaranty payable by reason of loss or non-conformity of, defects or infringement of rights in, or damage to, or otherwise with respect to any of the foregoing.  Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of

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any indemnity or guaranty payable to any Grantor, the ABL Agent, the First-Lien Security Agent or the Second-Lien Security Agent from time to time with respect to any of the Investment Related Property.

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium that is retrievable in perceivable form.

“Recovery” shall have the meaning set forth in Section 8.17.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for such Indebtedness in whole or in part, whether with the same or holders of indebtedness, arrangers, trustees and/or agents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“Second-Lien” shall mean any Lien created by the Second-Lien Security Documents.

“Second-Lien/ABL Notice” shall have the meaning set forth in Section 4.1(a)(i).

“Second-Lien ABL Priority Collateral Standstill Period” shall have the meaning set forth in Section 4.1(a).

“Second-Lien Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Second-Lien Agents” shall have the meaning set forth in the recitals hereto.

“Second-Lien Amendment Agreement” shall have the meaning set forth in the recitals hereto.

“Second-Lien Collateral Priority Lien” shall have the meaning set forth in Section 3.4(b).

“Second-Lien Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Second-Lien Credit Bid Rights” shall mean (a) in respect of any order relating to a sale of assets constituting ABL Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the Second-Lien Security Agent and the Second-Lien Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by Second-Lien upon such assets against the purchase price of such assets if (A) the bid of the Second-Lien Security Agent or such Second-Lien Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the Second-Lien Security Agent or such Second-Lien Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the Second-Lien Security Agent or such Second-Lien Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full in cash all unpaid ABL Priority Obligations and First-Lien Priority Obligations (including, in the case of the ABL Priority Obligations, the discharge or cash collateralization of all outstanding letters of credit constituting ABL Priority Obligations and all ABL Bank Product Obligations constituting ABL Priority Obligations, but excluding, in the case of each of the ABL Priority Obligations and the First-Lien Obligations, unasserted

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contingent obligations in respect of indemnities and expense reimbursement) and to satisfy all Liens entitled to priority over the ABL Liens and First-Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the Second-Lien Security Agent and the Second-Lien Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights, and (b) in respect of any order relating to a sale of assets constituting Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the Second-Lien Security Agent and the Second-Lien Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by Second-Liens upon such assets against the purchase price of such assets if (A) the bid of the Second-Lien Security Agent or such Second-Lien Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the Second-Lien Security Agent or such Second-Lien Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the Second-Lien Security Agent or such Second-Lien Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid First-Lien Priority Obligations (except unasserted contingent obligations in respect of indemnities and expense reimbursement) and to satisfy all Liens entitled to priority over the First-Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the Second-Lien Security Agent and the Second-Lien Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“Second-Lien Debt Cap” means [an amount equal to (a) $[      ], plus (b)  such additional amounts that are permitted to be incurred by the Company under, or pursuant to, Section 2.14 or Section 9.04(l), Section 9.04(p) (to the extent such Indebtedness is secured by the Collateral on a pari passu basis with the Second-Lien Obligations), Section 9.04(q) (to the extent such Indebtedness is secured by the Collateral on a pari passu basis with the Second-Lien Obligations) and Section 9.04(t), of the Second-Lien Credit Agreement (or any Permitted Refinancing thereof)].

“Second-Lien Documents” shall mean (x) the Second-Lien Credit Agreement and the other “Credit Documents” (as defined in the Second-Lien Credit Agreement) and (y) each of the other agreements, documents and instruments providing for or evidencing any Second-Lien Obligation (including any Permitted Refinancing of any Second-Lien Obligation), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance with the terms hereof and thereof (but excluding, for the avoidance of doubt, any documents agreement entered into in connection with an ABL DIP Financing or a First-Lien DIP Financing).

“Second-Lien/First-Lien Notice” shall have the meaning set forth in Section 4.2(a)(i).

“Second-Lien Lenders” shall have the meaning set forth in the recitals to this Agreement.

“Second-Lien Notice” shall have the meaning set forth in Section 3.1(a)(i).

“Second-Lien Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the Second-Lien Secured Parties or any of them, under any Second-Lien Document (including any Second-Lien Document in respect of a Permitted Refinancing of any Second-Lien Obligations and any [“Incremental Term Loans”] (as defined in the Second-Lien Credit Agreement)), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Person, would have accrued on any Second-Lien Obligation, at the rate provided in the respective documentation, whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding) (including any Permitted

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Refinancing of any Second-Lien Obligations (other than any Permitted Refinancing designated in writing by the Company in a notice to the Secured Parties as not being secured on a Second Priority basis)), fees, expenses, indemnification or otherwise and including any obligations in respect of Additional Debt which are designated as “Second-Lien Obligations” pursuant to Section 8.3(b) hereof.

“Second-Lien Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the Second-Lien Credit Agreement as in effect on the date hereof.

“Second-Lien Priority Obligations” means all Second-Lien Obligations exclusive of the Excess Second-Lien Obligations, which Excess Second-Lien Obligations shall be excluded from (and shall not constitute) Second-Lien Priority Obligations.

“Second-Lien Secured Parties” shall mean (a) the lenders, agents and arrangers under the Second-Lien Credit Agreement and shall include all former lenders, agents and arrangers under the Second-Lien Credit Agreement to the extent that any Second-Lien Obligations owing to such Persons were incurred while such Persons were lenders, agents or arrangers under the Second-Lien Credit Agreement and such Second-Lien Obligations have not been paid or satisfied in full and (b) all new Second-Lien Secured Parties to the extent set forth in Section 3.4(i).

“Second-Lien Security Agent” shall have the meaning set forth in the recitals hereto and includes any New Second-Lien Agent to the extent set forth in Section 3.4(i).

“Second-Lien Security Documents” shall mean the “Security Documents” (as defined in the Second-Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second-Lien Obligations (including any Permitted Refinancing of any Second-Lien Obligation) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing in accordance herewith.

“Second-Lien Standstill Period” shall have the meaning set forth in Section 3.1(a).

“Second-Lien/First-Lien ABL Priority Collateral Standstill Period” shall have the meaning given in 4.2(a).

“Second Priority” shall mean:

(i)                                     with respect to any Lien purported to be created on any Term Loan Priority Collateral pursuant to the Second-Lien Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens of the type permitted pursuant to clause (z) of Section 9.01(d) of the Second-Lien Credit Agreement as in effect on the date hereof and (y) First-Lien Permitted Liens of the type permitted to be prior to the Liens on the Term Loan Priority Collateral securing the First-Lien Obligations in accordance with clause (ii) of the definition “First Priority” contained herein; and

(ii)                                  with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to the First-Lien Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens of the type permitted pursuant to clause (y) of Section 9.01(d) of the First-Lien Credit Agreement as in effect on the date hereof and (y) ABL Permitted Liens of the type permitted to be prior to the Liens on the ABL Priority Collateral securing the ABL Obligations in accordance with clause (i) of the definition “First Priority” contained herein.

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“Secured Parties” shall mean, collectively, the ABL Secured Parties, the First-Lien Secured Parties and the Second-Lien Secured Parties.

“Securities” shall mean all “securities” as such term is defined in Article 8 of the UCC as in effect on the date hereof, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” shall mean all securities accounts (as that term is defined in Article 8 of the UCC).

“Securities Entitlements” shall mean all securities entitlements (as that term is defined in Article 8 of the UCC).

“Security Agents” shall have the meaning set forth in the recitals hereto.

“Security Document” shall mean any ABL Security Document or any Term Loan Security Document.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supporting Obligations” shall mean supporting obligations (as such term is defined in the UCC) and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Term Loan Priority Collateral” shall mean all of the following Collateral and all interests of each Grantor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)                                     the Asset Sale Proceeds Account;

(ii)                                  all Equipment;

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(iii)                               all Fixtures;

(iv)                              all General Intangibles, including, without limitation, Contracts (in each case other than General Intangibles evidencing, secured by, or governing ABL Priority Collateral, including, without limitation, ABL Bank Product Agreements);

(v)                                 all Negotiable Collateral (other than Negotiable Collateral evidencing or governing or attached or related to (to the extent so attached or related) ABL Priority Collateral);

(vi)                              without duplication, all Investment Related Property, all Pledged Debt, all Securities, all Security Entitlements and all Securities Accounts (in each case, other than any Collateral specifically listed as ABL Priority Collateral and other than any Supporting Obligations supporting ABL Priority Collateral);

(vii)                           all Intellectual Property;

(viii)                        except to the extent constituting, or relating to, ABL Priority Collateral, all Commercial Tort Claims;

(ix)                              all real property (including leasehold interests) on which the Grantors are required to provide a Lien to the First-Lien Secured Parties pursuant to the First-Lien Credit Agreement and/or Second-Lien Secured Parties pursuant to the Second-Lien Credit Agreement (in each case, regardless of whether such Lien has actually been provided) and any title insurance with respect to such real property (other than any title insurance actually obtained by the ABL Agent solely in respect of real property acquired after the date hereof and so long as such title insurance is not subject to pro tanto coverage) and the proceeds thereof;

(x)                                 except to the extent constituting, or relating to, the ABL Priority Collateral, all other personal property (whether tangible or intangible) of such Grantor;

(xi)                              to the extent constituting, or relating to, any of the items referred to in the preceding clauses (i) through (x), all Insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xii)                           to the extent relating to any of the items referred to in the preceding clauses (i) through (xi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xi) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xiii)                        all Books, Records and Collateral Records relating to the foregoing (including without limitation all books, databases, customer lists, engineer drawings, Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); provided that to the extent any of such Books, Records and Collateral Records also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xii) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral; and

(xiv)                       all Cash Proceeds and, solely to the extent not constituting ABL Priority

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Collateral, non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing;

provided, however, that (i) if Collateral of any type is received in exchange for ABL Priority Collateral in accordance with the terms of the ABL Credit Agreement, such Collateral will be treated as ABL Priority Collateral and (ii) if Collateral of any type is received in exchange for Term Loan Priority Collateral in accordance with the terms of the First-Lien Credit Agreement or the Second-Lien Credit Agreement, such Collateral will be treated as Term Loan Priority Collateral.

“Term Loan Priority Collateral Enforcement Action Notice” shall have the meaning set forth in Section 6.3(a).

“Term Loan Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 6.3(a).

“Term Loan Priority Obligations” shall mean, collectively, the First-Lien Priority Obligations and the Second-Lien Priority Obligations.

“Term Loan Security Documents” shall mean each of the First-Lien Security Documents and the Second-Lien Security Documents.

“Third Priority” shall mean:

(i)                                     with respect to any Lien purported to be created on any Term Loan Priority Collateral pursuant to the ABL Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens of the type permitted pursuant to clause (q) of the definition of Permitted Liens in the ABL Credit Agreement as in effect on the date hereof, (y) First-Lien Permitted Liens of the type permitted to be prior to the Liens on the Term Loan Priority Collateral in accordance with clause (ii) of the definition “First Priority” contained herein and (z) Second-Lien Permitted Liens of the type permitted to be prior to the Liens on the Term Loan Priority Collateral in accordance with clause (i) of the definition “Second Priority” contained herein; and

(ii)                                  with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to the Second-Lien Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens of the type permitted pursuant to clauses (y) and (z) of Section 9.01(d) of the Second-Lien Credit Agreement as in effect on the date hereof, (y) ABL Permitted Liens of the type permitted to be prior to the Liens on the ABL Priority Collateral in accordance with clause (i) of the definition “First Priority” contained herein and (z) First-Lien Permitted Liens of the type permitted to be prior to the Liens on the Term Loan Priority Collateral in accordance with clause (ii) of the definition “First Priority” contained herein.

“Trademarks” shall mean any and all trademarks, trade names, service marks, trade dress, logos, slogans, designs or fictitious business names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

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“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to any First-Lien, Second-Lien or ABL Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“URL” shall mean “uniform resource locator,” an internet web address.

“WFCF” shall have the meaning set forth in the introductory paragraph hereto.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Subsidiary of the Company organized under the laws of a jurisdiction other than the United States or any state thereof, with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law).

1.2                               Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified to the extent not prohibited hereby, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (h) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.  References to specific sections of the First-Lien Credit Agreement or the Second-Lien Credit Agreement contained in the definitions of First-Lien Debt Cap or Second-Lien Debt Cap shall refer to such sections as in effect on the date hereof, without giving effect to subsequent amendments thereof; provided that the foregoing will not prevent (and the definitions of First-Lien Debt Cap and Second-Lien Debt Cap will give effect to) amendments or modifications to the component defined terms and financial definitions utilized in such sections provided that such amendments or modifications are not entered into solely for the purpose of modifying such sections in order to increase the First-Lien Debt Cap or Second-Lien Debt Cap (and no other purpose).

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Section 2.  Lien Priorities.

2.1                               Relative Priorities.

(a) (i)  Notwithstanding (A) the time, manner, order or method of grant, creation, attachment or perfection of any Liens securing the ABL Obligations granted on the Collateral, or of any Liens securing either the First-Lien Obligations or the Second-Lien Obligations granted on the Collateral, (B) the validity or enforceability (or lack thereof, including without limitation, due to an absence or failure of, or delay (including any Permitted Delay) in, the execution and filing of a mortgage with respect to real property, the execution and delivery of a control agreement, or otherwise obtaining perfection or priority) of the security interests and Liens granted in favor of any Security Agent or any Secured Party on any of the Collateral, (C) the date on which any ABL Obligations, any First-Lien Obligations or any Second-Lien Obligations are incurred or extended, (D) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (E) any provision set forth in any ABL Document or any First-Lien Document or any Second-Lien Document (in each case, other than this Agreement), (F) the possession or control by any Security Agent or any Secured Party or any bailee of all or any part of any Collateral as of the date hereof or otherwise, (G) any failure by any Security Agent or any Secured Party to perfect its security interests in any of the Collateral, or (H) any other circumstance whatsoever, each Security Agent, on behalf of itself and its respective Secured Parties, hereby agrees that:

(1)                                 any Lien on the Term Loan Priority Collateral securing any First-Lien Obligations or Second-Lien Obligations, as the case may be, now or hereafter held by or on behalf of the First-Lien Security Agent or any First-Lien Secured Parties or any agent or trustee therefor, or by or on behalf of the Second-Lien Security Agent or any Second-Lien Secured Parties or any agent or trustee therefor, in each case, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Loan Priority Collateral securing any of the ABL Obligations;

(2)                                 any Lien on the Term Loan Priority Collateral securing any of the ABL Obligations now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law or court order, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any First-Lien Obligations and any Second-Lien Obligations;

(3)                                 any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, in each case, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any First-Lien Obligations or any Second-Lien Obligations;

(4)                                 any Lien on the ABL Priority Collateral securing any First-Lien Obligations or any Second-Lien Obligations, now or hereafter held by or on behalf of the First-Lien Security Agent or any First-Lien Secured Parties or any agent or trustee therefor, or by or on behalf of the Second-Lien Security Agent or any Second-Lien Secured Parties or any agent or trustee therefor, as the case may be, regardless of how acquired, whether by grant, possession, statute, operation of law or court order, subrogation or otherwise, in each case, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations;

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(5)                                 any Lien on the Term Loan Priority Collateral or the ABL Priority Collateral securing any First-Lien Obligations now or hereafter held by or on behalf of the First-Lien Security Agent or any First-Lien Secured Parties or any agent or trustee therefor, in each case, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Loan Priority Collateral or the ABL Priority Collateral, as the case may be, securing any of the Second-Lien Obligations; and

(6)                                 any Lien on the Term Loan Priority Collateral or the ABL Priority Collateral, as the case may be, securing any Second-Lien Obligations now or hereafter held by or on behalf of the Second-Lien Security Agent or any Second-Lien Secured Parties or any agent or trustee therefor, in each case, regardless of how acquired, whether by grant, possession, statute, operation of law or court order, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral or the ABL Priority Collateral, as the case may be, securing any First-Lien Obligations.

(ii)                                  Relative Priorities — Subordination.  The priority and subordination provisions set forth in clauses (1) through (6) above with respect to the Liens on the Collateral securing all or any portion of the ABL Obligations, the First-Lien Obligations or the Second-Lien Obligations are intended to be effective whether or not such Liens are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.  The parties hereto acknowledge and agree that it is their intent that each of the ABL Obligations (and the security therefor), the First-Lien Obligations (and the security therefor) and the Second-Lien Obligations (and the security therefor) constitute a separate and distinct class of obligations (and separate and distinct claims) from each other.

(b)                                 Prohibition on Contesting Liens.  Each of the ABL Agent, on behalf of itself and each ABL Secured Party, the First-Lien Security Agent, on behalf of itself and each First-Lien Secured Party for which it is acting as agent or representative, and the Second-Lien Security Agent, on behalf of itself and each Second-Lien Secured Party for which it is acting as agent or representative, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity, extent, perfection or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties, the Second-Lien Secured Parties or the ABL Secured Parties in either the Term Loan Priority Collateral or the ABL Priority Collateral, as the case may be, (ii) the validity or enforceability of any ABL Security Document (or any ABL Obligations thereunder), any First-Lien Security Document (or any First-Lien Obligations thereunder) or any Second-Lien Security Document (or any Second-Lien Obligations thereunder), or (iii) the relative rights and duties of the holders of the ABL Obligations, the First-Lien Obligations and the Second-Lien Obligations granted and/or established in this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Security Agents or any Secured Party to enforce this Agreement, including the priority of the Liens on the Term Loan Priority Collateral or ABL Priority Collateral, as the case may be, securing the First-Lien Obligations, the Second-Lien Obligations and the ABL Obligations as provided in Sections 2.1(a)(i), 2.1(a)(ii) and 2.1(a)(iii).

(c)                                  (i) No New Liens - First-Lien Obligations.  So long as the Discharge of First-Lien Obligations has not occurred, except as contemplated by Section 5.4(a), the parties hereto agree that neither the Company nor any other Grantor shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second-Lien Obligations or any ABL Obligations unless it has granted or contemporaneously grants (A) a First Priority Lien on such asset or property to secure the First-Lien Obligations if such asset or property constitutes Term Loan Priority Collateral or (B) a Second

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Priority Lien (or, after the Discharge of ABL Obligations, secured by a first-priority Lien) on such asset or property to secure the First-Lien Obligations if such asset or property constitutes ABL Priority Collateral (other than in the case of any Deposit Account or Securities Account, a grant of any Liens to the ABL Agent in such Deposit Account during the post-closing time period set forth in Schedule 12.21 of the First-Lien Credit Agreement).  To the extent that the provisions of clause (A) in the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the First-Lien Security Agent and/or the First-Lien Secured Parties, each of the Second-Lien Security Agent, on behalf of Second-Lien Secured Parties, and the ABL Agent, on behalf of ABL Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the Term Loan Priority Collateral granted in contravention of such clause (A) of this Section 2.1(c) shall be subject to Section 3.3.

(ii)                                  No New Liens - Second-Lien Obligations.  So long as the Discharge of Second-Lien Obligations has not occurred, except as contemplated by Section 5.4(a), the parties hereto agree that neither the Company nor any other Grantor shall grant or permit any additional Liens on any asset or property of any Grantor to secure any First-Lien Obligations or any ABL Obligations unless it has granted or contemporaneously grants (A) a Second Priority Lien (or, after the Discharge of First-Lien Obligations has occurred, secured by a first-priority Lien) on such asset or property to secure the Second-Lien Obligations if such asset or property constitutes Term Loan Priority Collateral or (B) a Third Priority Lien (or, after the Discharge of First-Lien Obligations has occurred, secured by a second-priority Lien) on such asset or property to secure the Second-Lien Obligations if such asset or property constitutes ABL Priority Collateral (other than in the case of any Deposit Account or Securities Account, a grant of any Liens to the ABL Agent in such Deposit Account during the post-closing time period set forth in Schedule 12.21 of the Second-Lien Security Agreement).  To the extent that the provisions of clause (A) in the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the Second-Lien Security Agent and/or the Second-Lien Secured Parties, the ABL Agent, on behalf of ABL Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the Term Loan Priority Collateral granted in contravention of such clause (A) of this Section 2.1(c) shall be subject to Section 3.3.

(iii)                               No New Liens — ABL Obligations.  So long as the Discharge of ABL Obligations has not occurred, except as contemplated by Section 5.4(a), the parties hereto agree that neither the Company nor any other Grantor shall grant or permit any additional Liens on any asset or property of any Grantor to secure any First-Lien Obligations or any Second-Lien Obligations unless it has granted or contemporaneously grants (i) a First Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes ABL Priority Collateral or (ii) a Third Priority Lien (or, after the Discharge of First-Lien Obligations has occurred, secured by a second-priority Lien) on such asset or property to secure the ABL Obligations if such asset or property constitutes Term Loan Priority Collateral.  To the extent that the provisions of clause (i) in the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the ABL Agent and/or the ABL Secured Parties, the First-Lien Security Agent, on behalf of First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of Second-Lien Secured Parties, agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the ABL Priority Collateral granted in contravention of such clause (i) of this Section 2.1(c) shall be subject to Section 3.3.  The ABL Agent, acting on behalf of the ABL Secured Parties (and without any requirement for the consent of any Grantor, any First-Lien Agent or any Second-Lien Agent), may elect to waive and forgo its right to receive a Third Priority mortgage on any Term Loan Priority Collateral assets consisting of real property to secure the ABL Obligations (which

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election shall be made in the form of a written waiver and notice to the First-Lien Loan Security Agent, the Second-Lien Security Agent and the Company, except in the case of the Designated Oklahoma Property, with respect to which notice of such election was given as of June 2, 2016 pursuant to the Prior Intercreditor Agreement); provided that, notwithstanding anything to the contrary in this clause (iii) or in any other provision of this Agreement, such election shall not in any way nullify, cancel or otherwise limit the rights of the First-Lien Security Agent and the First-Lien Secured Parties, or of the Second-Lien Security Agent and the Second-Lien Secured Parties, to receive a mortgage on such real property to the secure the Term Loan Obligations.

(d)                                 Effectiveness of Lien Priorities.  Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of:  (i) the invalidity, irregularity or unenforceability of all or any part of the ABL Documents, the First-Lien Documents or the Second-Lien Documents; (ii) any amendment, change or modification of any ABL Documents, First-Lien Documents or Second-Lien Documents not in contravention of the terms of this Agreement; (iii) any absence or failure of, or delay (including any Permitted Delay) in, the execution and filing of a mortgage with respect to real property, the execution and delivery of a control agreement, or otherwise obtaining perfection or priority, with respect to the security interests and Liens granted in favor of any Security Agent or any Secured Party on any of the Collateral; or (iv) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, Parent or any of its Subsidiaries party to any of the ABL Documents, the First-Lien Documents or the Second-Lien Documents, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.

(e)                                  Similar Liens and Agreements.  The parties hereto agree that it is their intention that the Collateral securing each of the ABL Obligations, the First-Lien Obligations and the Second-Lien Obligations be the same.  In furtherance of the foregoing and of Section 8.7, each Security Agent and each Secured Party agrees, subject to the other provisions of this Agreement:

(i)                                     upon request by any Security Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral securing the ABL Obligations, the First-Lien Obligations or the Second-Lien Obligations, as the case may be, and the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under the ABL Documents, the First-Lien Documents or the Second-Lien Documents, as the case may be;

(ii)                                  that the First-Lien Security Documents, the Second-Lien Security Documents and the ABL Security Documents creating Liens on the Term Loan Priority Collateral and the ABL Priority Collateral shall be in all material respects substantially the same forms of documents other than with respect to the First Priority, the Second Priority and the Third Priority nature of the Liens created thereunder in such Collateral (it being understood that the First-Lien Security Documents, the Second-Lien Security Documents and the ABL Security Documents satisfy this provision as of the date hereof); and

(iii)                               the guarantees for the ABL Obligations, the First-Lien Obligations and the Second-Lien Obligations shall be substantially in the same form.

(f)                                   Reliance on Debt Caps.  Each of the parties hereto acknowledges and agrees that any Indebtedness funded in good faith by the applicable lenders or investors in reliance on a certificate of an authorized officer of the Company that such Indebtedness is permitted pursuant to the ABL Credit

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Agreement, First-Lien Credit Agreement and the Second-Lien Credit Agreement and the applicable ABL Debt Cap, First-Lien Debt Cap or Second-Lien Debt Cap (which certificate may be addressed to the appropriate agent or trustee for the Secured Parties providing such Indebtedness) shall for all purposes hereunder constitute ABL Priority Obligations (and not Excess ABL Obligations), First-Lien Priority Obligations (and not Excess First-Lien Obligations) or Second-Lien Priority Obligations (and not Excess Second-Lien Obligations), as applicable, based on such good faith reliance, notwithstanding any subsequent determination that the conditions to such incurrence were not satisfied, or that such Indebtedness is not permitted pursuant to the ABL Credit Agreement, the First-Lien Credit Agreement and the Second-Lien Credit Agreement or within the ABL Cap, the First-Lien Debt Cap or the Second-Lien Debt Cap, as applicable, due to an error in financial calculations or otherwise.

Section 3.  Term Loan Priority Collateral.

3.1                               Exercise of Remedies — Prior to Discharge of First-Lien Obligations.

(a)                                 So long as the Discharge of First-Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor:

(i)                                     none of the ABL Agent, any of the ABL Secured Parties, the Second-Lien Security Agent or any of the Second-Lien Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, set off) with respect to any Term Loan Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of Term Loan Priority Collateral to which the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party is a party) or institute or commence, or join with any Person (other than the First-Lien Security Agent and the First-Lien Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that (A) the Second-Lien Security Agent may exercise any or all such rights in accordance with the Second-Lien Documents after the passage of a period of 120 days from the date of delivery of a notice in writing (the “Second-Lien Notice”) to the First-Lien Security Agent of the Second-Lien Security Agent’s intention to exercise its right to take such actions (the “Second-Lien Standstill Period”) and (B) the ABL Agent may exercise any or all such rights in accordance with the ABL Documents after the passage of a period of 180 days from the date of delivery of a notice in writing (the “ABL Notice”) to the First-Lien Security Agent of the ABL Security Agent’s intention to exercise its right to take such actions (the “ABL Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, none of the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party will exercise any rights or remedies with respect to any Term Loan Priority Collateral if, notwithstanding the expiration of the Second-Lien Standstill Period and/or the ABL Standstill Period, as the case may be, the First-Lien Security Agent or First-Lien Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to a material portion of the Term Loan Priority Collateral (prompt notice of such exercise to be given to the Second-Lien Security Agent and the ABL Agent), (y) will contest, protest or object to any foreclosure proceeding or action brought by the First-Lien Security Agent or any First-Lien Secured Party with respect to, or any other exercise by the First-Lien Security Agent or any First-Lien Secured Party of any rights and remedies relating to, the Term Loan Priority Collateral under the First-Lien Documents or otherwise, or (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the First-Lien Security Agent or the First-Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or

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any other exercise of any rights or remedies relating to the Term Loan Priority Collateral, in each case so long as the respective interests of the Second-Lien Secured Parties and the ABL Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; provided, however, that nothing in this Section 3.1(a) shall be construed to authorize the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party to sell any Term Loan Priority Collateral free of the Lien of the First-Lien Security Agent or any First-Lien Secured Party; and provided further, that no (i) Second-Lien Notice may be given or issued unless an event of default under the Second-Lien Obligations (or any Controlling Class of Second-Lien Obligations) has occurred and is continuing and the maturity of the Second- Lien Obligations (or any Controlling Class of Second-Lien Obligations) has been accelerated (or the Second-Lien Obligations of any Controlling Class of Second-Lien Obligations have not been paid at the final maturity date thereof) and (ii) ABL Notice may be given or issued unless an event of default under the ABL Obligations has occurred and is continuing and the maturity of the ABL Obligations have been accelerated (or the ABL Obligations have not been paid at the final maturity date thereof); and

(ii)                                  subject to Section 6 and clause (i)(x) above, the First-Lien Security Agent and the First-Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the Term Loan Priority Collateral without any consultation with or the consent of the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent or any ABL Secured Party; provided, that:

(1)                                 in any Insolvency or Liquidation Proceeding commenced by or against the Parent, Holdings, the Company or any other Grantor, the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent and any ABL Secured Party may file a claim or statement of interest with respect to the First-Lien Obligations;

(2)                                 the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent and any ABL Secured Party may take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral securing the First-Lien Obligations, or the rights of any First-Lien Security Agent or the First-Lien Secured Parties to exercise remedies in respect thereof) in accordance with the Second-Lien Documents or the ABL Documents and the terms of this Agreement, as the case may be, in order to preserve or protect its Lien on the Term Loan Priority Collateral;

(3)                                 the Second-Lien Secured Parties and the ABL Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second-Lien Secured Parties or the ABL Secured Parties, as the case may be, including without limitation any claims secured by the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)                                 the Second-Lien Secured Parties and the ABL Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not prohibited by any other provision of this Agreement;

(5)                                 the Second-Lien Secured Parties and the ABL Secured Parties shall be

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entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Term Loan Priority Collateral;

(6)                                 the Second-Lien Security Agent or any Second-Lien Secured Party may exercise any of its rights or remedies with respect to the Term Loan Priority Collateral in accordance with the Second-Lien Documents after the termination of the Second-Lien Standstill Period to the extent permitted by clause (i)(x) above; and

(7)                                 subject to Section 3.2, the ABL Agent or any ABL Secured Party may exercise any of its rights or remedies with respect to the Term Loan Priority Collateral in accordance with the ABL Documents after the termination of the ABL Standstill Period to the extent permitted by clause (i)(x) above.

Subject to Section 6 and clause (i)(x) of this Section 3.1(a), in exercising rights and remedies with respect to the Term Loan Priority Collateral, the First-Lien Security Agent and the First-Lien Secured Parties may enforce the provisions of the First-Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b)                                 Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that it will not take or receive any Term Loan Priority Collateral or any proceeds of Term Loan Priority Collateral in connection with the exercise of any right or remedy (including set off) with respect to any Term Loan Priority Collateral unless and until the Discharge of First-Lien Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 3.1(a) or in the proviso in clause (ii) of Section 3.1(a) or in Section 6.  Without limiting the generality of the foregoing, unless and until the Discharge of First-Lien Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 3.1(a) or in the proviso in clause (ii) of Section 3.1(a) or in Section 6, the sole right of the ABL Agent and the ABL Secured Parties, and the Second-Lien Security Agent and the Second-Lien Secured Parties, as the case may be, with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to the ABL Documents or the Second-Lien Documents, as the case may be, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Lien Obligations has occurred in accordance with the terms hereof, the First-Lien Documents and applicable law.

(c)                                  Subject to the first proviso in clause (i)(x) of Section 3.1(a), and Section 6:

(i)                                     each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that the ABL Agent and the ABL Secured Parties and the Second-Lien Security Agent and the Second-Lien Secured Parties, as the case may be, will not take any action that would hinder delay, limit or prohibit any exercise of remedies under the First-Lien Documents with respect to the Term Loan Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the Term Loan Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or First-Lien Security Document with respect to the Term Loan Priority Collateral or subordinate the priority of the First-Lien

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Obligations to the ABL Obligations or the Second-Lien Obligations, as the case may be, with respect to the Term Loan Priority Collateral or grant the Liens with respect to the Term Loan Priority Collateral securing the ABL Obligations or the Second-Lien Obligations, as the case may be, equal ranking to the Liens with respect to the Term Loan Priority Collateral securing the First-Lien Obligations; and

(ii)                                  each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby waives any and all rights it or the ABL Secured Parties or the Second-Lien Secured Parties, as the case may be, may have as junior lien creditors with respect to the Term Loan Priority Collateral or otherwise to object to the manner in which the First-Lien Security Agent or the First-Lien Secured Parties seek to enforce or collect the First-Lien Obligations or the Liens granted in any of the Term Loan Priority Collateral, in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement, regardless of whether any action or failure to act by or on behalf of the First-Lien Security Agent or First-Lien Secured Parties is adverse to the interest of the ABL Secured Parties or the Second-Lien Secured Parties, as the case may be; and

(d)                                 Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Document or Second-Lien Document, as the case may be (other than this Agreement to the extent expressly set forth herein) shall be deemed to restrict in any way the rights and remedies of the First-Lien Security Agent or the First-Lien Secured Parties with respect to the Term Loan Priority Collateral as set forth in this Agreement and the First-Lien Documents.

3.2                               Exercise of Remedies — After Discharge of First-Lien Obligations.

(a)                                 After the Discharge of First-Lien Obligations has occurred and so long as the Discharge of Second-Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor:

(i)                                     neither the ABL Agent nor any of the ABL Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any Term Loan Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of Term Loan Priority Collateral to which the ABL Agent or any ABL Secured Party is a party) or institute or commence, or join with any Person (other than the Second-Lien Security Agent and the Second-Lien Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure), enforcement, collection or execution; provided, however, that the ABL Agent may exercise any or all such rights in accordance with the ABL Documents after the passage of a period of 120 days from the date of delivery of a notice in writing (the “ABL/Second-Lien Notice”) to the Second-Lien Security Agent of the ABL Agent’s intention to exercise its right to take such actions (the “ABL/Second-Lien Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, neither the ABL Agent nor any ABL Secured Party will exercise any rights or remedies with respect to any Term Loan Priority Collateral if, notwithstanding the expiration of the ABL/Second-Lien Standstill Period, the Second-Lien Security Agent or Second-Lien Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to a material portion of the Term Loan Priority Collateral (prompt notice of such exercise to be given to the ABL Agent), (y) will contest, protest

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or object to any foreclosure proceeding or action brought by the Second-Lien Security Agent or any Second-Lien Secured Party with respect to, or any other exercise by the Second-Lien Security Agent or any Second-Lien Secured Party of any rights and remedies relating to, the Term Loan Priority Collateral under the Second-Lien Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the Second-Lien Security Agent or the Second-Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term Loan Priority Collateral, in each case so long as the respective interests of the ABL Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; provided, however, that nothing in this Section 3.2(a) shall be construed to authorize the ABL Agent or any ABL Secured Party to sell any Term Loan Priority Collateral free of the Lien of the Second-Lien Security Agent or any Second-Lien Secured Party; and provided further that no ABL/Second-Lien Notice may be given or issued unless an event of default under the ABL Obligations has occurred and is continuing and the maturity of the ABL Obligations has been accelerated (or the ABL Obligations have not been paid at the final maturity date thereof); and

(ii)                                  subject to Section 6 and clause (i)(x) above, the Second-Lien Security Agent and the Second-Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the Term Loan Priority Collateral without any consultation with or the consent of the ABL Agent or any ABL Secured Party; provided, that:

(1)                                 in any Insolvency or Liquidation Proceeding commenced by or against Parent, Holdings, the Company or any other Grantor, the ABL Agent and any ABL Secured Party may file a claim or statement of interest with respect to the Second-Lien Obligations;

(2)                                 the ABL Agent and any ABL Secured Party may take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral securing the Second-Lien Obligations, or the rights of any Second-Lien Security Agent or the Second-Lien Secured Parties to exercise remedies in respect thereof) in accordance with the ABL Documents in order to preserve or protect its Lien on the Term Loan Priority Collateral;

(3)                                 the ABL Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including without limitation any claims secured by the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)                                 the ABL Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not prohibited by any other provision of this Agreement;

(5)                                 the ABL Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Term Loan Priority Collateral; and

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(6)                                 the ABL Agent or any ABL Secured Party may exercise any of its rights or remedies with respect to the Term Loan Priority Collateral in accordance with the ABL Documents after the termination of the ABL/Second-Lien Standstill Period to the extent permitted by clause (i)(x) above.

Subject to Section 6 and clause (i)(x) above, in exercising rights and remedies with respect to the Term Loan Priority Collateral following the Discharge of First-Lien Obligations, the Second-Lien Security Agent and the Second-Lien Secured Parties may enforce the provisions of the Second-Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b)                                 After the Discharge of First-Lien Obligations has occurred and so long as the Discharge of Second-Lien Obligations has not occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will not take or receive any Term Loan Priority Collateral or any proceeds of Term Loan Priority Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Term Loan Priority Collateral, except as expressly provided in the first proviso in clause (i)(x) of Section 3.2(a) or in the proviso in clause (ii) of Section 3.2(a) or in Section 6.  Without limiting the generality of the foregoing, unless and until the Discharge of Second-Lien Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 3.2(a) or in the proviso in clause (ii) of Section 3.2(a) or in Section 6, the sole right of the ABL Agent and the ABL Secured Parties with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to the ABL Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Second-Lien Obligations has occurred in accordance with the terms hereof, the Second-Lien Documents and applicable law.

(c)                                  After the Discharge of First-Lien Obligations has occurred and so long as the Discharge of Second-Lien Obligations has not occurred, subject to the first proviso in clause (i)(x) of Section 3.2(a), the proviso in clause (ii) of Section 3.2(a) and Section 6:

(i)                                     the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the ABL Agent and the ABL Secured Parties will not take any action that would hinder delay, limit or prohibit any exercise of remedies under the Second-Lien Documents with respect to the Term Loan Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the Term Loan Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or Second-Lien Security Document with respect to the Term Loan Priority Collateral or subordinate the priority of the Second-Lien Obligations to the ABL Obligations with respect to the Term Loan Priority Collateral or grant the Liens with respect to the Term Loan Priority Collateral securing the ABL Obligations equal ranking to the Liens with respect to the Term Loan Priority Collateral securing the Second-Lien Obligations, and

(ii)                                  the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor with respect to the Term Loan Priority Collateral or otherwise to object to the manner in which the Second-Lien Security Agent or the Second-Lien Secured Parties seek to enforce or collect the Second-Lien Obligations or the Liens granted in any of the Term Loan Priority Collateral, in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement,

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regardless of whether any action or failure to act by or on behalf of the Second-Lien Security Agent or Second-Lien Secured Parties is adverse to the interest of the ABL Secured Parties.

(d)                                 The ABL Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Document (other than this Agreement to the extent expressly set forth herein) shall be deemed to restrict in any way the rights and remedies of the Second-Lien Security Agent or the Second-Lien Secured Parties with respect to the Term Loan Priority Collateral as set forth in this Agreement and the Second-Lien Documents.

3.3                               Payments Over.

(a)                                 Prior to Discharge of First-Lien Obligations.  So long as the Discharge of First-Lien Obligations has not occurred, any Term Loan Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting Term Loan Priority Collateral (or any distribution in respect of the Term Loan Priority Collateral, whether or not expressly characterized as such) received by (i) the Second-Lien Security Agent or any Second-Lien Secured Parties or (ii) the ABL Agent or any ABL Secured Parties, in each case, in connection with the exercise of any right or remedy (including set off) relating to the Term Loan Priority Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the First-Lien Security Agent, for the benefit of the First-Lien Secured Parties, for application in accordance with Section 7.1 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The First-Lien Security Agent is hereby authorized to make any such endorsements as agent for the Second-Lien Security Agent, any such Second-Lien Secured Parties, the ABL Agent and any such ABL Secured Parties, as the case may be.  This authorization is coupled with an interest and is irrevocable until the Discharge of First-Lien Obligations.

(b)                                 After Discharge of First-Lien Obligations.  After the Discharge of First-Lien Obligations has occurred and so long as the Discharge of Second-Lien Obligations has not occurred, any Term Loan Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting Term Loan Priority Collateral (or any distribution in respect of the Term Loan Priority Collateral, whether or not expressly characterized as such) received by the ABL Agent or any ABL Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Term Loan Priority Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the Second-Lien Security Agent, for the benefit of the Second-Lien Secured Parties, for application in accordance with Section 7.3 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The Second-Lien Security Agent is hereby authorized to make any such endorsements as agent for the ABL Agent and any such ABL Secured Parties.  This authorization is coupled with an interest and is irrevocable until the Discharge of Second-Lien Obligations.

3.4                               Other Agreements.

(a)                                 Releases — First-Lien Obligations.

(i)                                     If, in connection with:

(1)                                 the exercise of any of the First-Lien Security Agent’s remedies in respect of the Term Loan Priority Collateral provided for in Section 3.1(a) (with the proceeds thereof being applied to the First-Lien Priority Obligations), including any sale, lease, exchange, transfer or other disposition of any such Term Loan Priority Collateral; or

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(2)                                 any sale, lease, exchange, transfer or other disposition of any Term Loan Priority Collateral permitted under the terms of the First-Lien Documents, the Second-Lien Documents and the ABL Documents other than (A) in connection with the Discharge of First-Lien Obligations and (B) after the occurrence and during the continuance of any event of default under the Second-Lien Credit Agreement or the ABL Credit Agreement,

the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, releases any of its Liens on any part of the Term Loan Priority Collateral, then the Liens, if any, of (x) the Second-Lien Security Agent, for itself and for the benefit of the Second-Lien Secured Parties, and (y) the ABL Agent, for itself and for the benefit of the ABL Secured Parties, on such Term Loan Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and (x) the Second-Lien Security Agent, for itself and on behalf of the Second-Lien Secured Parties, and (y) the ABL Agent, for itself and on behalf of the ABL Secured Parties, promptly shall execute and deliver to the First-Lien Security Agent or such Grantor (at the expense of such Grantor) such termination statements, releases and other documents as the First-Lien Security Agent or such Grantor may reasonably request to effectively confirm such release.

(ii)                                  Until the Discharge of First-Lien Obligations occurs, each of (x) the Second-Lien Security Agent, for itself and on behalf of the Second-Lien Secured Parties, and (y) the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby irrevocably constitutes and appoints the First-Lien Security Agent and any officer or agent of the First-Lien Security Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Second-Lien Security Agent or the ABL Agent, as the case may be, or such Secured Party or in the First-Lien Security Agent’s own name, from time to time in the First-Lien Security Agent’s discretion, for the purpose of carrying out the terms of this Section 3.4(a) with respect to Term Loan Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 3.4(a) with respect to Term Loan Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii)                               Until the Discharge of First-Lien Obligations occurs, to the extent that the First-Lien Secured Parties (A) have released any Lien on Term Loan Priority Collateral and any such Lien is later reinstated or (B) obtain any new First Priority Liens on assets constituting Term Loan Priority Collateral from Grantors, then (x) the Second-Lien Secured Parties shall be granted a Second Priority Lien and (y) the ABL Secured Parties shall be granted a Third Priority Lien (or, after the Discharge of Second-Lien Obligations has occurred, a Second Priority Lien), on any such Term Loan Priority Collateral.

(iv)                              If, prior to the Discharge of First-Lien Obligations, a subordination of the First-Lien Security Agent’s Lien on any Term Loan Priority Collateral is permitted under the First-Lien Credit Agreement, the Second-Lien Credit Agreement and the ABL Credit Agreement to another Lien permitted under the First-Lien Credit Agreement, the Second-Lien Credit Agreement and the ABL Credit Agreement (a “First-Lien Collateral Priority Lien”), then (x) the First-Lien Security Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and (y) each of the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, shall each promptly execute and deliver to the First-Lien Security Agent an identical subordination agreement subordinating the Liens of the Second-Lien Security Agent, for the benefit of (and on behalf of) the Second-Lien Secured Parties, and the ABL Agent, for the benefit of (and on behalf of) the ABL Secured Parties, respectively, to such

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First-Lien Collateral Priority Lien.

(b)                                 Releases — Second-Lien Obligations.

(i)                                     After the Discharge of First-Lien Obligations has occurred and so long as the Discharge of Second-Lien Obligations has not occurred, if, in connection with:

(1)                                 the exercise of any of the Second-Lien Security Agent’s remedies in respect of the Term Loan Priority Collateral provided for in Section 3.2(a) (with the proceeds thereof being applied to the Second-Lien Priority Obligations), including any sale, lease, exchange, transfer or other disposition of any such Term Loan Priority Collateral; or

(2)                                 any sale, lease, exchange, transfer or other disposition of any Term Loan Priority Collateral permitted under the terms of the Second-Lien Documents and the ABL Documents other than (A) in connection with the Discharge of Second-Lien Obligations and (B) after the occurrence and during the continuance of any event of default under the ABL Credit Agreement), the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, releases any of its Liens on any part of the Term Loan Priority Collateral, then the Liens, if any, of the ABL Agent, for itself and for the benefit of the ABL Secured Parties, on such Term Loan Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the ABL Agent, for itself and on behalf of the ABL Secured Parties, promptly shall execute and deliver to the Second-Lien Security Agent or such Grantor (at the expense of such Grantor) such termination statements, releases and other documents as the Second-Lien Security Agent or such Grantor may reasonably request to effectively confirm such release.

(ii)                                  Until the Discharge of Second-Lien Obligations occurs, the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby irrevocably constitutes and appoints the Second-Lien Security Agent and any officer or agent of the Second-Lien Security Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the ABL Agent or such holder or in the Second-Lien Security Agent’s own name, from time to time in the Second-Lien Security Agent’s discretion, for the purpose of carrying out the terms of this Section 3.4(b) with respect to Term Loan Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 3.4(b) with respect to Term Loan Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii)                               Until the Discharge of Second-Lien Obligations occurs, to the extent that the Second-Lien Secured Parties (x) have released any Lien on Term Loan Priority Collateral and any such Lien is later reinstated or (y) obtain any new Second Priority Liens (or, after the Discharge of First-Lien Obligations has occurred, First Priority Liens) on assets constituting Term Loan Priority Collateral from Grantors, then the ABL Secured Parties shall be granted a Third Priority Lien (or, after the Discharge of First-Lien Obligations has occurred, a Second Priority Lien) on any such Term Loan Priority Collateral.

(iv)                              If, prior to the Discharge of Second-Lien Obligations, a subordination of the Second-Lien Security Agent’s Lien on any Term Loan Priority Collateral is permitted under

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the Second-Lien Credit Agreement and the ABL Credit Agreement to another Lien permitted under the Second-Lien Credit Agreement and the ABL Credit Agreement (a “Second-Lien Collateral Priority Lien”), then the Second-Lien Security Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, shall promptly execute and deliver to the Second-Lien Security Agent an identical subordination agreement subordinating the Liens of the ABL Agent for the benefit of (and behalf of) the ABL Secured Parties to such Second-Lien Collateral Priority Lien.

(c)                                  Insurance — Prior to Discharge of First-Lien Obligations.  Unless and until the Discharge of First-Lien Obligations has occurred, the First-Lien Security Agent and the First-Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Lien Documents, to adjust settlement for any insurance policy covering the Term Loan Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Term Loan Priority Collateral.  If (i) the Second-Lien Security Agent or any Second-Lien Secured Party or (ii) the ABL Agent or any ABL Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 3.4(c), it shall pay such proceeds over to the First-Lien Security Agent in accordance with the terms of Section 7.2(c) and 7.3(c), as the case may be.

(d)                                 Insurance — After Discharge of First-Lien Obligations.  After the Discharge of First-Lien Obligations has occurred, and unless and until the Discharge of Second-Lien Obligations has occurred, the Second-Lien Security Agent and the Second-Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Second-Lien Documents, to adjust settlement for any insurance policy covering the Term Loan Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Term Loan Priority Collateral.  If the ABL Agent or any ABL Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 3.4(d), it shall pay such proceeds over to the Second-Lien Security Agent in accordance with the terms of Section 7.2(c).

(e)                                  Rights as Unsecured Creditors.

(i)                                     Except as otherwise expressly set forth in this Agreement, the ABL Agent and the ABL Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor in accordance with the terms of the ABL Documents to which the ABL Agent or such ABL Secured Parties are party and applicable law.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set off) in respect of the Term Loan Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.  In the event the ABL Agent or any other ABL Secured Party becomes a judgment lien creditor in respect of Term Loan Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to (x) the Liens securing First-Lien Obligations and (y) the Liens securing Second-Lien Obligations, in each case, on the same basis as the other Liens on the Term Loan Priority Collateral securing the ABL Obligations are so subordinated to such First-Lien Obligations and Second-Lien Obligations, respectively, under this Agreement.

(ii)                                  Except as otherwise expressly set forth in this Agreement, the Second-Lien

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Security Agent and the Second-Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor in accordance with the terms of the Second-Lien Documents to which the Second-Lien Security Agent or such Second-Lien Secured Parties are party and applicable law.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the Second-Lien Security Agent or any Second-Lien Secured Parties of the required payments of interest, principal and other amounts in respect of the Second-Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second-Lien Security Agent or any Second-Lien Secured Party of rights or remedies as a secured creditor (including set off) in respect of the Term Loan Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.  In the event the Second-Lien Security Agent or any other Second-Lien Secured Party becomes a judgment lien creditor in respect of Term Loan Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing First-Lien Obligations on the same basis as the other Liens on the Term Loan Priority Collateral securing the Second-Lien Obligations are so subordinated to such First-Lien Obligations under this Agreement.

(iii)                               Except as otherwise set forth in this Agreement, nothing in this Agreement (x) impairs or otherwise adversely affects any rights or remedies the First-Lien Security Agent or the other First-Lien Secured Parties may have with respect to the Term Loan Priority Collateral and (y) from and after the Discharge of First-Lien Obligations, impairs or otherwise adversely affects any rights or remedies the Second-Lien Security Agent or the other Second-Lien Secured Parties may have with respect to the Term Loan Priority Collateral.

(f)                                   Bailee for Perfection — First-Lien Security Agent.

(i)                                     The First-Lien Security Agent agrees to hold or control that part of the Term Loan Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Term Loan Priority Collateral being the “Pledged Term Loan Priority Collateral”) as security agent for the First-Lien Secured Parties and as bailee for and, with respect to any Term Loan Priority Collateral that cannot be perfected in such manner, as agent for, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any assignee thereof solely for the purpose of perfecting the security interest granted under the First-Lien Documents, the Second-Lien Documents and the ABL Documents, respectively, subject to the terms and conditions of this Section 3.4(f).

(ii)                                  Subject to the terms of this Agreement, until the Discharge of First-Lien Obligations has occurred, the First-Lien Security Agent shall be entitled to deal with the Pledged Term Loan Priority Collateral in accordance with the terms of the First-Lien Documents as if the Liens of (x) the Second-Lien Security Agent under the Second-Lien Security Documents and (y) the ABL Agent under the ABL Security Documents did not exist.  The rights of the Second-Lien Security Agent, the Second-Lien Secured Parties, the ABL Agent and the ABL Secured Parties shall at all times be subject to the terms of this Agreement and to the First-Lien Security Agent’s rights under the First-Lien Documents.

(iii)                               The First-Lien Security Agent shall have no obligation whatsoever to any First-Lien Secured Party, the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent or any ABL Secured Party to ensure that the Pledged Term Loan Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as

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expressly set forth in this Section 3.4(f).  The duties or responsibilities of the First-Lien Security Agent under this Section 3.4(f) shall be limited solely to holding the Pledged Term Loan Priority Collateral as bailee or agent in accordance with this Section 3.4(f).

(iv)                              The First-Lien Security Agent acting pursuant to this Section 3.4(f) shall not have by reason of the First-Lien Security Documents, the Second-Lien Security Documents, the ABL Documents, this Agreement or any other document a fiduciary relationship in respect of any First-Lien Secured Party, the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent or any ABL Secured Party.

(v)                                 Upon the Discharge of First-Lien Obligations, the First-Lien Security Agent shall deliver or cause to be delivered the remaining Pledged Term Loan Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, (A) first, to the Second-Lien Security Agent to the extent Second-Lien Obligations remain outstanding, (B) second, to the ABL Agent to the extent ABL Obligations remain outstanding and (C) third, to the applicable Grantor to the extent no First-Lien Obligations, Second-Lien Obligations or ABL Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Term Loan Priority Collateral) and will cooperate with the Second-Lien Security Agent, the ABL Agent or such Grantor, as the case may be, in assigning (without recourse to or warranty by the First-Lien Security Agent or any First-Lien Secured Party or agent or bailee thereof) control over any other Pledged Term Loan Priority Collateral under its control.  The First-Lien Security Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors) in connection with such Person obtaining a first priority interest in the Pledged Term Loan Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi)                              Notwithstanding anything to the contrary herein:

(A)                               if, for any reason, any Second-Lien Obligations remain outstanding upon the Discharge of First-Lien Obligations, all rights of the First-Lien Security Agent hereunder and under the First-Lien Security Documents (1) with respect to the delivery and control of any part of the Term Loan Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Term Loan Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the Second-Lien Security Agent or the First-Lien Security Agent, pass to the Second-Lien Security Agent, who shall thereafter hold such rights for the benefit of the Second-Lien Secured Parties.  Each of the First-Lien Security Agent and the Grantors agrees that it will, if any Second-Lien Obligations remain outstanding upon the Discharge of First-Lien Obligations, take any other action required by any applicable law or reasonably requested by the Second-Lien Security Agent (at the sole cost and expense of the Grantors), in connection with the Second-Lien Security Agent’s establishment and perfection of a First Priority security interest in the Term Loan Priority Collateral to the extent required by the Second-Lien Documents; and

(B)                               if, for any reason, any ABL Obligations remain outstanding upon the Discharge of First-Lien Obligations and the Discharge of Second-Lien Obligations, all rights of the First-Lien Security Agent hereunder and under the First-Lien Security Documents, and all rights of the Second-Lien Security Agent hereunder and under the Second-Lien Security Documents (1) with respect to the delivery and control of any part of the Term Loan Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Term Loan Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of the ABL Agent, the First-Lien Security Agent or the Second-Lien Security

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Agent, pass to the ABL Agent, who shall thereafter hold such rights for the benefit of the ABL Secured Parties.  Each of the First-Lien Security Agent, the Second-Lien Security Agent and the Grantors agrees that it will, if any ABL Obligations remain outstanding upon the Discharge of First-Lien Obligations and the Discharge of Second-Lien Obligations, take any other action required by any applicable domestic law or reasonably requested by the ABL Agent (at the sole cost and expense of the Grantors), in connection with the ABL Agent’s establishment and perfection of a First Priority security interest in the Term Loan Priority Collateral to the extent required by the ABL Documents.

(vii)                           Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of ABL Obligations, the First-Lien Security Agent acquires possession of any Pledged ABL Priority Collateral, the First-Lien Security Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged Term Loan Priority Collateral, provided that as soon as is practicable the First-Lien Security Agent shall deliver or cause to be delivered such Pledged ABL Priority Collateral to the ABL Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(g)                                  Bailee for Perfection — Second-Lien Security Agent.

(i)                                     After the Discharge of First-Lien Obligations has occurred, and to the extent that the Second-Lien Security Agent is in possession or control (or in the possession or control of its agents or bailees) of any Pledged Term Loan Priority Collateral, the Second-Lien Security Agent agrees to hold or control such Pledged Term Loan Priority Collateral as security agent for the Second-Lien Secured Parties and as bailee for and, with respect to any Term Loan Priority Collateral that cannot be perfected in such manner, as agent for, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any assignee thereof solely for the purpose of perfecting the security interest granted under the Second-Lien Documents and the ABL Documents, respectively, subject to the terms and conditions of this Section 3.4(g).

(ii)                                  Subject to the terms of this Agreement, after the Discharge of First-Lien Obligations has occurred and until the Discharge of Second-Lien Obligations has occurred, the Second-Lien Security Agent shall be entitled to deal with the Pledged Term Loan Priority Collateral in accordance with the terms of the Second-Lien Documents as if the Liens of the ABL Agent under the ABL Security Documents did not exist.  The rights of the ABL Agent and the ABL Secured Parties shall at all times be subject to the terms of this Agreement and to the Second-Lien Security Agent’s rights under the Second-Lien Documents.

(iii)                               The Second-Lien Security Agent shall have no obligation whatsoever to any Second-Lien Secured Party, the ABL Agent or any ABL Secured Party to ensure that the Pledged Term Loan Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.4(g).  The duties or responsibilities of the Second-Lien Security Agent under this Section 3.4(g) shall be limited solely to holding the Pledged Term Loan Priority Collateral as bailee or agent in accordance with this Section 3.4(g).

(iv)                              The Second-Lien Security Agent acting pursuant to this Section 3.4(g) shall not have by reason of the ABL Documents, the First-Lien Security Documents, Second-Lien Security Documents, this Agreement or any other document a fiduciary relationship in respect of any Second-Lien Secured Party, the First-Lien Security Agent, any First-Lien Secured Party, the ABL Agent or any ABL Secured Party.

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(v)                                 Following the Discharge of First-Lien Obligations and upon the Discharge of Second-Lien Obligations, the Second-Lien Security Agent shall deliver or cause to be delivered the remaining Pledged Term Loan Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, (A) first, to the ABL Agent to the extent ABL Obligations remain outstanding and (B) second, to the applicable Grantor to the extent no First-Lien Obligations, Second-Lien Obligations or ABL Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Term Loan Priority Collateral) and will cooperate with the ABL Agent or such Grantor, as the case may be, in assigning (without recourse to or warranty by the Second-Lien Security Agent or any Second-Lien Secured Party or agent or bailee thereof) control over any other Pledged Term Loan Priority Collateral under its control.  The Second-Lien Security Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors) in connection with such Person obtaining a first priority interest in the Pledged Term Loan Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi)                              Notwithstanding anything to the contrary herein, if, for any reason, any ABL Obligations remain outstanding following the Discharge of First-Lien Obligations and the Discharge of Second-Lien Obligations, all rights of the Second-Lien Security Agent hereunder and under the Second-Lien Security Documents (1) with respect to the delivery and control of any part of the Term Loan Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Term Loan Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the ABL Agent or the Second-Lien Security Agent, pass to the ABL Agent, who shall thereafter hold such rights for the benefit of the ABL Secured Parties.  Each of the Second-Lien Security Agent and the Grantors agrees that it will, if any ABL Obligations remain outstanding following the Discharge of First-Lien Obligations and the Discharge of Second-Lien Obligations, take any other action required by any applicable domestic law or reasonably requested by the ABL Agent (at the sole cost and expense of the Grantors), in connection with the ABL Agent’s establishment and perfection of a first priority security interest in the Term Loan Priority Collateral to the extent required by the ABL Documents.

(vii)                           Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of ABL Obligations, the Second-Lien Security Agent acquires possession of any Pledged ABL Priority Collateral, the Second-Lien Security Agent shall hold same as bailee and/or agent to the same extent as is provided in the preceding clause (i) with respect to Pledged Term Loan Priority Collateral, provided that as soon as is practicable Second-Lien Security Agent shall deliver or cause to be delivered such Pledged ABL Priority Collateral to the ABL Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(h)                                 When Discharge of First-Lien Obligations Deemed to Not Have Occurred.  Notwithstanding anything to the contrary herein, if concurrently with (or immediately after) the Discharge of First-Lien Obligations, the Company or any other Grantor enters into any Permitted Refinancing of any First-Lien Priority Obligations and provides the notice referred to in the following sentence, then such Discharge of First-Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the Permitted Refinancing shall automatically be treated as First-Lien Priority Obligations (together with the First-Lien Secured Hedging Agreements on the basis provided in the definition of “First-Lien Documents” contained herein) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “First-Lien Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the First-Lien Security Agent under such First-Lien

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Documents shall be a First-Lien Security Agent for all purposes hereof and the new secured parties under such First-Lien Documents shall automatically be treated as First-Lien Secured Parties for all purposes of this Agreement.  Upon receipt of a notice from the Company stating that the Company or any other Grantor has entered into a new First-Lien Document in respect of a Permitted Refinancing of First-Lien Obligations (which notice shall include the identity of the new security agent, such agent, the “New First-Lien Agent”), and delivery by the New First-Lien Agent of an Intercreditor Agreement Joinder, each of the Second-Lien Security Agent and the ABL Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New First-Lien Agent shall reasonably request in order to provide to the New First-Lien Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New First-Lien Agent any Pledged Term Loan Priority Collateral held by the Second-Lien Security Agent or the ABL Agent, as the case may be, together with any necessary endorsements (or otherwise allow the New First-Lien Agent to obtain control of such Pledged Term Loan Priority Collateral), in each case, at the sole cost and expense of the Company.  The New First-Lien Agent shall agree to be bound by the terms of this Agreement.  If the new First-Lien Priority Obligations under the new First-Lien Documents are secured by assets of the Grantors of the type constituting Term Loan Priority Collateral that do not also secure the Second-Lien Priority Obligations or the ABL Priority Obligations, as the case may be, then the Second-Lien Priority Obligations or the ABL Priority Obligations, as the case may be, shall be secured at such time by a Second Priority Lien and Third Priority Lien, respectively, on such assets to the same extent provided in the Second-Lien Security Documents and the ABL Security Documents, as the case may be, with respect to the other Term Loan Priority Collateral.  If the new First-Lien Priority Obligations under the new First-Lien Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Priority Obligations or the Second-Lien Priority Obligations, then the ABL Priority Obligations and the Second-Lien Priority Obligations shall be secured at such time by a First Priority Lien and a Third Priority Lien, respectively, on such assets to the same extent provided in the ABL Security Documents and the Second-Lien Security Documents, as the case may be, with respect to the other ABL Priority Collateral.

(i)                                     When Discharge of Second-Lien Obligations Deemed to Not Have Occurred.  Notwithstanding anything to the contrary herein, if concurrently with (or immediately after) the Discharge of Second-Lien Obligations, the Company or any other Grantor enters into any Permitted Refinancing of any Second-Lien Priority Obligations and provides the notice referred to in the following sentence, then such Discharge of Second-Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the Permitted Refinancing shall automatically be treated as Second-Lien Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “Second-Lien Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the Second-Lien Security Agent under such Second-Lien Documents shall be a Second-Lien Security Agent for all purposes hereof and the new secured parties under such Second-Lien Documents shall automatically be treated as Second-Lien Secured Parties for all purposes of this Agreement.  Upon receipt of a notice from the Company stating that the Company or any other Grantor has entered into a new Second-Lien Document in respect of a Permitted Refinancing of Second-Lien Obligations (which notice shall include the identity of the new security agent, such agent, the “New Second-Lien Agent”), and delivery by the New Second-Lien Agent of an Intercreditor Agreement Joinder, each of the First-Lien Security Agent and the ABL Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Second-Lien Agent shall reasonably request in order to provide to the New Second-Lien Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) following the Discharge of First-Lien Obligations, deliver to the New Second-Lien Agent any Pledged Term Loan Priority Collateral held by the ABL Agent, together with any necessary endorsements (or otherwise allow the New Second-Lien Agent to obtain control of such Pledged Term Loan Priority Collateral).  The New Second-Lien Agent shall agree to be bound by the terms of this Agreement.  If the new Second-Lien

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Priority Obligations under the new Second-Lien Documents are secured by assets of the Grantors of the type constituting Term Loan Priority Collateral that do not also secure the First-Lien Priority Obligations or the ABL Priority Obligations, then the First-Lien Priority Obligations or the ABL Priority Obligations, as the case may be, shall be secured at such time by a First Priority Lien and Third Priority Lien, respectively, on such assets to the same extent provided in the First-Lien Security Documents and the ABL Security Documents, as the case may be, with respect to the other Term Loan Priority Collateral.  If the new Second-Lien Priority Obligations under the new Second-Lien Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Priority Obligations or the First-Lien Priority Obligations, then the ABL Priority Obligations and the First-Lien Priority Obligations shall be secured at such time by a First Priority Lien and a Second Priority Lien, respectively, on such assets to the same extent provided in the ABL Security Documents and the First-Lien Security Documents, as the case may be, with respect to the other ABL Priority Collateral.

3.5                               Insolvency or Liquidation Proceedings.

(a)                                 Finance and Sale Issues — First-Lien Obligations.  Until the Discharge of First-Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Lien Security Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Term Loan Priority Collateral or to permit the Company or any other Grantor to obtain financing, whether from the First-Lien Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law that is secured by a lien that is (i) senior or pari passu with the liens on the Term Loan Priority Collateral securing the First-Lien Priority Obligations, and (ii) junior to the liens on the ABL Priority Collateral securing the ABL Priority Obligations (each, a “First-Lien DIP Financing”), then each of the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of cash collateral constituting Term Loan Priority Collateral or to the fact that such First-Lien DIP Financing may be granted Liens on the Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the First-Lien Security Agent or to the extent permitted by Section 3.5(c) and 5.4(a)) and, the Second-Lien Security Agent and the ABL Agent will each subordinate their Liens in the Term Loan Priority Collateral to the Liens securing such First-Lien DIP Financing (and all interest and other obligations relating thereto); provided that (i) each of the Second-Lien Security Agent, the other Second-Lien Secured Parties, the ABL Agent and the other ABL Secured Parties retain a Lien on the Collateral to secure the Second-Lien Priority Obligations and the ABL Priority Obligations, as the case may be, and, with respect to the ABL Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the First-Lien Security Agent is granted adequate protection in the form of a Lien and/or a superpriority administrative claim, the Second-Lien Security Agent and the ABL Agent are permitted to seek (without objection from the First-Lien Security Agent or any First-Lien Secured Party) a Lien on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding and/or a superpriority administrative claim, as applicable (so long as, with respect to Term Loan Priority Collateral, such Lien is junior to the Liens securing such First-Lien DIP Financing and the First-Lien Priority Obligations and such superpriority administrative claim is junior to the superpriority administrative claim granted to the First-Lien Security Agent), (iii) the terms of such First-Lien DIP Financing or use of cash collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement and (iv) the aggregate principal amount of such First-Lien DIP Financing (exclusive of any Interest Rate Protection Agreement or Other Hedging Agreement, to the extent constituting principal) does not exceed the Maximum Exposure Amount.  The Second-Lien Security Agent, on behalf of the Second-Lien Secured Parties, and the ABL Agent, on behalf of the ABL Secured Parties, agree that they will not raise any objection or oppose a sale or other

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disposition of any Term Loan Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Second Priority Lien on the Term Loan Priority Collateral in favor of the Second-Lien Security Agent and the Third Priority Lien on the Term Loan Priority Collateral in favor of the ABL Agent, respectively, in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code, except for any objection or opposition that could be asserted by any Second-Lien Secured Party or ABL Secured Party, as the case may be, as an unsecured creditor in any such Insolvency or Liquidation Proceeding, if the First-Lien Secured Parties have consented to such sale or disposition of such assets; provided that the Second-Lien Security Agent, the other Second-Lien Secured Parties, the ABL Agent and the other ABL Secured Parties shall be entitled to seek and exercise Credit Bid Rights in respect of any such sale or disposition.

(b)                                 Relief from the Automatic Stay.

(i)                                     Until the Discharge of First-Lien Obligations has occurred, each of the Second-Lien Security Agent, on behalf of itself and the Second-Lien Term Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of them shall seek (or support any other person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Term Loan Priority Collateral without the prior written consent of the First-Lien Security Agent.

(ii)                                  Until the Discharge of Second-Lien Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of them shall seek (or support any other person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Term Loan Priority Collateral without the prior written consent of the Second-Lien Security Agent.

(c)                                  Adequate Protection.

(i)                                     Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (i) any request by the First-Lien Security Agent or the First-Lien Secured Parties for adequate protection with respect to any Term Loan Priority Collateral, (ii) so long as the request of adequate protection is in the form of a replacement lien on the ABL Priority Collateral that is junior to the liens on the ABL Priority Collateral securing the ABL Priority Obligations, any request by the First-Lien Security Agent or the First-Lien Secured Parties for adequate protection with respect to any ABL Priority Collateral, or (iii) any objection by the First-Lien Security Agent or the First-Lien Secured Parties to any motion, relief, action or proceeding based on the First-Lien Security Agent or the First-Lien Secured Parties claiming a lack of adequate protection with respect to the Term Loan Priority Collateral.  Notwithstanding the foregoing provisions in this Section 3.5(c), in any Insolvency or Liquidation Proceeding, (A) if the First-Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting Term Loan Priority Collateral and/or a superpriority administrative claim in connection with any First-Lien DIP Financing or use of cash collateral constituting Term Loan Priority Collateral, then each of the ABL Agent, on behalf of itself or any of the ABL Secured Parties, or the Second-Lien Security Agent, on behalf of itself or any of the Second-Lien Secured Parties, as the case may be, may seek or request adequate protection in the form of a Lien on such additional collateral and/or a superpriority administrative claim (as applicable), which Lien and/or claim will be subordinated to the Liens securing the First-Lien Obligations and such First-Lien DIP Financing (and all obligations relating thereto) or superpriority claim granted to the First-Lien Security Agent on the same basis as the other Liens on, or claims with respect to, Term Loan Priority Collateral

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securing the Second-Lien Obligations or ABL Obligations, as the case may be, are so subordinated to the First-Lien Obligations under this Agreement, and (B) in the event the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, as the case may be, seeks or requests adequate protection in respect of Term Loan Priority Collateral securing ABL Obligations or Second-Lien Obligations, as the case may be, and such adequate protection is granted in the form of additional collateral in the nature of assets constituting Term Loan Priority Collateral and/or a superpriority administrative claim, then each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself or any of the Second-Lien Secured Parties, agrees that the First-Lien Security Agent shall also be granted a senior Lien on such additional collateral as security for the First-Lien Obligations and for any such First-Lien DIP Financing and/or a superpriority administrative claim (as applicable) and that any Lien on such additional collateral securing the ABL Obligations or the Second-Lien Obligations and/or superpriority claim, as the case may be, shall be subordinated to the Liens on such collateral securing the First-Lien Obligations, and any such First-Lien DIP Financing (and all obligations relating thereto) and to any other Liens and superpriority claims granted to the First-Lien Secured Parties, as adequate protection on the same basis as the other Liens on, and claims with respect to, Term Loan Priority Collateral securing the ABL Obligations or the Second-Lien Obligations, as the case may be, are so subordinated to such First-Lien Obligations under this Agreement.

(ii)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (i) any request by the Second-Lien Security Agent or the Second-Lien Secured Parties for adequate protection with respect to any Term Loan Priority Collateral, (ii) so long as the request of adequate protection is in the form of a replacement lien on the ABL Priority Collateral that is junior to the liens on the ABL Priority Collateral securing the ABL Priority Obligations and/or a superpriority administrative claim that is junior to any superpriority claim granted to the ABL Agent with respect to the ABL Priority Collateral, any request by the Second-Lien Security Agent or the Second-Lien Secured Parties for adequate protection with respect to any ABL Priority Collateral, or (iii) any objection by the Second-Lien Security Agent or the Second-Lien Secured Parties to any motion, relief, action or proceeding based on the Second-Lien Security Agent or the Second-Lien Secured Parties claiming a lack of adequate protection with respect to the Term Loan Priority Collateral.

Section 4.  ABL Priority Collateral.

4.1                               Exercise of Remedies — Prior to Discharge of ABL Obligations.

(a)                                 So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor:

(i)                                     none of the First-Lien Security Agent, any of the First-Lien Secured Parties, the Second-Lien Security Agent or any of the Second-Lien Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, set off) with respect to any ABL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Priority Collateral to which the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party, as the case may be, is a party) or institute or commence or join with any Person (other than the ABL Agent and the ABL Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or

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execution); provided, however, that (A) the First-Lien Security Agent may exercise any or all such rights in accordance with the First-Lien Documents after the passage of a period of 120 days from the date of delivery of a notice in writing (the “First-Lien/ABL Notice”) to the ABL Agent of the First-Lien Security Agent’s intention to exercise its right to take such actions (the “First-Lien Standstill Period”) and (B) the Second-Lien Security Agent may exercise any or all such rights in accordance with the Second-Lien Documents after the passage of a period of 180 days from the date of delivery of a notice in writing (the “Second-Lien/ABL Notice”) to the ABL Agent of the Second-Lien Security Agent’s intention to exercise its right to take such actions (the “Second-Lien ABL Priority Collateral Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, none of the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party will exercise any rights or remedies with respect to any ABL Priority Collateral if, notwithstanding the expiration of the First-Lien Standstill Period and/or Second-Lien ABL Priority Collateral Standstill Period, as the case may be, the ABL Agent or ABL Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to a material portion of the ABL Priority Collateral (prompt notice of such exercise to be given to the First-Lien Security Agent and the Second-Lien Security Agent), (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Agent or any ABL Secured Party with respect to, or any other exercise by the ABL Agent or any ABL Secured Party of any rights and remedies relating to, the ABL Priority Collateral under the ABL Documents or otherwise, and (z) subject to their rights under clause (i)(x) above, will object to the forbearance by the ABL Agent or the ABL Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case so long as the respective interests of the First-Lien Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2; provided, however, that nothing in this Section 4.1(a) shall be construed to authorize the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party, as the case may be, to sell any ABL Priority Collateral free of the Lien of the ABL Agent or any ABL Secured Party; and provided further, that no (i) First-Lien/ABL Notice may be given or issued unless an event of default under the First-Lien Obligations  has occurred and is continuing and the maturity of the First-Lien Obligations has been accelerated (or the First-Lien Obligations have not been paid at the final maturity date thereof) and (ii) Second-Lien/ABL Notice may be given or issued unless an event of default under the Second-Lien Obligations has occurred and is continuing and the maturity of the Second-Lien Obligations have been accelerated (or the Second-Lien Obligations have not been paid at the final maturity date thereof); and

(ii)                                  subject to clause (i)(x) above, the ABL Agent and the ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral without any consultation with or the consent of the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party; provided, that:

(1)                                 in any Insolvency or Liquidation Proceeding commenced by or against Parent, Holdings, the Company or any other Grantor, the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent and any Second-Lien Secured Party may file a claim or statement of interest with respect to the ABL Obligations;

(2)                                 any of the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent and any Second-Lien Secured Party may take any action (not

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adverse to the priority status of the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of any ABL Agent or the ABL Secured Parties to exercise remedies in respect thereof)  in accordance with the First-Lien Documents or the Second-Lien Documents, as the case may be, in order to preserve or protect its Lien on the ABL Priority Collateral;

(3)                                 each of the First-Lien Secured Parties and the Second-Lien Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the First-Lien Secured Parties or the Second-Lien Secured Parties, as the case may be, including without limitation any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)                                 each of the First-Lien Secured Parties and the Second-Lien Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not prohibited by any other provision of this Agreement;

(5)                                 each of the First-Lien Secured Parties and the Second-Lien Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Priority Collateral;

(6)                                 each of the First-Lien Security Agent or any First-Lien Secured Party may exercise any of its rights or remedies with respect to the ABL Priority Collateral in accordance with the First-Lien Documents after the termination of the First-Lien Standstill Period to the extent permitted by clause (i)(x) above; and

(7)                                 each of the Second-Lien Security Agent or any Second-Lien Secured Party may exercise any of its rights or remedies with respect to the ABL Priority Collateral in accordance with the Second-Lien Documents after the termination of the Second-Lien ABL Priority Collateral Standstill Period to the extent permitted by clause (i)(x) above.

Subject to clause (i)(x) above, in exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Agent and the ABL Secured Parties may enforce the provisions of the ABL Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b)                                 Each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set off) with respect to any ABL Priority Collateral unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 4.1(a) or in the proviso in clause (ii) of

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Section 4.1(a).  Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 4.1(a) or in the proviso in clause (ii) of Section 4.1(a), the sole right of the First-Lien Security Agent and the First-Lien Secured Parties and the Second-Lien Security Agent and the Second-Lien Secured Parties with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the First-Lien Documents or Second-Lien Documents, as the case may be, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred in accordance with the terms hereof, the ABL Documents and applicable domestic law.

(c)                                  Subject to the first proviso in clause (i)(x) of Section 4.1(a), and the proviso in clause (ii) of Section 4.1(a):

(i)                                     each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that the First-Lien Security Agent and the First-Lien Secured Parties and  the Second-Lien Security Agent and the Second-Lien Secured Parties, as the case may be, will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the ABL Documents with respect to the ABL Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or ABL Security Document with respect to the ABL Priority Collateral or subordinate the priority of the ABL Obligations to the First-Lien Obligations or the Second-Lien Obligations, as the case may be, with respect to the ABL Priority Collateral or grant the Liens with respect to the ABL Priority Collateral securing the First-Lien Obligations or the Second-Lien Obligations, as the case may be, equal ranking to the Liens with respect to the ABL Priority Collateral securing the ABL Obligations; and

(ii)                                  each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby waives any and all rights it or the First-Lien Secured Parties or the Second-Lien Secured Parties, as the case may be, may have as a junior lien creditor with respect to the ABL Priority Collateral or otherwise to object to the manner in which the ABL Agent or the ABL Secured Parties seek to enforce or collect the ABL Obligations or the Liens granted in any of the ABL Priority Collateral in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement, regardless of whether any action or failure to act by or on behalf of the ABL Agent or ABL Secured Parties is adverse to the interest of the First-Lien Secured Parties or the Second-Lien Secured Parties, as the case may be.

(d)                                 Each of the First-Lien Security Agent, for itself and on behalf of the First-Lien Secured Parties, and the Second-Lien Security Agent, for itself and on behalf of the Second-Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any First-Lien Document or Second-Lien Document, as the case may be (other than this Agreement to the extent expressly set forth herein) shall be deemed to restrict in any way the rights and remedies of the ABL Agent or the ABL Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Documents.

4.2                               Exercise of Remedies — After Discharge of ABL Obligations.

(a)                                 After the Discharge of ABL Obligations has occurred and so long as the Discharge of First-Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor:

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(i)                                     neither the Second-Lien Security Agent nor any of the Second-Lien Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, set-off) with respect to any ABL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Priority Collateral to which the Second-Lien Security Agent or any Second-Lien Secured Party is a party) or institute or commence or join with any Person (other than the First-Lien Security Agent and the First-Lien Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the Second-Lien Security Agent may exercise any or all such rights in accordance with the Second-Lien Documents after the passage of a period of 120 days from the date of delivery of a notice in writing (the “Second-Lien/First-Lien Notice”) to the First-Lien Security Agent of the Second-Lien Security Agent’s intention to exercise its right to take such actions (the “Second-Lien/First-Lien ABL Priority Collateral Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, neither the Second-Lien Security Agent nor any Second-Lien Secured Party will exercise any rights or remedies with respect to any ABL Priority Collateral if, notwithstanding the expiration of the Second-Lien/First-Lien ABL Priority Collateral Standstill Period, the First-Lien Security Agent or First-Lien Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to a material portion of the ABL Priority Collateral (prompt notice of such exercise to be given to the Second-Lien Security Agent), (y) will contest, protest or object to any foreclosure proceeding or action brought by the First-Lien Security Agent or any First-Lien Secured Party with respect to, or any other exercise by the First-Lien Security Agent or any First-Lien Secured Party of any rights and remedies relating to, the ABL Priority Collateral under the First-Lien Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the First-Lien Security Agent or the First-Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case so long as the respective interests of the Second-Lien Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; provided, however, that nothing in this Section 4.2(a) shall be construed to authorize the Second-Lien Security Agent or any Second-Lien Secured Party to sell any ABL Priority Collateral free of the Lien of the First-Lien Security Agent or any First-Lien Secured Party; and provided further, that no Second-Lien/First-Lien Notice may be given or issued unless an event of default under the Second-Lien Obligations has occurred and is continuing and the maturity of the Second-Lien Obligations has been accelerated (or the Second-Lien Obligations have not been paid at the final maturity date thereof); and

(ii)                                  subject to clause (i)(x) above, the First-Lien Security Agent and the First-Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral without any consultation with or the consent of the Second-Lien Security Agent or any Second-Lien Secured Party; provided, that:

(1)                                 in any Insolvency or Liquidation Proceeding commenced by or against Parent, Holdings, the Company or any other Grantor, the Second-Lien Security Agent and any Second-Lien Secured Party may file a claim or statement of interest with respect to the First-Lien Obligations;

(2)                                 the Second-Lien Security Agent and any Second-Lien Secured Party may take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral securing the First-Lien Obligations, or the rights of any First-Lien Security Agent or the First-

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Lien Secured Parties to exercise remedies in respect thereof) in accordance with the Second-Lien Documents in order to preserve or protect its Lien on the ABL Priority Collateral;

(3)                                 the Second-Lien Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second-Lien Secured Parties, including without limitation any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)                                 the Second-Lien Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not prohibited by any other provision of this Agreement;

(5)                                 the Second-Lien Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Priority Collateral; and

(6)                                 the Second-Lien Security Agent or any Second-Lien Secured Party may exercise any of its rights or remedies with respect to the ABL Priority Collateral in accordance with the Second-Lien Documents after the termination of the Second-Lien/First-Lien ABL Priority Collateral Standstill Period to the extent permitted by clause (i)(x) above.

Subject to clause (i)(x) above, in exercising rights and remedies with respect to the ABL Priority Collateral, the First-Lien Security Agent and the First-Lien Secured Parties may enforce the provisions of the First-Lien Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b)                                 After the Discharge of ABL Obligations has occurred and so long as the Discharge of First-Lien Obligations has not occurred, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any ABL Priority Collateral, except as expressly provided in the second proviso in clause (i)(x) of Section 4.12(a).  Without limiting the generality of the foregoing, unless and until the Discharge of First-Lien Obligations has occurred, except as expressly provided in the second proviso in clause (i)(x) of Section 4.2(a), the sole right of the Second-Lien Security Agent and the Second-Lien Secured Parties with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Second-Lien Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Lien Obligations has occurred in accordance with the terms hereof, the Second-Lien Documents and applicable law.

(c)                                  After the Discharge of ABL Obligations has occurred and so long as the Discharge of First-Lien Obligations has not occurred, subject to the second proviso in clause (ix) of Section 4.2(a) and Section 6:

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(i)                                     the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that the Second-Lien Security Agent and the Second-Lien Secured Parties will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the First-Lien Documents with respect to the ABL Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or First-Lien Security Document with respect to the ABL Priority Collateral or subordinate the priority of the First-Lien Obligations with respect to the Term Loan Priority Collateral or grant the Liens with respect to the ABL Priority Collateral securing the Second-Lien Obligations equal ranking to the Liens with respect to the ABL Priority Collateral securing the First-Lien Obligations, and

(ii)                                  the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby waives any and all rights it or the Second-Lien Secured Parties may have as a junior lien creditor with respect to the ABL Priority Collateral or otherwise to object to the manner in which the First-Lien Security Agent or the First-Lien Secured Parties seek to enforce or collect the First-Lien Obligations or the Liens granted in any of the ABL Priority Collateral in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement, regardless of whether any action or failure to act by or on behalf of the First-Lien Security Agent or First-Lien Secured Parties is adverse to the interest of the Second-Lien Secured Parties.

(d)                                 The Second-Lien Security Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second-Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First-Lien Security Agent or the First-Lien Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the First-Lien Documents.

4.3                               Payments Over.

(a)                                 Prior to Discharge of ABL Obligations.  So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting ABL Priority Collateral (or any distribution in respect of the ABL Priority Collateral, whether or not expressly characterized as such) received by the First-Lien Security Agent, any First-Lien Secured Parties, the Second-Lien Security Agent or any Second-Lien Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent, for the benefit of the ABL Secured Parties, for application in accordance with Section 7.2 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The ABL Agent is hereby authorized to make any such endorsements as agent for the First-Lien Security Agent, any such First-Lien Secured Parties, the Second-Lien Security Agent or any such Second-Lien Secured Parties.  This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Obligations.

(b)                                 After Discharge of ABL Obligations.  After the Discharge of ABL Obligations has occurred and so long as the Discharge of First-Lien Obligations has not occurred, any ABL Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting ABL Priority Collateral (or any distribution in respect of the ABL Priority Collateral, whether or not expressly characterized as such) received by the Second-Lien Security Agent or any Second-Lien Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the First-Lien Security Agent, for the benefit of the First-Lien Secured Parties, for application in accordance

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with Section 7.1 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The First-Lien Security Agent is hereby authorized to make any such endorsements as agent for the Second-Lien Security Agent or any such Second-Lien Secured Parties.  This authorization is coupled with an interest and is irrevocable until the Discharge of First-Lien Obligations.

4.4                               Other Agreements.

(a)                                 Releases — ABL Obligations.

(i)                                     If, in connection with:

(1)                                 the exercise of any of the ABL Agent’s remedies in respect of the ABL Priority Collateral provided for in Section 4.1(a) (with the proceeds thereof being applied to the ABL Priority Obligations), including any sale, lease, exchange, transfer or other disposition of any such ABL Priority Collateral; or

(2)                                 any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of the ABL Documents, the First-Lien Documents and the Second-Lien Documents (other than (A) in connection with the Discharge of ABL Obligations and (B) after the occurrence and during the continuance of any event of default under the First-Lien Credit Agreement or the Second-Lien Credit Agreement),

the ABL Agent, on behalf of itself and the ABL Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the First-Lien Security Agent, for itself and on behalf of the First-Lien Secured Parties, and the Second-Lien Security Agent, for itself and on behalf of the Second-Lien Secured Parties, on such ABL Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the First-Lien Security Agent, for itself and on behalf of the First-Lien Secured Parties, and the Second-Lien Security Agent, for itself and on behalf of the Second-Lien Secured Parties, promptly shall execute and deliver to the ABL Agent or such Grantor such termination statements, releases and other documents (at such Grantor’s expense) as the ABL Agent or such Grantor may reasonably request to effectively confirm such release.

(ii)                                  Until the Discharge of ABL Obligations occurs, each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby irrevocably constitutes and appoints the ABL Agent and any officer or agent of the ABL Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the First-Lien Security Agent, the Second-Lien Security Agent or such Secured Party, as the case may be, or in the ABL Agent’s own name, from time to time in the ABL Agent’s discretion, for the purpose of carrying out the terms of this Section 4.4(a) with respect to ABL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.4(a) with respect to ABL Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii)                               Until the Discharge of ABL Obligations occurs, to the extent that the ABL Secured Parties (a) have released any Lien on ABL Priority Collateral and any such Lien is later reinstated or (b) obtain any new First Priority Liens on assets constituting ABL Priority Collateral

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from Grantors, then (x) the First-Lien Secured Parties shall be granted a Second Priority Lien and (y) the Second-Lien Secured Parties shall be granted a Third Priority Lien (or, after the Discharge of First-Lien Obligations has occurred, a Second Priority Lien), on any such ABL Priority Collateral.

(iv)                              If, prior to the Discharge of ABL Obligations, a subordination of the ABL Agent’s Lien on any ABL Priority Collateral is permitted under the ABL Credit Agreement, the First-Lien Credit Agreement and the Second-Lien Credit Agreement to another Lien permitted under the ABL Credit Agreement, the First-Lien Credit Agreement and the Second-Lien Credit Agreement (for purposes of this clause (iv), an “ABL Collateral Priority Lien”), then the ABL Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, shall each promptly execute and deliver to the ABL Agent an identical subordination agreement subordinating the Liens of the First-Lien Security Agent, for itself and for the benefit of the First-Lien Secured Parties, and the Second-Lien Security Agent, for itself and for the benefit of the Second-Lien Secured Parties, respectively, to such ABL Collateral Priority Lien.

(b)                                 Releases — First-Lien Obligations.

(i)                                     After the Discharge of ABL Obligations has occurred and so long as the Discharge of First-Lien Obligations has not occurred, if, in connection with:

(1)                                 the exercise of any First-Lien Security Agent’s remedies in respect of the ABL Priority Collateral provided for in Section 4.1(a) (with the proceeds thereof being applied to the First-Lien Priority Obligations), including any sale, lease, exchange, transfer or other disposition of such ABL Priority Collateral; or

(2)                                 any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of the First-Lien Documents and the Second-Lien Documents other than (A) in connection with the Discharge of First-Lien Obligations and (B) after the occurrence and during the continuance of any event of default under the Second-Lien Credit Agreement, the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Second-Lien Security Agent, for itself or for the benefit of the Second-Lien Secured Parties, on such ABL Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the Second-Lien Security Agent, on behalf of itself and such Second-Lien Secured Parties, promptly shall execute and deliver to the First-Lien Security Agent or such Grantor such termination statements, releases and other documents as the First-Lien Security Agent or such Grantor may request to effectively confirm such release.

(ii)                                  Until the Discharge of First-Lien Obligations occurs, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby irrevocably constitutes and appoints the First-Lien Security Agent and any officer or agent of the First-Lien Security Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Second-Lien Security Agent or such holder or in the First-Lien Security Agent’s own name, from time to time in the First-Lien Security Agent’s

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discretion, for the purpose of carrying out the terms of this Section 4.4(b) with respect to ABL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.4(b) with respect to ABL Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii)                               Until the Discharge of First-Lien Obligations occurs, to the extent that the First-Lien Secured Parties (a) have released any Lien on ABL Priority Collateral and any such Lien is later reinstated or (b) obtain any new Second Priority Liens (or, after the Discharge of ABL Obligations has occurred, First Priority Liens) on assets constituting ABL Priority Collateral from Grantors, then the Second-Lien Secured Parties shall be granted a Third Priority Lien (or, after the Discharge of ABL Obligations has occurred, a Second Priority Lien) on any such ABL Priority Collateral.

(iv)                              If, prior to the Discharge of First-Lien Obligations, a subordination of the First-Lien Security Agent’s Lien on any ABL Priority Collateral is permitted under the First-Lien Credit Agreement and the Second-Lien Credit Agreement to another Lien permitted under the First-Lien Credit Agreement and the Second-Lien Credit Agreement (for purposes of this clause (iv), an “ABL Collateral Priority Lien”), then the First-Lien Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, shall promptly execute and deliver to the First-Lien Agent an identical subordination agreement subordinating the Liens of the Second-Lien Security Agent for the benefit of (and behalf of) the First-Lien Secured Parties to such ABL Collateral Priority Lien.

(c)                                  Insurance — Prior to Discharge of ABL Obligations.  Unless and until the Discharge of ABL Obligations has occurred, the ABL Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral.  If the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 4.4(c), it shall pay such proceeds over to the ABL Agent in accordance with the terms of Section 7.1(c) or 7.3(c), as the case may be.

(d)                                 Insurance — After Discharge of ABL Obligations.  After the  Discharge of ABL Obligations has occurred, and unless and until the Discharge of First-Lien Obligations has occurred, the First-Lien Security Agent and the First-Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Lien Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral.  If the Second-Lien Security Agent or any Second-Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 4.4(d), it shall pay such proceeds over to the First-Lien Security Agent in accordance with the terms of Section 7.3(c).

(e)                                  Rights As Unsecured Creditors.

(i)                                     Except as otherwise set forth in this Agreement, the First-Lien Security Agent and the First-Lien Secured Parties may exercise rights and remedies as unsecured creditors

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against the Company or any other Grantor in accordance with the terms of the First-Lien Documents to which it is a party and applicable law.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the First-Lien Security Agent or any First-Lien Secured Parties of the required payments of interest, principal and other amounts in respect of the First-Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the First-Lien Security Agent or any First-Lien Secured Parties of rights or remedies as a secured creditor (including set off) in respect of the ABL Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.  In the event the First-Lien Security Agent or any other First-Lien Secured Party becomes a judgment lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing ABL Obligations on the same basis as the other Liens on the ABL Priority Collateral securing the First-Lien Obligations are so subordinated to such ABL Obligations under this Agreement.

(ii)                                  Except as otherwise set forth in this Agreement, the Second-Lien Security Agent and the Second-Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor in accordance with the terms of the Second-Lien Documents to which it is a party and applicable law.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the Second-Lien Security Agent or any Second-Lien Secured Parties of the required payments of interest, principal and other amounts in respect of the Second-Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second-Lien Security Agent or any Second-Lien Secured Parties of rights or remedies as a secured creditor (including set off) in respect of the ABL Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.  In the event the Second-Lien Security Agent or any other Second-Lien Secured Party becomes a judgment lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to (x) the Liens securing ABL Obligations and (y) the Liens securing First-Lien Obligations, in each case on the same basis as the other Liens on the ABL Priority Collateral securing the Second-Lien Obligations are so subordinated to such ABL Obligations and such First-Lien Obligation, respectively, under this Agreement.

(iii)                               Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Agent or the other ABL Secured Parties may have with respect to the ABL Priority Collateral.

(f)                                   Bailee for Perfection — ABL Agent.

(i)                                     The ABL Agent agrees to hold or control that part of the ABL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such ABL Priority Collateral being the “Pledged ABL Priority Collateral”) as security agent for the ABL Secured Parties and as bailee for and, with respect to any ABL Priority Collateral that cannot be perfected in such manner, as agent for, the First-Lien Security Agent (for itself and on behalf of the First-Lien Secured Parties) and the Second-Lien Security Agent (for itself and on behalf of the Second-Lien Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the ABL Credit Documents, the First-Lien Documents and the Second-Lien Documents, respectively, subject to the terms and conditions of this Section 4.4(f).

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(ii)                                  Subject to the terms of this Agreement, until the Discharge of ABL Obligations has occurred, the ABL Agent shall be entitled to deal with the Pledged ABL Priority Collateral in accordance with the terms of the ABL Documents as if the Liens of the First-Lien Security Agent under the First-Lien Security Documents and the Second-Lien Security Agent under the Second-Lien Security Documents did not exist.  The rights of the First-Lien Security Agent, the First-Lien Secured Parties, the Second-Lien Security Agent and the Second-Lien Secured Parties shall at all times be subject to the terms of this Agreement and to the ABL Agent’s rights under the ABL Documents.

(iii)                               The ABL Agent shall have no obligation whatsoever to any ABL Secured Party, the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 4.4(f).  The duties or responsibilities of the ABL Agent under this Section 4.4(f) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 4.4(f).

(iv)                              The ABL Agent acting pursuant to this Section 4.4(f) shall not have by reason of the ABL Security Documents, the First-Lien Security Documents, the Second-Lien Security Documents, this Agreement or any other document a fiduciary relationship in respect of any ABL Secured Party, the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party.

(v)                                 Upon the Discharge of ABL Obligations, the ABL Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in possession of its agents or bailees, together with any necessary endorsements, (A) first, to the First-Lien Security Agent to the extent First-Lien Obligations remain outstanding, (B) second, to the Second-Lien Security Agent to the extent Second-Lien Obligations remain outstanding and (C) third, to the applicable Grantor to the extent no ABL Obligations, First-Lien Obligations or Second-Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with the First-Lien Security Agent, the Second-Lien Security Agent or such Grantor, as the case may be, in assigning (without recourse to or warranty by the ABL Agent or any ABL Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control.  The ABL Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors or such Person) in connection with such Person obtaining a first priority interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi)                              Notwithstanding anything to the contrary herein:

(A)                               following the Discharge of ABL Obligations, if, for any reason, any First-Lien Obligations remain outstanding, all rights of the ABL Agent hereunder and under the ABL Security Documents (1) with respect to the delivery and control of any part of the ABL Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the First-Lien Security Agent or the ABL Agent, pass to the First-Lien Security Agent, who shall thereafter hold such rights for the benefit of the First-Lien Secured Parties.  Each of the ABL Agent and the Grantors agrees that, following the Discharge of ABL Obligations, it will, if any First-Lien Obligations remain outstanding, take any other action required by any applicable domestic law or reasonably requested by the First-

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Lien Security Agent (at the sole cost and expense of Grantors), in connection with the First-Lien Security Agent’s establishment and perfection of a First Priority security interest in the ABL Priority Collateral to the extent required by the First-Lien Documents.

(B)                               following the Discharge of ABL Obligations and the Discharge of First-Lien Obligations, if, for any reason, any Second-Lien Obligations remain outstanding, all rights of the ABL Agent hereunder and under the ABL Security Documents and all rights of the First-Lien Security Agent hereunder and under the First-Lien Security Documents (1) with respect to the delivery and control of any part of the ABL Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of any of the First-Lien Security Agent, the Second-Lien Security Agent or the ABL Agent, pass to the Second-Lien Security Agent, who shall thereafter hold such rights for the benefit of the Second-Lien Secured Parties.  Each of the First-Lien Security Agent, the ABL Agent and the Grantors agrees that, following the Discharge of ABL Obligations and the Discharge of First-Lien Obligations, it will, if any Second-Lien Obligations remain outstanding, take any other action required by any applicable domestic law or reasonably requested by the Second-Lien Security Agent, in connection with the Second-Lien Security Agent’s establishment and perfection of a First Priority security interest in the ABL Priority Collateral to the extent required by the Second-Lien Documents.

(vii)                           Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of First-Lien Obligations and the Discharge of Second-Lien Obligations, the ABL Agent acquires possession of any Pledged Term Loan Priority Collateral, the ABL Agent shall hold same as bailee and/or agent to the same extent as is provided in the preceding clause (i) with respect to Pledged ABL Priority Collateral, provided that as soon as is practicable the ABL Agent shall deliver or cause to be delivered such Pledged Term Loan Priority Collateral to the First-Lien Security Agent or, after the Discharge of First-Lien Obligations has occurred, Second-Lien Security Agent, as the case may be, in a manner otherwise consistent with the requirements of preceding clause (v).

(g)                                  Bailee for Perfection — First-Lien Security Agent.

(i)                                     After the Discharge of ABL Obligations has occurred, and to the extent that the First-Lien Security Agent holds or controls any Pledged ABL Priority Collateral, the First-Lien Security Agent agrees to hold or control that part of the Pledged ABL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law as security agent for the First-Lien Secured Parties and as bailee for and, with respect to any ABL Priority Collateral that cannot be perfected in such manner, as agent for, the Second-Lien Security Agent (on behalf of the Second-Lien Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First-Lien Documents and the Second-Lien Documents, respectively, subject to the terms and conditions of this Section 4.4(g).

(ii)                                  Subject to the terms of this Agreement, after the Discharge of ABL Obligations has occurred and until the Discharge of First-Lien Obligations has occurred, the First-Lien Security Agent shall be entitled to deal with the Pledged ABL Priority Collateral in accordance with the terms of the First-Lien Documents as if the Liens of the Second-Lien Security Agent under the Second-Lien Security Documents did not exist.  The rights of the Second-Lien Security Agent shall at all times be subject to the terms of this Agreement and to the First-Lien Security Agent’s rights under the First-Lien Documents.

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(iii)                               The First-Lien Security Agent shall have no obligation whatsoever to any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 4.4(g).  The duties or responsibilities of the First-Lien Security Agent under this Section 4.4(g) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 4.4(g).

(iv)                              The First-Lien Security Agent acting pursuant to this Section 4.4(g) shall not have by reason of the First-Lien Security Documents, the Second-Lien Security Documents, this Agreement or any other document a fiduciary relationship in respect of any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party.

(v)                                 Following the Discharge of ABL Obligations and the Discharge of First-Lien Obligations, the First-Lien Security Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in possession of its agents or bailees, together with any necessary endorsements, (A) first, to the Second-Lien Security Agent to the extent Second-Lien Obligations remain outstanding and (B) second, to the applicable Grantor to the extent no First-Lien Obligations or Second-Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with the Second-Lien Security Agent or such Grantor, as the case may be, in assigning (without recourse to or warranty by the First-Lien Security Agent or any First-Lien Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control.  The First-Lien Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors or such Person) in connection with such Person obtaining a first priority interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi)                              Notwithstanding anything to the contrary herein, if, for any reason, any Second-Lien Obligations remain outstanding upon the Discharge of ABL Obligations and the Discharge of First-Lien Obligations, all rights of the First-Lien Security Agent hereunder and under the First-Lien Security Documents (1) with respect to the delivery and control of any part of the ABL Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of the First-Lien Security Agent, pass to the Second-Lien Security Agent, who shall thereafter hold such rights for the benefit of the Second-Lien Secured Parties.  Each of the First-Lien Security Agent and the Grantors agrees that it will, if any Second-Lien Obligations remain outstanding upon the Discharge of ABL Obligations and the Discharge of First-Lien Obligations, take any other action required by any applicable law or reasonably requested by the Second-Lien Security Agent (at the sole cost and expense of Grantors), in connection with the Second-Lien Security Agent’s establishment and perfection of a First Priority security interest in the ABL Priority Collateral to the extent required by the Second-Lien Documents.

(h)                                 When Discharge of ABL Obligations Deemed to Not Have Occurred.  Notwithstanding anything to the contrary herein, if concurrently with (or immediately after) the Discharge of ABL Obligations, the Company or any other Grantor enters into any Permitted Refinancing of any ABL Obligations and provides the notice referred to in the following sentence, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the Permitted Refinancing shall automatically be treated as ABL Obligations (together with the ABL Bank Product Agreements on the basis provided in the definition of “ABL Loan

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Documents” contained herein) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “ABL Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the ABL Agent under such ABL Documents shall be an ABL Agent for all purposes hereof and the new secured parties under such ABL Documents (together with the ABL Bank Product Creditors as provided herein) shall automatically be treated as ABL Secured Parties for all purposes of this Agreement.  Upon receipt of a notice from the Company stating that the Company or any other Grantor has entered into a new ABL Document in respect of a Permitted Refinancing of ABL Obligations (which notice shall include the identity of the new agent, such agent, the “New ABL Agent”), and delivery by the New ABL Agent of an Intercreditor Agreement Joinder, each of the First-Lien Security Agent and the Second-Lien Security Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company and/or any Grantor or such New ABL Agent shall reasonably request in order to provide to the New ABL Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New ABL Agent any Pledged ABL Priority Collateral held by either the First-Lien Security Agent or the Second-Lien Security Agent, respectively, together with any necessary endorsements (or otherwise allow the New ABL Agent to obtain control of such Pledged ABL Priority Collateral).  The New ABL Agent shall agree to be bound by the terms of this Agreement.  If the new ABL Priority Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure each of the First-Lien Priority Obligations and the Second-Lien Priority Obligations, then each of the First-Lien Priority Obligations and the Second-Lien Priority Obligations shall be secured at such time by a Second Priority Lien and a Third Priority Lien, respectively, on such assets to the same extent provided in the First-Lien Security Documents and Second-Lien Security Documents with respect to the other ABL Priority Collateral.  If the new ABL Priority Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting Term Loan Priority Collateral that do not also secure each of the First-Lien Priority Obligations and the Second-Lien Priority Obligations, then each of the First-Lien Priority Obligations and the Second-Lien Priority Obligations shall be secured at such time by a First Priority Lien and Second Priority Lien, respectively, on such assets to the same extent provided in the First-Lien Security Documents and Second-Lien Security Documents with respect to the other Term Loan Priority Collateral.

4.5                               Insolvency or Liquidation Proceedings.

(a)                                 Finance and Sale Issues — ABL Obligations.  Until the Discharge of ABL Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or to permit the Company or any other Grantor to obtain a financing, whether from the ABL Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, that is secured by a lien that is (i) senior or pari passu with the liens on the ABL Priority Collateral securing the ABL Priority Obligations and (ii) junior to the liens on the Term Loan Priority Collateral securing the First-Lien Priority Obligations and the Second-Lien Priority Obligations (each, an “ABL DIP Financing”), then the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, each agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of cash collateral constituting ABL Priority Collateral or to the fact that such ABL DIP Financing may be granted Liens on the Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Agent or to the extent permitted by Section 4.5(d)) and, the First-Lien Security Agent and the Second-Lien Security Agent will each subordinate its Liens in the ABL Priority Collateral to the Liens securing such ABL DIP Financing (and all interest and other obligations relating thereto); provided that (i) each of the First-Lien Security

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Agent, the other First-Lien Secured Parties, the Second-Lien Security Agent and the other Second-Lien Secured Parties retain a Lien on the Collateral to secure the First-Lien Priority Obligations and the Second-Lien Priority Obligations, respectively, and, with respect to the Term Loan Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the ABL Agent is granted adequate protection in the form of a Lien and/or a superpriority administrative claim, the First-Lien Security Agent and the Second-Lien Security Agent are each permitted to seek (without objection from the ABL Agent or any ABL Secured Party) a Lien on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding and/or a superpriority administrative claim (so long as, with respect to ABL Priority Collateral, such Lien is junior to the Liens securing such ABL DIP Financing and the ABL Priority Obligations and such superpriority administrative claim is junior to the superpriority administrative claim granted to the ABL Agent), (iii) the terms of such ABL DIP Financing or use of cash collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement and (iv) the aggregate principal amount of the ABL DIP Financing (exclusive of ABL Bank Product Agreements, Interest Rate Protection Agreements and Other Hedging Agreements, to the extent constituting principal) shall not exceed the Maximum Exposure Amount.  The First-Lien Security Agent, on behalf of the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of the Second-Lien Secured Parties, agree that they will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Second Priority Lien on the ABL Priority Collateral in favor of the First-Lien Security Agent and the Third Priority Lien on the ABL Priority Collateral in favor of the Second-Lien Security Agent, respectively, in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code, except for any objection or opposition that could be asserted by any First-Lien Secured Party or any Second-Lien Secured Party as an unsecured creditor in any such Insolvency or Liquidation Proceeding if the First-Lien Secured Parties and Second-Lien Secured Parties have consented to such sale or disposition of such assets; provided that any of the First-Lien Security Agent, the other First-Lien Secured Parties, the Second-Lien Security Agent or the other Second-Lien Secured Parties shall be entitled to seek and exercise Credit Bid Rights in respect of any such sale or disposition.

(b)                                 Finance and Sale Issues — First-Lien Obligations.  After the Discharge of ABL Obligations has occurred and until the Discharge of First-Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Lien Security Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or to permit the Company or any other Grantor to obtain a financing, whether from the First-Lien Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, that is secured by a lien that is (i) senior or pari passu with the liens on the ABL Priority Collateral securing the First-Lien Priority Obligations and (ii) junior to the liens on the Term Loan Priority Collateral securing the Second-Lien Priority Obligations (each, a “First-Lien DIP Financing”), then the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of cash collateral constituting ABL Priority Collateral or to the fact that such ABL DIP Financing may be granted Liens on the Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Agent or to the extent permitted by Section 4.5(d)) and, the Second-Lien Security Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such ABL DIP Financing or First-Lien DIP Financing, as the case may be, (and all interest and other obligations relating thereto); provided that (i) the Second-Lien Security Agent and the other Second-Lien Secured Parties retain a Lien on the Collateral to secure the Second-Lien Priority Obligations and, with respect to the Term Loan Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the First-Lien Security Agent is granted adequate protection in the form of a Lien and/or a superpriority administrative claim, the

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Second-Lien Security Agent is permitted to seek (without objection from the First-Lien Security Agent or any First-Lien Secured Party) a Lien on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding and/or a superpriority claim, as applicable (so long as, with respect to ABL Priority Collateral, such Lien is junior to the Liens securing such ABL DIP Financing and First-Lien DIP Financing, as the case may be, the ABL Priority Obligations and the First-Lien Priority Obligations, and such superpriority administrative claim is junior to the superpriority administrative claim granted to the ABL Agent and the First-Lien Security Agent), and (iii) the terms of such First-Lien DIP Financing or use of cash collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement.  The Second-Lien Security Agent, on behalf of the Second-Lien Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Third Priority Lien on the ABL Priority Collateral in favor of the Second-Lien Security Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code, except for any objection or opposition that could be asserted by any Second-Lien Secured Party as an unsecured creditor in any such Insolvency or Liquidation Proceeding if the Second-Lien Secured Parties have consented to such sale or disposition of such assets; provided that the Second-Lien Security Agent and the other Second-Lien Secured Parties shall be entitled to seek and exercise Credit Bid Rights in respect of any such sale or disposition.

(c)                                  Relief from the Automatic Stay.

(i)                                     Until the Discharge of ABL Obligations has occurred, each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agree that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Agent.

(ii)                                  Until the Discharge of First-Lien Obligations has occurred, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the First-Lien Security Agent.

(d)                                 Adequate Protection.

(i)                                     Each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (A) any request by the ABL Agent or the ABL Secured Parties for adequate protection with respect to any ABL Priority Collateral, (B) so long as the request of adequate protection is in the form of a replacement lien on the Term Loan Priority Collateral that is junior to the liens on the Term Loan Priority Collateral securing the First-Lien Priority Obligations and the Second-Lien Priority Obligations, any request by the ABL Agent or the ABL Secured Parties for adequate protection with respect to any Term Loan Priority Collateral or (C) any objection by the ABL Agent or the ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Agent or the ABL Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral.  Notwithstanding the foregoing provisions in this Section 4.5(d), in any Insolvency or Liquidation Proceeding, (x) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting ABL Priority Collateral in connection with any ABL DIP Financing or use of cash collateral

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constituting ABL Priority Collateral and/or a superpriority administrative claim, then each of the First-Lien Security Agent, on behalf of itself or any of the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself or any of the Second-Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral and/or a superpriority administrative claim (as applicable), which Lien and/or claim will be subordinated to the Liens securing the ABL Obligations and such ABL DIP Financing (and all obligations relating thereto) and/or superpriority claim granted to the ABL Agent on the same basis as the other Liens on, or claims with respect to, ABL Priority Collateral securing the First-Lien Obligations or the Second-Lien Obligations, as the case may be, are so subordinated to the ABL Obligations under this Agreement, and (y) in the event the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, or the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing First-Lien Obligations or Second-Lien Obligations, as the case may be, and such adequate protection is granted in the form of additional collateral in the nature of assets constituting ABL Priority Collateral and/or a superpriority administrative claim, then each of the First-Lien Security Agent, on behalf of itself or any of the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself or any of the Second-Lien Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such additional collateral as security for the ABL Obligations and for any such ABL DIP Financing and/or a superpriority claim and that any Lien on such additional collateral securing the First-Lien Obligations or Second-Lien Obligations and/or superpriority claim, as the case may be, shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such ABL DIP Financing (and all obligations relating thereto) and to any other Liens and superpriority claims granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens, and claims with respect to, on ABL Priority Collateral securing the First-Lien Obligations are so subordinated to such ABL Obligations under this Agreement.

(ii)                                  The Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that it shall not contest (or support any other Person contesting) (A) any request by the First-Lien Security Agent or the First-Lien Secured Parties for adequate protection with respect to any ABL Priority Collateral or Term Loan Priority Collateral or (B) any objection by the First-Lien Security Agent or the First-Lien Secured Parties to any motion, relief, action or proceeding based on the First-Lien Security Agent or the First-Lien Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral or Term Loan Priority Collateral.  Notwithstanding the foregoing provisions in this Section 4.5(d), in any Insolvency or Liquidation Proceeding, (A) if the First-Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting ABL Priority Collateral or Term Loan Priority Collateral and/or a superpriority administrative claim in connection with any ABL DIP Financing, any First-Lien DIP Financing or use of cash collateral constituting ABL Priority Collateral or Term Loan Priority Collateral, then the Second-Lien Security Agent, on behalf of itself or any of the Second-Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral and/or a superpriority administrative claim (as applicable), which Lien and/or claim will be subordinated to the Liens securing the ABL Obligations and the First-Lien Obligations and such ABL DIP Financing and such First-Lien DIP Financing (and all obligations relating thereto) and/or superpriority claims granted to the First-Lien Security Agent and the ABL Agent on the same basis as the other Liens on, or claims with respect to, ABL Priority Collateral securing the Second-Lien Obligations are so subordinated to the ABL Obligations and the First-Lien Obligations under this Agreement, and (B) in the event the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing Second-Lien Obligations and such adequate protection is granted in the form of additional

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collateral in the nature of assets constituting ABL Priority Collateral and/or a superpriority administrative claim, then the Second-Lien Security Agent, on behalf of itself or any of the Second-Lien Secured Parties, agrees that the First-Lien Security Agent shall also be granted a senior Lien on such additional collateral as security for the ABL Obligations and the First-Lien Obligations and for any such ABL DIP Financing and any such First-Lien DIP Financing /or superpriority claim (as applicable) and that any Lien on such additional collateral securing the Second-Lien Obligations or superpriority claim shall be subordinated to the Liens on, and claims with respect to, such collateral securing the ABL Obligations and the First-Lien Obligations and any such ABL DIP Financing and such First-Lien DIP Financing (and all obligations relating thereto) and to any other Liens granted to the First-Lien Secured Parties as adequate protection on the same basis as the other Liens on ABL Priority Collateral securing the Second-Lien Obligations are so subordinated to such ABL Obligations and the First-Lien Obligations under this Agreement.

Section 5.  General.

5.1                               Amendments; Refinancings.

(a)                                 (i) Amendments to, and Refinancing of, First-Lien Documents.

The First-Lien Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and any First-Lien Obligations may be Refinanced, in each case, without notice to, or the consent of, the ABL Agent, the ABL Secured Parties, the Second-Lien Security Agent or the other Second-Lien Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing of the First-Lien Documents shall not, without the consent of the ABL Agent and the Second-Lien Security Agent:

(1)                                 increase the maximum aggregate principal of loans or notes constituting First-Lien Obligations thereunder to an amount in excess of the First-Lien Debt Cap;

(2)                                 change the final stated maturity date of First-Lien Obligations to a date earlier than the then applicable earliest final stated maturity date;

(3)                                 change the scheduled amortization under the First-Lien Credit Agreement on the date hereof if the effect thereof is to increase the scheduled amortization in excess of that applicable to the loans under the First-Lien Credit Agreement (as in effect on the date hereof), other than as a result of amortization applicable to additional loans made under the First-Lien Credit Agreement after the date hereof; or

(4)                                 contravene the provisions of this Agreement.

Subject to the provisions of the ABL Documents and the Second-Lien Documents, the First-Lien Obligations may be Refinanced in whole or in part to the extent the terms and conditions of such Refinancing debt constituting First-Lien Obligations (or intended to constitute First-Lien Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) meet the requirements of this Section 5.1(a) and either (x) the holders (or other agent or representative) of such Refinancing debt constituting First-Lien Obligations or intended to constitute First-Lien Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) bind themselves in a writing addressed to the ABL Agent, the ABL Secured Parties,

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the Second-Lien Security Agent and the Second-Lien Secured Parties to the terms of this Agreement (or to the extent such holders (or their agent or representative) are already bound by this Agreement by virtue of such Refinancing debt being  effectuated under existing First-Lien Documents) or (y) at the request of the Company, the holders of such Refinancing debt (or their agent or representative), the ABL Agent, the First-Lien Agents (if other First-Lien Obligations remain outstanding) and the Second-Lien Agents shall enter into a new intercreditor agreement pursuant to Section 8.3.

(ii)                                  In the event the First-Lien Security Agent or the First-Lien Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First-Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Lien Security Document or changing in any manner the rights of the First-Lien Security Agent, such First-Lien Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the Term Loan Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable ABL Security Document and the Comparable Second-Lien Security Document without the consent of the ABL Agent, the ABL Secured Parties, the Second-Lien Security Agent or the Second-Lien Secured Parties and without any action by the ABL Agent, the Second-Lien Security Agent, the Company or any other Grantor; provided that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute Term Loan Priority Collateral subject to the Lien of the ABL Security Documents or the Second-Lien Security Documents, except to the extent that a release of such Lien is permitted or required by Section 3.4(a) and provided that there is a corresponding release of the Lien of the First-Lien Security Agent on such Term Loan Priority Collateral securing the First-Lien Obligations, (ii) imposing duties on the ABL Agent or the Second-Lien Security Agent without their respective consent or (iii) permitting other liens on the Term Loan Priority Collateral not permitted under the terms of the ABL Documents, the Second-Lien Documents or Section 3.5 and (B) notice of such amendment, waiver or consent shall have been given to the ABL Agent and the Second-Lien Security Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(b)                                 Amendments to, and Refinancing of, Second-Lien Documents.

(i)                                     The Second-Lien Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and any Second-Lien Obligations may be Refinanced, whether on a secured, unsecured or subordinated basis, in each case, without notice to, or the consent of, the ABL Agent, the ABL Secured Parties, the First-Lien Security Agent or the other First-Lien Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing of the Second-Lien Documents shall not, without the consent of the ABL Agent and the First-Lien Security Agent:

(1)                                 increase the maximum aggregate principal of loans or notes thereunder to an amount in excess of the Second-Lien Debt Cap; or

(2)                                 change the final stated maturity date of the Second-Lien Obligations to a date earlier than the then applicable earliest final stated maturity date of Second-Lien Obligations;

(3)                                 change the mandatory prepayment provisions thereof (excluding the provisions relating to scheduled amortization, if any) (in a manner adverse to any Grantor or any of its Subsidiaries or the ABL Secured Parties or the First-Lien Secured Parties);

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provided that (i) mandatory prepayment provisions consistent with the First-Lien Obligations shall be permitted and (ii) customary asset sale and change of control off provisions shall be permitted;

(4)                                 change the scheduled amortization under the Second-Lien Credit Agreement if the effect thereof is to increase the scheduled amortization in excess of that applicable to the loans under the Second-Lien Credit Agreement (as in effect on the date hereof);

(5)                                 contravene the provisions of this Agreement; or

(6)                                 change (or add) any limitation on the optional prepayment of the loans under the ABL Credit Agreement or the First-Lien Credit Agreement (in a manner adverse to any Grantor or any of its Subsidiaries or the ABL Secured Parties or the First-Lien Secured Parties).

Subject to the provisions of the First-Lien Documents and the ABL Documents, any Second-Lien Obligations may be Refinanced in whole or in part to the extent the terms and conditions of such Refinancing debt constituting Second-Lien Obligations (or intended to constitute Second-Lien Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) meet the requirements of this Section 5.1(b) and either (x) the holders (or other agent or representative) of such Refinancing debt constituting Second-Lien Obligations (or intended to constitute Second-Lien Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) bind themselves in a writing addressed to the First-Lien Security Agent, the First-Lien Secured Parties, the ABL Security Agent and the ABL Secured Parties to the terms of this Agreement (or to the extent such holders (or their agent or representative) are already bound by this Agreement by virtue of such Refinancing debt being  effectuated under existing Second-Lien Documents) or (y) at the request of the Company the holders of such Refinancing debt (or their agent or their representative), the ABL Agent, the First-Lien Agents and the Second-Lien Agents (if other Second-Lien Obligations remain outstanding) shall enter into a new intercreditor agreement pursuant to Section 8.3.

(ii)                                  Following the Discharge of First-Lien Obligations, in the event the Second-Lien Security Agent or the Second-Lien Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Second-Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Second-Lien Security Document or changing in any manner the rights of the Second-Lien Security Agent, such Second-Lien Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the Term Loan Priority Collateral, all in accordance with the terms of this Agreement, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable ABL Security Document without the consent of the ABL Agent or the ABL Secured Parties and without any action by the ABL Agent, the Company or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute Term Loan Priority Collateral subject to the Lien of the ABL Security Documents, except to the extent that a release of such Lien is permitted or required by Section 3.4(b) and provided that there is a corresponding release of the Lien of the Second-Lien Security Agent on such Term Loan Priority Collateral securing the Second-Lien Obligations, (ii) imposing duties on the ABL Agent without its consent or (iii) permitting other liens on the Term Loan Priority Collateral not permitted under the terms of the ABL Documents or Section 3.5 and (B) notice of such amendment, waiver or consent shall have been given to the ABL Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

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(c)                                  Amendments to, and Refinancing of, ABL Documents.

(i)                                     The ABL Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and any ABL Obligations may be Refinanced, in each case, without notice to, or the consent of, the First-Lien Security Agent or the other First-Lien Secured Parties or the Second-Lien Security Agent or the other Second-Lien Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing of the ABL Documents shall not, without the consent of the First-Lien Security Agent and the Second-Lien Security Agent:

(1)                                 increase the maximum aggregate principal of advances or loans and the aggregate stated amount of letters of credit thereunder to an amount in excess of the ABL Debt Cap; or

(2)                                 contravene the provisions of this Agreement.

Subject to the provisions of the First-Lien Documents and the Second-Lien Documents, the ABL Obligations may be Refinanced in whole or in part to the extent the terms and conditions of such Refinancing debt constituting ABL Obligations (or intended to constitute ABL Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) meet the requirements of this Section 5.1(c) and either (x) the holders (or other agent or representative) of such Refinancing debt constituting ABL Obligations (or intended to constitute ABL Obligations after giving effect to a new intercreditor agreement pursuant to Section 8.3) bind themselves in a writing addressed to the First-Lien Security Agent and the First-Lien Secured Parties and the Second-Lien Security Agent and the Second-Lien Secured Parties to the terms of this Agreement (or to the extent such holders (or their agent or representative) are already bound by this Agreement by virtue of such Refinancing debt being effectuated under existing ABL Documents) or (y) at the request of the Company, the holders of such Refinancing debt (or other agent or representative), the ABL Agent, the First-Lien Agents and the Second-Lien Agents shall enter into a new intercreditor agreement pursuant to Section 8.3.

(ii)                                  In the event the ABL Agent or the ABL Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of the ABL Agent, such ABL Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable First-Lien Security Document and any comparable provision of the Comparable Second-Lien Security Document without the consent of the First-Lien Security Agent, the First-Lien Secured Parties, the Second-Lien Security Agent or the Second-Lien Secured Parties and without any action by the First-Lien Security Agent, the First-Lien Secured Parties, the Second-Lien Security Agent, as the case may be, or the Company or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute ABL Priority Collateral subject to the Lien of the First-Lien Security Documents or the Second-Lien Security Documents, as the case may be, except to the extent that a release of such Lien is permitted or required by Section 4.4(a) and provided that there is a corresponding release of the Lien of the ABL Agent on such ABL Priority Collateral securing the ABL Obligations, (ii) imposing duties on either the First-Lien Security Agent or the Second-Lien Security Agent without its consent or (iii) permitting other liens on the ABL Priority Collateral not permitted under the terms of the

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First-Lien Documents, the Second-Lien Documents or Section 4.5 and (B) notice of such amendment, waiver or consent shall have been given to the First-Lien Security and the Second-Lien Security Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

Each of the ABL Agent, the First-Lien Security Agent and the Second-Lien Security Agent shall endeavor to give prompt notice of any amendment, waiver or consent of an ABL Document, a First-Lien Document or Second-Lien Document, as the case may be, to the other Security Agents after the effective date of such amendment, waiver or consent; provided, that the failure of the ABL Agent, the First-Lien Security Agent or the Second-Lien Security Agent, as the case may be, to give any such notice shall not affect the priority of the ABL Agent’s Liens, First-Lien Security Agent’s Liens or the Second-Lien Security Agent’s Liens, as the case may be, on the Collateral as provided herein or the validity or effectiveness of any such notice as against the Grantors or any of their Subsidiaries.

5.2                               Legends.  Each Security Document that grants a Lien that is entered into on or after the date of the Prior Intercreditor Agreement shall include the following language (with any necessary modifications to give effect to applicable definitions) (or language to similar effect approved by the Security Agents):

“Notwithstanding anything herein to the contrary, the relative priorities of the liens and security interests granted to the [ABL Agent][First-Lien Security Agent][Second-Lien Security Agent] pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the [ABL Agent][First-Lien Security Agent][Second-Lien Security Agent] with respect to any Collateral hereunder are subject to, and governed by, the terms of the [Second] Amended & Restated Intercreditor Agreement, dated as of [      ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Wells Fargo Capital Finance, LLC, as ABL Agent, Morgan Stanley Senior Funding, Inc., as First-Lien Administrative Agent and as First Lien Security Agent, [          ], as Second-Lien Administrative Agent and Second-Lien Security Agent, and certain other Persons party to, or that may become party thereto from time to time, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation, Pierre Holdco, Inc., a Delaware corporation, AdvancePierre Foods, Inc., a Delaware corporation, and certain other Grantors.  In the event of any conflict between the terms hereof and the terms of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control at any time that the Intercreditor Agreement remains in effect[, except with respect to the scope of the assets included in Section [granting clause] hereof].”

5.3                               Options to Purchase Obligations

(a)                                 Option to Purchase First-Lien Obligations.  (i)  Without prejudice to the enforcement of remedies by the First-Lien Security Agent and the First-Lien Secured Parties, any Person or Persons (in each case who must meet all eligibility standards contained in all relevant First-Lien Documents) at any time or from time to time designated by the holders of more than 50% in aggregate outstanding principal amount of the ABL Obligations under the ABL Credit Agreement (an “Eligible ABL Purchaser”) shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the First-Lien Secured Parties), at any time during the exercise period described in clause (iii) below of this Section 5.3(a), all, but not less than all, of the First-Lien Obligations (other than Excess First-Lien Obligations (unless such Eligible ABL Purchaser so elects in its sole discretion) and the First-Lien Obligations of a Defaulting First-Lien Secured Party), including all

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principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all such First-Lien Obligations outstanding at the time of purchase; provided that at the time of (and as a condition to) any purchase pursuant to this Section 5.3(a), all commitments pursuant to any then outstanding First-Lien Credit Agreement shall have terminated and all First-Lien Secured Hedging Agreements also shall have been terminated in accordance with their terms.  Any purchase pursuant to this Section 5.3(a)(i) shall be made as follows:

(1)                                 for a purchase price equal to the sum of (A) in the case of all loans, advances or other similar extensions of credit that constitute First-Lien Obligations (other than Excess First-Lien Obligations, subject to the election of the Eligible ABL Purchaser ), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration prepayment penalties or premiums other than customary breakage costs), (B) in the case of any First-Lien Secured Hedging Agreement, the aggregate amount then owing to each First-Lien Hedging Creditor (which is a First-Lien Secured Party) thereunder pursuant to the terms of the respective First-Lien Secured Hedging Agreement, including, without limitation, all amounts owing to such First-Lien Hedging Creditor as a result of the termination (or early termination) thereof (in each case, to the extent of its interest as a First-Lien Secured Party) and (C) all accrued and unpaid fees, expenses, indemnities and other amounts (other than any prepayment penalties or premiums or similar fees or any contingent indemnification or expense reimbursement obligations) through the date of purchase;

(2)                                 with the purchase price described in preceding clause (i)(1) payable in cash on the date of purchase against transfer to the respective Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, (without recourse and without any representations or warranties whatsoever, whether as to the enforceability of any First-Lien Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any First-Lien Obligation or as to any other matter whatsoever, except the representations and warranties (1) that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the First-Lien Credit Agreement, in which case the purchase price described in preceding clause (i)(1) shall be appropriately adjusted so that the Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the First-Lien Obligations and (2) as to the amount of its portion of the First-Lien Obligations being acquired);

(3)                                 with the purchase price described in preceding clause (i)(1) accompanied by a waiver by the ABL Agent, on behalf of itself and the ABL Secured Parties, of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.3(a);

(4)                                 with all amounts payable to the various First-Lien Secured Parties in respect of the assignments described above to be distributed to them by the First-Lien Security Agent in accordance with their respective holdings of the various First-Lien Obligations; and

(5)                                 with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the First-Lien Security Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, who shall have the right to obtain reimbursement of same

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from the Grantors) which shall also be in form and substance reasonably satisfactory to the Eligible ABL Purchasers; it being understood and agreed that the First-Lien Security Agent and each other First-Lien Secured Party shall retain all rights to indemnification as provided in the relevant First-Lien Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 5.3(a).

(ii)                                  The right to exercise the purchase option described in Section 5.3(a)(i) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, (A) shall be irrevocable and fully binding on the respective Eligible ABL Purchaser or Eligible ABL Purchasers, as the case may be, except as provided in clause (iii) below and (B) shall specify a date of purchase not less than five (5) Business Days, nor more than thirty (30) calendar days, after the date of the receipt by the First-Lien Security Agent of such notice) given to the First-Lien Security Agent by an Eligible ABL Purchaser.  Neither the First-Lien Security Agent nor any First-Lien Secured Party shall have any disclosure obligation to any Eligible ABL Purchaser, the ABL Agent or any ABL Secured Party in connection with any exercise of such purchase option.

(iii)                               The right to purchase the First-Lien Obligations as described in this Section 5.3(a) may be exercised (by giving the irrevocable written notice described in the preceding clause (ii)) during the period that (1) begins on the date occurring three (3) Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the loans under the First-Lien Credit Agreement, (y) the occurrence of the final maturity of the loans under the First-Lien Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Company or any other Grantor which constitutes an event of default under the First-Lien Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within ten (10) Business Days after any such event, and so long as any unpaid amounts constituting First-Lien Obligations remain owing); provided that if there is any failure to meet the condition described in the proviso of preceding clause (i) hereof, the aforementioned date shall be extended until the first date upon which such condition is satisfied, and (2) ends on the 120th day after the start of the period described in clause (1) above.

(iv)                              The obligations of the First-Lien Secured Parties to sell their respective First-Lien Obligations under this Section 5.3(a) are several and are not joint and several.  To the extent any First-Lien Secured Party breaches its obligation to sell its First-Lien Obligations under this Section 5.3(a) (a “Defaulting First-Lien Secured Party”), nothing in this Section 5.3(a) shall be deemed to require the First-Lien Security Agent or any First-Lien Secured Party to purchase such Defaulting First-Lien Secured Party’s First-Lien Obligations for resale to the holders of the ABL Obligations or the holders of the Second-Lien Obligations, as the case may be, and in all cases, the First-Lien Security Agent and each First-Lien Secured Party complying with the terms of this Section 5.3(a) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting First-Lien Secured Party; provided that nothing in this clause (iv) shall require any Eligible ABL Purchaser to purchase less than all of the First-Lien Obligations.

(v)                                 Each Grantor irrevocably consents to any assignment effected to one or more Eligible ABL Purchasers pursuant to this Section 5.3(a) (so long as they meet all eligibility standards contained in all relevant First-Lien Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such First-Lien Documents) for purposes of all First-Lien Documents and hereby agrees that no further consent to any such assignment pursuant to this Section 5.3(a) from such Grantor shall be required.

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(b)                                 Option to Purchase ABL Obligations.

(i)                                     Without prejudice to the enforcement of remedies by the ABL Agent and the ABL Secured Parties, any Person or Persons (in each case who must meet all eligibility standards contained in all relevant ABL Documents) at any time or from time to time designated by the holders of more than 50% in aggregate outstanding principal amount of the First-Lien Obligations under the First-Lien Credit Agreement (an “Eligible First-Lien Purchaser”) (provided that, in the case of this Section 5.3(b), a Person meeting all eligibility standards contained in all relevant ABL Documents shall constitute an Eligible First-Lien Purchaser irrespective of whether such Person meets the eligibility standards contained in the First-Lien Documents), in each case, shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the ABL Secured Parties other than in respect of services giving rise to ABL Bank Product Obligations), at any time during the exercise period described in clause (iii) below of this Section 5.3(b), all, but not less than all, of the ABL Obligations (other than Excess ABL Obligations (unless such Eligible First-Lien Purchaser so elects in its sole discretion) and the ABL Obligations of a Defaulting ABL Secured Party), including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all ABL Priority Obligations outstanding at the time of purchase; provided that at the time of (and as a condition to) any purchase pursuant to this Section 5.3(b), all commitments pursuant to any then outstanding ABL Credit Agreement shall have terminated.  Any purchase pursuant to this Section 5.3(b)(i) shall be made as follows:

(1)                                 for (x) a purchase price equal to the sum of (A) in the case of all loans, advances or other similar extensions of credit that constitute ABL Obligations (other than Excess ABL Obligations, subject to the election of the Eligible First-Lien Purchaser and including unreimbursed amounts drawn in respect of letters of credit, but excluding the undrawn amount of then outstanding letters of credit and excluding ABL Bank Product Obligations), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration or other prepayment penalties or premiums other than customary breakage costs), (B) in the case of any ABL Bank Product Obligations, cash collateral in such amounts as the ABL Agent reasonably determines is necessary to secure the ABL Agent and the other ABL Secured Parties in connection with such ABL Bank Product Obligations, (C) in the case of the undrawn amount of then outstanding letters of credit, cash collateral in the amount of 105% of the aggregate undrawn amount of such letters of credit, and (D) all accrued and unpaid fees, expenses, indemnities and other amounts (other than any prepayment penalties or premiums or similar fees) through the date of purchase; and (y) an obligation on the part of the respective Eligible First-Lien Purchasers (which shall be expressly provided in the assignment documentation described below) to reimburse each issuing lender (or any ABL Secured Party required to pay same) for all amounts thereafter drawn with respect to any letters of credit constituting ABL Obligations which remain outstanding after the date of any purchase pursuant to this Section 5.3(b), together with all facing fees and other amounts which may at any future time be owing to the respective issuing lender with respect to such letters of credit; it being understood and agreed that (x) if at any time those amounts (if any) then on deposit with the ABL Agent as described in clause (C) above exceed 105% of the sum of the aggregate undrawn amount of all then outstanding letters of credit, such excess shall be returned to the respective Eligible First-Lien Purchaser or Eligible First-Lien Purchasers, as the case may be, (as their interests appear), (y) at such time as all letters of credit have been cancelled, expired or been fully drawn, as the case may be, any excess cash collateral deposited as described above in clause (C) (and not previously applied or released as provided above) shall be returned to the respective Eligible First-Lien Purchaser or

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Eligible First-Lien Purchasers, as the case may be, as their interests appear and (z) at such time as all ABL Bank Product Agreements have been terminated, any excess cash collateral deposited as described above in clause (B) (and not previously applied or released as provided above) shall be returned to the respective Eligible First-Lien Purchaser or Eligible First-Lien Purchasers, as the case may be, as their interests appear;

(2)                                 with the purchase price described in the preceding clause (i)(1)(x) payable in cash on the date of purchase against transfer to the respective Eligible First-Lien Purchaser or Eligible First-Lien Purchasers, as the case may be (without recourse and without any representations or warranties whatsoever, whether as to the enforceability of any ABL Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any ABL Obligation or as to any other matter whatsoever, except the representations and warranties (1) that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the ABL Credit Agreement, in which case the purchase price described in the preceding clause (i)(1)(x) shall be appropriately adjusted so that the Eligible First-Lien Purchaser or Eligible First-Lien Purchasers, as the case may be, do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the ABL Obligations) and (2) as to the amount of its portion of the ABL Obligations being acquired; provided that the purchase price in respect of any outstanding letter of credit that remains undrawn on the date of purchase shall be payable in cash as and when such letter of credit is drawn upon (i) first, from the cash collateral account described in clause (i)(1)(x)(C) above, until the amounts contained therein have been exhausted, and (ii) thereafter, directly by the respective Eligible First-Lien Purchaser or Eligible First-Lien Purchasers, as the case may be;

(3)                                 with the purchase price described in the preceding clause (i)(1)(x) accompanied by a waiver by the First-Lien Security Agent, on behalf of itself and the other First-Lien Secured Parties, of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.3(b);

(4)                                 with all amounts payable to the various ABL Secured Parties in respect of the assignments described above to be distributed to them by the ABL Agent in accordance with their respective holdings of the various ABL Obligations; and

(5)                                 with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the ABL Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible First-Lien Purchaser or Eligible First-Lien Purchasers, as the case may be, who shall have the right to obtain reimbursement of same from the Grantors), which shall also be in form and substance reasonably satisfactory to the Eligible First-Lien Purchasers; it being understood and agreed that the ABL Agent and each other ABL Secured Party shall retain all rights to indemnification as provided in the relevant ABL Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 5.3(b).

(ii)                                  The right to exercise the purchase option described in Section 5.3(b)(i) above shall be exercisable and legally enforceable upon at least five (5) Business Days’ prior written notice of exercise (which notice, once given, (A) shall be irrevocable and fully binding on the respective Eligible First-Lien Purchaser or Eligible First-Lien Purchasers, as the case may be,

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except as provided in clause (iii) below and (B) shall specify a date of purchase not less than five (5) Business Days, nor more than thirty (30) calendar days, after the date of the receipt by the ABL Agent of such notice) given to the ABL Agent by an Eligible First-Lien Purchaser.  Neither the ABL Agent nor any ABL Secured Party shall have any disclosure obligation to any Eligible First-Lien Purchaser, the First-Lien Security Agent or any First-Lien Secured Party in connection with any exercise of such purchase option.

(iii)                               The right to purchase the ABL Obligations as described in this Section 5.3(b) may be exercised (by giving the irrevocable written notice described in the preceding clause (ii)) during the period that (1) begins on the date occurring three (3) Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the loans under the ABL Credit Agreement, (y) the occurrence of the final maturity of the loans under the ABL Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Company or any Grantor which constitutes an event of default under the ABL Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within 10 Business Days after any such event, and so long as any unpaid amounts constituting ABL Obligations remain owing); provided that if there is any failure to meet the condition described in the proviso of preceding clause (i) hereof, the aforementioned date shall be extended until the first date upon which such condition is satisfied, and (2) ends on the 120th day after the start of the period described in clause (1) above.

(iv)                              The obligations of the ABL Secured Parties to sell their respective ABL Obligations under this Section 5.3(b) are several and not joint and several.  To the extent any ABL Secured Party breaches its obligation to sell its ABL Obligations under this Section 5.3(b) (a “Defaulting ABL Secured Party”), nothing in this Section 5.3(b) shall be deemed to require the ABL Agent or any other ABL Secured Party to purchase such Defaulting ABL Secured Party’s ABL Obligations for resale to the holders of First-Lien Obligations or the holders of Second-Lien Obligations, as the case may be, and in all cases, the ABL Agent and each ABL Secured Party complying with the terms of this Section 5.3(b) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting ABL Secured Party; provided that nothing in this clause (iv) shall require any Eligible First-Lien Purchaser to purchase less than all of the ABL Obligations.

(v)                                 Each Grantor irrevocably consents to any assignment effected to one or more Eligible First-Lien Purchasers pursuant to this Section 5.3(b) (so long as they meet all eligibility standards contained in all relevant ABL Documents other than obtaining the consent of any Grantor to an assignment to the extent required by such ABL Documents) for purposes of all ABL Documents hereby agrees that no further consent to any such assignment pursuant to this Section 5.3(b) from such Grantor shall be required.

5.4                               Insolvency or Liquidation Proceedings Generally.

(a)                                 No Waiver.

(i)                                     Subject to the proviso in clause (ii) of Section 3.1(a), nothing contained herein shall prohibit or in any way limit the First-Lien Security Agent or any First-Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Parties in respect of the Term Loan Priority Collateral, including the seeking by the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured

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Parties of adequate protection in respect thereof or the asserting by the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Parties of any of its rights and remedies under the ABL Documents or the Second-Lien Documents, as the case may be, or otherwise in respect thereof.

(ii)                                  Subject to the proviso in clause (ii) of Section 3.1(a), nothing contained herein shall prohibit or in any way limit the Second-Lien Security Agent or any Second-Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the ABL Agent or any ABL Secured Parties in respect of the Term Loan Priority Collateral, including the seeking by the ABL Agent or any ABL Secured Parties of adequate protection in respect thereof or the asserting by the ABL Agent or any ABL Secured Parties of any of its rights and remedies under the ABL Documents or otherwise in respect thereof.

(iii)                               Subject to the proviso in clause (ii) of Section 4.1(a), nothing contained herein shall prohibit or in any way limit the ABL Agent or any ABL Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the First-Lien Security Agent, any First-Lien Secured Parties, the Second-Lien Security Agent or any Second-Lien Secured Parties in respect of the ABL Priority Collateral, including the seeking by the First-Lien Security Agent, any First-Lien Secured Parties, the Second-Lien Security Agent or any Second-Lien Secured Parties of adequate protection in respect thereof or the asserting by the First-Lien Security Agent, any First-Lien Secured Parties, the Second-Lien Security Agent or any Second-Lien Secured Parties of any of its rights and remedies under the First-Lien Documents or the Second-Lien Documents, as the case may be, or otherwise in respect thereof.

(iv)                              Nothing contained herein shall prohibit or in any way limit the First-Lien Security Agent or any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party, or the ABL Agent or any ABL Secured Party from seeking in any Insolvency or Liquidation Proceeding the allowance or payment of current incurred fees and expenses (as adequate protection or otherwise), subject to the right of the First-Lien Security Agent and the ABL Agent to object to the reasonableness of the amounts of fees and expenses so sought by the Second-Lien Security Agent or any Second-Lien Secured Party and so long as the ABL Secured Parties and First-Lien Secured Parties are receiving similar incurred fees and expenses in at least the same form being requested by the Second-Lien Security Agent or any Second-Lien Secured Party.  Notwithstanding any other provision in this Agreement, the Second-Lien Security Agent, on behalf of any Second-Lien Secured Party, shall be entitled to keep and apply all such fees and expenses so allowed or received under the Bankruptcy Code or other applicable Bankruptcy Law, and shall not be required to pay over any such amounts to the First-Lien Security Agent or ABL Agent (as applicable); provided, however, to the extent that any such payments are later recharacterized as payments of principal by the applicable bankruptcy court, such payments shall, upon such recharacterization, be turned over to the ABL Agent or  the First-Lien Security Agent in accordance with Section 3.3 or 4.3, as applicable, and applied in accordance with Section 7 hereof.

(b)                                 Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of any two or more of the First-Lien Obligations, the Second-Lien Obligations and the ABL Obligations, then, to the extent the debt obligations distributed on account of such First-Lien Obligations, such Second-Lien Obligations or such ABL Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

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(c)                                  Post-Petition Interest.

(i)                                     None of the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party shall oppose or seek to challenge any claim by the First-Lien Security Agent or any First-Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First-Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First-Lien Secured Party’s Lien on the Term Loan Priority Collateral (without regard to the existence of the junior Liens of the ABL Agent, on behalf of the ABL Secured Parties, or the Second-Lien Security Agent, on behalf of the Second-Lien Secured Parties, as the case may be, on the Term Loan Priority Collateral) or the ABL Priority Collateral (after taking into account the existence of the senior Liens on the ABL Priority Collateral of the ABL Agent, on behalf of the ABL Secured Parties, on the ABL Priority Collateral, but without regard to the existence of the junior Lien of the Second-Lien Security Agent, on behalf of the Second-Lien Secured Parties, on the ABL Priority Collateral).

(ii)                                  None of the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Secured Party’s Lien on the Term Loan Priority Collateral (after taking into account the existence of the senior Liens of the First-Lien Security Agent, on behalf of the First-Lien Secured Parties and the Second-Lien Security Agent, on behalf of the Second-Lien Secured Parties, as the case may be, on the Term Loan Priority Collateral) or the ABL Priority Collateral (without regard to the existence of the junior Liens of the First-Lien Security Agent, on behalf of the First-Lien Secured Parties, or the Second-Lien Security Agent, on behalf of the Second-Lien Secured Parties, on the ABL Priority Collateral).

(iii)                               So long as the ABL Secured Parties and First-Lien Secured Parties are receiving post-petition interest in at least the same form being requested by the Second-Lien Security Agent or any Second-Lien Secured Party nothing herein shall prohibit the Second-Lien Security Agent or any Second-Lien Secured Party from seeking the allowance of a claim in any Insolvency or Liquidation Proceeding for Second-Lien Obligations consisting of post-petition interest to the extent of the value of the Second-Lien Secured Party’s Lien on the Term Loan Priority Collateral (after taking into account the existence of the senior Liens of the First-Lien Security Agent, on behalf of the First-Lien Secured Parties on the Term Loan Priority Collateral, but without regard to the existence of the junior Lien of the ABL Agent, on behalf of the ABL Secured Parties, on the Term Loan Priority Collateral) or the ABL Priority Collateral (after taking into account the existence of the senior Liens of the ABL Agent, on behalf of the ABL Secured Parties, and the First-Lien Security Agent, on behalf of the First-Lien Secured Parties, as the case may be, on the ABL Priority Collateral); provided, however, to the extent that any such payments are later recharacterized as payments of principal by the applicable bankruptcy court, such payments shall, upon such recharacterization, be turned over to the ABL Agent or  the First-Lien Security Agent in accordance with Section 3.3 or 4.3, as applicable, and applied in accordance with Section 7 hereof.

(d)                                 Waiver.

(i)                                     The ABL Agent, on behalf of itself and the ABL Secured Parties, waives any claim it may hereafter have against any First-Lien Secured Party or any Second-Lien Secured Party arising out of the election of such First-Lien Secured Party or Second-Lien Secured Party, as the case may be, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out

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of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding.

(ii)                                  Each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, waives any claim it may hereafter have against any ABL Secured Party arising out of the election of such ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the ABL Priority Collateral in any Insolvency or Liquidation Proceeding.

(iii)                               The Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, waives any claim it may hereafter have against any First-Lien Secured Party arising out of the election of such First-Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Term Loan Priority Collateral or the ABL Priority Collateral in any Insolvency or Liquidation Proceeding.

5.5                               Reliance; Waivers; Etc.

(a)                                 Reliance.

(i)                                     Other than any reliance on the terms of this Agreement, the ABL Agent, on behalf of itself and the ABL Secured Parties, acknowledges that it and such ABL Secured Parties have, independently and without reliance on the First-Lien Security Agent, any First-Lien Secured Parties, the Second-Lien Security Agent or any Second-Lien Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the ABL Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the ABL Credit Agreement or this Agreement.

(ii)                                  Other than any reliance on the terms of this Agreement, the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, acknowledges that it and such First-Lien Secured Parties have, independently and without reliance on the ABL Agent, any ABL Secured Parties, the Second-Lien Security Agent or any Second-Lien Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the First-Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First-Lien Credit Agreement or this Agreement.

(iii)                               Other than any reliance on the terms of this Agreement, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, acknowledges that it and such Second-Lien Secured Parties have, independently and without reliance on the ABL Agent, any ABL Secured Parties, the First-Lien Security Agent or any First-Lien Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second-Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second-Lien Credit Agreement or this Agreement.

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(b)                                 No Warranties or Liability.

(i)                                     Each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, acknowledges and agrees that the ABL Agent and the ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  The ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The ABL Agent and the ABL Secured Parties shall have no duty to the First-Lien Security Agent, any of the First-Lien Secured Parties, the Second-Lien Security Agent or any of the Second-Lien Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Documents, the First-Lien Documents and the Second-Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

(ii)                                  Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, acknowledges and agrees that the First-Lien Security Agent and the First-Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First-Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  The First-Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective First-Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The First-Lien Security Agent and the First-Lien Secured Parties shall have no duty to the ABL Agent, any of the ABL Secured Parties, the Second-Lien Security Agent or any of the Second-Lien Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Documents, the First-Lien Documents and the Second-Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

(iii)                               Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, acknowledges and agrees that the Second-Lien Security Agent and the Second-Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second-Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  The Second-Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective Second-Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Second-Lien Security Agent and the Second-Lien Secured Parties shall have no duty to the ABL Agent, any of the ABL Secured Parties, the First-Lien Security Agent or any of the First-Lien Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Documents, the First-Lien Documents and the Second-Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

(c)                                  No Waiver of Lien Priorities — ABL Obligations.

(i)                                     No right of the ABL Secured Parties, the ABL Agent or any of them to enforce

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any provision of this Agreement or any ABL Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any ABL Secured Party or the ABL Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Documents, any of the First-Lien Documents or any of the Second-Lien Documents, regardless of any knowledge thereof which the ABL Agent or the ABL Secured Parties, or any of them, may have or be otherwise charged with.

(ii)                                  Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the ABL Documents and subject to the provisions of Sections 4.5(d) and 5.1(c)), the ABL Secured Parties, the ABL Agent or any of them may, at any time and from time to time in accordance with the ABL Documents and/or applicable law, without the consent of, or notice to, the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party, without incurring any liabilities to the First-Lien Security Agent, any First-Lien Secured Parties, the Second-Lien Security Agent or any Second-Lien Secured Parties and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(A)                               Subject to the ABL Debt Cap (but excluding, for the avoidance of doubt, any ABL DIP Financing provided by the ABL Secured Parties), make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(B)                               change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the ABL Obligations or any Lien on any ABL Priority Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens on the ABL Priority Collateral held by the ABL Agent or any of the ABL Secured Parties, the ABL Obligations or any of the ABL Documents;

(C)                               sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the ABL Priority Collateral or any liability of the Company or any other Grantor to the ABL Secured Parties or the ABL Agent, or any liability incurred directly or indirectly in respect thereof;

(D)                               settle or compromise any ABL Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(E)                                exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any ABL Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the ABL Secured Parties or any

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liability incurred directly or indirectly in respect thereof.

(iii)                               Each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, also agrees that the ABL Secured Parties and the ABL Agent shall have no liability to the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party, and the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, hereby waives any claim against any ABL Secured Party or the ABL Agent, arising out of any and all actions which the ABL Secured Parties or the ABL Agent may take or permit or omit to take with respect to:

(A)                               the ABL Documents (other than this Agreement);

(B)                               the collection of the ABL Obligations; or

(C)                               the foreclosure upon, or sale, liquidation or other disposition of, any ABL Priority Collateral.

Each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that the ABL Secured Parties and the ABL Agent have no duty to the First-Lien Security Agent, the First-Lien Secured Parties, the Second-Lien Security Agent or the Second-Lien Secured Parties in respect of the maintenance or preservation of the ABL Priority Collateral, the ABL Obligations or otherwise.

(d)                                 No Waiver of Lien Priorities — First-Lien Obligations.

(i)                                     No right of the First-Lien Secured Parties, the First-Lien Security Agent or any of them to enforce any provision of this Agreement or any First-Lien Document, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First-Lien Secured Party or the First-Lien Security Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First-Lien Documents, any of the Second-Lien Documents or any of the ABL Documents, regardless of any knowledge thereof which the First-Lien Security Agent or the First-Lien Secured Parties, or any of them, may have or be otherwise charged with.

(ii)                                  Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First-Lien Documents and subject to the provisions of Sections 3.5(c) and 5.1(a)), the First-Lien Secured Parties, the First-Lien Security Agent or any of them may, at any time and from time to time in accordance with the First-Lien Documents and/or applicable law, without the consent of, or notice to, the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent or any ABL Secured Party, without incurring any liabilities to the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent or any ABL Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second-Lien Security Agent, any Second-Lien Secured Party, the ABL Agent or any ABL Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(1)                                 subject to the First-Lien Debt Cap (but excluding, for the avoidance of doubt, any First-Lien DIP Financing provided by the First-Lien Secured Parties), make loans and

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advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2)                                 change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First-Lien Obligations or any First-Lien on any Term Loan Priority Collateral or, after Discharge of the ABL Obligations, any ABL Priority Collateral, or guaranty thereof or any liability of any of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First-Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any First-Lien on the Term Loan Priority Collateral or, after Discharge of ABL Obligations, the ABL Priority Collateral, held by the First-Lien Security Agent or any of the First-Lien Secured Parties, the First-Lien Obligations or any of the First-Lien Documents;

(3)                                 sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Term Loan Priority Collateral, or, after Discharge of ABL Obligations, the ABL Priority Collateral, or any liability of the Company or any other Grantor to the First-Lien Secured Parties or the First-Lien Security Agent, or any liability incurred directly or indirectly in respect thereof;

(4)                                 settle or compromise any First-Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability, in each case, incurred directly or indirectly in respect thereof; and

(5)                                 exercise, or delay in, or refrain from, exercising any right or remedy against the Company or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any Term Loan Priority Collateral, or, after Discharge of ABL Obligations, the ABL Priority Collateral, and any security and any guarantor or any liability of the Company or any other Grantor to the First-Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii)                               Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, also agrees that the First-Lien Secured Parties and the First-Lien Security Agent shall have no liability to the ABL Agent, any ABL Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party, and each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby waives any claim against any First-Lien Secured Party or the First-Lien Security Agent, arising out of any and all actions which the First-Lien Secured Parties or the First-Lien Security Agent may take or permit or omit to take with respect to:

(1)                                 the First-Lien Documents (other than this Agreement);

(2)                                 the collection of the First-Lien Obligations; or

(3)                                 the foreclosure upon, or sale, liquidation or other disposition of, any Term Loan Priority Collateral or, after Discharge of ABL Obligations, the ABL Priority Collateral.

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Except as otherwise required by this Agreement, each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that the First-Lien Secured Parties and the First-Lien Security Agent have no duty to the ABL Agent, the ABL Secured Parties, the Second-Lien Security Agent or the Second-Lien Secured Parties in respect of the maintenance or preservation of the Term Loan Priority Collateral or, after Discharge of ABL Obligations, the ABL Priority Collateral, the First-Lien Obligations or otherwise.

(iv)                              Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral, or, after Discharge of ABL Obligations, the ABL Priority Collateral, or any other similar rights a junior secured creditor may have under applicable law.

(v)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, and, prior to Discharge of the First-Lien Obligations, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral, or after Discharge of ABL Obligations, the ABL Priority Collateral, or any other similar rights a junior secured creditor may have under applicable law.

(e)                                  No Waiver of Lien Priorities — Second-Lien Obligations.

(i)                                     No right of the Second-Lien Secured Parties, the Second-Lien Security Agent or any of them to enforce any provision of this Agreement or any Second-Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any Second-Lien Secured Party or the Second-Lien Security Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Documents, any of the First-Lien Documents or any of the Second-Lien Documents, regardless of any knowledge thereof which the Second-Lien Security Agent or the Second-Lien Secured Parties, or any of them, may have or be otherwise charged with.

(ii)                                  After the Discharge of First-Lien Obligations has occurred, without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the Second-Lien Documents and subject to the provisions of Sections 3.5(c), 4.5(c) and 5.1(b)), the Second-Lien Secured Parties, the Second-Lien Security Agent or any of them may, at any time and from time to time in accordance with the Second-Lien Documents and/or applicable law, without the consent of, or notice to, the ABL Agent or any ABL Secured Party, without incurring any liabilities to the ABL Agent or any ABL Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the ABL Agent or any ABL Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(1)                                 subject to the Second-Lien Debt Cap, make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise

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extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2)                                 change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Second-Lien Obligations or any Second-Lien on any Term Loan Priority Collateral or guaranty thereof or any liability of any of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Second-Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Second-Lien on the Term Loan Priority Collateral held by the Second-Lien Security Agent or any of the Second-Lien Secured Parties, the Second-Lien Obligations or any of the Second-Lien Documents;

(3)                                 sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Term Loan Priority Collateral or any liability of the Company or any other Grantor to the Second-Lien Secured Parties or the Second-Lien Security Agent, or any liability incurred directly or indirectly in respect thereof;

(4)                                 settle or compromise any Second-Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability, in each case, incurred directly or indirectly in respect thereof; and

(5)                                 exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any Term Loan Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the Second-Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii)                               The ABL Agent, on behalf of itself and the ABL Secured Parties, also agrees that the Second-Lien Secured Parties and the Second-Lien Security Agent shall have no liability to the ABL Agent or any ABL Secured Party, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives any claim against any Second-Lien Secured Party or the Second-Lien Security Agent, arising out of any and all actions which the Second-Lien Secured Parties or the Second-Lien Security Agent may take or permit or omit to take with respect to:

(1)                                 the Second-Lien Documents (other than this Agreement);

(2)                                 the collection of the Second-Lien Obligations; or

(3)                                 the foreclosure upon, or sale, liquidation or other disposition of, any Term Loan Priority Collateral.

Except as otherwise required by this Agreement, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the Second-Lien Secured Parties and the Second-Lien Security Agent have no duty to the ABL Agent or the ABL Secured Parties in respect of the maintenance or preservation of the Term Loan Priority Collateral, the Second-Lien Obligations or otherwise.

(iv)                              The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request,

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plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(f)                                   Obligations Unconditional.  All rights, interests, agreements and obligations of the ABL Agent and the ABL Secured Parties, the First-Lien Security Agent and the First-Lien Secured Parties, and the Second-Lien Security Agent and the Second-Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any ABL Document, any First-Lien Document or any Second-Lien Document;

(ii)                                  except as otherwise set forth in this Agreement, any change permitted hereunder in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations, Second-Lien Obligations or First-Lien Obligations, or any amendment or waiver or other modification permitted hereunder, whether by course of conduct or otherwise, of the terms of any ABL Document, any First-Lien Document or any Second-Lien Document;

(iii)                               except as otherwise set forth in this Agreement, any exchange of any security interest in any ABL Priority Collateral or any Term Loan Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations, First-Lien Obligations or Second-Lien Obligations;

(iv)                              the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(v)                                 any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the ABL Obligations, or of the First-Lien Security Agent, any First-Lien Secured Party, the Second-Lien Security Agent or any Second-Lien Secured Party in respect of this Agreement.

Section 6.  Cooperation with Respect to ABL Priority Collateral.

6.1                               Consent to License to Use Intellectual Property.  Each of the First-Lien Security Agent and the Second-Lien Security Agent (and any purchaser, assignee or transferee of assets as provided in Section 6.3) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Agent of a non-exclusive royalty-free license to use for a period not to exceed 120 days (commencing with the initiation of any enforcement of Liens by either the First-Lien Security Agent or the Second-Lien Security Agent (provided, in each case, that the ABL Agent has received notice thereof) or by the ABL Agent) any Patent, Trademark or proprietary information of such Grantor that is subject to a Lien held by either the First-Lien Security Agent or the Second-Lien Security Agent, respectively, (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the ABL Agent a non-exclusive royalty-free license to use for a period not to exceed 120 days (commencing with (x) the initiation of any enforcement of Liens by either the First-Lien Security Agent or the Second-Lien Security Agent (provided that the ABL Agent has received notice thereof) or by the ABL Agent or (y) the purchase, assignment or transfer, as the case may be) any Patent, Trademark or proprietary information that is subject to a Lien held by the First-Lien Security Agent or the Second-Lien Security Agent, respectively,

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(or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Agent upon any Inventory or other ABL Priority Collateral of any Grantor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner.  The 120 day license periods shall be tolled during the pendency of any Insolvency or Liquidation Proceeding of any Grantor pursuant to which the ABL Agent is effectively stayed from enforcing its rights and remedies with respect to the ABL Priority Collateral.

6.2                               Access to Information.  If either the First-Lien Security Agent or the Second-Lien Security Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the First-Lien Security Agent or the Second-Lien Security Agent), then upon the reasonable request of the ABL Agent and reasonable advance notice, the First-Lien Security Agent or Second-Lien Security Agent, as the case may be, will permit the ABL Agent or its representative to inspect and copy such documentation.

6.3                               Access to Property to Process and Sell Inventory.  (a)  (i)  If the ABL Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if either of the First-Lien Security Agent or the Second-Lien Security Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Term Loan Priority Collateral and the First-Lien Security Agent or the Second-Lien Term Security Agent, as the case may be (or a purchaser at a foreclosure sale conducted in foreclosure of any First-Lien Security Agent’s Liens or the Second-Lien Security Agent’s Liens) takes actual or constructive possession of Term Loan Priority Collateral of any Grantor (“Term Loan Priority Collateral Enforcement Actions”), then the First-Lien Secured Parties and the First-Lien Security Agent, or the Second-Lien Secured Parties and the Second-Lien Security Agent, as the case may be, shall (subject to, in the case of any Term Loan Priority Collateral Enforcement Action, a prior written request by the ABL Agent to the First-Lien Security Agent or the Second-Lien Security Agent, as the case may be, (the “Term Loan Priority Collateral Enforcement Action Notice”)) (x) cooperate with the ABL Agent (and with its officers, employees, representatives and agents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto), to enter upon and use the Term Loan Priority Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Term Loan Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 120 days thereafter and the date on which all ABL Priority Collateral (other than ABL Priority Collateral abandoned by the ABL Agent in writing) has been removed from the Term Loan Priority Collateral (such period, the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

(A)                               assembling and storing the ABL Priority Collateral and completing the

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processing of and turning into finished goods any ABL Priority Collateral consisting of work-in-process;

(B)                               selling any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C)                               removing and transporting any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral;

(D)                               otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral; and/or

(E)                                taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Secured Parties and/or the ABL Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of the First-Lien Security Agent or the Second-Lien Security Agent from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Agent and the ABL Secured Parties) to be bound by the provisions of this Section 6.  If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.

(ii)                                  During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated to repair at their expense any physical damage to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the First-Lien Secured Parties, the First-Lien Security Agent, the Second-Lien Secured Parties and/or to the Second-Lien Security Agent pursuant to this Section 6.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under this Section 6.3(a) and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Loan Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 6.3(a).  Without limiting the rights granted in this Section 6.3(a), the ABL Secured Parties and the ABL Agent shall cooperate with the First-Lien Secured Parties, the First-Lien Security Agent, the Second-Lien Secured Parties and/or the Second-Lien Security Agent in connection with any efforts made by the First-Lien Secured Parties, the First-Lien Security Agent, the Second-Lien Secured Parties and/or the Second-Lien Security Agent, as the case may be, to sell the Term Loan Priority Collateral.

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(b)                                 The ABL Secured Parties shall (i) use the Term Loan Priority Collateral in accordance with applicable law; (ii) obtain insurance for damage to property and liability to persons, including property and liability insurance, substantially similar to the insurance maintained by Grantors, naming each of the First-Lien Security Agent and the Second-Lien Security Agent as mortgagee, loss payee and additional insured, at no cost to the First-Lien Secured Parties, but only to the extent such insurance is not otherwise in effect; and (iii) indemnify each of the First-Lien Secured Parties and the Second-Lien Secured Parties from any claim, loss, damage, cost or liability arising out of any claim asserted by any third party as a result of any acts or omissions by the ABL Agent, or any of its agents or representatives, in connection with the exercise by the ABL Secured Parties of their rights of access set forth in this Section 6.3.  In no event shall any ABL Secured Party have any liability to the First-Lien Secured Parties or the Second-Lien Secured Parties pursuant to this Section 6.3(b) or otherwise as a result of any condition on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties of their access rights under this Section 6.3(b), and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by the ABL Secured Parties.

(c)                                  Each of the First-Lien Security Agent and the Second-Lien Security Agent (x) shall, at the request of the ABL Agent, provide reasonable cooperation to the ABL Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Agent as provided above and (y) shall be entitled to receive, from the ABL Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Agent.  Each of the First-Lien Security Agent and the Second-Lien Security Agent and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any First Priority Lien held by the ABL Agent or to provide any support, assistance or cooperation to the ABL Agent in respect thereof.

Section 7.  Application of Proceeds.

7.1                               Application of Proceeds in Distributions by the First-Lien Security Agent.

(a)                                 The First-Lien Security Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Term Loan Priority Collateral, and, after the Discharge of ABL Obligations, the proceeds of any collection, sale, foreclosure or other realization of any ABL Priority Collateral by First-Lien Security Agent, and, in each case the proceeds of any title insurance policy covering any Term Loan Priority Collateral (or, after the Discharge of ABL Obligations, any ABL Priority Collateral) required and actually obtained under any First-Lien Document, in the following order of application:

First, to the payment of all amounts payable under the First-Lien Documents on account of the First-Lien Security Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the First-Lien Security Agent or any co-trustee or agent of the First-Lien Security Agent in connection with any First-Lien Document;

Second, to the First-Lien Administrative Agent for application to the payment of all outstanding First-Lien Priority Obligations that are then due and payable in such order as may be provided in the First-Lien Documents in an amount sufficient to pay in full in cash all outstanding First-Lien Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the First-

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Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding);

Third, to the payment of all amounts payable under the Second-Lien Documents on account of the Second-Lien Security Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Second-Lien Security Agent or any co-trustee or agent of the Second-Lien Security Agent in connection with any Second-Lien Document;

Fourth, to the Second-Lien Administrative Agent for application to the payment of all outstanding Second-Lien Priority Obligations that are then due and payable in such order as may be provided in the Second-Lien Documents in an amount sufficient to pay in full in cash all outstanding Second-Lien Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Second-Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding);

Fifth, to the payment of all amounts payable under the ABL Documents on account of the ABL Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Agent or any co-trustee or agent of the ABL Agent in connection with any ABL Document;

Sixth, to the ABL Agent for application to the payment of all outstanding ABL Priority Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit and ABL Bank Product Obligations, if any, constituting ABL Priority Obligations);

Seventh, to the First-Lien Administrative Agent for application to the payment of all outstanding Excess First-Lien Obligations that are then due and payable in such order as may be provided in the First-Lien Documents in an amount sufficient to pay in full in cash all outstanding Excess First-Lien Obligations that are then due and payable;

Eighth, to the Second-Lien Administrative Agent for application to the payment of all outstanding Excess Second-Lien Obligations that are then due and payable in such order as may be provided in the First-Lien Documents in an amount sufficient to pay in full in cash all outstanding Excess Second-Lien Obligations that are then due and payable;

Ninth, to the ABL Agent for application to the payment of all outstanding Excess ABL Obligations that are then due and payable in such order as may be provided in the First-Lien Documents in an amount sufficient to pay in full in cash all outstanding Excess ABL Obligations that are then due and payable; and

Tenth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

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(b)                                 In connection with the application of proceeds pursuant to Section 7.1(a), except as otherwise directed by the “Required Lenders” under, and as defined in, the First-Lien Documents, the First-Lien Security Agent may sell any non-Cash Proceeds for cash prior to the application of the proceeds thereof.

(c)                                  If the First-Lien Security Agent or any First-Lien Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the ABL Obligations in accordance with Section 7.2(a) below, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such First-Lien Secured Party will forthwith deliver the same to the ABL Agent, for the account of the holders of the ABL Obligations, to be applied in accordance with Section 7.2(a).  Until so delivered, such proceeds will be held by that First-Lien Secured Party for the benefit of the holders of the ABL Obligations.

7.2                               Application of Proceeds in Distributions by the ABL Agent.

(a)                                 The ABL Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any ABL Priority Collateral and, after the Discharge of First-Lien Obligations and the Discharge of Second-Lien Obligations, the proceeds of any collection, sale, foreclosure or other realization of any Term Loan Priority Collateral by the ABL Agent, and the proceeds of any title insurance policy covering any ABL Priority Collateral (and, after the Discharge of First-Lien Obligations and the Discharge of Second-Lien Obligations, any title insurance policy covering any Term Loan Priority Collateral) required and actually obtained under any ABL Document permitted to be received by it, in the following order of application:

First, to the payment of all amounts payable under the ABL Documents on account of the ABL Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Agent or any co-trustee or agent of the ABL Agent in connection with any ABL Document;

Second, to the ABL Agent for application to the payment of all outstanding ABL Priority Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization of all outstanding letters of credit (at 105% of the aggregate undrawn amount) and ABL Bank Product Obligations (in such amount as the ABL Agent reasonably determines is necessary to secure the ABL Bank Product Obligations), if any, constituting ABL Priority Obligations);

Third, to the payment of all amounts payable under the First-Lien Documents on account of the First-Lien Security Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the First-Lien Security Agent or any co-trustee or agent of the First-Lien Security Agent in connection with any First-Lien Document;

Fourth, to the First-Lien Administrative Agent for application to the payment of all outstanding First-Lien Priority Obligations that are then due and payable in such order as may be provided in the First-Lien Documents in an amount sufficient to pay in full in cash all outstanding First-Lien Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation

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Proceeding at the rate, and including any applicable post-default rate, specified in the First-Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization);

Fifth, to the payment of all amounts payable under the Second-Lien Documents on account of the Second-Lien Security Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Second-Lien Security Agent or any co-trustee or agent of the Second-Lien Security Agent in connection with any Second-Lien Document;

Sixth, to the Second-Lien Administrative Agent for application to the payment of all outstanding Second-Lien Priority Obligations that are then due and payable in such order as may be provided in the Second-Lien Documents in an amount sufficient to pay in full in cash all outstanding Second-Lien Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Second-Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding);

Seventh, to the ABL Agent for application to the payment of all outstanding Excess ABL Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding Excess ABL Obligations that are then due and payable; and

Eighth, to the First-Lien Administrative Agent for application to the payment of all outstanding Excess First-Lien Obligations that are then due and payable in such order as may be provided in the First-Lien Documents in an amount sufficient to pay in full in cash all outstanding Excess First-Lien Obligations that are then due and payable;

Ninth, to the Second-Lien Administrative Agent for application to the payment of all outstanding Excess Second-Lien Obligations that are then due and payable in such order as may be provided in the Second-Lien Documents in an amount sufficient to pay in full in cash all outstanding Excess Second-Lien Obligations that are then due and payable;

Tenth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the other applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b)                                 In connection with the application of proceeds pursuant to Section 7.2(a), except as otherwise directed by the “Required Lenders” under, and as defined in, the ABL Documents, the ABL Agent may sell any non-Cash Proceeds for cash prior to the application of the proceeds thereof.

(c)                                  If the ABL Agent or any ABL Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the First-Lien Obligations in accordance with Section 7.1(a) above, or the Second-Lien Obligations in accordance with Section 7.3(a) below, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such ABL Secured Party will forthwith deliver the same to the First-Lien Security Agent or the Second-Lien Security Agent, as the case may be, for the account of the holders of the First-Lien Obligations or the Second-Lien Obligations, as the case may be, to be applied in accordance with Section 7.1(a) or Section 7.3(a), as the case may be.  Until so delivered, such proceeds will be held by that ABL Secured Party for the benefit of the holders of the First-Lien Obligations or the Second-Lien Obligations, as the case may be.

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7.3                               Application of Proceeds in Distributions by the Second-Lien Security Agent.

(a)                                 The Second-Lien Security Agent will, after the Discharge of First-Lien Obligations, apply the proceeds of any collection, sale, foreclosure or other realization upon any Term Loan Priority Collateral and, after the Discharge of ABL Obligations and the Discharge of First-Lien Obligations, the proceeds of any collection, sale, foreclosure or other realization of any ABL Priority Collateral by Second-Lien Security Agent, and, in each case the proceeds of any title insurance policy required and actually obtained under any Second-Lien Document, in the following order of application:

First, to the payment of all amounts payable under the Second-Lien Documents on account of the Second-Lien Security Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Second-Lien Security Agent or any co-trustee or agent of the Second-Lien Security Agent in connection with any Second-Lien Document;

Second, to the Second-Lien Administrative Agent for application to the payment of all outstanding Second-Lien Priority Obligations that are then due and payable in such order as may be provided in the Second-Lien Documents in an amount sufficient to pay in full in cash all outstanding Second-Lien Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Second-Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding);

Third, to the payment of all amounts payable under the ABL Documents on account of the ABL Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Agent or any co-trustee or agent of the ABL Agent in connection with any ABL Document;

Fourth, to the ABL Agent for application to the payment of all outstanding ABL Priority Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit and ABL Bank Product Obligations, if any, constituting ABL Priority Obligations);

Fifth, to the Second-Lien Administrative Agent for application to the payment of all outstanding Excess Second-Lien Obligations that are then due and payable in such order as may be provided in the Second-Lien Documents in an amount sufficient to pay in full in cash all outstanding Excess Second-Lien Obligations that are then due and payable;

Sixth, to the ABL Agent for application to the payment of all outstanding Excess ABL Obligations that are then due and payable in such order as may be provided in the Second-Lien Documents in an amount sufficient to pay in full in cash all outstanding Excess ABL Obligations that are then due and payable; and

Seventh, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

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(b)                                 In connection with the application of proceeds pursuant to Section 7.3(a), except as otherwise directed by the “Required Lenders” under, and as defined in, the Second-Lien Documents, the Second-Lien Security Agent may sell any non-Cash Proceeds for cash prior to the application of the proceeds thereof.

(c)                                  If the Second-Lien Security Agent or any Second-Lien Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the First-Lien Obligations in accordance with Section 7.1(a) or ABL Obligations in accordance with Section 7.2(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Second-Lien Secured Party will forthwith deliver the same to the First-Lien Security Agent, for the account of the holders of the First-Lien Obligations, or the ABL Agent, for the account of the holders of the ABL Obligations, to be applied in accordance with Section 7.1(a) or Section 7.2(a), as the case may be.  Until so delivered, such proceeds will be held by that Second-Lien Secured Party for the benefit of the holders of the First-Lien Obligations or the ABL Obligations, as the case may be.

7.4                               Mixed Collateral Proceeds.  Notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, in the event that proceeds of Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Collateral that involves a combination of ABL Priority Collateral and Term Loan Priority Collateral, the portion of such proceeds that shall be allocated as proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts which amount shall be equal to the face amount of such Accounts).  In addition, notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, to the extent proceeds of Collateral are proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Capital Stock of any of the Subsidiaries of Parent which is a Grantor or all or substantially all of the assets of any such Subsidiary, such proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts (as described in clause (i) of the definition of ABL Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) and the net book value of the Inventory owned by such Subsidiary at the time of such sale, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in the preceding clause (1), Term Loan Priority Collateral.

7.5                               Tracing of Proceeds in Deposit Accounts.  The First-Lien Security Agent, for itself and/or on behalf of the First-Lien Secured Parties and the Second-Lien Security Agent, for itself and/or on behalf of the Second-Lien Secured Parties, hereby agree that all funds deposited under a Deposit Account (other than an Asset Sale Proceeds Account) and then applied to the ABL Obligations will be treated as ABL Priority Collateral, unless prior to the application of such funds, the ABL Agent has actual knowledge, or any First-Lien Agent, Second-Lien Agent or any Grantor has delivered written notice to the ABL Agent indicating, that any such funds are the identifiable Proceeds of Term Priority Collateral that have been deposited under such Deposit Agreements.

Section 8.  Miscellaneous.

8.1                               Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the First-Lien Documents, the Second-Lien Documents or the ABL Documents, the provisions of this Agreement shall govern and control, except with respect to the scope of the assets included in the respective “granting clauses” in the various First-Lien Security Documents, Second-Lien Security Documents and ABL Security Documents.  Each Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provision of its respective First-

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Lien Document, or Second-Lien Document or ABL Document.

8.2                               Effectiveness; Continuing Nature of this Agreement; Amendment and Restatement; Severability.  (a) This Agreement shall become effective when executed and delivered by the parties hereto.  Each Security Agent, on behalf of itself and the applicable Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

(b)                                 This Agreement amends and restates, replaces and supersedes the Prior Intercreditor Agreement in its entirety.  This Agreement is the “Intercreditor Agreement”, as such term is used in the ABL Documents, in the First-Lien Documents and in the Second-Lien Documents.

(c)                                  This Agreement shall terminate and be of no further force and effect:

(i)                                     with respect to the ABL Agent, the ABL Secured Parties and the ABL Obligations, upon the Discharge of ABL Obligations, subject to the rights of the ABL Secured Parties under Section 8.17;

(ii)                                  with respect to the First-Lien Security Agent, the First-Lien Secured Parties and the First-Lien Obligations, upon the Discharge of First-Lien Obligations, subject to the rights of the First-Lien Secured Parties under Section 8.17; and

(iii)                               with respect to the Second-Lien Security Agent, the Second-Lien Secured Parties and the Second-Lien Obligations, upon the Discharge of Second-Lien Obligations, subject to the rights of the Second-Lien Secured Parties under Section 8.17.

8.3                               Amendments; Waivers.  (a)  No amendment, modification or waiver of any of the provisions of this Agreement by any Security Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent; provided that additional Grantors may acknowledge this Agreement in accordance with the provisions of Section 8.16; provided, further that each of the ABL Agent, the First-Lien Agent and the Second-Lien Agent and the Security Agents shall be obligated to enter into amendments and modifications to this Agreement on their own behalf and on behalf of their respective Secured Parties to the extent requested by the Company in accordance with Section 8.3(b) below.  Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Company or any other Grantor shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes any amendment to the Grantors’ ability to cause additional obligations to constitute First-Lien Obligations, Second-Lien Obligations or ABL Obligations as the Company and/or any other Grantor may designate).

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(b)                                 It is understood and agreed that the ABL Agent, the First-Lien Security Agent, the Second-Lien Security Agent, the First-Lien Agent and the Second-Lien Agent, without the consent of any other ABL Secured Party, First-Lien Secured Party or Second-Lien Secured Party, shall, upon request of the Company, enter into a supplemental agreement (which may take the form of an amendment or amendment and restatement of this Agreement) within 10 business days of such request (or such shorter or longer period as reasonably agreed to by the Security Agents and the Company) (i) to have additional indebtedness or other obligations of any of the Grantors incorporated herein as ABL Obligations, First-Lien Obligations or Second-Lien Obligations, as the case may be, under this Agreement, (ii) to give effect to any amendments contemplated by Sections 3.4(h)(i), 3.4(i)(i) or 4.4(h)(i) in connection with a Permitted Refinancing of First-Lien Obligations, Second-Lien Obligations and ABL Obligations, respectively or (iii) to effectuate the priority of the Liens permitted pursuant to clauses (a), (q) and (r) of the definition of “Permitted Liens” in the ABL Credit Agreement (or any Permitted Refinancing thereof), Sections 9.01(d), (t), (u) or (v) of the First-Lien Credit Agreement (or any Permitted Refinancing thereof) or Sections 9.01(d), (t), (u) or (v) of the Second-Lien Credit Agreement (or any Permitted Refinancing thereof) (including allowing the Additional Debt secured by such Liens to share in the benefits of this Agreement on a basis consistent with the existing First-Lien Obligations (to the extent such Additional Debt is intended to consist of First-Lien Obligations), the existing Second-Lien Obligations (to the extent such Additional Debt is intended to consist of Second-Lien Obligations), or the existing ABL Obligations (to the extent such Additional Debt is intended to consist of ABL Obligations), in relation to (x) the Liens on the Term Loan Priority Collateral securing the ABL Obligations,  the First-Lien Obligations and Second-Lien Obligations and (y) the Liens on the ABL Priority Collateral securing ABL Obligations, the First-Lien Obligations and Second-Lien Obligations (the indebtedness or other obligations described in clauses (i) and (iii), “Additional Debt”), which supplemental agreement shall specify whether such Additional Debt constitutes ABL Obligations, First-Lien Obligations or Second-Lien Obligations; provided that such Additional Debt is permitted to be incurred under the each of the ABL Credit Agreement, the First-Lien Credit Agreement and the Second-Lien Credit Agreement then extant in accordance with the terms thereof, and each of the ABL Agent, the First-Lien Security Agent and the Second-Lien Security Agent (and the First-Lien Agent and the Second-Lien Agent)  shall execute and deliver such supplemental agreement at the other’s request (or upon the request of the Company) and such supplemental agreement may contain additional intercreditor terms applicable solely to the holders of such Additional Debt and the holders of the relevant obligations hereunder, which are intended to share priority in the Collateral on a pari passu basis with such Additional Debt.

8.4                               Information Concerning Financial Condition of the Company and its Subsidiaries.  The First-Lien Security Agent and the First-Lien Secured Parties, the Second-Lien Security Agent and the Second-Lien Secured Parties, and the ABL Agent and the ABL Secured Parties, shall each separately be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First-Lien Obligations, the Second-Lien Obligations or the ABL Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the First-Lien Obligations or the Second-Lien Obligations.  No Security Agent or its respective Secured Parties shall have any duty to advise any other Security Agent or that other Security Agent’s respective Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that any of the First-Lien Security Agent or any of the First-Lien Secured Parties, the Second-Lien Security Agent or any of the Second-Lien Secured Parties, or the ABL Agent or any of the ABL Secured Parties, respectively, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party hereto, it or they shall be under no obligation (w) to make, and such informing party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to

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maintain confidential or is otherwise required to maintain confidential.

8.5                               Submission to Jurisdiction; Waivers.  (a)  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, BOROUGH OF MANHATTAN.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.6; AND (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)                                 EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.5(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.6                               Notices.  All notices to the ABL Secured Parties, the First-Lien Secured Parties and the Second-Lien Secured Parties permitted or required under this Agreement shall also be sent to the ABL Agent, the First-Lien Security Agent and the Second-Lien Security Agent, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

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8.7                               Further Assurances.  The First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and each Grantor, agrees that each of them shall take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested) as the First-Lien Security Agent, the Second-Lien Security Agent or the ABL Agent (or in the circumstances set forth in Section 8.3, the Company) may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement (including with respect to Additional Debt).

8.8                               APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.9                               Binding on Successors and Assigns.  This Agreement shall be binding upon the parties hereto, the First-Lien Secured Parties, the Second-Lien Secured Parties, the ABL Secured Parties and their respective successors and assigns.

8.10                        Specific Performance.  Each of the First-Lien Security Agent, the Second-Lien Security Agent and the ABL Agent may demand specific performance of this Agreement.  The First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First-Lien Security Agent, the Second-Lien Security Agent or the ABL Agent, as the case may be.

8.11                        Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.12                        Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as the case may be.

8.13                        Authorization; No Conflict.  Each of the parties hereto represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

8.14                        No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of the First-Lien Secured Parties, the Second-Lien Secured Parties, the ABL Secured Parties and each of their respective successors and assigns.  No other Person shall have or be entitled to assert rights or benefits hereunder other than the specific rights of the Grantors under Section 8.3.

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8.15                        Provisions Solely to Define Relative Rights.  (a)  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights and remedies of the First-Lien Secured Parties, the Second-Lien Secured Parties and the ABL Secured Parties, respectively.  None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder (except as provided in Section 8.3).  Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First-Lien Obligations, the Second-Lien Obligations and the ABL Obligations as and when the same shall become due and payable in accordance with their terms.

(b)                                 Nothing in this Agreement shall relieve the Company or any other Grantor from the performance of any term, covenant, condition or agreement on the Company’s or such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Security Agent to perform or observe any such term, covenant, condition or agreement on the Company’s or such other Grantor’s part to be so performed or observed or impose any liability on any Security Agent for any act or omission on the part of the Company or such other Grantor relative thereto or for any breach of any representation or warranty on the part of the Company or such other Grantor contained in this Agreement or any ABL Document, any First-Lien Document or any Second-Lien Document, or in respect of the Collateral pledged by it.  The obligations of the Company and each other Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of the Company’s or such other Grantor’s other obligations hereunder.

(c)                                  Each of the Security Agents acknowledges and agrees that it has not made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any First-Lien Document or any Second-Lien Document.  Except as otherwise provided in this Agreement, each of the Security Agents and the Administrative Agents will be entitled to manage and supervise their respective extensions of credit to the Company or any of its Subsidiaries in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.16                        Additional Grantors.  The Company will cause each Person that becomes a Grantor or is a Wholly-Owned Subsidiary which is a Domestic Subsidiary (other than an Excluded Subsidiary) required by any First-Lien Document, any Second-Lien Document or any ABL Document to acknowledge this Agreement by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement Acknowledgement in substantially the form attached hereto as Exhibit B, whereupon such Person will be deemed to have acknowledged and consented to the terms hereof to the same extent as if it had executed and delivered an Intercreditor Agreement Acknowledgement as of the date hereof.  The Company shall promptly provide each Security Agent with a copy of an Intercreditor Agreement Acknowledgement executed and delivered pursuant to this Section 8.16.

8.17                        Avoidance Issues.  If any ABL Secured Party, First-Lien Secured Party or Second-Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount (a “Recovery”), then such ABL Secured Party, First-Lien Secured Party or Second-Lien Secured Party, as the case may be, shall be entitled to a reinstatement of ABL Obligations, First-Lien Obligations or Second-Lien Obligations, as the case may be, with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. To the extent the ABL Debt Cap was decreased in connection with such payment of the ABL Obligations, the ABL Debt Cap shall be increased to such extent; to the extent the First-Lien Debt Cap was decreased in connection with such payment of the First-

96

Lien Obligations, the First-Lien Debt Cap shall be increased to such extent; and to the extent the Second-Lien Debt Cap was decreased in connection with such payment of the Second-Lien Obligations, the Second-Lien Debt Cap shall be increased to such extent.

8.18                        Subrogation.  (a)  Subject to the Discharge of First-Lien Obligations, with respect to the value of any payments or distributions in cash, property or other assets that (i) the ABL Secured Parties or ABL Agent pay over to the First-Lien Security Agent or any of the other First-Lien Secured Parties under the terms of this Agreement with respect to any Term Loan Priority Collateral, the ABL Secured Parties and the ABL Agent shall be subrogated to the rights of the First-Lien Security Agent and such other First-Lien Secured Parties following the Discharge of Second-Lien Obligations, (ii) the Second-Lien Secured Parties or Second-Lien Security Agent pay over to the First-Lien Security Agent or any of the other First-Lien Secured Parties under the terms of this Agreement with respect to any Term Loan Priority Collateral, the Second-Lien Secured Parties and the Second-Lien Security Agent shall be subrogated to the rights of the First-Lien Security Agent and such other First-Lien Secured Parties and (iii) the Second-Lien Secured Parties or Second-Lien Security Agent pay over to the First-Lien Security Agent or any of the other First-Lien Secured Parties under the terms of this Agreement with respect to the ABL Priority Collateral, the Second-Lien Secured Parties and the Second-Lien Security Agent shall be subrogated to the rights of the First-Lien Security Agent and the other First-Lien Secured Parties; provided that, each of the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Lien Obligations has occurred.  Each of the Company and each other Grantor acknowledges and agrees that, the value of any payments or distributions in cash, property or other assets received by the ABL Agent, any other ABL Secured Parties, the Second-Lien Security Agent or any other Second-Lien Secured Parties and paid over to the First-Lien Security Agent or the other First-Lien Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the First-Lien Obligations owed by the Company or any other Grantor under the First-Lien Documents.

(b)                                 Subject to the Discharge of Second-Lien Obligations, with respect to the value of any payments or distributions in cash, property or other assets that the ABL Secured Parties or ABL Agent pay over to the Second-Lien Security Agent or any of the other Second-Lien Secured Parties under the terms of this Agreement with respect to any Term Loan Priority Collateral, the ABL Secured Parties and the ABL Agent shall be subrogated to the rights of the Second-Lien Security Agent and such other Second-Lien Secured Parties; provided that, the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Second-Lien Obligations has occurred.  Each of the Company and each other Grantor acknowledges and agrees that, the value of any payments or distributions in cash, property or other assets received by the ABL Agent or the other ABL Secured Parties and paid over to the Second-Lien Security Agent or the other Second-Lien Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Second-Lien Obligations owed by the Company or any other Grantor under the Second-Lien Documents (but rather shall reduce the ABL Obligations).

(c)                                  Subject to the Discharge of ABL Obligations, with respect to the value of any payments or distributions in cash, property or other assets that (i) the First-Lien Secured Parties or First-Lien Security Agent pay over to the ABL Agent or any of the other ABL Secured Parties under the terms of this Agreement with respect to the ABL Priority Collateral, the First-Lien Secured Parties and the First-Lien Security Agent shall be subrogated to the rights of the ABL Agent and the other ABL Secured Parties and (ii) the Second-Lien Secured Parties or Second-Lien Security Agent pay over to the ABL Agent or any of the other ABL Secured Parties under the terms of this Agreement with respect to the

97

ABL Priority Collateral, the Second-Lien Secured Parties and the Second-Lien Security Agent shall be subrogated to the rights of the ABL Agent and the other ABL Secured Parties following the Discharge of First-Lien Obligations; provided that each of the First-Lien Security Agent, on behalf of itself and the First-Lien Secured Parties, and the Second-Lien Security Agent, on behalf of itself and the Second-Lien Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Obligations has occurred.  Each of the Company and each other Grantor acknowledges and agrees that, the value of any payments or distributions in cash, property or other assets received by the First-Lien Security Agent, any other First-Lien Secured Parties, the Second-Lien Security Agent or any other Second-Lien Secured Parties and paid over to the ABL Agent or the other ABL Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the ABL Obligations owed by the Company or any other Grantor under the ABL Documents, as the case may be (but rather shall relieve or reduce the First-Lien Obligations or Second-Lien Obligations, as applicable).

8.19                        Effectiveness in Insolvency or Liquidation Proceedings.  This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof.  The relative rights of the Secured Parties in or to any distributions from or in respect of any Collateral or proceeds of any Collateral, shall continue after the commencement of any Insolvency or Liquidation Proceeding.  Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this [Second] Amended and Restated Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

Address:	WELLS FARGO CAPITAL FINANCE, LLC,
as ABL Agent
Wells Fargo Capital Finance, LLC
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404	By:
Attn: Loan Portfolio Manager	Name:
Fax No.: (866) 350-1924	Title:

Address:	MORGAN STANLEY SENIOR FUNDING, INC.,
as First-Lien Administrative Agent and as First-Lien Security Agent
Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, New York 10036
Attention: Agency Team	By:
Telecopier No.: (212) 507-6680	Name:
Telephone: (917) 260-0588	Title:

Address:	[ ],
as Second-Lien Administrative Agent and as Second-Lien Security Agent
[ ]
[ ]
[ ]	By:
[ ]		Name:
[ ]		Title:

By:
Name:
Title:

ACKNOWLEDGMENT OF
[SECOND] AMENDED AND RESTATED INTERCREDITOR AGREEMENT

Each Grantor hereby acknowledges that it has received a copy of this Agreement, as in effect on the date first written above, and each such Grantor hereby (i) consents thereto, (ii) agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the First-Lien Agents, the Second-Lien Agents, the First-Lien Secured Parties and the Second-Lien Secured Parties, (iii) waives the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of this Agreement, (iv) acknowledges and agrees that no First-Lien Agent, Second-Lien Agent, holder of First-Lien Obligations or holder of Second-Lien Obligations shall ever be accountable or liable for any actions taken or omitted by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns, (v) acknowledges and agrees that no First-Lien Agent, ABL Agent, holder of First-Lien Obligations or holder of ABL Obligations shall ever be accountable or liable for any actions taken or omitted by any Second-Lien Agent or any Second-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any Second-Lien Agent or any Second-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by any Second-Lien Agent or its officers, employees, agents, successors or assigns, (vi) acknowledges and agrees that no Second-Lien Agent, ABL Agent, holder of Second-Lien Obligations or holder of ABL Obligations shall ever be accountable or liable for any actions taken or omitted by any First-Lien Agent or any First-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any First-Lien Agent or any First-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by any First-Lien Agent or its officers, employees, agents, successors or assigns, and (vii) agrees that it will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof.  Each Grantor further acknowledges and agrees that, other than as provided in Section 8.3 of this Agreement (pursuant to Section 8.15(a) of this Agreement), it is not an intended beneficiary or third party beneficiary under this Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Acknowledgement to be executed by their respective officers or representatives as of [                  ].

ADVANCEPIERRE FOODS, INC.,
as a Grantor

By:
Name:
Title:

ADVANCEPIERRE FOODS HOLDINGS, INC.,
as a Grantor

By:
Name:
Title:

PIERRE HOLDCO, INC.,
as Grantor

By:
Name:
Title:

[OTHER GRANTORS],
as a Grantor

By:
Name:
Title:

EXHIBIT A
to Intercreditor Agreement

FORM OF
INTERCREDITOR AGREEMENT JOINDER

The undersigned,                      , a                , hereby agrees to become party as [an ABL Agent][a First-Lien Security Agent][a Second-Lien Security Agent] under the [Second] Amended and Restated Intercreditor Agreement, dated as of [           ] (as amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time, the “Intercreditor Agreement”), made by and among Wells Fargo Capital Finance, LLC (in its individual capacity, and any successor thereto by merger, consolidation or otherwise, “WFCF”), as ABL Agent, Morgan Stanley Senior Funding, Inc., as First-Lien Administrative Agent and as First-Lien Security Agent, and [             ], as Second-Lien Administrative Agent and as Second-Lien Security Agent, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation (“Parent”), Pierre Holdco, Inc. a Delaware corporation (“Holdings”), AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and certain other Grantors (as defined therein), as such Intercreditor Agreement may be in effect from time to time for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

The provisions of Section 6 of the Intercreditor Agreement will apply with like effect to this Intercreditor Agreement Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of                    , 20    .

[ ]

By:
Name:
Title:

EXHIBIT B
to Intercreditor Agreement

FORM OF ACKNOWLEDGMENT OF
[SECOND] AMENDED AND RESTATED INTERCREDITOR AGREEMENT

The undersigned,                      , a                 (“Grantor”), hereby acknowledges that it has received a copy of the [Second] Amended and Restated Intercreditor Agreement, dated as of [      ] (as amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time, the “Intercreditor Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Intercreditor Agreement), made by and among Wells Fargo Capital Finance, LLC (in its individual capacity, and any successor thereto by merger, consolidation or otherwise, “WFCF”), as ABL Agent, Morgan Stanley Senior Funding, Inc., as First-Lien Administrative Agent and as First-Lien Security Agent, and [           ], as Second-Lien Administrative Agent and as Second-Lien Security Agent, and acknowledged by AdvancePierre Foods Holdings, Inc., a Delaware corporation (“Parent”), Pierre Holdco, Inc. a Delaware corporation (“Holdings”), AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and certain other Grantors.  Grantor hereby (i) consents to the Intercreditor Agreement, (ii) agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the First-Lien Agents, the First-Lien Secured Parties, the Second-Lien Agents, and the Second-Lien Secured Parties, (iii) waives the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of the Intercreditor Agreement, (iv) acknowledges and agrees that no First-Lien Agent, Second-Lien Agent, holder of First-Lien Obligations or holder of Second-Lien Obligations shall ever be accountable or liable for any actions taken or omitted by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns, (v) acknowledges and agrees that no First-Lien Agent, ABL Agent, holder of First-Lien Obligations or holder of ABL Obligations shall ever be accountable or liable for any actions taken or omitted by any Second-Lien Agent or any Second-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any Second-Lien Agent or any Second-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by any Second-Lien Agent or its officers, employees, agents, successors or assigns, (vi) acknowledges and agrees that no Second-Lien Agent, ABL Agent, holder of Second-Lien Obligations or holder of ABL Obligations shall ever be accountable or liable for any actions taken or omitted by any First-Lien Agent or any First-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any First-Lien Agent or any First-Lien Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by any First-Lien Agent or its officers, employees, agents, successors or assigns, and (vii) agrees that it will not do any act or perform any obligation which is not in accordance with the agreements set forth in the Intercreditor Agreement as in effect on the date hereof.  Grantor further acknowledges and agrees that, other than as provided in Section 8.3 of the Intercreditor Agreement (pursuant to Section 8.15(a) of the Intercreditor Agreement), it is not an intended beneficiary or third party beneficiary under the Intercreditor Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Acknowledgement to be executed by their respective officers or representatives as of                    , 20    .

[ ]

By:
Name:
Title:

EXHIBIT L

AUCTION PROCEDURES

This Exhibit L is intended to summarize certain basic terms of the modified Dutch auction procedures to be utilized in connection with Section 2.15 of the Term Loan Credit Agreement dated as of June 2, 2016, among AdvancePierre Foods Holdings, Inc., Pierre Holdco, Inc., AdvancePierre Foods, Inc., the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time, the “First-Lien Credit Agreement”), of which this Exhibit L is a part. It is not intended to be a definitive list of all of the terms and conditions of a modified Dutch auction and all such terms and conditions shall be set forth in the applicable offering document (the “Offer Document”). None of the Administrative Agent, the Auction Manager or any of their respective Affiliates, or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its Affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any Offer Document as to whether or not any Lender should sell Loans and/or Incremental Loans, as the case may be, to each of Parent, Holdings, the Borrower, the Restricted Subsidiaries of the Borrower, the Sponsor, any Sponsor Debt Fund, the Advance Shareholders, the other holders of Equity Interests of Holdings as at the Effective Date or any of their respective Affiliates (collectively, the “Affiliated Persons” and each an “Affiliated Person”) pursuant to any Offer Documents, nor shall the decision by the Administrative Agent in its respective capacity as a Lender to sell any of its Loans and/or Incremental Loans to any of the respective Affiliated Persons be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Loans and/or Incremental Loans, as the case may be, and, if it decides to do so, the principal amount of and price to be sought for such Loans and/or Incremental Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant Offer documents. The Affiliated Persons and any Sponsor Debt Fund may tender Return Bids (as defined below) and participate in Auctions on the same terms and conditions set forth in this Exhibit N and the applicable Offer documents, and such participation may not be deemed a recommendation to any Lender to submit a Return Bid or to take part in this or any other Auction. Capitalized terms not otherwise defined in this Exhibit L have the meanings assigned to them in the Term Loan Credit Agreement.

Summary. The Affiliated Persons may conduct modified Dutch auctions in order to purchase Loans and/or Incremental Loans (each, an “Auction”). The aggregate principal amount (calculated on the face amount thereof) of all Loans or Incremental Loans so purchased by Parent, Holdings, the Borrower or its Restricted Subsidiaries (collectively, the “Affiliated Borrower Lenders” and each an “Affiliated Borrower Lender”) shall automatically be cancelled and retired by such Affiliated Borrower Lender, on the settlement date of the relevant purchase (and may not be resold). No Affiliated Person other than a Sponsor Debt Fund shall be permitted to hold an aggregate principal amount of outstanding Loans and Incremental Loans that represents more than 25% of the aggregate principal amount of all outstanding Loans and Incremental Loans, calculated as of the date of such purchase (excluding any amounts subject to cancellation pursuant to the first sentence of this paragraph) (the “Maximum Permitted Affiliated Holding”).

Notice Procedures. In connection with each Auction, the applicable Affiliated Persons will provide notification to the Auction Manager for distribution to the Lenders of the Loans and/or Incremental Loans that will be the subject of such Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Loans and/or Incremental Loans that the Affiliated Person is willing to purchase in such Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess of thereof; (ii) the range of discounts to par

1

(the “Discount Range”), at which the Affiliated Person would be willing to purchase Loans and/or Incremental Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time (the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Affiliated Persons to the Auction Manager not less than 24 hours before the Expiration Time; provided, however, that only one extension per Return Bid shall be permitted (unless otherwise agreed by the Auction Manager). An Auction shall be regarded as a “failed auction” in the event that either (x) the Affiliated Persons withdraw such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. Notwithstanding anything to the contrary contained herein, the Affiliated Persons shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

Reply Procedures. In connection with any Auction, each Lender wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective Offer Documents (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) of Loans and/or Incremental Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Loans and/or Incremental Loans, in an amount not less than US$1,000,000 or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Loans and/or Incremental Loans held by such Lender. The Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance agreement in the form included in the Offer Documents (each, an “Auction Assignment and Acceptance”). The Affiliated Persons will not have any obligation to purchase any Loans or Affiliated Loans at a price outside of the applicable Discount Range, nor will any Return Bids tendered outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price or satisfaction of the Maximum Permitted Auction Amount.

Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Affiliated Persons, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Affiliated Persons to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Loans and/or Incremental Loans for which the Affiliated Persons has received Return Bids within the Discount Range); provided that the aggregate principal amount of Loans and/or Incremental Loans purchased by the Affiliated Persons shall not exceed the Maximum Permitted Affiliated Holding. The Affiliated Persons shall purchase Loans and/or Incremental Loans from each Lender whose Return Bid contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amount of Loans and/or Incremental Loans included in Return Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Loans and/or Incremental Loans of such Lender offered in Qualifying Bids with Reply Prices lower than the Applicable Threshold Price shall also be purchased at the applicable Reply Price and shall not be subject to proration. All Loans and/or Incremental Loans offered in Return Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if (a) the aggregate principal amount of all

2

Loans and/or Incremental Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Loans and/or Incremental Loans purchased below the Applicable Threshold Price), or (b) the aggregate principal amount of Loans and/or Incremental Loans purchased pursuant to such Auction, together with all previous Auctions, would exceed the Maximum Permitted Affiliated Holding, the Affiliated Persons shall purchase the Loans and/or Incremental Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the lower of (x) the amount necessary to complete the purchase of the Auction Amount and (y) the highest amount that would not cause the Affiliated Persons to exceed the Maximum Permitted Affiliated Holding. No Return Bids will be accepted above the Applicable Threshold Price. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto the Platform by 4:00 p.m. New York time on the same business day as the date the Return Bids were due. The Auction Manager will insert the amount of Loans and/or Incremental Loans to be assigned and the applicable settlement date onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. The Auction Manager will promptly destroy any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Affiliated Persons may not withdraw an Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may be terminated by the applicable Affiliated Persons if the conditions to the purchase of Loans and/or Incremental Loans by the Affiliated Persons required by the terms and conditions of Section 2.15 of the Term Loan Credit Agreement are not met. The purchase price in respect of each Qualifying Bid shall be paid directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Affiliated Persons (which shall be no later than thirty (30) days after the date Return Bids are due).

All questions as to the form of documents and validity and eligibility of Loans and/or Incremental Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Affiliated Persons, and its determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Documents, in consultation with the Affiliated Persons, will be final and binding.

This Exhibit L shall not require the Affiliated Persons to undertake any Auction.

3